MAA, LLC	James M. Gallagher Sole Member c/o Pine Brook Associates Llc 16 Lancaster Avenue Pine Brook, New Jersey 07058 Telephone: (973) 882-8108 Facsimile: (973) 882-3778 shaemus@optonline.net

July 2, 2010

[INVESTOR NAME AND ADDRESS]

RE:	Refco Public Commodity Pool, L.P. f/k/a S&P Managed Futures Index Fund, LP (the “Fund”)

As you may be aware, the Fund is in a liquidation proceeding before the Delaware Court of Chancery (Case Number CA No. 2451-VCS) (the “Delaware Proceeding”).  MAA, LLC acts as liquidating trustee (the “Liquidating Trustee”) for the Fund.  On June 21, 2010, RCP TenderCo LLC, Contrarian Funds, L.L.C., Contrarian Capital Management, L.L.C. and Jon R. Bauer (together, the “Offerors”) commenced an unsolicited tender offer seeking to purchase all units in the Fund at a price of $120 per unit (the “Offer”).  You may have recently received materials from the Offerors (the “Offer Materials”) about the Offer and may also have seen that information on a Schedule TO the Offerors filed with the Securities and Exchange Commission (the “SEC”) on June 21, 2010.

In accordance with the rules of the Securities and Exchange Commission, the Fund is required to make a recommendation regarding whether unit-holders should accept or reject the Offer or to state that the Liquidating Trustee is neutral with respect to the Offer.  The Liquidating Trustee is neutral and neither supports nor opposes the Offer, primarily because the Liquidating Trustee has no reliable indicator of the fair value of the units.  As discussed further below, the timing and amount of any distributions the Fund may receive in respect of its principal asset is unknown.  The Liquidating Trustee acknowledges that the Offer may be the first material opportunity for unit-holders to liquidate their holdings in the Fund since the Liquidating Trustee’s appointment in November 2006 and it may be a substantial period of time before unit-holders have another opportunity to liquidate their holdings in the Fund.  However, the Offer is at a price that is materially below the last calculated net asset value for the Fund.  Regardless of when the Fund’s principal asset is liquidated, the Liquidating Trustee believes that it is likely that the ultimate recovery will be less than the Fund’s last calculated net asset value; however, it is not possible at this time to determine the amount or timing of any recovery or to determine whether the present value of future distributions payable by the Fund to unit-holders may be more or less than the price being offered by the Offerors.  Also, the Liquidating Trustee is not aware of any recent purchases or sales of units that could indicate a fair market price for the units.  Accordingly, the Liquidating Trustee is unable to determine if the price offered by the Offerors is fair to unit-holders.

To assist unit-holders in making their determination to accept or reject the Offer, the Liquidating Trustee attaches the following exhibits to this letter:

Exhibit A –	Copies of all periodic reports the Liquidating Trustee has filed with the Delaware Chancery Court in the Delaware Proceeding.

Exhibit B –	A copy of the most recent Liquidation Issues (undefined capitalized terms are defined below) issued by the JOLs in the SPhinX Group liquidation.

In addition to this letter and the attached exhibits, the Liquidating Trustee encourages unit-holders to consult the website maintained by the JOLs for the SPhinX Group in deciding whether to accept the Offer.  The website is: www.sphinxfunds.com.

The Liquidating Trustee believes that the most material issues for unit-holders to assess in considering the Offer include the following:

●
The offer price of $120 per unit represents a price equal to approximately 15% of net asset value as of December 31, 2005, which is the last date as of which the Fund reported its net asset value.  According to the Fund’s records, which have not been audited since the Liquidating Trustee was appointed, the net asset values at December 31, 2005 of the Fund’s units were as follows:

Class 1 – $810.66 per Class 1 unit
Class 1-O – $807.12 per Class 1-O unit
Class 2 – $838.16 per Class 2 unit

The offer price of $120 per unit therefore represents a price of approximately 15% of the December 31, 2005 reported net asset values.

●
The Fund’s principal asset is its claims against and interests in SPhinX Managed Futures Fund, SPC (“SMFF”), which is in official liquidation in the Cayman Islands.  SMFF’s liquidation is being conducted together with the liquidation of certain affiliated entities collectively known as the “SPhinX Group.”  Kenneth Krys and Margot McGinnis of Krys & Associates in the Cayman Islands are the appointed joint official liquidators (the “JOLs”) for the SPhinX Group.  The JOLs maintain the www.sphinxfunds.com website referenced above.

●
Unit-holders’ recoveries in the Fund’s liquidation will depend on the Fund’s recoveries from the SMFF and the SPhinX Group liquidations.  Other than its claims against and interests in SMFF, the Fund has no other material assets.  As of the date of this letter, the Liquidating Trustee holds approximately $65,000 in cash and believes that this cash is the only other asset of the Fund.  The claims of creditors against the Fund materially exceed the current cash held by the Fund.  These creditors are principally third party service providers, such as the

2

Liquidating Trustee, legal counsel to the Fund, the Fund’s administrator, and others. These creditors must be paid in full before the Liquidating Trustee will make distributions to unit-holders.

●
The SPhinX Group has substantial assets. In the JOLs’ most recent quarterly report, they reported that the SPhinX Group holds (as of March 31, 2010) approximately US$525 million in assets.  Substantially all of these assets are held in cash.  The allocation and distribution of these proceeds, however, has been significantly impacted by various issues arising in the SPhinX Group liquidation, as further described below.

●
The Fund’s recovery from SMFF will depend upon the outcome of a number of novel issues currently in litigation before the Grand Court of the Cayman Islands (“Grand Court”).  The current issues that the JOLs believe must be resolved in the SPhinX Group liquidations are set forth in Exhibit B to this letter.  These issues are collectively referred to as the “Liquidation Issues” in this letter.  Although each of the Liquidation Issues may potentially affect distributions to the Fund, the Liquidating Trustee believes that the Liquidation Issues which will have the largest impact on the Fund’s recovery from SMFF are the following:

■
Whether the “S shares” which were issued to the Fund in late 2005 or early 2006 were validly issued.  The Fund sought to redeem its entire holdings in SMFF in late 2005.  Instead of honoring the redemption request in cash, SMFF issued “special situation shares” (also known as “S shares”) to the Fund (as well as others that sought to make redemptions as approximately the same time).  If the Grand Court determines that the S shares were validly issued, the Fund’s recovery may be limited to a subset of SMFF’s overall assets.  The JOLs have taken the position that they believe the S shares were not validly issued.

■
If the S shares were not validly issued, whether holders of S shares (such as the Fund) should be treated as redeemed creditors or non-redeeming investors.  The Liquidating Trustee understands that, under Cayman Islands law, investors who have issued a valid redemption request are treated as creditors of the liquidating company as at the following redemption day, entitled to be paid in full prior any distribution being made to investors.  There is a question in the SPhinX Group liquidation about whether, if the S shares were not validly issued, the holders of S shares should be treated as redeemed creditors (and therefore entitled to a priority over non-redeeming investors) or should be treated as non-redeeming investors (in which case the holders of S shares would be entitled to a ratable distribution with other non-redeeming investors, subject to there being assets remaining in the estate once all creditors have been paid).  The JOLs have taken the position that they believe holders of S shares (such as the Fund) should be treated as redeemed creditors.

3

■
Whether the assets and liabilities of SMFF should be consolidated with the assets and liabilities of other entities within the SPhinX Group.  The JOLs have reported that there was substantial commingling of the assets of the various entities that comprise the SPhinX Group, including SMFF.  This commingling presents an issue in the SPhinX Group liquidation regarding whether and to what extent the corporate separateness of various entities in the SPhinX Group should be disregarded and the claims and assets of one or more entities should be pooled.  The Liquidating Trustee believes that the Fund’s recoveries would be improved if the assets and liabilities of SMFF were pooled with one or more other entities in the SPhinX Group.  The JOLs have not publicly stated a position regarding whether they believe that pooling is appropriate.  The JOLs have indicated that they will release a report on this issue by August 15, 2010.

●
If the Liquidation Issues are not resolved by means of a compromise, the litigation of these issues will likely substantially delay any distribution being made from SMFF to the Fund.  While the SPhinX Group liquidations have been pending for approximately four years, litigation of the Liquidation Issues is presently just commencing.  Since shortly after the commencement of the SPhinX Group liquidations, a liquidation committee appointed in the liquidations has attempted to negotiate a global compromise of the Liquidation Issues to accelerate a distribution to creditors and investors such as the Fund.  While the liquidation committee was attempting to craft a compromise, none of the Liquidation Issues were being litigated.

•
The efforts by the liquidation committee to compromise and settle the Liquidation Issues have failed, litigation of the Liquidation Issues has recently commenced, and there may not be a further effort to compromise and settle the Liquidation Issues without litigation.  The compromise and settlement that the liquidation committee proposed in draft form was unacceptable to many parties who, due to the nature or size of their interest, held a blocking position regarding any compromise.  Because these blocking parties indicated that they would vote against the proposed compromise, the proposed compromise was abandoned.  The Liquidating Trustee understands that one of the blocking parties that indicated that it would vote against the proposed compromise is an affiliate of the Offerors.

•
The Offerors are affiliates of entities that hold substantial interests in the SPhinX Group and the Liquidating Trustee understands that these affiliates intend to take an active role in litigation of the Liquidation Issues.  The Liquidating Trustee understands that affiliates of the Offerors have purchased significant direct and indirect interests in the SPhinX Group and have sought to be appointed as “representative parties” for broader constituencies, including holders of S shares.  Based upon current knowledge, the Liquidating Trustee believes that if the affiliates of the Offerors are successful in their litigation of the Liquidation Issues, the recovery to the Fund may be enhanced.

4

•
The Fund has not and does not intend to become actively involved in litigation of the Liquidation Issues at this time.  In light of the Fund’s limited liquid assets, the Liquidating Trustee has determined at this time not to become actively engaged in litigation of the Liquidation Issues.  While the Liquidating Trustee believes that the Fund’s interests are currently being adequately represented by other parties (including affiliates of the Offerors), it is possible that the Liquidating Trustee’s determination not to become actively involved in litigation of the Liquidation Issues may harm the Fund’s distribution from SMFF.

●
In addition to litigation of the Liquidation Issues, there is other litigation that the JOLs have commenced that may delay a distribution from SMFF.  The JOLs have commenced litigation in the United States against various parties whom the JOLs assert acted in a legally actionable fashion against the SPhinX Group.  Detailed descriptions of this litigation may be found on the www.sphinxfunds.com website.  It is possible that the JOLs may delay making a distribution of assets until that litigation is fully resolved.

•
The Fund itself may be a target of litigation by the JOLs.  The JOLs have informally asserted claims against the Fund for redemptions that the Fund made from SMFF between September and December 2005.  The JOLs have asserted that these redemptions may be avoided as fraudulent conveyances under New York law.  The total asserted amount of the JOLs’ claim against the Fund is approximately $12.5 million.  The Liquidating Trustee believes that this asserted claim is without merit and currently intends to contest the claim if it is brought.  If the Liquidating Trustee’s assessment of the claim asserted by the JOLs is incorrect and the JOLs succeed in litigation against the Fund, the JOLs may seek to offset their claim against distributions that would otherwise be owed to the Fund by SMFF.  This would materially impair the Fund’s total recovery from SMFF.

●
The Fund depends on third party service providers to conduct the Fund’s liquidation and the Fund is delinquent in its obligations to certain of these service providers, including the Liquidating Trustee.  The Fund has limited liquid resources and the Liquidating Trustee has sought to conserve these resources.  Among other things, the Liquidating Trustee has not been paid any of its fees since its appointment in November 2006.  Additionally, the Fund is delinquent in payments to its principal outside counsel and others and does not anticipate that it will be able to pay these arrearages until it receives a distribution from SMFF.  While the Liquidating Trustee believes that these parties will continue to provide services to the Fund, there is no assurance that they will do so.  If the Fund is left without one or more of its service providers, its ability to maximize its distribution from SMFF may be impaired.

The Liquidating Trustee is neutral with respect to the Offer and neither supports nor opposes it.  The Liquidating Trustee believes that there are realistic scenarios in which its distribution from SMFF will either be greater than or less than the price presented by the Offerors.  Additionally, the Liquidating Trustee believes that there will be a substantial period of time before the Fund receives any distribution from SMFF.

5

The Liquidating Trustee encourages unit-holders to review the enclosed information, as well as the other information referred to in this letter, and consult with their legal and financial professionals before determining whether to accept or reject the Offer.  Unit-holders are also urged to carefully read all the materials sent to them by the Offerors, and to make their own decisions as to whether or not to tender or refrain from tendering units in light of their unique circumstances, including their investment objectives, financial circumstances, other financial opportunities available to them, tolerance for risk, need for liquidity and views as to the prospects for a distribution from the Fund.  Under any circumstances, unit-holders should be aware that a sale of units may have tax consequences that could be adverse.  Please consult with your tax advisor about the impact of a sale of units.

On July 2, 2010, the Fund filed a Schedule 14D-9 (the “14D-9”) with the SEC in response to the Offer.  The 14D-9 contains certain information about: (a) the Fund; (b) the Offerors; (c) actual or potential conflicts of interest; and (d) additional information regarding the Offer.  The 14D-9 is available at the SEC’s website, at www.sec.gov.

Sincerely yours,

REFCO PUBLIC COMMODITY POOL, LP

By:  MAA, LLC, as liquidating trustee

By:  ____________________________
James M. Gallagher,
Sole member

6

EXHIBIT A

[Letterhead of Richards, Layton, & Finger]

Russell C. Silberglied
Director
302-651-7545
Silberglied@rlf.com

June 17, 2010

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

          RE: In re Refco Commodity Pool L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

          This letter constitutes the quarterly interim report by MAA, LLC, the liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund” or the “Public Fund”) on the status of the liquidation of the Fund.1

          As described in the Prior Reports, the Liquidating Trustee’s main activity is to liquidate the Fund’s principal asset, its claims against and interests in the SPhinX Group, which is in official liquidation in the Cayman Islands. Since the March 2010 Prior Report, the Liquidating Trustee has been engaged in two principal areas of activity: (i) participating in the liquidation proceedings of the SPhinX Group, and (ii) communications with a party that has informally stated an intention to launch a tender offer to the Public Fund’s limited partners. Each of these activities is described further below.

          Participation in the SPhinX Group Liquidation

          In the Prior Reports, the Liquidating Trustee reported that the joint official liquidators of the SPhinX Group (the “JOLs”) and the liquidation committee of the SPhinX Group (the “LC”) had worked towards negotiating schemes of arrangement (the “Schemes”) that, among other things, was premised upon a $40 million reserve for the so-called “Indemnity Claimants.” In January 2010, the Grand Court of the Cayman Islands set a reserve for Indemnity Claimants of approximately $117 million. The JOLs thereafter reported that the LC had not been able to,
_________________________
1	Prior quarterly reports were submitted on February 21, 2008, June 24, 2008, September 16, 2008,
December 18, 2008, March 11, 2009, June 17, 2009, September 29, 2009, December 17, 2009, and March 19, 2010 (the “Prior Reports”).

2	The Fund is not an Indemnity Claimant.

One Rodney Square ☐ 920 North King Street ☐ Wilmington, DE 19801 ☐ Phone: 302-651-7700 ☐ Fax: 302-651-7701

www.rlf.com

Vice Chancellor Leo E. Strine, Jr.
June 17, 2010

among other things, reach an agreement on the allocation of the additional amounts of the reserve and called a meeting of investors and creditors for March 26, 2010.

          At the March 26, 2010 meeting, which the Liquidating Trustee attended, certain creditors that hold positions that could block the Schemes expressed a view that they would oppose the Schemes. The reasons given by these parties included the allocation of the additional reserve for the Indemnity Claimants, the fact that the Schemes did not propose any pooling of assets among the various companies that comprise the SPhinX Group, and the fact that the Schemes proposed to release Deutsche Bank of liability (the JOLs have stated that they believe they have strong claims against Deutsche Bank).3

          In light of the outcome of the March 26, 2010 meeting, the JOLs began to pursue what they refer to as a dual track of (i) facilitating communications among investors to determine whether there are revisions to the Schemes that could be made to permit them to proceed, and (ii) obtaining direction from the Grand Court regarding the issues that would need to be determined by the Grand Court in the absence of agreement on the Schemes. In pursuit of the first track, the JOLs held a meeting in New York on April 27, 2010 to which they invited all of the creditors and investors that held blocking positions over the Schemes. The Liquidating Trustee and counsel attended this meeting on behalf of the Public Fund. No consensus emerged at this meeting among the investors and creditors that hold blocking positions over the Schemes.

          In pursuit of the second track, the JOLs have taken steps to restore and amend the June 2007 summons pursuant to which they have requested that the Grand Court resolve certain issues the JOLs assert are required to be resolved to make distributions to creditors and investors of the Sphinx Group. A copy of the amended summons is attached as Exhibit A to this Report. In connection with the amended summons, the JOLs have also posted to their website their “Current Position Paper on the Liquidation Issues as at May 20, 2010,” a copy of which is attached to this Report as Exhibit B and filed with the Grand Court the “Sixty-Third Affidavit of Kenneth M. Krys,” a copy of which is attached to this Report as Exhibit C.

          The Liquidating Trustee will not recapitulate in this Report all of the liquidation issues as the JOLs have framed them. However, the Liquidating Trustee would highlight the following three issues that may come before the Grand Court in the course of the liquidation of the SPhinX Group that the Liquidating Trustee believes may have the most material impact on the Fund’s position.

•
The Grand Court is considering whether to appoint representative parties to present and argue the liquidation issues. The Liquidating Trustee understands that the purpose of appointing “representative parties” to litigate the various liquidation issues. The Liquidating Trustee understands that this is to attempt to ensure that parties with an economic stake in the outcome of the liquidation have the opportunity to argue their positions, with the fees and costs of the representative parties paid by

______________________
3	A transcript of the March 26, 2010 creditor and investor meeting is available online at:
http://www.sphinxfunds.com/files/Revised%20Transcript%20-%20Meeting%2026%20March%202010.pdf.

Vice Chancellor Leo E. Strine, Jr.
June 17, 2010

the liquidation estates. The Liquidating Trustee has not offered to be a representative party. However, at this juncture, the Liquidating Trustee believes that there are parties with economic positions sufficiently similar to the Public Fund’s position such that there will be adequate representation of the Public Fund’s position on these issues.

•
Pooling of assets and liabilities. As has been highlighted in the Prior Reports, the issue of whether the assets and liabilities of the SPhinX Group should be pooled, and if so, the extent of any such pooling, may have a material outcome on the Public Fund’s recovery in the liquidation. In their Current Position Paper, the JOLs state that they are working on a report to that addresses these issues and that they will submit this paper to assist the Grand Court with the determination of this issue. If and when such a report is publicly issued, the Liquidating Trustee will provide a copy of it in a subsequent Report to this Court.

•
Treatment of shares. As has earlier been reported, the Public Fund holds S shares that were issued purportedly in satisfaction of the Public Fund’s redemption requests. In the JOLs Current Position Paper, the JOLs take the position that the S shares were not validly issued and that S shareholders should be treated as redemption creditors. Further, the JOLs take the position that redemption creditors should rank ahead of non-redeeming investors.

          As set forth in the attachments to this Report and the other public documents concerning the liquidation of the SPhinX Group, including those posted on the website maintained by the JOLs, there are a variety of issues that are being prepared to be presented to the Grand Court, the resolution of which will materially impact the Fund’s recovery, and thereby the ultimate recovery of the Fund’s limited partners and other parties in interest in the Fund’s liquidation. The Liquidating Trustee continues to monitor the liquidation of the SPhinX Group and to take positions that are deemed to be appropriate. Currently, however, the Liquidating Trustee does not anticipate taking an active position on the liquidation issues presented in the amended summons. This is based upon: (i) the Liquidating Trustee’s belief that there are other parties, including in certain instances the JOLs, whose interests or arguments are sufficiently aligned with the Fund’s interests that it is not necessary for the Fund to participate in litigation of those issues separately; and (ii) the fact that the Fund currently does not have the liquid assets to engage in litigation of these issues before the Grand Court. With respect to this latter point, as set forth in the Prior Reports, the Liquidating Trustee has endeavored, at various points over the last several years, to obtain financing to support the costs of the liquidation on a current basis. These efforts have included seeking financing from investors (or investment advisors to investors). To date no party has offered to provide any such financing to the Fund.

          Since the March 2010 meeting there have been no other further material developments in the other issues concerning the liquidation of the Fund that the Liquidating Trustee has addressed
_____________________
4	The web address maintained by the JOLs is www.sphinxfunds.com.

Vice Chancellor Leo E. Strine, Jr.
June 17, 2010

in the Prior Reports, including the alleged counterclaim that the JOLs have informally asserted against the Fund.

          Potential Tender Offer for Limited Partnership Interests in the Fund

          Since the March 2010 Report, a party has approached the Liquidating Trustee and indicated an intention to conduct a tender offer to seek to purchase limited partnership interests in the Fund. The Liquidating Trustee anticipates that the tender offer, if it is to occur, will be launched shortly after the issuance of this Report. The Liquidating Trustee believes that the potential source of liquidity that may be provided by a tender offer may be attractive to the Fund’s limited partners, particularly in light of the current status of the liquidation of the SPhinX Group. The Liquidating Trustee has sought to cooperate with this party.

          In connection with a potential tender offer, the potential offer or has requested that the Liquidating Trustee publicly disclose the aggregate number of shares in the Fund. According to records turned over to the Liquidating Trustee in connection with the Liquidation Trustee’s appointment, the Liquidating Trustee has received documents showing that limited partners hold a total of 43,189.8758 shares (or partnership interests) in the Fund as of December 31, 2005.D These total shareholding are divided as follows: (i) Class 1 - 21,771.8819; (ii) Class 1-0 -12,747.7344; and (iii) Class 2 - 8,670.2595.

          If the anticipated tender offer is in fact launched, the Liquidating Trustee will provide the Court with a non-periodic report detailing the offer once the terms of that offer are formally known.

          A summary of collections and disbursements of the liquidation to date is attached hereto as Exhibit D.

Respectfully submitted,
/s/Russell C. Silberglied
Russell C. Silberglied (No. 3462)

RCS/lam
Attachments
_____________________
5	The Liquidating Trustee has not audited or otherwise confirmed these total shareholdings and does not and cannot represent or warrant the accuracy of the Fund’s total limited partnership interests.

EXHIBIT A

CAUSE NO. FSO: 0016 OF 2009 - ASCI

(ORIGINALLY CAUSE NO: 258 OF 2006)

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

IN THE MATTER OF THE COMPANIES LAW

AND IN THE MATTER OF THE SPHINX GROUP OF COMPANIES (IN OFFICIAL LIQUIDATION) AS CONSOLIDATED BY THE ORDER OF THE GRAND COURT DATED 6TH JUNE 2007

AMENDED SUMMONS FOR DIRECTIONS

LET ALL PARTIES concerned attend before a Judge in Chambers on Wednesday 26 May 2010 at 0.30 a.m in the fore noon at the Law Courts, George Town, Grand Cayman on behalf of the Joint Official Liquidators of the SPhinX Group of Companies as set out in the Schedule attached hereto (collectively referred to hereafter as “the SPhinX group”) for the following relief: -

1.	Determination of the following Questions and/or Issues with consequential necessary directions:-

(1)
Can the Joint Official Liquidators make payments from assets which they consider to be segregated portfolio assets of the Segregated Portfolio Companies in die SPhinX Group (hereinafter referred to as the “portfolio assets”) to meet the remuneration and expenses of the Joint Official Liquidators and, if so, can they do so even in circumstances when the assets of different portfolios and different companies have been mixed and how should those costs be allocated amongst Companies in the SPhinX Group and portfolios of the Segregated Portfolio Companies?

(2)
Before making any distributions what further investigations, if any, should the Joint Official Liquidators undertake to determine the true ownership of the assets held by companies within the SPhinX Group? In particular: -

	(i)	What further steps should the Joint Official Liquidators seek to establish the assets which ought to be held by each company within the SPhinX Group on a true accounting basis?

	(ii)	What further steps should the Joint Official Liquidators take to identify the assets that should be treated as the assets of particular portfolios?

(iii)
Should the Joint Official Liquidators seek to establish the minimum asset position of any of the companies within the SPhinX Group with a view to paying creditors even if the true net asset position cannot be ascertained?

(3)
Was the issue of the Special Situation Shares (the “S-Shares”) and/or use of such shares from January 2006 onwards to make payment in kind in respect of redemption liabilities of the Segregated Portfolio Companies void and/or voidable at the instance of the Segregated Portfolio Companies and, if not, have the redemption liabilities been met?

(4)
Do the claims of other shareholders, who made redemption requests before the liquidation of the relevant company in the SPhinX group in which they hold shares, rank as unsecured creditors and. if so, do they rank equally with third party creditors? In particular, was there a valid suspension of redemptions by the SPhinX companies on 14 June 2006 and if so with what effect?

(5)
Do any claims of investors for misrepresentations made in respect of their investment in any of the companies within the SPhinX group in which they now hold shares or have in the past held shares rank as creditors and, if so, do they rank equally with those of any other creditors or are such claims inadmissible in the liquidation by virtue of the principle in Houldsworth v. City of Glasgow Bank (see (1879-80) L.R. 5 App. Cas. 317) or otherwise?

(6)
What provision should be made by each of the SPhinX Group Companies for ongoing liabilities and costs, in particular, those liabilities relating to indemnities given by them and the costs to be incurred in legal proceedings? How will such provision for liabilities and costs affect any scheme of distribution which the Joint Official Liquidators should adopt?

(7)
How should recoveries from third parties (including recoveries made from pursuing claims assigned or transferred by PlusFunds) be treated and should these be allocated only to those companies within the SPhinX group which asserted claims which led to such recoveries? How will such recoveries be treated under any scheme of distribution which the Joint Official Liquidators should adopt?

(8)	What method of distribution of assets should be used by the Joint Official Liquidators?

(i)
Are the Joint Official Liquidators able to make distributions if they are unable to identify which assets belong to which of the companies within the Sphinx Group or cannot identify the particular portfolios for which those assets should be held?

	(ii)	Should payments to creditors be made by way of interim payment to the extent that the minimum asset position of the companies so permits?

	(iii)	Should all remaining assets of companies within the SPhinX Group be aggregated for the purposes of making distributions to creditors and investors?

	(iv)	Should all remaining liabilities be aggregated?

	(v)	Should distributions be made to the aggregate creditors of companies within the SPhinX Group on a pari passu basis or some other basis?

		(vi)	Should the Joint Official Liquidators deal with claims of shareholders as well as creditors by way of the same form of Proof of Debt or by some other method and what procedure will govern any appeals?

		(vii)	Should shareholders receive a share of the remaining assets and should their entitlement be determined by reference to the nominal value of their shareholding or some other basis?

(9)
Have any of the companies within the SPhinX Group become insolvent within the meaning of Section 94(c) of the Companies Law (2004 Revision) and, if so, at what date did they become insolvent and what steps should the Joint Official Liquidators take in relation to such companies?

2.
Parties interested in the determination of the aforesaid questions be at liberty to attend at the trial of any of the foregoing question upon giving to the Joint Official Liquidators written notice not less than 14 days prior to the hearing,

3.
Directions be given for the representation and/or indemnification of persons interested in the determination of the foregoing questions to ensure that all persons interested in the assets of companies of the SPhinX Group of Companies are bound by the Court’s determination of those questions.

4.	Such further or other directions or Orders that the Court deems appropriate.

Dated this - 19th day of Mav 2010:

/s/ RITCH & CONOLY
RITCH & CONOLLY
Attorneys at Law for the Joint Official Liquidators

To:	Turner & Roulstone. Attention: Alan Turner, Esq. of P.O. Box 2636.
Grand Cayman KYI -1102. Attorneys-at-Law to the Liquidation Committee

TIME ESTIMATE: The estimated length of the hearing of this summons for directions is 1 days.

This Summons was issued by Ritch & Conolly, Attorneys-al-Law for the Petitioner, whose address for service is P.O. Box 1994, 4th Floor. Queensgnte House, South Church Street, George Town, Grand Cayman KY1-l104.

X:\Clients\R\RSM - Sphinx 10000 \Court Documents Cayman lslands\Summonses and Ordinary Applications\2010\Amended Summons for Directions 19 May April 2010.doc

SCHEDULE

MASTER LIST OF SPHINX COMPANIES

	Name	Cause No.

1.	SPhinX Managed Futures Fund SPC	213

2.	SPhinX Long/Short Equity Ltd.	257

3.	SPhinX, Ltd.	258

4.	SPhinX Long/Short Equity Fund SPC	259

5.	PlusFunds Manager Access Fund, SPC Ltd.	260

6.	SPhinX Fixed Income Arbitrage Ltd.	261

7.	SPhinX Convertible Arbitrage Fund SPC	262

8.	SPhinX Convertible Arbitrage Ltd.	263

9.	SPhinX Distressed Fund SPC	264

10.	SPhinX Distressed Ltd.	265

11.	SPhinX Equity Market Neutral Fund SPC	266

12.	SPhinX Equity Market Neutral Ltd.	267

13.	SPhinX Fixed Income Arbitrage Fund SPC	268

14.	SPhinX Macro Fund SPC	269

15.	SPhinX Macro, Ltd.	270

16.	SPhinX Managed Futures, Ltd.	271

17.	SPhinX Merger Arbitrage Fund SPC	272

18.	SPhinX Merger Arbitrage, Ltd.	273

19.	SPhinX Plus SPC, Ltd.	274

20.	SPhinX Special Situations Fund SPC	275

21.	SPhinX Special Situations, Ltd.	276

22.	SPhinX Strategy Fund Ltd.	277

.7.

EXHIBIT B

JOLS’ CURRENT POSITION PAPER

ON THE LIQUIDATION ISSUES AS AT 26 MAY 2010

Expansion of the Issues in the June 2007 Summons

The JOLs set out their preliminary views on the Issues and observations on the impact of particular issues on the liquidation and the rights of investors. Many of the Issues could have a profound effect on the rights of shareholders or creditors. The Court will need to hear full argument on the Issues so that it can reach binding decisions. The JOLs have considered how that might be achieved cost effectively and expeditiously. They have been persuaded that there will be a substantial saving if they adopt a position on issues either when they have reached a view which is not seriously challenged on those Issues or, even when they know that their view is debatable, when they are nevertheless best placed to ensure that an argument is fully ventilated before the Court.

In relation to the Ranking Issues in Section B, the largest shareholder, Deutsche Bank, has asked to present the arguments which it claims would result in redemption creditors being treated as shareholders. For the reasons explained in Mr. Krys’ 63** affidavit sworn on 25 May 2010, the JOLs are prepared to instruct counsel to present the contrary arguments on the Ranking Issues. The JOLs will report their conclusions on Issues 1 to 3 and will then expect to clarify their position on Issues 4 to 10.

This Position Paper should be read in conjunction with the 63rd affidavit of Kenneth Krys sworn on 25 May 2010 and in particular the comments made in the section entitled “Appearances on Issues and Representation.”

Introduction

The JOLs’ identification of Issues and the prioritisation of them are made with a view to promoting the objective of making a distribution to creditors and investors as soon as practically possible.

For ease of reference and understanding the JOLs attach a summary “flow chart” that reflects the order that the Issues are to be dealt with as outlined in this Position Paper.

Section A.		OWNERSHIP OF ASSETS AND RESPONSIBILITY FOR LIABILITIES

I,
Has there been co-mingling of assets and liabilities (excluding assets and liabilities arising in relation to any litigation by the JOLs, the Sphinx Companies or the Trustee of the Sphinx Trust (“Litigation”)?

(i)	Issues

1.
Do any further steps need to be taken by the Joint Official Liquidators (“the JOLs”) to seek to establish ownership of particular assets (including any Intra-group assets and claims but excluding assets arising in relation to Litigation),

	a.	of each separate company within the SPhinX Group (a “Sphinx Company”); and

	b.	of each segregated portfolio of a segregated portfolio company (“SPC”) within the SPhinX Group.

2.
Do any further steps need to be taken by the JOLs to seek to establish responsibility for particular liabilities (including any intra-group liabilities but excluding liabilities arising in relation to Litigation),

	a.	of each separate Sphinx Company; and

	b.	for which recourse may be had to the assets of each segregated portfolio of an SPC?

3.
Whenever the answer to Questions 1 and 2 is or becomes no, to what extent is it impossible or impracticable to identify which SPhinX Company or individual segregated portfolio within an SPC is the owner of the relevant assets or responsible for the relevant liabilities?

4.
If and to the extent that the answer to Question 3 is that it is impossible or impracticable to identify which SPhinX Company or individual segregated portfolio within an SPC is the owner of particular assets or responsible for particular liabilities, how should such assets and liabilities (“Co-mingled Assets” and “Co-mingled Liabilities”) be attributed or aggregated as between such companies or segregated portfolios?

	a.	should the ownership of assets remain as it appeared as at the date of liquidation?

	b.	should responsibilities for liabilities remain where they were as at the date of liquidation?

	c.	should assets and/or liabilities be pooled?

(ii)	Impact

If the Court finds that it is either impossible or impractical to identify which SPhinX Company or segregate portfolio owns relevant assets or is responsible for relevant liabilities because they have been co-mingled, the Court may be persuaded that equitable principles should determine how the assets should be distributed as between different classes of creditors or investors and/or how liabilities should be allocated.

(iii)	JOLs’ Position

The JOLs are working on a report with a view to assisting the Court to answer Issues 1 to 4. They have not yet reached a conclusion on the answers to Issues 3 and 4. However, they believe it Is important to reach a conclusion on Issues 3 and 4 as soon as possible. They point out that the Ranking Issues (in particular Issue 16) cannot be finally answered until it is known what assets belonged to particular SPhinX Companies or segregated portfolios.

It may be that insofar as Issue 4(c) seeks to ascertain whether liabilities are “pooled”, it will have to be resolved at the same time as Issue 5 (which deals with the distribution of a co-mingled fund and therefore also the ranking of differing claims in such an exercise). Issue 4(a) and (b) is otherwise concerned simply with the question of principle: whether the title to the assets of the SPhinX Companies or the segregated portfolios should be treated as having been co-mingled. Logically that has to be determined before the Court can address the principles according to which the co-mingled funds would be distributed.

II.	Treatment of assets and liabilities

(i)	Issues

5.
If the assets and/or liabilities should be pooled, in what manner will they be distributed to shareholders, third party creditors and redemption creditors? What par values would be used? Would the class rights of any group of shareholders or redemption creditors be preserved in any way during such a distribution? Would any class of person be subordinated to other creditors or shareholders?

6.
Can payment of the expenses of the liquidations incurred by the JOLs and the Liquidation Committee (other than in relation to Litigation) be made from (a) segregated portfolio assets of the SPCs in the SPhinX Group (b) the assets of different Sphinx Companies and (c) Co-mingled Assets, and, if so, in what proportions and subject to what maximum liability as between them?

(ii)	Impact

If the assets and/or liabilities of the SPhinX Companies are co-mingled then a distribution may not follow the statutory priorities for a liquidation and the assets and/or liabilities may have to be administered differently. It is not possible to assess the impact on creditors or shareholders of Issues 5 and 8 until the issues in Section B have been answered, It would be possible to answer Issue 6 before the Ranking issues in Section B are resolved.

(iii)	JOLs’ Position

The JOLs are of the view that Issue 6 needs to be addressed as soon as possible after issues 4(a) and (b) have been answered and before Issues 5,7, 8, 9 and 10.

Issue 5 cannot be addressed before the Ranking Issues are resolved because the Court may wish to know the status of creditors and investors before deciding on a particular form of distribution. The JOLs believe that, whatever the form of distribution amongst creditors and investors, the Court will treat external creditors such as the Indemnity Claimants as retaining the same priority that they would have had in a liquidation.

Issue 6 needs to be resolved as a matter of urgency to eliminate uncertainty. The JOLs believe that even in the context of an equitable distribution the expenses of the JOLs and of the LC would fall to be paid pursuant to the implied right of indemnification that the JOLs or the SPhinX Companies as a group would have as trustees of the mixed fund.

III.	Litigation costs, expenses and liabilities

(i)	Issues

7.
Can payment of the expenses of the liquidations incurred by the JOLs and the Liquidation Committee in relation to Litigation (other than the Indemnity Claims referred to in issue 8) be made from (a) segregated portfolio assets of those SPhinX Companies that are SPCs (b) the assets of other SPhinX Companies and (c) Co-mingled Assets, and, if so:

	a.	in what proportions and subject to what maximum liability as between the different SPhinX Companies ?

	b.	in relation to any single SPhinX company does payment have to be made from any particular assets referenced to any particular class of shareholders or creditors?

	c.	how should provision be made in relation to those expenses prior to any distribution of assets if the Litigation has not been concluded?

8.
As between the SPhinX Companies and the segregated portfolios in relation to any provision as may be required by the Court to be established (“indemnity Reserve”) in relation to alleged contingent liabilities to persons claiming to have the benefit of an indemnity granted by a Sphinx Company (“Indemnity Claims”):

a.
Which of the SPhinX Companies and which of the segregated portfolios is required to contribute to the indemnity reserve to be established in respect of the Indemnity Claims, and in what proportions and subject to what maximum liability?

	b.	Within the SPhinX Companies which are required to contribute, does that contribution have to be made from assets referenced to any one class of creditor or class of shareholder?

	c.	Does the answer to (a) vary (and if so, how) according to the terms of and parties to such indemnities, and the circumstances which are said to justify the Indemnity Claim?

9.
Which of the SPhinX Companies and which segregated portfolios are entitled to a share of the proceeds of the Litigation, in what proportions as between them and/or subject to what maximum entitlement? In each case, which creditors are entitled to payment from such proceeds and/or which class or classes of shareholders are entitled to distributions from such proceeds?

10.	Does the answer to Issues 7, 8 or 9 differ depending on whether the proceeds are derived from the SMFF Claims or the PlusFunds Claims?

(ii)	Impact

The JOLs incur costs and expenses in relation to the management of the US Litigation and would be likely to incur costs in the future if further litigation were to be commenced in any other jurisdiction for example to advance claims or seek enforcement of judgments. Issues 7 and 8 and 10 seek to determine how these expenses should be allocated.

The SPhinX Companies may have incurred contingent liabilities in respect of the Indemnity Claims. Issue 8 is intended to address the apportionment as between the SPhinX Companies and/or SPCs of any provision that has to be made for Indemnity Claims. The provision required by the Court was substantial and a resolution of Issue 8 is a necessary precursorto any interim distribution.

Issues 9 and 10 seek a determination in relation to the proceeds of litigation. The resolution of Issues 9 and 10 will determine whether and/or to what extent the litigation proceeds when received in any part of the group structure form part of the general assets of the SPhinX Companies or are available only to those who invested in SIYIFF. The answer may differ according to whether the proceeds result from the SMFF Claims or the PlusFunds Claims.

(iii)	JOLs’ Position

The JOLs believe that Issues 7 to 10 should be determined as a group of Issues because the apportionment of the Litigation costs and expenses under Issues 7 and 8 as between the SPhinX Companies might be linked with the entitlement to the proceeds of Litigation (Issue 9). The JOLs recognise that it is also possible that all those SPhinX Companies, which have individual liability to the Indemnity Claimants under the terms of their indemnities, would have to share the burden of those liabilities between themselves without any, or any commensurate, benefit from the Litigation.

In relation to issue 8, the JOLs have already sought to establish the amount of provision that was required to be made in respect of Indemnity Claims when the proposal was to distribute surplus funds to scheme administrators in the context of a scheme of arrangement. At the date of this paper the Court has not yet delivered its ruling on the adequacy of the measures that were proposed in relation to certain of the Indemnity Claims. If there is to be no scheme of arrangement then the arrangements may need to be revisited before there can be any other distribution.

The answer to Issues 7 to 10 will be affected by the outcome of issues 4 and 5 and a number of the Issues in Section B such as the validity of the S Shares. It is therefore not sensible to address Issues 7 to 10 in advance of Issue 3 to 5. These also need to take into account the outcome of the Ranking Issues in Section B because there is a dispute between S Shareholders/Redemption Creditors and Ordinary Shareholders as to which of them bears the burden of the costs and liabilities referred to in Issues 7 and 8.

The JOLs have not yet reached a concluded view on Issues 7 to 10 since Issues 3 to 5 and the Ranking issues in Section B remain unresolved. It is premature at this stage to state what position the JOLs are likely to take on these Issues. They nevertheless consider that it is important at this stage to devise a timetable which ensures that Issues 5, 7, 8, 9 and 10 are resolved soon after the Issues in Section B.

SECTION B		RANKING OF CLAIMS IN THE LIQUIDATIONS: S SHARES AND REDEMPTIONS “RANKING ISSUES”)

I.	Status of S Shares

(i)	Issues

11.
In relation to each SPhinX Company that purported to issue S Shares, were such shares issued and, if so, was such issue valid or invalid, and if valid, what were the rights and liabilities attaching to such S Shares? In particular,

	a.	Were the terms of the S Shares ascertainable and properly recorded or unclear and not properly recorded?

	b.	if valid, was the issue of such S Shares a good discharge for the liabilities of the relevant SPhinX Company to shareholders who had made a valid redemption request?

	c.	Did the issue of the S Shares with deferred payment rights constitute “payment” or “full payment” under the articles of the relevant company to which the redemption request had been made?

	d.	Were the recipients of the S Shares bound to accept S Shares and, if not, have they lost their right to reject the same?

	e.	What power or authority existed for the issue of S Shares (either in discharge of the debts of the issuing company or for the debts of any other company)?

f.
Was the issue of S Shares by SMFF (or any other company) in breach of the Temporary Restraining Order of 16 December 2005 (the “TRO”) or did insolvency of the Companies or the terms of Section 37 of the Companies Law (2005 Revision) operate so as to render the satisfaction of the redemption claims by the issue of Shares invalid?

12.
If the S Shares were valid, are they a separate class of shares and what rights were attached to them? Are their rights of participation in any payment from the SPhinX Companies restricted to any particular asset or class of assets and what is their par value?

13.
If the S Shares were invalidly issued, what rights do investors have who received S Shares? Are their rights of participation in any payment from the SPhinX Companies restricted to any particular asset or class of assets and what is their par value?

Impact

(ii)
The terms of the S Shares ii valid are uncertain but appear to be tied to recovery of the loss of the US$263m from the US$312 million which had been on deposit at RCM. which may then have the result that the S Shareholders are able to have recourse to the proceeds of the US litigation but are not able to have recourse to any other assets.

If the S Shares are invalid then it may be that the S Shareholders would either be treated as creditors in respect of their redemption claims (ranking ahead of shareholders but after, or alongside, third party creditors) or revert back to their original position as shareholders of the Company in which their redemption was made (see below),

Whether the S Shareholders are to be treated as shareholders or redemption creditors, in either case it may be that the assets from which their claims should be paid are restricted to those available to the SMFF companies (see Issues 11 and 12).

(iii)	JOLs’ Position

The JOLs do not consider that the S Shares were valid or that the terms are capable of being ascertained. Subject to the answer to Issues 16, 17 and 18 the JOLs consider that the S Shareholders should be treated as redemption creditors. For the reasons given in the 63rd affidavit of Mr. Krys sworn on 25 May 2010, the JOLs propose to argue that the S Shares were not valid and that their rights as redemption creditors are not confined to any particular class of asset.

II.	Suspension of Redemptions on 14 June 2006

(i)	Issues

14.
In relation to each SPhinX Company was a resolution passed or binding decision otherwise made by the directors suspending or purporting to suspend redemption of shares with a date for redemption on or after on or about 14 June 2006? If such a resolution was passed or decision made, was it ineffective in relation to shareholders who had already served notice of their intention to redeem:

a.
because, contrary to the articles of association, there was no prior consultation with PlusFunds as the Investment Manager of the SPhinX Funds, even though PlusFunds had on 6 March 2006 been placed under the protection of Chapter 11 of the US Bankruptcy Code;

	b.	because the resolution was not passed or decision made on any of the grounds specified in the articles of association as the grounds for suspending the redemption of shares;

	c.	because of the effect of any resolution for voluntary winding up passed on 30 June 2006 by the relevant SPhinX Company; or

	d.	for any other reason?

(ii)	Impact

If redemptions were not suspended then those shareholders who submitted redemption requests to take effect on or before 30 June 2006 may rank as redemption creditors subject to the answers to issues 16.17 and 18.

(iii)	JOLs’ Position

The JOLs believe that shareholders of Sphinx Limited are prepared to argue that the suspension of redemptions was valid. There are substantial grounds for maintaining that there was no effective suspension of redemptions for the reasons given in the 63rd affidavit of Mr. Krys sworn on 25 May 2010 and the JOLs propose to argue that the suspension was not valid and that those who sought to redeem on or before 30 June 2006 became redemption creditors.

III.	Redemption Values and NAV Calculations

(i)	Issues

15.	If and to the extent that there are creditors of any of the SPhinX Companies with claims arising out of redemptions, can the NAV calculations on which the Redemption Price was based be re-

opened and can the Redemption Price then be recalculated? if so, (i) in the circumstances which have occurred have the grounds for doing so been established (ii) were the NAV calculations earned out properly (Hi) if not, is it possible now to restate the NAV and how should that calculation be carried out (iv) should redemption claims with exposure to SMFF be valued on a different basis to other redemption claims,

(ii)	Impact

To the extent that any investors have unsatisfied redemption claims, the question is whether the value of their claims can be adjusted downwards because the NAV (on the basis of which the Redemption Price was calculated) did not take account of the loss of monies at RCM. If the value of their claims was adjusted downwards the Redemption Creditors would be placed on a more or less equal footing with equity.

(iii)	JOLs’ Position

The JOLs consider that the calculations of the Redemption Price communicated to Redemption Creditors cannot now be altered or adjusted but accept the contrary view is likely to be argued on behalf of shareholders.

IV.	Validity of Redemption Requests

(i)	Issues

16.
Were shares in respect of which payment of the redemption price was outstanding at the commencement of the winding-up, “shares which were or were liable to be redeemed [which] had not been redeemed by the date of the winding up” within the meaning of Section 37(7)(a) of the Companies Law.

17.
If the answer to 16 is yes, during the period beginning with the date on which it became liable to pay the redemption price and ending with the commencement of its winding up, could the relevant SPhinX Company have at any time lawfully made a distribution equal in value to the price at which the shares were to have been redeemed?

	a.	Does the answer differ in the circumstances of any of the SPhinX Companies depending on the date when the outstanding redemption liabilities became due?

	b.	Did the imposition of the TRO on 16 December 2005 prevent any of the SPhinX Companies from making lawful distributions to satisfy redemption liabilities?

	c.	Would ii have been lawful for SPhinX Companies against which redemption requests were made to use assets referable to or derived from investments maintained for different share classes?

d.
Were any of the Companies from which the redemptions were sought to be made insolvent or would any of them have been rendered insolvent by redemptions and, if so, would it have been lawful to have paid any redemption requests?

18.
What order of priority does Section 37(7) impose in respect of redemption creditors, ordinary creditors and non-redeeming investors in any distribution of assets of the relevant SPhinX Company or segregated portfolio?

(ii)	impact

These Issues concern the status of investors who would subject to the answers to these Issues rank as Redemption Creditors or alongside third party creditors. If they do not rank as

Redemption Creditors or alongside third party creditors they will rank alongside equity, There is also a question as to whether their rights are restricted to certain assets. The answers to these Issues will affect S Shareholders, Redemption Creditors and Shareholders.

(iii)	JOLs’ Position

The JOLs consider that third party creditors rank ahead of valid redemption creditors. For the reasons explained in Mr. Krys’ 63rd affidavit they propose to argue that Redemption Creditors rank ahead of non-redeeming investors for the purposes of Section 37. Whether investors who sought to redeem their shares are confined to particular assets is also addressed under Issues 12 and 13. Issues 17 d. needs to be addressed with issues 4 and 5.

(i)	Issues

19.
Did a redemption request made in relation to the shares of a Sphinx Company which is a Feeder Fund give rise to a redemption request in relation to the Feeder Fund’s shares in the appropriate Master Fund and did a redemption request made in relation to the shares of a Master Fund give rise to a redemption request in respect of the shares of the appropriate SPC?

(ii)	Impact

This Issue will resolve the question whether the SPhinX Companies have creditor claims against each other. This matters because those Sphinx Companies that are master funds and those companies that are SPCs had third party investors (in fact a substantial number) who may rank as creditors in those companies. If the higher tiered SPhinX Company made redemption requests to its subsidiary then it might themselves rank as creditor in the liquidation of that subsidiary with the same priority as any other external investors who had become redemption creditors of the subsidiary in their own right.

(iii)	JOLs’ Position

The JOLs’ are not convinced by the argument that implied redemption requests were made within the group of SPhinX Companies or that adequate entries were made to reflect redemptions. The result would be that the SPhinX Companies that are Feeder Funds merely hold equity in those SPhinX Companies that were Master Funds and the Master Funds also hold only equity in those SPhinX Companies that are SPCs. The JOLs understand that shareholders of Sphinx Limited are prepared to argue the contrary view, namely that there were such implied redemption requests.

V.	Do misrepresentation claims by Investors rank as creditor claims?

(i)	Issues

20.
Do any claims of investors for misrepresentations made in respect of their investment in any of the companies within the SPhinX group in which they now hold shares or have in the past held shares rank as creditors and, if so, do they rank equally with those of any other creditors or are such claims inadmissible in the liquidation by virtue of the principle in Houldsworih v City of Glasgow Bank (1879-80) LR.5App. Cas. 317) or otherwise?

(ii)	Impact

It has been suggested that investors have grounds for arguing that they were misled by the overstatement of assets (which failed to take account of the RCM deposit) and by the concealment of the Refco fraud. As a result some placed money with the SPhinX Companies and others retained their investments and did not seek to redeem their positions.

(iii)	JOLs’ Position

The JOLs do not believe that any of the investors would advance such an argument as none have sought to do so to date.

SECTION C MONIES AVAILABLE FOR INTERIM PAYMENTS OR DISTRIBUTIONS

(i)	Issues

21.
Should the JOLs seek to establish the minimum asset and maximum liability position of (a) the SPhinX Companies and (b) the segregated portfolios of the SPCs with a view to making an interim payment to creditors or an interim distribution to shareholders, even if the true net asset position of such company or segregated portfolio cannot be ascertained?

22.
In relation to each SPhinX Company and each segregated portfolio of an SPC, and having regard to the answers to the questions above, can an (interim) payment be made to creditors and if so, on what basis?

23.
In relation to any SPhinX Company which has a surplus of assets after payment of the creditors of that company or of a segregated portfolio within an SPC, which shareholders of that company are entitled to receive a distribution of such surplus assets and how should their entitlement be determined? Can an interim distribution be made to such persons, and if so, on what basis?

(ii)	Impact

This group of Issues cannot be determined until Issues 4 to 10 have been resolved.

(ii)	JOLs’ Position

Issues 21 to 23 cannot be answered until Issues 4 to 10 have been resolved which themselves may well have to be resolved after the issues in Section B.

Dated 26 May 2010

JOLs’ Position Paper re Liquidation Issues as at 26 May 2010

X:\Cients\R\RSM - Sphinx10000\Liquidation Issues \JOLs’ Position Issues\SPhinX JQLs JOLs Position Paper on Liquidation Issues as at 26 May 2010 (v14 - final clean).doc

SPhinX Group of Companies (In Official Liquidation)

Summary Flowchart of the Liquidation Issues per JOLs’ Position Paper as at 26 May 2010

Notes:

1.	The figures within the brackets relate to the Liquidation Issues identified in the JOLs’ Position Paper as at 26 May 2010.
2.	The above is a simplified flowchart that may not address all possibilities.
3.	To be read only in conjunction with the JOLs’ Position Paper on the Liquidation Issues as at 26 May 2010.

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Paper as at 26May2010 re Liquidation Issues FINAL.xls

EXHIBIT C

63rd Affidavit: Kenneth M. Krys

21st May 2010

Exhibit “KK1O1-Tabs 1 to 3”

FSD: 0016 of 2009-ASCJ

(FORMERLY CAUSE NO: 258 OF 2006)

IN THE GRAND COURT OF THE CAYMAN ISLANDS

FINANCIAL SERVICES DIVISION

IN THE MATTER OF THE COMPANIES LAW

AND IN THE MATTER OF THE SPHINX GROUP OF COMPANIES (IN OFFICIAL LIQUIDATION) AS CONSOLIDATED BY THE ORDER OF THE GRAND COURT DATED 6TH JUNE 2007

SIXTY-THIRD AFFIDAVIT OF KENNETH M. KRYS

I, KENNETH M. KRYS of Krys & Associates, Governors Square, Building 6, 2™ Floor, 23 Lime Tree Bay Avenue, P.O. Box 31233, Grand Cayman KY1-1205, Cayman Islands MAKE OATH and SAY AS FOLLOWS:-

1.
I am the Founder and Chief Executive Officer of Krys & Associates Cayman Ltd and one of the Joint Official Liquidators (JOLs) and the same Kenneth M. Krys who has already made 62 previous affidavits herein. I am duly authorised by the other JOL, Margot Maclnnis, to make this affidavit on both our behalf. The facts and matters deposed to in this affidavit are, save where otherwise stated, known to me personally. Where known to me personally those facts and matters are true and where my knowledge is derived from another source, I state my means of knowledge and I believe the same to be true to the best of my knowledge, information and belief. There is now produced and shown to me marked Exhibit “KK10I: Tabs 1 to 3” a bundle containing true copies of various documents to which I wish to refer in the course of this affidavit.

2.
I make this affidavit for the purpose of explaining what directions the Court seeks at the forthcoming hearings on 26 May 2010 and the further hearing on 9 and 10 June2010. These directions are sought in order to resolve various issues that arise in the liquidations of the SPhinX Companies. Essentially, at the hearing on 26 May 2010 the JOLs wish to obtain the Court’s approval as to the role and, insofar as is possible, as to the role which any investor or creditor as a representative party will have in resolving the legal issue that need to be determined in the liquidations. It is also intended that the Court will be informed of the expanded and revised list of liquidation issues [“Liquidation Issues”] recently formulated by the JOLs in consultation with the Liquidation Committee. At the hearing on 9 and 10 June 2010 the JOLs hope to obtain procedural directions for the various issues to be determined Any question of pre-emptive costs can be addressed at that hearing..

Background to the Issues

3.
In June 2007 the JOLs caused a summons (“the June 2007 Summons”) to be issued seeking the determination of the Court on a number of legal and factual issues that needed to be resolved before any distribution could be made. Many of these issues arise because of the confused and disorganised manner in which the SPhinX Companies appear to have operated prior to liquidation and the poor state of the records which the JOLs inherited.

4.
The summons was adjourned pending negotiation of Schemes of Arrangement. Paragraph 4 of the Order of 15 June 2007 stayed any further proceedings on the June 2007 Summons. These negotiations proved more difficult than anyone had originally anticipated when the June 2007 Summons was adjourned. They continued over the course of some two and half years.

5.
It was finally recognised that an impasse had been reached when it was made known at the creditors’ and investors’ meeting on 26 March 2010 and the blocking investors’ meeting on 27 April 2010 that a number of blocking investors were not prepared to agree to certain aspects of the scheme. Any one blocking investor had the ability to prevent the Schemes from being approved.

6.
The deal breakers, as far as some investors were concerned, included proposals for releases to be given to certain parties. One of the issues which proved particularly intractable in discussions between members of the Liquidation Committee was how to apportion the provision that the Court had already required to be made in respect of potential Indemnity Claims,

7.
The investors have now waited for nearly 4 years since the SPhinX Companies were placed in voluntary liquidation. The total value of assets, largely in cash is approximately US$525m. As I have previously urged upon the Court it is important that investors obtain clarity as soon as is possible as to the amounts that are likely to be distributed to them and some clearer idea of the timing when those payments can be made. To that end it is now essential to move the Issues set out in the June 2007 Summons to a resolution with whatever expedition is possible.

8.
Indeed, some investors made it clear at the creditors’ and investors’ meeting on 26 March 2010 that they expected the JOLs to get on with the resolution of the Issues in the Liquidation of the SPhinX Companies as quickly as possible. Certain matters were also discussed relating to the way in which the some investors wanted the process to be handled to which I will return below. I refer to the various notices which are exhibited at Exhibit KK 101 Tab 1 in which the JOLs have updated investors and creditors of matters as they have progressed. In any event, the JOLs have a duty to establish the liabilities of the estate and to distribute the assets to creditors and then shareholders.

9.
I have explained the issues which need to be resolved in these liquidations in my 10th Affidavit which was sworn in support of the June 2007 summons and I crave leave to refer to this affidavit for at least a genera! understanding of the Issues in the June 2007 summons.

10
Since I made my 10th affidavit the arguments which arise under each issue have been developed and the impact which a particular answer would have on different classes of investors has been carefully debated and examined. The negotiations to conclude schemes of arrangement mean that the issues have been refined considerably into much more specific questions and that individual members of the Liquidation Committee now have a detailed understanding of the background to them and how the outcome will affect their own position.

11
We have therefore revisited the issues covered in the June 2007 Summons. Save for one matter we have largely concluded that the June 2007 Summons can serve with slight amendment as the umbrella under which all the more detailed legal questions can be addressed. The amendment to the June 2007 Summons is primarily concerned to introduce an issue which arises by virtue of a purported suspension of redemptions on 14 June 2006. The JOLs sought and obtained leave to amend the June 2007 summons in the form produced to the Court at the April 2010 hearing. That Amended Summons was filed on 19 May 2010.

Expansion and refinement of Liquidation Issues as formulated in the June 2007 Summons

12
Over the past two months the JOLs have sought to expand and refine the list of issues as formulated in the June 2007 Summons. It is intended to provide a roadmap for the type of legal issues which arise under each of the more broadly stated issues in the June 2007 Summons. The purpose of this task was to inform the Court and investors of the Liquidation Issues in the context of the directions being sought. The expanded list of Liquidation Issues as discussed with the Liquidation Committee was posted on the SPhinX funds website to which investors have access on 20 May 2010. A copy of that document appears at Exhibit “101 -Tab 2”.

13
The expanded list of Liquidation Issues represents the JOLs’ best understanding of the detailed issues, having been developed in consultation with the Liquidation Committee. I should nevertheless also say that the list is intended to be flexible. The JOLs for their part recognise that as the process moves forward there may well be occasions when new specific questions or issues arise or existing questions or issues become obsolete. The expanded list is not intended by the JOLs to place any straightjacket on debate. At this stage, it is hoped that these expanded issues will enable the Court to give meaningful directions.

14.
As will be apparent from the expanded list of Liquidation Issues that the issues have been divided into 3 broad sections. The first section deals with questions which arise in relation to the assets and certain external costs and liabilities of the SPhinX Companies. The second section deals with disputes about the relative ranking of investors who may be shareholders or redemption creditors and whose rights might be restricted in normal circumstances to certain asset pools. The final section deals with distribution.

Appearances on Issues and Representation

15.
One of the questions which the JOLs hope to resolve at the earliest opportunity is their own role in this process. We are particularly concerned to ensure that our independence and neutrality is not compromised by the task we have to undertake. We are therefore concerned to have sanction from the Court that we can proceed in the way I shall outline below.

16.
The JOLs have been advised that they have a responsibility to ensure that the arguments for each of the issues is fully ventilated and fairly presented to the Court. This is important so that decisions on these issues cannot later be re-opened on the basis that certain arguments were not fully addressed. The JOLs could and in some instances may have to present the arguments on an issue with no opposition and with no participation from any person with a real interest in the outcome. We have been advised that it would be preferable to have at least one party with a real interest involved in the debate.

17
The JOLs considered it appropriate for investors and creditors to be given the opportunity to be considered as representative creditors. On 1 April 2010, the JOLs wrote to a number of Investors seeking to establish their willingness to act as representative parties to argue the various legal issues that are proposed to be determined by the Court. I refer to the table at Tab 18 of Exhibit “K.K 100” to my 59th affidavit sworn on 10 April 2010 showing the issues then proposed to be addressed by this means and the Investors identified as potential representative parties by the JOLs. I refer to the correspondence with such Investors at Tab 18 of Exhibit “KK100”.

At this stage, based on advice from their legal advisers, the JOLs had in mind that they would proceed with the conventional form of representative proceedings in which the JOLs would permit the various protagonists of each of the Issues to argue the Liquidation Issues between themselves (e.g. redemption creditors/ S shareholders vs. shareholders), with the JOLs remaining neutral on the Issues but providing assistance where necessary to all parties in the preparation of their case by explaining the Issues and providing relevant documents to them. The majority of investors responded expressing an interest in acting as a representative party with further questions about the process and in particular the costs associated with taking on the role. Before the JOLs had the opportunity to properly respond to everyone on these questions, a blocking investors’ meeting was held in New York on 27 April 2010 to discuss whether there was sufficient common ground to enable a consensus to be reached on the schemes and to discuss the restoration of the June 2007 Summons to deal with the Liquidation Issues. There were significant concerns among many of the members of the group of the costs and expenses of the representative parties being met from the estate.

18
The JOLs considered that the costs of the conventional form of representative proceedings being proposed by the JOLs, namely setting up a form of tripartite proceeding to resolve the Issues whereby the JOLs remained neutral and 2 representative parties are appointed to argue the legal issues in the liquidation between themselves. It was suggested that the JOLs should instead put forward their own views on the issues on the basis that the JOLs, having been in the job for 4 years should be in a position to state their views or conclusions on the issues. Further, the JOLs understood the view that if anyone wished to come forward to challenge and argue against the JOLs’ conclusions, then they should do so at their own risk and without any form of assurance about their costs until the conclusion of the issue about which they had taken a stand which would discourage bad or unnecessary arguments being taken by parties which would only lead to wasted costs and further delays in the distribution of the assets.

19
Having discussed the alternative approach with their advisers, the JOLs then proposed to express a position on certain of the Issues insofar as they are able to do so. However, the JOLs wish to make it clear that they are not in a position to state a view on some of the Issues at this stage. The JOLs will do so knowing that it will be the Court and not they as JOLs who will resolve them. The JOLs believe that, whatever view they express, the Court is likely nevertheless to have to hear argument on particular questions and see those issues ventilated and presented fairly.

20
In fact on those Issues which deal with ranking of investors it may be that Deutsche Bank or some other substantial shareholder of SPhinX Ltd, will take up the baton of arguing the case against S Shareholders and other Redemption Creditors. That interest would be severely affected if it were to be shown that S Shareholders and redemption creditors ranked ahead of their shareholding. The Court will be aware of the fact that the JOLs have commenced proceedings against Deutsche Bank in New York seeking to recover the losses suffered by the SPhinX Companies.

21
The terms on which Deutsche Bank has asked to participate in the resolution of Issues is that the Court make a pre-emptive costs order in Deutsche Bank’s favour. Deutsche Bank also wish to argue that, if it does not have an assurance on its costs, then the JOLs should remain neutral on the Ranking Issues. As a result, the Court will not then be in a position to give directions to the JOLs until it can also address the role and position of Deutsche Bank the June 2010 hearings. We believe that Deutsche Bank is likely to appear whether or not such an order for costs is made on a pre-emptive basis. We hope that Deutsche Bank is able to inform us whether it is prepared to take this step at the first of the directions hearings on 26 May 2010.

22
Apart from Deutsche Bank’s role, the question which we would like resolved at the 9 and 10 June 2010 is whether the JOLs should take what might otherwise be regarded to be a partisan position adverse to that of shareholders. They would do so partly because their own legal advice favoured redemption creditors contrary to the interests of shareholders. These arguments are complex and are not the subject of case law. Accordingly, on any view that the JOLs were to express on the Ranking Issues, the JOLs realise that it may be argued that any of their conclusions are debatable. Nevertheless, the JOLs believe they should at least be willing to put forward a particular position without anyone believing we have given up our independence or objectivity.

23
There is, however, another reason why the JOLs consider it appropriate for them to put forward the case of redemption creditors. Because the JOLs shared information and legal advice with the Liquidation Committee over the last three years, shareholders such as Deutsche Bank and UBS were given an opportunity to develop their own theories to counter these arguments which those who would stand as redemption creditors have not had. This places the rest of the investors at a considerable disadvantage. Many of the ranking questions are complex and none of the redemption creditors would enjoy the same opportunity as Deutsche Bank and UBS have had to prepare their case. In fact, they will be at a considerable disadvantage in having to come up to speed on all the Issues and understanding the interplay between the various issues in a short space of time before evidence has to be filed for the substantive hearings.

24
In summary, the JOLs therefore consider that they should put forward the position of redemption creditors partly (i) because this represents their view of the correct outcome (ii) partly out of fairness to redemption creditors and (iii) partly because doing so would improve the prospects that the issues were properly ventilated before the Court. One of the purposes of this preliminary directions hearing is to understand whether the Court approves of the course which the JOLs propose to take.

25.
It is also necessary to ensure that decisions that are reached on particular issues are binding on all investors. If that is not achieved then that too could create an opportunity for an investor at some later date to challenge a decision by the Court. One way to have achieved this would have been to organise for those parties representing relevant interests on particular issues to undertake the relevant debate. A representative order could have been made in respect of each such party. The JOLs would then have been expected to have remained neutral in the process.

26.
If the Court approves the course which the JOLs propose to take on the Ranking Issues it may or may not be the case that some investor such as Deutsche Bank or UBS or some other investor will step up and wish to argue the contrary case. We are aware from a letter from Linklaters dated 14 May 2010 which is exhibited at Exhibit K.K lOlTab 3 that Deutsche Bank is willing to act as a representative party but that their “offer” to do so was conditional upon a pre-emptive costs being made in its favour. On the footing that nobody opposes the JOLs’ view, we understand that a decision on this issue could be rendered binding on everyone if the JOLs were representing all those investors who did not notify the JOLs that they wished to oppose the JOLs. Accordingly, the JOLs seek an order to this effect for the purposes of those issues which concern the ranking of investors.

27.
Where an investor is prepared to step up and appear to advance arguments against the JOLs’ position it also makes sense for a representation order to be made in respect of that investor who should bind every person who disagrees with the JOLs. If a creditor or investor does come forward to argue the contrary interest it would represent all other creditors or investors who take a position adverse to the JOLs.

28.
The JOLs do not at this stage know who, if anyone, will come forward on the Ranking Issues, if Deutsche Bank decides that it will not do so. Nor do we know when Deutsche Bank would commit itself to this process. It may well be that nobody comes forward until some directions have been given. We are, however, anxious that the process of resolving the issues should not be delayed. We have therefore engaged in the process of formulating more detailed issues with a view to ensuring that some investor would be ready if they were so inclined to participate in the more detailed directions we hope to obtain on 9 and 10 of June 2010.

Proposal for More Detailed Directions

29.
As I have already explained, the Expanded Issues cover three different a reas of inquiry and it is obvious to the JOLs and their attorneys that their resolution must be case-managed so as to ensure that they are concluded in a logical sequence. The prioritisation of issues is complex and needs to be carefully staged. The JOLs and their attorneys have formed some preliminary views on these which I outline briefly below.

30.
Some but not all of the issues require evidence and when that is required there are one or two respects in which it is possible that the evidence will be contentious. Whatever directions are given for the resolution may need to take account of preliminary views on the evidence. We will endeavour to identify those issues on which evidence is likely to be needed before the 9 and 10 June 2010 hearing.

31.
It seems to the JOLs that the question whether the assets of the SPhinX Companies have been co-mingled as a matter of fact to such an extent that it is impractical and/or impossible to identify what belongs to any specific entity is one of the most important issues, the outcome of which is likely to affect the way in which all other Liquidation Issues have to be addressed. This question is covered by Issues 1 to 4 of the Liquidation Issues. If the assets are to be treated as one or more “pools” and equitable principles determine distribution, this may well affect the Court’s view of certain Ranking Issues in Section B of the Liquidation Issues. It is also likely to affect the manner in which liabilities of the various companies are addressed.

32.
Before the Court or any interested party can decide these Issues the JOLs believe they need to produce evidence of the state of the SPhinX Companies’ records and explain the results of their investigations into the assets to date. The JOLs are in the process of preparing a report for this purpose but I do not wish anyone to be under any illusion: the exercise is a substantial one.

33.
Once a report has been provided on this issue, the outcome of Issue 4 is largely a legal one. The JOLs and investors would know the extent to which they could rely on the separation of the companies within the corporate structure or whether there is likely to be a distribution in equity (the Court would not need to be in any position at that stage to pronounce on what principles would be used to distribute assets).

34.
Because they believe the answers to Issue 1 to 4 will be reasonably clear cut, the JOLs propose that they should take a position on Issues 1 to 4 and wait to see if anyone opposes them. They nevertheless, if at all possible, would seek directions at the earliest possible opportunity with a view to obtaining an early determination of these Issues.

35.
In general terms, the JOLs have been advised by their legal advisers that all the Ranking Issues apart from Issues 11 and 12 (which deal with what assets were available to S Shareholders and) and the Issue which deals with solvency should be resolved before the issues relating to allocation of liabilities and the principles determining distributions are addressed. This is because it may be important for distribution purposes to know how investors rank, whether as creditors or shareholders.

36.
The JOLs therefore have it in mind to invite the Court to make case management directions which place the issues on different tracks with a view to them reaching a conclusion in a logical sequence. We believe it is also imperative for investors to ensure that all Liquidation Issues are being advanced to a conclusion, even if some will be determined sooner than later. As far as possible the JOLs hope to obtain meaningful directions to that end at the hearings on 9 and 10 June 2010. At that hearing we would also invite the Court to resolve the uncertainty about its own role and that of any party such as Deutsche Bank.

Sworn to at

this 21st day of May 2010

NOTARY PUBLIC	KENNETH M. KRYS

Approved as to form and content by Kenneth Krys - to be sworn on 24/25 May 2010

This Affidavit was issued by Riich & Conolry, Aitomeys-at-Law for the JOLs, whose address for service is P.O. Box 1994, 4th Floor, Queensgate House, South Church St, George Town, Grand Cayman KYI-1104.

X:\Ciicnts\R\RSM - Sphinxl0000\Court Documents Cayman lslands\Affidavits&Exhibiis\63rd Affidavit of KK_Liquidation issues directions hearing on 26 May 2010\v11 Final_21 May 2010.doc

EXHIBIT D

Refco Public Commodity Pool L.P, (In Liquidation)

JPMorganChase Money Market Account

304928380

Date	Check#	Payor / Payee	Reason	Deposit	Payment	Balance

27 - Jul- 07		JPMorgan Chase	Opening Account	0.00		0.00
28 - Sep - 07		JPMorgan Chase	Interest	0.02		0.02
21 - Feb - 08		BYSIS	Wire Transfer	3,618.45		3,618.47
29 - Feb - 08		JPMorgan Chase	Interest	2.67		3,621.14
31-Mar-08		JPMorgan Chase	Interest Payment	8.16	0.00	3,629.30
30-Apr-08		JPMorgan Chase	Interest Payment	5.33	0.00	3,634.63
30-May-08		JPMorgan Chase	Interest Payment	4.74		3,639.37
30-Jan-05		JPMorgan Chase	Interest	4.91		3,644.28
31-July-08		JPMorgan Chase	Interest Payment	4.92		3,649.20
29-Aug-08		JPMorgan Chase	Interest	4.60		3,653.80
30-Sep-08		JPMorgan Chase	Interest	5.09		3,658.89
31-Oct-08		JPMorgan Chase	Interestct	4.94		3,663.83
28-Nov-08		JPMorgan Chase	Interest	1.68		3,665.51
31-Dec-08		JPMorgan Chase	Interest Payment	0.42	0.00	3,665.93
30-Jan-09		JPMorgan Chase	Interest Payment	0.67	0.00	3,666.60
27-Feb-09		JPMorgan Chase	Interest Payment	0.39		3,666.99
31-Mar-09		JPMorgan Chase	Interest Payment	0.48		3,667.47
28-Apr-09		Alston & Bird	PlusFunds Ch.11 Distribution	113,282.89		116,950. 36
30-Apr-09		JPMorgan Chase	Interest Payment	1.84		116,952. 20
29-May-09		JPMorgan Chase	Interest Payment	13.90		116,966. 10
21-Jun-09	1001	Alston & Bird	April & May 2009 Invoices		1,585.50	115,380. 60
17-Jun-09		Delux (ACH)	Checkbook Fee		105.26	115,275. 34
30-Jun-09		JPMorgan Chase	Interest Payment	15.32		115,290. 66
13-Jul-09	1002	Scty of State of State Of Delaware	Receiver Franchise Fees		1,140.50	114,150. 16
21-Jul-09	1003	Alston & Bird	June 2009 Invoice		5,850.00	108,300.16
31-Jul-09		JPMorgan Chase	Interest Payment	14.50		108,314.66
24-Aug-09	1004	Alston & Bird	July 2009 Invoice		4,040.61	104,274.05
31-Aug-09		JPMorgan Chase	Interest Payment	13.75		104,287.80
24-Sep-09	1005	Alston & Bird	August 2009 Invoice		502.38	103,785.42
24-Sep-09	1006	VOID				103,785.42
24-Sep-09	1007	VOID				103,785.42

Refco Public Commodity Pool L.P, (In Liquidation)
JPMorganChase Money Market Account
304928380

Date	Check#	Payor / Payee	Reason	Deposit	Payment	Balance

24-Sep-09	10028	Richards Layton & Finger	Refresh Retainer		10,000.00	93,785.42
30-Sep-09		JPMorgan Chase	Interest Payment	12.78		93,798.20
28-Oct-09	1009	Richards Layton & Finger	July & August billing		4,301.77	89,496.43
28-Oct-09	1010	Alston & Bird	Sepo9 Billing		1,080.00	88,416.43
30-Oct-09		JPMorgan Chase	Interest Payment	11.53		88,427.96
28-Nov-09	1011	Alston & Bird	Oct09 Billing		1,395.11	87,032.85
3-Dec-09	1012	Maples & Calder	Cayman Atty Retainer		10,000.00	77,032.85
30-Nov-09		JPMorgan Chase	Interest Payment	11.33		77,044.18
26-Dec-09	1013	Alston & Bird	Nov09 Billing		1,768.03	75,276.15
29-Dec-09	1014	Citi Hedge Fund Services N.A , Inc.	Back Room Support Service		10,000.00	65,276.15
31-Dec-09		JPMorgan Chase	Interest Payment	10.44		65,286.29
6-Feb-09	1015	Alston & Bird	Expense portion payment		1,473.57	63,812.72
29-Jan-10		JPMorgan Chase	Interest Payment	4.15		63,816.87
26-Feb-10		JPMorgan Chase	Interest Payment	2.45		63,819.32
23-Mar-10	1016	Delaware Scty of Stete	MAA, LLC filing fee		250.00	63,569.32
23-Mar-10	1017	RL&F Service Corp	Registered Agent Fee 2009&2010		420.00	63,149.32
31-Mar-10		JPMorgan Chase	Interest Payment	2.86		63,152.18
30-Apr-10		JPMorgan Chase	Interest Payment	2.57		63,154.75
28-May-10		JPMorgan Chase	Interest Payment	2.40		63,157.15
						63,157.15
						63,157.15
						63,157.15
						63,157.15
						63,157.15
						63,157.15
						63,157.15

[Letterhead of Richards, Layton, & Finger]

Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com
March 19, 2010

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

RE:           In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes the quarterly interim report by MAA, LLC, the liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund” or the “Public Fund”) on the status of the liquidation of the Fund.1

As described in the Prior Reports, the Liquidating Trustee’s main activity is to liquidate the Fund’s principal asset, its claims against and interests in the SPhinX Group, which is in official liquidation in the Cayman Islands.  Since the December 2009 Prior Report, there has been an increase in activity by parties in the SPhinX Group liquidation.  These activities include the following:

●
On December 31, 2009, the joint official liquidators (the “JOLs”) informally asserted that they held claims against the Fund for the Fund’s alleged receipt of approximately $12.5 million of transfers between October and December 2005.  These transfers relate to redemptions made by the Fund from the SPhinX Group based upon redemption requests the Fund itself received from its investors.  The JOLs assert that these transfers may be avoided as a constructive fraudulent conveyance under New York law.  The Liquidating Trustee believes that these claims are without merit and is prepared to defend these claims if they are ever formally asserted.  To date, the JOLs have made these assertions only on an informal basis.

-----------------------------
1 Prior quarterly reports were submitted on February 21, 2008, June 24, 2008, September 16, 2008, December 18, 2008, March 11, 2009, June 17, 2009, September 29, 2009, and December 17, 2009 (the “Prior Reports”).

Vice Chancellor Leo E. Strine, Jr.
March 19, 2010

●
In connection with responding to the December 31, 2009 assertion by the JOLs, the Liquidating Trustee entered into a joint defense agreement with the Refco Offshore Managed Futures Fund, Ltd. (in voluntary liquidation) (the “Offshore Fund”).  The Liquidating Trustee understands that the Offshore Fund is a Cayman Islands fund that was sponsored by Refco principally to make investments in the SPhinX Group.  The Offshore Fund was available to non-U.S. investors.  The Offshore Fund is in voluntary liquidation in the Cayman Islands.  The Offshore Fund’s liquidation is being overseen by third party professional liquidators.  The JOLs have made similar assertions against the Offshore Fund and the Offshore Fund and the Public Fund have (and have had) common counsel.

●
On January 26, 2010, the Grand Court required that, as part of any schemes of arrangement for the SPhinX Group, the JOLs reserve $117,332,912 for indemnity claimants.  A copy of the JOLs notice, dated January 29, 2010, informing investors and creditors of this outcome is attached as Exhibit A to this Report.  The Liquidating Trustee understands that the indemnity claimants are parties against whom the JOLs and third parties have asserted claims, but for whom the SPhinX Group undertook a contractual indemnity obligation.  Under the schemes of arrangement proposed in December 2009 (the “Schemes”), the JOLs estimated an indemnity reserve of $45,000,000.  In the January 29, 2010 notice, the JOLs reported that the Grand Court’s setting of the reserve will have a significant financial impact on the estimated distributions under the Schemes.  The Grand Court has required the JOLs to provide a revised estimate of initial distributions under the Schemes in light of the ruling on the indemnity reserve.  The JOLs have yet to provide this estimate.

●
In response to the January 29, 2010 notice, the Public Fund (together with the Offshore Fund) sent a letter on February 5, 2010 to the JOLs requesting further information concerning certain points in the January 29, 2010 notice.  A copy of this letter is attached hereto as Exhibit B.  A copy of the JOLs response, dated February 16, 2010 is attached hereto as Exhibit C.

●
On March 10, 2010, the JOLs posted a further notice to creditors and investors regarding the Schemes.  A copy of this notice is attached hereto as Exhibit D.  In that notice, the JOLs notified creditors and investors that the liquidation committee had not been able to reach an agreement concerning the allocation of the increased indemnity reserve under the Schemes.  The notice further states that the JOLs have cancelled a hearing scheduled for April 12, 2010 at which the JOLs were to seek authority from the Grand Court to convene scheme meetings with creditors and investors.  Instead, the JOLs intend to use the April 12, 2010 hearing to, among other things, address whether it is appropriate to continue with the Schemes.

Vice Chancellor Leo E. Strine, Jr.
March 19, 2010

In light of the foregoing, the current course of the SPhinX Group liquidations is unclear to the Liquidating Trustee.  Because the Fund’s principal asset is its claims against and interests in the SPhinX Group, the timing and ultimate outcome of the Fund’s liquidation is similarly unclear.  The Liquidating Trustee intends to continue to monitor the course of the SPhinX Group liquidation and, where appropriate, take positions to maximize the ultimate recoveries for the Fund’s stakeholders.

A summary of collections and disbursements of the liquidation to date is attached hereto as Exhibit E.

Respectfully submitted,
/s/ Russell C. Silberglied
Russell C. Silberglied (No. 3462)
RCS/lam
Attachment

EXHIBIT A

[Logo]	KRYS & ASSOCIATES CAYMAN LTD. GLOBAL KNOWLEDGE • LOCAL PERSPECTIVE

Governors square, Building 6, 2nd Floor
23 Lime Tree Bay Avenue
P.O. Box 31237
Grand Cayman KY1-1205
Cayman lslands
T: 345-947-4700
F: 345-946-6728

NOTICE TO THE CREDITORS AND INVESTORS OF
THE SPHINX GROUP OF COMPANIES (IN OFFICIAL LIQUIDATION)
Update on Scheme Hearings
Dated 29 January 2010

The Joint Official Liquidators are writing to update investors and creditors of the Sphinx Group of Companies (“Investors”) on the hearings held before the Chief Justice in the Grand Court during the week of 26 January 2010 and to provide additional information relevant to Investors.

The Indemnity Reserve Hearing

The first hearing dealt with the indemnity Reserve and was a continuation of the hearing held in December 2009. On 26 January 2010 the Court directed that the amount to be set aside for the indemnity Reserve be $117,332,912. This amount is provisional and the Chief Justice’s written reasons for that decision are expected to be handed down shortly.

A timetable for dealing with the remaining outstanding issues between the JOLs and the Indemnity Claimants was also determined. To the extent these issues are not resolved by agreement, a hearing was fixed to commence on 6 April 2010 to argue these.

A copy of the order made by the Grand Court will be posted on the website www.sphinxfunds.com.

Directions to proceed with the Schemes

At the second hearing, the JOLs sought a direction from the Grand Court as to whether they should proceed to issue an application for hearings to be held to obtain an order from the Court convening Court meetings of Investors to vote upon the Schemes. The Grand Court directed the JOLs to issue such an application and fixed a timetable for the holding of hearings to determine whether Court meetings should be convened and any associated jurisdictional questions.

The Grand Court ordered that there should be two hearings in open court and that Investors should be entitled to attend such hearings if they wished to do so.

The First Hearing

The first hearing will commence immediately following the conclusion of the Indemnity Reserve hearing referred to above. The precise start date cannot be given, but is likely to be on 8 or 9 April 2010. At that hearing, the Court will determine whether the Court has jurisdiction under the Companies Law to sanction Schemes which include releases by Investors of any claims that they might have against the indemnity Claimants and releases of certain third parties whose claims are not proposed to be compromised by the Schemes.

Details of these proposals, sufficient to enable the point of jurisdiction to be decided, will be included in evidence which the Grand Court directed should be provided to Investors and the Indemnity Claimants on or before 15 February 2010.

The Second Hearing

The second hearing is fixed to commence on 12 April 2010. At that hearing the matters to be determined by the Court will include:-

a)	the constitution of the Court meetings to approve the Schemes (“class questions”);
b)	any other issue relevant to the jurisdiction of the Court to sanction the Schemes;
c)	any other issue which, although not strictly going to jurisdiction, is such that it would unquestionably lead the Court to refuse to sanction the Schemes; and
d)	any other matters which would cause the Court to exercise its discretion not to convene the Court meetings.

It should be noted that at the hearing in April the Court will not consider any issue which might be said to go to the fairness or merits of the Scheme. The Court will consider those matters only at the final hearing to sanction the Schemes.

Details of the Scheme proposals, sufficient to enable the points referred to above to be decided, will be included in evidence which the Grand Court directed should be provided to Investors on or before 8 March 2010,

Other Directions

The Court ordered that the JOLs take any steps which they consider appropriate to ensure that:

1)	Any information provided to investors (or any of them) relating to the status of the proposals in relation to the proposed Schemes; and
2)	Any estimate of the predicted returns to Investors under the proposed Schemes is up to date and accurate.

It was also ordered that the JOLs make inquiries to find investors, or their representatives, who would be willing to serve as members of the LC so as to increase its number, and to submit any nominations to the remaining members of the LC for their consideration and consent in accordance with Cayman’s winding up rules. Such new members should have time and resources to take on an active role on the LC so as not, by reason of any lack of time and resources, to prevent the timetable for the Convening Hearings set out in the Grand Court’s order from proceeding.

A copy of the order of the Grand Court will be posted on the website www.sphinxfunds.com.

Other developments

In addition to the above hearings, there are a number of other developments in relation to the Schemes that the JOLs wish to draw to the attention of Investors:

As indicated above, on 26 January 2010 the Court directed that the provisional amount to be set aside for the Indemnity Reserve be $117,332,912. As previously reported, the projections of the JOLs had included a provision for a cash reserve of $45,000,000. The decision of the Grand Court is therefore likely to cause a significant financial impact to the estimated initial cash distributions under the Schemes. The JOLs are exploring the impact on the Schemes of the additional reserve, including whether insurance can be obtained to replace the need for part of the cash reserve.

The amount of assets available to be distributed in the Schemes is expected to be less than the $530 million discussed in the presentation. The Court ordered that the legal costs of the Indemnity Claimants be paid on an indemnity basis. Preliminary projections are that these will be significant.

The impact of these matters is that the projected returns to Investors will be significantly less than estimated in the presentations to Investors of 21 December 2009.

As will be evident from the above orders, the projected timescale for the approval of the Schemes and subsequent cash distribution under the Schemes envisaged on the 21 December 2009 teleconference has been delayed. If the Court orders the convening of Court meetings following the hearings referred to above it will also fix a timetable for the holding of a sanction hearing, following which it will be possible to give a more accurate timetable for the Schemes to be made effective and for the initial cash distribution.

Yours truly,

/s/ Kenneth M. Krys
Kenneth M. Krys
Joint Official Liquidator

EXHIBIT B

ALSTON&BIRD LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
404-881-7000
Fax: 404-851-7777
www.alston.com

William S. Sugden	Direct Dial: 404-881-4778	E-mail: will.sugden@alston.com

February 5, 2010

Via Email and Air Mail

Kenneth M. Krys
Krys & Associates Cayman Ltd.
Governors Square, Building 6, 2nd Floor
23 Lime Tree Bay Ave.
P.O. Box 31237
Grand Cayman KY1-1205
Cayman Islands
British West Indies

          Re: SPhinX Group of Companies

Dear Ken:

          This law firm is U.S. counsel to the Refco Offshore Managed Futures Fund Ltd. (in voluntary liquidation) (the “Offshore Fund”) and the Refco Public Commodity Pool LP (the “Public Fund”). I am writing in follow up to the notice that you posted to creditors and investors dated January 29, 2010.

          I understand that the Grand Court has set a reserve for indemnity claimants of nearly $120 million, which is almost three times higher than the $45 million you estimated in preparing the Schemes. This will have a material impact on returns under the proposed Schemes, in which you have acknowledged both of my clients will have a blocking position.

          The level of disclosure on the indemnity reserve, in particular the nature of the indemnity reserves and the risks associated with the indemnity claimants to the overall Schemes, has not been adequate, I therefore request that you provide me, as well as other investors and creditors who bear the ultimate economic risk of these liquidations, with additional information regarding the indemnity reserve and the litigation surrounding that issue. I would like to know, among other things:

•	The identity of the indemnity reserve claimants.

Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Kenneth M. Krys
February 5, 2010

•	Whether the indemnity requests relate to litigation that you or third parties have initiated against the indemnity claimants.

•	If the indemnity requests relate both to litigation you and third parties have brought, your estimate of the allocation of the reserve between your litigation and third party litigation.

•	The “remaining outstanding issues” between the JOLs and the indemnity claimants that you reference on the first page of your notice.

•
The basis for the Grand Court’s determination that the legal costs of the indemnity claimants be paid by you on an indemnity basis and your estimate of the amounts of these payments. If they are available, please send me transcripts of the Court’s ruling.

          I would also ask that you provide me with your candid assessment of the litigation strategy that has been pursued in light of the current status of the indemnity claims. In particular, I would like to know whether the strategy continues to make sense in light of the likelihood that, if the litigation succeeds: (i) the liquidators themselves would be obligated to pay any judgment on behalf of the indemnity claimants, and (ii) the liquidators would be obligated to pay the fees of contingency counsel. In short, I would like to know why you believe the litigation strategy continues to be in the best interest of the parties who bear the true economic risk of these liquidations.

          You also indicate in your letter that the Grand Court has directed that you make inquiries to find additional members to serve on the liquidation committee. Please provide me with farther information regarding this direction. In particular, I am interested to learn whether this direction was based upon the recent turnover in the liquidation committee membership or whether the Grand Court believed that the liquidation committee has not adequately represented the interests of all constituents, in particular indemnity claimants.

          These liquidations have now been proceeding for more than three and a half years, discretionary payments from the liquidation approach or exceed $50 million, and no distributions have been made to the parties who bear the economic risk of these liquidations. In particular, your firm has received in excess of $17 million in fees and expenses and it appears that little has been achieved in the context of such a massive amount of fees that you have incurred. Based upon your January 29 notice, I am concerned that there is a continuing lack of direction to the liquidations and no strategy to bring about any resolution of these matters in a timely manner.

Kenneth M. Krys
February 5, 2010

          I look forward to and will await your response.

Regards,
/s/ William S. Sugden
William S. Sugden

EXHIBIT C

RITCH & CONOLLY
ATTORNEYS AT LAW
P O Box 1994 • Queensgate House • 113 South Church Street
Grand Cayman KY1-1104 • CAYMAN ISLANDS
Phone: 345 949 7366 • Facsimile: 345 949 8652
E-mail: info@rc.com.ky • Web: www.rc.com.ky

16th February 2010

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta
GA 30309-3424
United States of America

BY EMAIL

Attention: William Sugden, Esq.

Dear Sir,

SPhinX Group of Companies

We act for the Joint Official Liquidators (“JOLs”) of the SPhinX Group of Companies (in liquidation).

The JOLS have requested us to respond to your letter dated 5th February 2010 in which you request certain information in relation to the Indemnity Claimants and the ongoing litigation in the United States.

We respond to your queries as follows:-

1.
You have requested that the JOLs reveal the identity of the Indemnity Reserve Claimants. We assume for the purposes of this query that you are concerned only with the Indemnity Claimants who have appeared at Court to argue about the appropriate level of the Indemnity Reserve. All of these Indemnity Claimants are already defendants in the United States in the actions being brought in the Courts of New York and New Jersey.

1

RITCH & CONOLLY
ATTORNEYS AT LAW

These Indemnity Claimants are Mark Kavanagh, Brian Owens, PricewaterhouseCoopers LLP, PricewaterhouseCoopers Cayman Islands, Robert Aaron, DPM Mellon LLC and DPM Limited.

2
The Indemnity requests relate either directly or indirectly to the litigation that has been initiated by the Sphinx Trustee and JOLs either on behalf of various Assignees or on behalf of the Sphinx Companies (in liquidation). We are not aware whether any third parties have initiated litigation against the Indemnity Claimants. The Indemnity requests primarily relate to either legal costs, investor claims that may be brought against the Indemnity Claimants, contribution claims that may be brought by other defendants in the New York and New Jersey actions against the Indemnity Claimants or direct claims which are brought by the JOLs against the Indemnity Claimants and for which the US Courts find the Indemnity Claimants should be indemnified.

3	As referred to above, we are not aware of any relevant third party litigation.

4
Whilst the Indemnity Reserve has been provisionally set by the Chief Justice there are extant issues that have yet to be finalized between the JOLs and the Indemnity Claimants. Most of these issues relate to the mechanisms by which the JOLs propose to protect the Indemnity Claimants from both contribution claims and potential investor claims and to set-off any claims the JOLs may have against the Indemnity Claimants against any claims the US Courts find the Indemnity Claimants have, under their indemnities against the JOLs. To the extent these issues cannot be dealt with by consent by the Indemnity Claimants and the JOLs, they will be resolved by the Court at the hearing on 6th April 2010.

5
Under the various contracts with the Indemnity Claimants provision is made for all of the Indemnity Claimants costs and expenses to be paid for by the JOLs. The Judge, however, at the hearing in December 2009 decided that, until or unless it was proven that the Indemnities were valid and binding, he would not order that the legal costs of Indemnity Claimants arising from the December hearing should be paid under contract. Instead he ordered that the costs of the Indemnity Claimants should be paid on the Indemnity basis under the Grand Court Costs Rules Order 62. The difference between the “Indemnity basis” and the “standard basis” is that under the Indemnity basis if there is any doubt in the mind of the Taxing Officer when reviewing the Indemnity Claimants bill of costs (should matters proceed to a taxation) then he will rule in favour of the Indemnity Claimants, whereas under the “standard basis’’ in the same situation, he would rule in favour of the JOLs. We do not, as yet, have a final estimate of the amounts payable under the Court Order.

2

RITCH & CONOLLY
ATTORNEYS AT LAW

6.
We do not believe it is appropriate at this stage to provide you with a detailed assessment of the litigation strategy in light of the reserve to be provided for the Indemnity Claimants. However, we can confirm that, further to the advice received from their US Counsel, the JOLs still believe that the strategy to pursue the current litigation strategy is the correct one. We should further add that the JOLs would only be obliged to pay a judgment an behalf of the Indemnity Claimants if they fail to prove that the Indemnity Claimants acts or omissions fall outside the terms of their indemnity. The JOLs’ US Counsel are confident they will be able to prove that the Indemnity Claimants acts and omissions do fall outside the Indemnity terms and as such the Indemnity Claimants will be fully liable. The JOLs would also only be obliged to pay the fees of the US Counsel if there was a net cash receipt from any defendant.

7.
In relation to your query regarding members of the Liquidation Committee, the Court made the direction partly because of the recent resignation of various members of the Liquidation Committee and also partly because the Court believes that the Liquidation Committee did not accurately represent the interests of all the constituents. However, there was no suggestion made by the JOLs, the Liquidation Committee or the Judge that the Indemnity Claimants should be represented on the Liquidation Committee. They are, as yet, contingent creditors.

8.
We note the comments you make regarding the fees that have been incurred by the JOLs and other parties in relation to these liquidations. We do not consider that there is a lack of direction and that there is no strategy to bring about the resolution of these matters in a timely matter, In fact, the JOLs have been actively engaging with the Indemnity Claimants, the Liquidation Committee and the Court to try and progress these matters and in particular the proposed Scheme of Arrangement as expeditiously as possible. As you will be aware, the Scheme of Arrangement, which was negotiated by the Liquidation Committee, has taken an enormous amount of time to both negotiate and formulate. It is also very complicated. The steps that have been taken by the JOLs have been approved both by the Liquidation Committee and the Court. In closing, we draw your attention to the fact that the JOLs have reported on these issues by means of regular reports or Notices to investors on the SPhinX Funds website at www.sphinxfunds.com.

Yours faithfully,
/s/ ROBERT CONOLLY
RITCH & CONOLLY

X:\Clients\R\RSM - Sphinx10000\Correspondence\Alston & Bird LLP\L-WiliiamSugdcn 16thFeb2010.doc

3

EXHIBIT D

KRYS & ASSOCIATES CAYMAFF LTD. GLOBAL KNOWLEDGE • LOCAL PERSPECTIVE

Governors Square, Building 6,2nd Floor
23 Lime Tree Bay Avenue
P.O. Box 31237
Grand Cayman, KY1-1205
Cayman Islands
T: 345-947-4700
F: 345-946-6728

NOTICE TO INVESTORS OF
THE SPHINX GROUP OF COMPANIES
(IN OFFICIAL LIQUIDATION)
Further Update on Scheme Hearings
Dated 10 March 2010

TO ALL SCHEME INVESTORS

We refer to the notice dated 29 January 2010 posted on the SPhinxfunds.com website (the “January Notice”) concerning the Order of the Grand Court made on 28 January 2010. in that notice we indicated that the Grand Court had directed that two hearings would take place in April 2010 in relation to the proposed Schemes of Arrangement (the “Schemes”) and that Investors / Creditors (“Investors”) should be entitled to attend such hearings if they wished to do so. At the second of those hearings (the “Main Convening Hearing”) the matters to be determined by the Court were to include:

(a)	The constitution of the Court meetings to approve the Schemes;
(b)	Any other issue relevant to the jurisdiction of the Court to sanction the Schemes;
(c)	Any other issue which, although not strictly going to jurisdiction, might be said would unquestionably lead the Court to refuse to sanction the Schemes; and
(d)	Any other matters which it might be said should cause the Court to exercise its discretion not to convene the Court meetings.

As we explained in the January Notice, the provisional amount to be set aside as a reserve for the contingent claims of persons claiming to have indemnities against the SPhinX Companies (the “indemnity Reserve”) before the JOLs could make any distribution under the schemes of arrangement has provisionally been directed by the Grand Court to be US$117,332,912. We indicated that as the projections of the JOLs had included a provision for a cash reserve of US$45,000,000, the decision of the Grand Court was likely to cause a significant financial impact to the estimated initial cash distributions under the Schemes, and that the JOLs were exploring the impact on the Schemes of that reserve. The JOLs indicated that they were exploring whether insurance could be obtained so that part of the Indemnity Reserve need not be in cash. That option has proved not to be viable.

The need to create an Indemnity Reserve of that size has brought into sharp focus the issue of how the funds required to establish the Indemnity Reserve should be contributed to by the various SPhinX Companies. Different investors have differing rights create issues as to how the burden of contributing to the indemnity Reserve should be allocated amongst Investors having such differing rights.

On 4 March 2010 the Liquidation Committee (the “LC”) notified the JOLs that it had not been possible for the members of the LC to reach agreement as to how the indemnity Reserve should be allocated, and that it did’ not think that it would be able to reach an agreement on this issue prior to the Main Convening Hearing on 12 April 2010. The effect of this is that it would not be possible to place before the Court a sufficiently advanced draft of the Schemes which would be necessary for a determination of the class and other jurisdictional issues intended to be decided at that hearing.

In these circumstances, the JOLs attended the Grand Court on Wednesday 10 March 2010 and were released from the obligation to give notice of the Main Convening Hearing. The Main Convening Hearing will therefore not take place on 12 April 2010, although the Releases Convening Hearing will proceed as planned immediately following the Indemnity Reserve Hearing,

In order to ensure that Investors are informed of the progress that has been made in the formulation of the Schemes and to provide Investors with the opportunity to express their views as to the current status of the Schemes and the liquidations generally the JOLs intend:

1.	To hold an in person Investor Meeting on 26 March 2010 (the “March Investor Meeting”) in New York with facilities for joining by teleconference; and
2.	To utilize the availability of Court time following the conclusion of the Releases Convening Hearing to seek the directions of the Court as to how to proceed.

Among the issues which Investors may wish to consider, and which the JOLs intend to bring to the attention of the Court, are:

1.	Whether it remains appropriate for the JOLs and the LC to continue with their efforts to finalize the Schemes in accordance with paragraph 2 of the Order made on 25 June 2007;
2.
Whether steps should be taken by the JOLs to restore the June 2007 Summons and to seek a determination from the Grand Court of the legal or any other issues that require to be determined in the liquidations either in parallel to, or instead of, negotiations in relation to the Schemes;

3.	Whether and if so, how, the membership of the LC may be expanded; and
4.	Such further or other issues as the JOLs and the LC deem appropriate for consideration.

The JOLs have given notice of the March Investor Meeting on 5 March 2010 and will, as soon as practicable, circulate some further information to facilitate discussion at that meeting.

Yours sincerely,
THE SPHINX GROUP OF COMPANIES (IN OFFICIAL LIQUIDATION)
/s/ Kenneth M Krys
Kenneth M Krys
Joint Official Liquidator

EXHIBIT E

Refco Public Commodity Pool L.P, (In Liquidation)
JPMorganChase Money Market Account
304928380

Date	Check #	Payor / Payee	Reason	Deposit	Payment	Balance

27-Jul-07		JPMorgan Chase	Opening Account	0.00		0.00
28-Sep-07		JPMorgan Chase	Interest	0.02		0.02
21-Feb-08		BYSIS	Wire Transfer	3,618.45		3,618.47
29-Feb-08		JPMorgan Chase	Interest	2.67		3,621.14
31-Mar-08		JPMorgan Chase	Interest Payment	8.16	0.00	3,629.30
30-Apr-08		JPMorgan Chase	Interest Payment	5.33	0.00	3,634.63
30-May-08		JPMorgan Chase	Interest Payment	4.74		3,639.37
30-Jun-05		JPMorgan Chase	Interest	4.91		3,644.28
31-Jul-08		JPMorgan Chase	Interest Payment	4.92		3,649.20
29-Aug-08		JPMorgan Chase	Interest	4.60		3,653.80
30-Sep-08		JPMorgan Chase	Interest	5.09		3,658.89
31-Oct-08		JPMorgan Chase	Interest	4.94		3,663.83
28-Nov-08		JPMortan Chase	Interest	1.68		3,665.51
31-Dec-08		JPMorgan Chase	Interest Payment	0.42	0.00	3,665.93
30-Jan-09		JPMorgan Chase	Interest Payment	0.67	0.00	3,666.60
27-Feb-09		JPMorgan Chase	Interest Payment	0.39		3,666.99
31-Mar-09		JPMorgan Chase	Interest Payment	0.48		3,667.47
28-Apr-09		Alston & Bird	PlusFunds Ch. 11 Distribution	113,282.89		116,950.36
30-Apr-09		JPMorgan Chase	Interest Payment	1.84		116,952.20
29-May-09		JPMorgan Chase	Interest Payment	13.90		116,966.10
21-Jun-09	1001	Alston & Bird	April & May 2009 Invoices		1,585.50	115,308.60
17-Jun-09		Deluxe (ACH)	Checkbook Fee		105.26	115,275.34
30-Jun-09		JPMorgan Chase	Interest Payment	15.32		115,290.66
13-Jul-09	1002	Scty of State of State of Delaware	Receiver Franchise Fees		1,140.50	114,150.16
21-Jul-09	1003	Alston & Bird	June 2009 Invoice		5,850.00	108,300.16
31-Jul-09		JPMorgan Chase	Interest Payment	14.50		108,314.66
24-Aug-09	1004	Alston & Bird	July 2009 Invoice		4,040.61	104,274.05
31-Aug-09		JPMorgan Chase	Interest Payment	13.75		104,287.80
24-Sep-09	1005	Alston & Bird	Aug 2009 Invoice		502.38	103,785.42
24-Sep-09	1006	VOID				103,785.42
24-Sep-09	1007	VOID				103,785.42

Refco Public Commodity Pool L.P, (In Liquidation)
JPMorganChase Money Market Account
304928380

Date	Check #	Payor / Payee	Reason	Deposit	Payment	Balance

24-Sep-09	1008	Richards Layton & Finger	Refresh Retainer		10,000.00	93,785.42
30-Sep-09		JPMorgan Chase	Interest Payment	12.78		93,798.20
28-Oct-09	1009	Richards Layton & Finger	July & August billing		4,301.77	89,496.43
28-Oct-09	1010	Alston & Bird	Sep-09 Billing		1,080.00	88,416.43
30-Oct-09		JPMorgan Chase	Interest Payment	11.53		88,427.96
28-Nov-09	1011	Alston & Bird	Oct-09 Billing		1,395.11	87,032.85
3-Dec-09	1012	Maples & Calder	Cayman Atty Retainer		10,000.00	77,032.85
30-Nov-09		JPMorgan Chase	Interest Payment	11.33		77,044.18
26-Dec-09	1013	Alston & Bird	Nov-09 Billing		1,768.03	75,276.15
29-Dec-09	1014	Citi Hedge Fund Services N.A., Inc.	Back Room Support Service		10,000.00	65,276.15
31-Dec-09		JPMorgan Chase	Interest Payment	10.14		65,286.29
6-Feb-10	1015	Alston & Bird	Expense portion payment		1,473.57	63,812.72
29-Jan-10		JPMorgan Chase	Interest Payment	4.15		63,816.87
26-Feb-10		JPMorgan Chase	Interest Payment	2.45		63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32
						63,819.32

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com
December 15, 2009

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

   RE: In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes the quarterly interim report by MAA, LLC, the liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”) on the status of the liquidation of the Fund.1

The Liquidating Trustee’s main activity since September 2009 has been overseeing the Fund’s principal asset, its claims against and interests in the SPhinX Group, which is in official liquidation in the Cayman Islands. The joint official liquidators (the “JOLs”) of the SPhinX Group have previously announced that they intended to propose schemes of arrangement for certain of the companies in the SPhinX Group, including SPhinX Managed Futures Fund, SPC (“SMFF”), the entity against which the Fund has its claims and interests.

In connection with the schemes of arrangement, the Liquidating Trustee attended a meeting with the JOLs and members of the liquidation committee of the SPhinX Group on December 7. The purpose of this meeting was to discuss the commercial terms of the schemes. The Liquidating Trustee understands that the purpose of the proposed schemes, should they be approved, is to compromise and settle numerous contentious issues concerning the SPhinX Group affecting its creditors and investors, which the Liquidating Trustee has set forth in the Prior Reports.

To date, the Liquidating Trustee has received only overview reports of the schemes. The Liquidating Trustee understands that the JOLs presently propose, in late January 2010, to request that the Grand Court of the Cayman Islands convene scheme meetings for the purposes of allowing scheme creditors and investors to consider and, if thought appropriate, approve, the proposed schemes. The timing of the meeting of scheme creditors and investors is currently unknown. If the schemes are approved by the requisite majorities at each of the scheme meetings, the JOLs will subsequently invite the Grand Court to sanction the schemes.

----------------------------------

1 Prior quarterly reports were submitted on February 21, 2008, June 24, 2008, September 16, 2008, December 18, 2008, March 11, 2009, and June 17, 2009, and September 29, 2009 (the “Prior Reports”).

Vice Chancellor Leo E. Strine, Jr.
December 15, 2009

In addition to activities related to the schemes, the JOLs have recently informally stated to the Liquidating Trustee that they may attempt to assert an affirmative counterclaim against the Fund. This alleged counterclaim relates to redemptions that the Fund made from SMFF in the period between October and December 2005. The JOLs have asserted that during this period the Fund withdrew $12.5 million from SMFF on account of which they purport they may assert an equitable setoff claim. The face amount of the Fund’s total claims against and interests in SMFF are approximately $40 million. The JOLs have yet to provide any factual or legal support for their alleged claim to the Liquidating Trustee, and we know of none. While the Liquidating Trustee is engaged in discussions with the JOLs concerning the alleged claim, based upon the information currently available to the Liquidating Trustee, the Liquidating Trustee disputes this claim by the JOLs.

Given the foregoing, the Liquidating Trustee determined that it was appropriate to engage counsel for the Fund in the Cayman Islands. The Liquidating Trustee has engaged the law firm of Maples and Calder (“Maples”) to act as the Fund’s Cayman counsel. In connection with this retention, the Liquidating Trustee has provided Maples with a US$10,000 retainer.

As noted in the Prior Reports, the Liquidating Trustee has received an initial distribution on its unsecured claim from the PlusFunds Group bankruptcy in the Southern District of New York. The Liquidating Trustee has, since receipt of that distribution, been paying current expenses to Fund service providers (other than the Liquidating Trustee itself) on a timely basis. Expenses that accrued prior to the receipt of the PlusFunds distribution have not been paid. A summary of collections and disbursements of the liquidation to date is attached hereto as Exhibit A.

The Liquidating Trustee anticipates that there may be material developments in connection with the SPhinX Group prior to the next quarterly report in March 2010. In such a case, the Liquidating Trustee will issue an earlier report. Additionally, depending upon the issues presented for decision, and because they could be seeking to compromise the primary asset that the Liquidating Trustee is overseeing, the Liquidating Trustee may seek sanction of those decisions from this Court.

Respectfully submitted,

Russell C. Silberglied (No. 3462)

RCS/lam
Attachment

EXHIBIT A

Refco Public Commodity Pool L.P, (In Liquidation)
Money Market Account
304928380

Date	Check #	Payor/Payee	Reason	Deposit	Payment	Balance
27-Jul-07		JPMorgan Chase	Opening Account	0.00		0.00
28-Sep-07		JPMorgan Chase	Interest	0.02		0.02
21-Feb-08		BYSIS	Wire Transfer	3,618.45		3,618.47
29-Feb-08		JPMorgan Chase	Interest	2.67		3,621.14
31-Mar-08		JPMorgan Chase	Interest Payment	8.16	0.00	3,629.30
30-Apr-08		JPMorgan Chase	Interest Payment	5.33	0.00	3,634.63
30-May-08		JPMorgan Chase	Interest Payment	4.74		3,639.37
30-Jun-05		JPMorgan Chase	Interest	4.91		3,644.28
31-Jul-08		JPMorgan Chase	Interest Payment	4.92		3,649.20
29-Aug-08		JPMorgan Chase	Interest	4.60		3,653.80
30-Sep-08		JPMorgan Chase	Interest	5.09		3,658.89
31-Oct-08		JPMorgan Chase	Interest	4.94		3,663.83
28-Nov-08		JPMorgan Chase	Interest	1.68		3,665.51
31-Dec-08		JPMorgan Chase	Interest Payment	0.42	0.00	3,665.93
30-Jan-09		JPMorgan Chase	Interest Payment	0.67	0.00	3,666.60
27-Feb-09		JPMorgan Chase	Interest Payment	0.39		3,666.99
31-Mar-09		JPMorgan Chase	Interest Payment	0.48		3,667.47
28-Apr-09		Alston & Bird	PlusFunds Ch. 11 Distribution	113,282.89		116,950.36
30-Apr-09		JPMorgan Chase	Interest Payment	1.84		116,952.20
29-May-09		JPMorgan Chase	Interest Payment	13.90		116,966.10
21-Jun-09	1001	Alston & Bird	April & May 2009 Invoices		1,585.50	115,380.60
17-Jun-09		Deluxe (ACH)	Checkbook Fee		105.26	115,275.34
30-Jun-09		JPMorgan Chase	Interest Payment	15.32		115,290.66
13-Jul-09	1002	Scty of State of State of Delaware	Receiver Franchise Fees		1,140.50	114,150.16
21-Jul-09	1003	Alston & Bird	June 2009 Invoice		5,850.00	108,300.16
31-Jul-09		JPMorgan Chase	Interest Payment	14.50		108,314.66
24-Aug-09	1004	Alston & Bird	July 2009 Invoice		4,040.61	104,274.05
31-Aug-09		JPMorgan Chase	Interest Payment	13.75		104,287.80
24-Sep-09	1005	Alston & Bird	Aug 2009 Invoice		502.38	103,785.42
24-Sep-09	1006	VOID				103,785.42
24-Sep-09	1007	VOID				103,785.42

24-Sep-09	1008	Richards Layton & Finger	Refresh Retainer		10,000.00	93,785.42
30-Sep-09		JPMorgan Chase	Interest Payment	12.78		93,798.20
28-Oct-09	1009	Richards Layton & Finger	July & August billing		4,301.77	89,496.43
28-Oct-09	1010	Alston & Bird	Sep09 Billing		1,080.00	88,416.43
30-Oct-09		JPMorgan Chase	Interest Payment	11.53		88,427.96
28-Nov-09	1011	Alston & Bird	Oct09 Billing		1,395.11	87,032.85
3-Dec-09	1012	Maples & Calder	Cayman Atty Retainer		10,000.00	77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85
						77,032.85

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com
September 29, 2009

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

RE:   In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes the quarterly interim report by MAA, LLC, the interim liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”) on the status of the liquidation of the Fund. This report supplements the Liquidating Trustee’s prior reports to you of February 21, 2008, June 24, 2008, September 16, 2008, December 18, 2008, March 11, 2009, and June 17, 2009 (the “Prior Reports”).

Since June 2009, there has been further progress liquidating the Fund’s principal asset, its claims against and interests in the SPhinX Group, which is in official liquidation in the Cayman Islands. The liquidators of the SPhinX Group held a meeting in New York on July 1, 2009 to describe a contemplated scheme of arrangement. The Liquidating Trustee, together with counsel, attended this meeting. At this meeting, the chair of the liquidation committee of the SPhinX Group gave a presentation regarding the broad outlines of the contemplated scheme of arrangement. In furtherance of the efforts to propose a scheme of arrangement, the liquidators of the SPhinX Group have announced that they will request that the Grand Court of the Cayman Islands hold a hearing to sanction creditor and investor approval of the scheme of arrangement in January 2010.

The Liquidating Trustee understands that a scheme of arrangement is similar to a plan of reorganization under the U.S. Bankruptcy Code. No documentation was provided at the July 1, 2009 meeting nor has any documentation been subsequently distributed. Based upon the information provided to date, in broad terms, the Liquidating Trustee understands that the scheme of arrangement currently anticipates returning to purported S shareholders between 20% and 40% of the face value of their S shares, together with a preferential recovery in the proceeds of future litigation recoveries. As described in further detail in Prior Reports, the SPhinX Group purported to issue S shares to the Fund when the Fund made a redemption request to the SPhinX Group in December 2005, and therefore the Liquidating Trustee understands that the proposed treatment noted above would be applicable to the Fund. The Liquidating Trustee also understands that the scheme of arrangement contemplates recognizing and maintaining the corporate separateness of the various entities within the SPhinX Group. As noted, no documentation regarding the proposed scheme has been circulated to parties in the Fund’s position.

Vice Chancellor Leo E. Strine, Jr.
September 29, 2009

The precise time frame for the filing of the scheme of arrangement is not yet clear. The liquidators of the SPhinX Group have indicated that a draft of the scheme documentation may be distributed as early as October 2009; however that date was suggested prior to the notice of the January 2010 hearing before the Grand Court. Thus, the Liquidating Trustee does not anticipate that a distribution will be made in calendar year 2009. Once the scheme documentation has been distributed, the Liquidating Trustee will consider the appropriate manner in which to communicate the substance of this documentation with Fund investors. The Liquidating Trustee has made no determination at this time regarding its position on any scheme of arrangement, and intends to await definitive documentation before making a determination on whether to support a scheme and on the appropriate method of communicating the scheme to the Fund’s investors.

As noted in the Prior Reports, the Liquidating Trustee has received an initial distribution on its unsecured claim from the PlusFunds Group bankruptcy in New York. The Liquidating Trustee has, since receipt of that distribution, been paying current expenses to Fund service providers (other than the Liquidating Trustee itself) on a timely basis. Expenses that accrued prior to the receipt of the PlusFunds distribution have not been paid. A summary of collections and disbursements of the liquidation to date is attached hereto as Exhibit A.

The Liquidating Trustee will provide a further quarterly report in December 2009, or will issue an earlier report if circumstances, such as the issuance of definitive scheme documentation, warrant such a report.

Respectfully submitted,

Russell C. Silberglied (No. 3462)

RCS/lam
Attachment

EXHIBIT A

Refco Public Commodity Pool L.p, (In Liquidatin)
Money Market Account
304928380

Date	Check #	Payor/Payee	Reason	Deposit	Payment	Balance
27-Jul-07		JPMorgan Chase	Opening Account	0.00		0.00
28-Sep-07		JPMorgan Chase	Interest	0.02		0.02
21-Feb-08		BYSIS	Wire Transfer	3,618.48		3,618.47
29-Feb-08		JPMorgan Chase	Interest	2.67		3,621.14
31-Mar-08		JPMorgan Chase	Interest Payment	8.16	0.00	3,629.30
30-Apr-08		JPMorgan Chase	Interest Payment	5.33	0.00	3,634.63
30-May-08		JPMorgan Chase	Interest Payment	4.74		3,639.37
30-Jun-05		JPMorgan Chase	Interest	4.91		3,644.28
31-Jul-08		JPMorgan Chase	Interest Payment	4.92		3,649.20
29-Aug-08		JPMorgan Chase	Interest	4.60		3,653.80
30-Sep-08		JPMorgan Chase	Interest	5.09		3,658.89
31-Oct-08		JPMorgan Chase	Interest	4.94		3,663.83
28-Nov-08		JPMorgan Chase	Interest	1.68		3,665.51
31-Dec-08		JPMorgan Chase	Interest Payment	0.42	0.00	3,665.93
30-Jan-09		JPMorgan Chase	Interest Payment	0.67	0.00	3,666.60
27-Feb-09		JPMorgan Chase	Interest Payment	0.39		3,666.99
31-Mar-09		JPMorgan Chase	Interest Payment	0.48		3,667.47
28-Apr-09		Alston & Bird	PlusFunds Ch. 11 Distribution	113,282.89		116,950.36
30-Apr-09		JPMorgan Chase	Interest Payment	1.84		116,952.20
29-May-09		JPMorgan Chase	Interest Payment	13.90		116,966.10
21-Jun-09	1001	Alston & Bird	April & May 2009 Invoices		1,585.50	115,380.60
17-Jun-09		Deluxe (ACH)	Checkbook Fee		105.26	115,275.34
30-Jun-09		JPMorgan Chase	Interest Payment	15.32		115,290.66
13-Jul-09	1002	Scty of State of State of Delaware	Receiver Franchise Fees		1,140.50	114,150.16
21-Jul-09	1003	Alston & Bird	June 2009 Invoice		5,850.00	108,300.16
31-Jul-09		JPMorgan Chase	Interest Payment	14.50		108,314.66
24-Aug-09	1004	Alston & Bird	July 2009 Invoice		4,040.61	104,274.05
31-Aug-09		JPMorgan Chase	Interest Payment	13.75		104,287.80
						104,287.80
						104,287.80
						104,287.80
						104,287.80
						104,287.80
						104,287.80

[Letterhead of Richards, Layton & Finger]

RICHARDS
LAYTON &
FINGER
Russell C. Silberglied
Director
302-651-7545
Silberglied@rlf.com

June 17, 2009

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

RE:	In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

          This letter constitutes the quarterly interim report by MAA, LLC, the interim liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”) on the status of the liquidation of the Fund. This report supplements the Liquidating Trustee's prior reports to you of February 21, 2008, June 24, 2008, September 16, 2008, December 18, 2008, and March 11, 2009 (the “Prior Reports”).

          Since March 2009. there has been continued progress liquidating the Fund's assets. The Fund has now received an interim distribution of $113,282.89 on its allowed unsecured claim against PlusFunds Group, Inc. (“PlusFunds”), which is a debtor in the United States Bankruptcy Court for the Southern District of New York, case number 06-10402. This represents an approximately 11% distribution on its claim. Based upon communications between counsel to the Fund and counsel to PlusFunds, the Liquidating Trustee anticipates that an additional distribution will be made on this claim. It is unknown at the present time what the quantum of the additional distribution will be. The Liquidating Trustee anticipates, however, that the total dividend on the claim against PlusFunds will be less than 20% of the face value of the claim.

          The Liquidating Trustee anticipates using some of the proceeds from PlusFunds to pay future expenses of the liquidation of the Fund. These expenses are anticipated to include the future costs of the Fund's service providers as well as the out-of-pocket costs of the Liquidating Trustee. The Liquidating Trustee does not intend to pay accrued expenses of the liquidation until the Fund's principal asset, its claims against and interests in the SPhinX Group, has been liquidated. Similarly, given the quantum of investor interests in the Fund, the accrued and unpaid expenses to date of the Fund, and the anticipated expense of concluding the liquidation of the Fund's primary asset, the Liquidating Trustee does not anticipate distributing any of the proceeds from PlusFunds to investors in the Fund.

■ ■ ■

One Rodney Square ■ 920 North King Street ■ Wilmington, DE 19801 ■ Phone: 302-651-7700 ■  Fax: 302-651-7701
www.rlf.com

Vice Chancellor Leo E. Strine, Jr.
June 17, 2009

          Because the Liquidating Trustee is now in a position to pay limited expenses of the Fund, beginning with this report, the Liquidating Trustee will include a summary of receipts and disbursements for each quarterly reporting period. This summary for the period March 15, 2009 through June 15, 2009 is attached hereto as Exhibit A.

          There has been more limited progress on liquidating the Fund's primary asset, its claims against and interests in the SPhinX Group. As set forth in Prior Reports, the liquidator of the SPhinX Group has negotiated the “commercial terms” of a “Scheme of Arrangement” with the liquidation committee of the SPhinX Group. Neither the Fund nor the Liquidating Trustee is a member of the liquidation committee and the details of the proposed Scheme of Arrangement have not yet been publicly disclosed. The liquidator of the SPhinX Group has called a meeting of investors for July 1, 2009 in New York. The Liquidating Trustee understands that one of the principal agenda items for this meeting is to provide an overview of the Scheme of Arrangement. Both the Liquidating Trustee and the Fund's U.S. counsel will attend this meeting. Should there be any material events arising from this meeting, the Liquidating Trustee will file a supplemental report.

Respectfully submitted,
/s/ Russell C. Silberglied

Russell C. Silberglied (No. 3462)

RCS/lam

EXHIBIT A

Refco Public Commodity Pool L.P, (In Liquidation)
Money Market Account
304928380

Date	Check #	Payor / Payee	Reason	Deposit	Payment	Balance

27-Jul-07		JPMorgan Chase	Opening Account	0.00		0.00
28-Sep-07		JPMorgan Chase	Interest	0.02		0.02
21-Feb-08		BYSIS	Wire Transfer	3,618.45		3,618.47
29-Feb-08		JPMorgan Chase	Interest	2.67		3,621.14
31-Mar-08		JPMorgan Chase	Interest Payment	8.16	0.00	3,629.30
30-Apr-08		JPMorgan Chase	Interest Payment	5.33	0.00	3,634.63
30-May-08		JPMorgan Chase	Interest Payment	4.74		3,639.37
30-Jun-05		JPMorgan Chase	Interest	4.91		3,644.28
31-Jul-08		JPMorgan Chase	Interest Payment	4.92		3,649.20
29-Aug-08		JPMorgan Chase	Interest	4.60		3,653.80
30-Sep-08		JPMorgan Chase	Interest	5.09		3,658.89
31-Oct-08		JPMorgan Chase	Interest	4.94		3,663.83
28-Nov-08		JPMortan Chase	Interest	1.68		3,665.51
31-Dec-08		JPMorgan Chase	Interest Payment	0.42	0.00	3,665.93
30-Jan-09		JPMorgan Chase	Interest Payment	0.67	0.00	3,666.60
27-Feb-09		JPMorgan Chase	Interest Payment	0.39		3,666.99
31-Mar-09		JPMorgan Chase	Interest Payment	0.48		3,667.47
28-Apr-09		Alston & Bird	PlusFunds Ch. 11 Distribution	113,282.89		116,950.36
30-Apr-09		JPMorgan Chase	Interest Payment	1.84		116,952.20
29-May-09		JPMorgan Chase	Interest Payment	13.90		116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10
						116,966.10

[Letterhead of Richards, Layton & Finger]
Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com
March 11, 2009

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

RE:           In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes the quarterly interim report by MAA, LLC, the interim liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”) on the status of the liquidation of the Fund.  This report supplements the Liquidating Trustee’s prior reports to you of February 21, 2008, June 24, 2008, September 16, 2008, and December 18, 2008 (the “Prior Reports”).

Since December 2008, there has been progress liquidating the Fund’s assets.  As set forth in the Prior Reports, the Fund has an allowed unsecured claim in the amount of $934,563 against PlusFunds Group, Inc. (“PlusFunds”), which is a debtor in the United States Bankruptcy Court for the Southern District of New York, case number 06-10402.  On February 2, 2009, PlusFunds filed a motion in its bankruptcy case seeking to authorization to make an interim distribution to creditors with allowed claims equal to 11% of the allowed amount of the claims.  In the Fund’s case, this is anticipated to result in a cash payment to the Fund of $107,232.41.  The timing of receipt of this payment is presently unknown, though it is anticipated to be received in the near future.  Pending liquidation of the Fund’s principal asset, its claims against and interest in the SPhinX Group (capitalized terms not defined herein are defined in the Prior Reports), the Liquidating Trustee anticipates using proceeds from PlusFunds to pay future expenses (other than the Liquidating Trustee’s own fees) of the liquidation.  Given (a) the size of the investor positions in the Fund, (b) the claims against the Fund of various creditors, and (c) the Liquidating Trustee’s anticipated future cash needs to conduct the Fund’s liquidation, the Liquidating Trustee does not believe it would be prudent to distribute the PlusFunds proceeds other than in the manner described above absent an overall resolution of matters related to the SPhinX Group.

As the Liquidating Trustee has set forth in the Prior Reports, the Fund’s principal asset is its claims against and interest in the SPhinX Group, which collectively, are Cayman Islands registered hedge funds that are presently in liquidation before the Cayman Grand Court.  Since the December 18, 2008 report, the liquidators of the SPhinX Group have scheduled and held a call of investors and creditors on March 5, 2009.  The Liquidating Trustee, together with its U.S. general counsel, Alston & Bird, attended this call.  The liquidator of the SPhinX Group reported on progress that had been made by an appointed liquidation committee (which the Liquidating Trustee understands is comprised of investors and creditors of the SPhinX Group) toward a proposed compromise “Scheme of Arrangement” (the “Scheme of Arrangement”).  The Liquidating Trustee understands that a Scheme of Arrangement is a mechanism to propose and approve a compromise of competing claims, similar in certain respects to a plan of reorganization under chapter 11 of the United States Bankruptcy Code (though with material differences).

Vice Chancellor Leo E. Strine, Jr.
March 11, 2009

While it was disclosed on the March 5, 2009 call that there has been agreement of certain broad principles of a Scheme of Arrangement, neither the liquidator of the SPhinX Group nor the chair of the liquidation committee provided specifics of the proposed compromise.  Instead, they stated that it was their goal to provide this information to parties in the Fund’s position by the end of the calendar year 2009.  Once the Liquidating Trustee receives any proposed Scheme of Arrangement, it will promptly share it with the Court.  Assuming that a Scheme of Arrangement is proposed by the end of 2009, the Liquidating Trustee does not believe that any distributions will be made from the SPhinx Group until 2010 or 2011 at the earliest.  The Liquidating Trustee will continue to monitor this situation and will apprise the Court of pertinent developments as the Liquidating Trustee deems to be warranted.

Respectfully submitted,

Russell C. Silberglied (No. 3462)
RCS/lam

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com
December 18, 2008

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

RE:           In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes the quarterly interim report by MAA, LLC, the interim liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”) on the status of the liquidation of the Fund.  This report supplements the Liquidating Trustee’s prior reports to you of February 21, 2008, June 24, 2008, and September 16, 2008 (the “Prior Reports”).

Since September 2008, there has been progress liquidating the Fund’s assets.  The Fund’s principal asset is its interests in and claims against the SPhinX Group, which are funds in official liquidation in the Cayman Islands.1  The Fund also has an allowed unsecured claim of $934,563 against PlusFunds Group, Inc. (“PlusFunds”), which is a debtor in the United States Bankruptcy Court for the Southern District of New York, case number 06-10402.

With respect to the Fund’s claims against and interests in the SPhinX Group, for more than a year the liquidators of the SPhinX Group (the “Sphinx Liquidators”) have worked with the liquidation committee of the SPhinX Group (the “Liquidation Committee”) to establish the framework of a global compromise of the issues in the SPhinX Group’s liquidation.2  As reported in a letter dated November 14, 2008 (copy attached as Exhibit A hereto), on November 12, 2008, the Liquidation Committee made a verbal presentation for a global compromise to the SPhinX Liquidators that had the support of all members of the Liquidation Committee.  The SPhinX Liquidators have requested that the Liquidation Committee put the terms of the proposal in writing to permit the SPhinX Liquidators to consider the proposal.  The SPhinX Liquidators have stated that they intend to release details of the proposal as soon as practically possible but have not yet done so.

-------------------------------
1 As reported in the Liquidating Trustee’s November 12, 2007 interim report, as of November 30, 2005, the NAV of the Fund’s interests in SPhinX Managed Futures Fund, SPC, one of the funds in the SPhinX Group, was approximately $41 million. This was the last calculation of the Fund’s NAV prior to the Fund making a redemption request of all of its shares in December 2005. One of the issues that the liquidators of the SPhinX Group have identified in the course of the liquidation is the accuracy of the NAV calculations.

2 The Fund is not a member of the Liquidation Committee and has not participated in any of these discussions. The Liquidating Trustee understands, however, that there are members of the Liquidation Committee that, like the Fund, are the purported holders of S shares. The Liquidating Trustee set forth certain of the significant issues concerning the S shares in the November 12, 2007 report.

Vice Chancellor Leo E. Strine, Jr.
December 18, 2008

The SPhinX Liquidators also released their fifth interim report on November 24, 2008.  A copy of this report is attached as Exhibit B to this report.  This report details the SPhinX Liquidator’s work over the prior six months and the financial condition of the SPhinX Group.  As set forth in the report, as of September 30, 2008, the SPhinX Liquidators reported holding assets with a total value of $543,676,050, including $542,183,824 of cash.

In addition to the progress reported in the SPhinX Group liquidation, the Liquidating Trustee has also been informed orally by PlusFunds’ liquidating agent that it anticipates making a single distribution of assets to creditors before the end of calendar year 2008.  PlusFunds’ liquidating agent orally reported to the Liquidating Trustee that the estimated percentage distribution will be approximately 20%.  Given the amount of the Fund’s allowed unsecured claim, the Liquidating Trustee anticipates a cash distribution from PlusFunds of approximately $185,000.

The Liquidating Trustee has also continued to attempt to raise additional outside financing, but has been unable to do so.  Given the current state of the capital markets, as well as the anticipated receipt of a distribution from PlusFunds (which the Liquidating Trustee anticipates will be used for future, but not past, expenses incurred in the Fund’s liquidation) and the status of a potential compromise in the SPhinX Group liquidation, the Liquidating Trustee has suspended actively attempting to raise additional financing for the time being.

The Liquidating Trustee will submit its next quarterly report on or about March 13, 2009, or sooner if and as the circumstances warrant.

Respectfully submitted,

Russell C. Silberglied (No. 3462)
RCS/lam
Attachments

EXHIBIT A

[Logo]	KRYS & ASSOCIATES CAYMAN LTD. GLOBAL KNOWLEDGE LOCAL PERSPECTIVE

P.O. BOX 10663
GRAND CAYMAN Ky1-1006
CAYMAN ISLANDS
T: 345.947.4700
F: 345.946.6728
www.krysandassociates.com

NOTICE TO THE CREDITORS AND INVESTORS OF
THE SPHINX GROUP OF COMPANIES
(IN OFFICIAL LIQUIDATION)
Dated 14,h November 2008

Re: Scheme Proposal Recommended by the LC

As reported on 30th October 2008 the Joint Official Liquidators (“JOLs”) extended the scheme deadline to 12th November 2008 to allow the Liquidation Committee (“LC”) to meet face-to-face one further time to conclude the scheme discussions and reach a broad agreement. The LC met on the 10th 11!h and 12ih November 2008, and late afternoon on 12th November 2008 the JOLs received a verbal presentation of a scheme proposal that was provided with the full support of the LC, The JOLs have requested that the proposal be put in writing so that they can diligently review and consider it with a view to assessing its deliverability. The JOLs will release further details of the principal components of what is being proposed as soon as practically possible.

Yours truly,
/s/ Kenneth M. Krys
Kenneth M. Krys
Joint Official Liquidator

EXHIBIT B

PlusFunds Manager Access Fund, SPC Ltd.
SPhinX Convertible Arbitrage Ltd,
SPhinX Convertible Arbitrage Fund SPC
SPhinX Distressed Ltd.
SPhinX Distressed Fund SPC
SPhinX Equity Market Neutral Ltd.
SPhinX Equity Market Neutral Fund SPC
SPhinX Fixed Income Arbitrage Ltd.
SPhinX Fixed Income Arbitrage Fund SPC
SPhinX Limited
SPhinX Long/Short Equity Ltd.
SPhinX Long/Short Equity Fund SPC
SPhinX Macro Fund SPC
SPhinX Macro Ltd.
SPhinX Managed Futures Fund SPC
SPhinX Managed Futures Ltd.
SPhinX Merger Arbitrage Ltd.
SPhinX Merger Arbitrage Fund SPC
SPhinX Plus SPC Ltd.
SPhinX Special Situations Ltd.
SPhinX Special Situations Fund SPC
SPhinX Strategy Fund Ltd.

Sixth Interim Report of the Joint Official Liquidators
November 24,2008

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24,2008

	Table of Contents

1	Introduction	2

2	Activities Upon and Since Appointment	6

3	Financial Position	16

1

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

1 Introduction

Basis of Appointment

1.1
On June 30,2006 by special resolution of Walkers SPV Limited, the holder of the founder shares of SPhinX Limited, SPhinX Macro Fund SPC, SPhinX Macro Ltd., SPhinX Managed Futures Fund SPC (“SMFF”), SPhinX Managed Futures Ltd,, SPhinX Long/Short Equity Fund SPC, SPhinX Long/Short Equity Ltd., SPhinX Convertible Arbitrage Fund SPC, SPhinX Convertible Arbitrage Ltd., SPhinX Distressed Fund SPC, SPhinX Distressed Ltd., SPhinX Merger Arbitrage Fund SPC, SPhinX Merger Arbitrage Ltd, SPhinX Special Situations Fund SPC, SPhinX Special Situations Ltd., SPhinX Equity Market Neutral Fund SPC, SPhinX Equity Market Neutral Ltd., SPhinX Strategy Fund Ltd., SPhinX Pius SPC Ltd., SPhinX Fixed Income Arbitrage Fund SPC, SPhinX Fixed Income Arbitrage Ltd, and PlusFunds Manager Access Fund, SPC Ltd. (the “Companies”), resolved to put the Companies into voluntary liquidation and appointed Messrs. Kenneth Krys and Christopher Stride, then Partners of RSM Cayman Islands, as Joint Voluntary Liquidators of the Companies.

1.2
On July 28, 2006, the Grand Court of the Cayman Islands (the “Grand Court”) granted orders providing for the winding up of the Companies (other than SMFF) subject to the supervision of the Grand Court and appointed Messrs. Krys and Stride as Joint Official Liquidators. On this day, the Grand Court granted a further order appointing Messrs. Krys and Stride as Joint Provisional Liquidators of SMFF. Effective August 8, 2006, by order of the Grand Court, Messrs. Krys and Stride were appointed Joint Official Liquidators of SMFF.

1.3
Throughout this report, the Joint Voluntary Liquidators, the Joint Provisional Liquidators and the Joint Official Liquidators will be referred to as the Liquidators. Although there are 22 separate legal entities involved, for the sake of reporting, we refer to each and every one of them as the Companies. Also, June 6, 2007 the Grand Court of the Cayman Islands made an order consolidating all the SPhinX related proceedings in the Grand Court of the Cayman Islands as set out in Schedule ‘A’ attached to the order dated June 6, 2007. The consolidation order was sought for administrative reasons and in order to save costs. It should not be implied or otherwise assumed that by using this general term, the Liquidators have reached any decision that contemplates a separate strategy in relation to one Company that is inconsistent with the treatment of

2

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

any other of the Companies, or have reached any decision regarding pooling of the assets or liabilities of the Companies.

1.4
This report should be read in conjunction with the First Interim Report of the Joint Voluntary Liquidators dated July 19, 2006 and the First Interim Report of the Joint Official Liquidators dated September 8, 2006, the Second Interim Report of the Joint Official Liquidators dated November 15, 2006, the Third Interim Report of the Joint Official Liquidators dated May 7, 2007, the Fourth Interim Report of the Joint Official Liquidators dated October 5, 2007 (the “Fourth Report”), and the Fifth Interim Report of the Joint Official Liquidators dated May 31, 2008,

1.5	Duty to Report

The July 28, 2006 and August 8, 2006 orders referred to above stipulated that the Liquidators file with the Clerk of the Grand Court a report in writing of the position of and the progress made with the winding up of the Companies and with the realization of the assets thereof and as to the matters connected to the winding up of the Companies, every six calendar months or as the Court may from time to time direct.

1.6	Restrictions and Qualifications
This report is prepared by the Liquidators for the purpose of complying with the above duty and to provide creditors and shareholders an update on the work performed to date.

1.7
In performing their work, the Liquidators have relied upon the integrity and accuracy of the information and documents supplied. Although the Liquidators have attempted to corroborate the information they have obtained from different sources, they have not independently verified all of the information and documentation upon which they have relied in preparing this report. In addition, the Liquidators have not performed an audit or review in accordance with International Audit Standards, and as a consequence, no assurance is expressed in this regard.

1.8
The Liquidators report solely on the information available to them at the time of this report and they will update the creditors and shareholders in future reports, as new or additional information comes to light. The Liquidators have no duty to update information at any particular time and no duty to correct any misstatements, inaccuracies or admissions upon discovery of same or at any other time.

3

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

1.9	Sources of Financial Data and Information

The Companies did not have physical premises or staff in the Cayman Islands or elsewhere. The Liquidators and their staff have therefore had to rely upon information and documentation obtained from the following sources in the preparation of this report:

•	The Companies’ former registered office, Walkers SPV Limited;
•	The Companies’ former investment manager, PlusFunds Group, lnc.(“PiusFunds”);
•	The Companies’ former administrator, DPM Mellon Ltd. (“DPM”);
•	The Companies’ former attorneys, Walkers, Peter Ginsberg, Pillsbury Winthrop Shaw Pittman LLP, Patton Boggs LLP and Stuarts Walker Hersant; and
•	The Companies’ directors Patrina Khoo Farquharson and Andrew Feighery.

1.10
In addition, the Liquidators have also collected a number of documents pursuant to the Complaints filed, the discovery orders obtained in the United States and in some cases voluntarily from other parties. The Liquidators have been given access to certain documents of Refco by the Refco Plan Administrator.

1.11
The Liquidators have also been guided by their independent attorneys in the Cayman Islands (Ritch & Conolly) and in the United States (Beus Gilbert, Morrison Foerster, and Kaye Scholer LLP), Beus Gilbert has retained Brown Rudnick LLP as local counsel in New York.

1.12	Scope of Work Performed
The provisions of a winding up subject to the supervision of the Grand Court are set out in the Order. Set out below are some of the more significant provisions:

•
Review and investigate the United States Preference Action in the US Bankruptcy Court Southern District of New York (Manhattan) Adversary Proceeding #05-03331-rdd and the subsequent Settlement Preference Agreement dated April 20, 2008 with a view to considering any steps or action the Liquidators consider appropriate and in the interests of creditors, including but not limited to appearing and taking action in any proceedings in the United States or elsewhere relating thereto;

•
Obtain and take possession of all of the Companies’ records including any documents prepared by or on behalf of the Companies currently in the possession of third parties of the Companies’ current or former representatives;

4

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24,2008

•
Consider and evaluate whether, and take steps, to commence foreign ancillary insolvency proceedings in furtherance of the winding up of the Companies (including commencing a Chapter 15 proceeding under the US B ankruptcy Code);

•
Review and investigate the Companies’ pending litigation proceedings and consider and evaluate whether, and take steps, to commence such other litigation as may be necessary or desirable for the protection of the assets and property of the Companies; and,

•
Do any acts or things considered by the Liquidators to be necessary or desirable for the protection of the assets and property of the Companies or otherwise in the interests of creditors, including but not limited to causing the Companies to vote as shareholders in other companies, as the Liquidators deem appropriate.

1.13	Performance of Duties
In order to comply with their duties and obligations, the Liquidators have engaged personnel of Krys & Associates Cayman Ltd since August 3, 2007 and prior to that date, RSM Cayman Islands.

5

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth interim Report of the Joint Official Liquidators
November 24, 2008

2	Activities since the Fifth Report

2.1	Since the Fifth Report, the Liquidators have been principally involved in the following activities:

•	Preparing analysis and attending meetings with the Liquidation Committee in relation to a scheme of arrangement.

•	Adjudicating the claims of certain indemnity creditors and dealing with any appeals and related matters arising;

•	Approaching the non SMFF portfolio managers with a view to reaching a compromise of these claims;

•	Considering and addressing the applications to transfer of the NY and NJ actions to the Southern District of New York;

•	Drafting and Filing an amended complaint on October 10, 2008 in New York and New Jersey state court;

•	Participating and responding in the numerous requests for discovery and interrogatories as a result of the New York and New Jersey actions being consolidated with the Refco MDL;

•	Conducting ongoing investigations into other potential recovery claims and where applicable entering into tolling agreements with additional parties;

•	Ensuring preservation of capital of the estates in accordance with the Investment Committee’s strategy in view of the recent financial market turmoil; and

•	Updating creditors and investors on teleconference calls held June 19 and October 14, 2008.

Third Party Litigation

2.2
As was reported in the Fifth Report, the Joint Official Liquidators filed complaints in the state courts New York and New Jersey. The defendants in the New Jersey action filed motions to remove the matters to the federal district court in New Jersey and the New York defendants filed similar motions to transfer the New York action to the Southern District of New York and essentially resulted in the consolidation of this matter with the Refco MDL. The Joint Official Liquidators filed a motion for remand in the New Jersey action and the oral arguments on the motion for remand was held July 11, 2008. The New Jersey defendants also filed in tandem an order to transfer the action to Refco MDL, The presiding Judge elected to reserve his consideration of the remand and abstention issues pending the Judicial Panel on Multidistrict Litigation’s

6

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

consideration of the Joint Official Liquidators opposition to transfer of the New York action. In August 2008, the JPML denied the Joint Official Liquidators motion to vacate the transfer order for the conditional transfer of the New York action to the Refco Multidistrict Litigation (Refco MDL) before Judge Lynch in the Southern District of NY. Subsequently, Judge Lynch who is presiding over the Refco MDL denied the Joint Official Liquidators motion to remand and the New Jersey action was consolidated with the Refco MDL. Judge Lynch is now the Judge who will consider and hear all pretrial activities which include discovery and most likely all pretrial motions, including motions to dismiss by the defendants.

2.3
The Joint Official Liquidators filed an amended New York Complaint on October 10, 2008, to incorporate new information arising from their ongoing discovery and investigations, in addition on August 28, 2008 the Joint Official Liquidators approached Richard Butt to extend the tolling agreement. Mr Butt declined to further extend the tolling and accordingly, in order to preserve the value of the potential claim against him, the JOLs filed a complaint in the US District Court Southern District of New York.

2.4
As a result of the New York and New Jersey actions being consolidated in the Refco MDL, the discovery is being handled through the MDL deposition protocol. The Joint Official Liquidators are currently involved in preparing and addressing the discovery and interrogatory requests from various defendants. In addition, in June 2008, the JOLs US attorneys met with Phil Bennett which further supported the various actions being undertaken and considered as part of the litigation strategy.

2.5
In September 2008, PwC Cayman filed a notice of motion to dismiss on the basis the forum selection clauses confer exclusive jurisdiction on Cayman Courts. The Joint Official Liquidators are working with their attorneys and expert witness to address this motion and provide evidence to defend it.

2.6
On November 17, 2008 the response deadline to the complaints expired for Christopher Sugrue, Phil Bennett and Refco Holdings Inc. The Joint Official Liquidators are putting together a default judgment strategy with the assistance of their US attorneys. Also, Gibson, Dunn & Crutcher LLP, Mitchell Karlan and Scott Kislin filed a Motion to Compel Arbitration on November 13, 2008. The Joint Official Liquidators entered into a stipulation with Brian Owens and Mark Kavanagh extending their time to answer to December 10, 2008.

7

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 200B

2.7
As reported previously in the Fifth Report, the Joint Official Liquidators identified a number of parties against whom they believe there may be a potential claim. As at the last report, the Joint Official Liquidators entered into tolling agreements with 26 parties. Since that time the Joint Official Liquidators continued to investigate and consider new information obtained through the discovery process. The Joint Official Liquidators entered into 6 additional tolling agreements. As at the date of this report there were 30 tolling agreements.

2.8	The Liquidators also continued their review and analysis of redemptions paid in 2005 for potential fraudulent conveyance claims.

Liabilities & Creditors

2.9
As investors and creditors will recall, in June of 2007, Liquidators sought directions from the Grand Court on a number of legal and factual issues that needed to be dealt with in regard to the adjudication of proofs of debt and potential distribution of assets to investors and creditors. At that time, the Liquidation Committee approached the Liquidators to work with them in the interest of avoiding significant legal costs and time required to litigate the various issues. The Liquidation Committee proposed putting forward a potential scheme of arrangement to enable the Liquidators to distribute the assets more quickly. It was the Liquidation Committee’s view that consideration should be given to whether there was some ground for compromise on the basis that the legal issues would take a long time to resolve.

2.10
As indicated in the telephone conference call updates to creditors and investors held on June 19, 2008 and October 14, 2008 over the course of the past year the Liquidators and the Liquidation Committee have made considerable efforts to explore a compromise. In that regard, and to assist the Liquidation Committee, the Liquidators provided detailed financial analysis of potential scheme scenarios for the Liquidation Committee to consider. The Joint Official Liquidators and the Liquidation Committee held numerous conference calls and meetings to advance the progress for developing and reaching a consensual scheme arrangement.

2.11
At the end of May 2008, one of the Liquidation Committee members put forward a specific scheme proposal for the entire Liquidation Committee to consider. The Liquidators and Liquidation Committee met face to face in London in early June to discuss that proposal. The May proposal was rejected. On September 17, 2008 a counter-proposal was submitted by the Liquidation Committee member for

8

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SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

consideration by the rest of the Liquidation Committee. This proposal was also rejected by the Liquidation Committee.

On the basis that the scheme process had been ongoing for over a year, the Joint Official Liquidators wrote to the Liquidation Committee and informed them that the Liquidators were setting a deadline of October 22, 2008 to reach broad consensus for a potential scheme. The Liquidators indicated that, failing a scheme compromise, the Liquidators would apply for modification of the June 2007, order and intended to move forward with actions to resolve the outstanding legal issues and seeking the Court’s direction in relation to the distribution of the assets of the liquidation,

2.12	On October 17, 2008 a further proposal was submitted to the Liquidation Committee. The Liquidation Committee requested an extension of the October 22, 2008 deadline, which the Liquidators agreed.

2.13
The Liquidators and the Liquidation Committee met most recently on November 10-12, 2008. The JOLs received a verbal presentation of a scheme proposal that was provided with the full support of the Liquidation Committee. The next step is to have scheme counsel review the proposal and advise on what will be required to progress it It is likely that scheme counsel will suggest revisions to the proposal to improve its deliverability. The JOLs will release further details of the principal components once scheme counsel have considered and is comfortable in having this information released.

Indemnities

2.14
The Liquidators commenced the adjudication of indemnity claims and most claims reviewed were rejected, The indemnified parties whose claims were rejected have all appealed to the Cayman Islands Grand Court in all but one instance, and the indemnity claimants agreed to have their appeals stayed pending the determination of the US Proceedings. DPM requested that the Court consider ruling on a few preliminary issues before they agree to a stay. The Liquidators have opposed DPM’s application and the Judge has reserved his decision in this regard.

Portfolio Manager Compromise

2.15
In conjunction with the Liquidation Committee it was determined that it was prudent, for various reasons, to offer a compromise with thirty-six non-SMFF portfolio managers representing approximately $15M. A

9

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth interim Report of the Joint Official Liquidators
November 24, 2008

number of the portfolio managers have accepted the offers and the Liquidators will apply for court approval. The costs of reaching a resolution would provide a significant savings for the estate.

Cash Management, Open Positions and Operational Matters

2.16
As mentioned in prior reports prior to the Liquidators being appointed, the Companies had retained PricewalerhouseCoopers United States to prepare the US Federal Tax Form K-1 (“K-1 s”). In October 2006, the Liquidators issued K-1’s for sixty-three segregated portfolios. There are remaining tax returns and K-1’s required for nine segregated portfolios and nine master funds. The Liquidators sought proposal from alternative service providers and selected an independent firm, Anchin Block, to complete the preparation and filing of certain of the 2005 K-1 returns and all of the 2006 K-1 return for the investors. Efforts to finalize these continue.

2.17
As reported in the Fifth Report, the Liquidators have made considerable progress in liquidating the remaining open positions. Further sales of assets have occurred in the period and income has been reserved and both have been transferred to the Liquidators’ bank accounts. There are still some assets and broker accounts remaining which need to be reviewed and closed. Further, the Liquidators continue to manage the investment of cash held in the bank accounts in accordance with the Investment Policy.

2.18
Given the inability to rely on the books and records of the Companies, the Liquidators have investigated unrecorded assets that may be held by brokers of whom the Liquidators may not be aware of. As a result, additional cash has been identified at Brokers and transferred to the Liquidators’ bank accounts.

Reporting and Communicating with Investors, Creditors and the Liquidation Committee

2.19
As discussed in previous reports, the Liquidators continue to report and communicate with investors, creditors, and held two investor and creditor teleconference calls, on June 19 and October 14, 2008 in which there were over a hundred participants. The Joint Official Liquidators continue to meet the Liquidation Committee on matters of importance in the liquidation and matters involving the third party litigation, as well as progressing the negotiation of a scheme of arrangement as noted above.

2.20
In addition to these formal meetings, the Liquidators have had various conference calls with members of the Liquidation Committee and informal discussions to continue to progress the matters of the estate. On

10

PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

October 8, 20, and November 14, 2008 the Liquidators provided updates on www.sphinxfunds.com on the progress of the scheme negotiations.

3.	Financial Position

3.1	The assets held in the possession and control of the Liquidators as of 30 September 2008 are as follows:

Securities	Count	Market Value ($ USD) (1)	% of Total Value

Cash	87	542,183,824	99.73%
Broker Cash	5	404,775	0.07%
Trade Claims	18	567,567	0.10%
Equities	3	94,159	0.02%
Bonds	5	21,028	0.00%
Warrants	3	1,789	0.00%
Bank Debt	4	402,908	0.07%
Total	125	$543,676,050	100.0%

Note:

(1) All market values of foreign securities have been converted to US Dollars as per foreign exchange rates on the reported date.

3.2
As shown above, the bulk of assets are held in cash. These funds are invested pursuant to an Investment Policy that has been approved by the Grand Court. With the current financial uncertainty in the Financial Markets the Investment Committee has been meeting more frequently to monitor the developments, reassess the financial institutions where cash is held and to reconsider the Investment Committee’s guidelines.

3.3
The Investment Committee has recommend that the Joint Official Liquidators not place any more than US$50 million with any one financial institution and the Joint Official Liquidators are indentifying financial institutions that meet the strict criteria set out in the Investment Policy. Some transfers have been made to give effect to this reduced limit and others will be made as deposits mature.

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PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

3.4	Changes in Asset Position

Total assets have increased by $2,967,942, from $540,708,108, to $543,676,050, since March 31, 2008. This is composed of the following:

Securities	Count	*($ USD)
Cash	-	4,148,078
Broker Cash	-	108,372
Trade Claims	(6)	(996,028)
Equities	1	14,570
Bonds	-	(299,250)
Warrants	-	(7,800)
Bank Debt	.	0
Total		2,967,942

3.5	The increase in cash of $2,967,942 arises primarily from the receipt of interest and proceeds on sale of security positions which is reflected in the reduction in asset positions.

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SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24,2008

CASH RECEIPTS
	Changes Since 31 March 2007	Total 30 September 2008

Cash collections	3,097,312	392,108,908
Proceeds on sale of security positions	1,574,247	150,930,449
Interest received	7,192,278	30,322,523
Refund of professional fees and retainers	0	1,344,696
Refco Settlement	0	2,500,000
	11,863,837	577,206,576

CASH DISBURSEMENTS

OPERATING COSTS
Plus Funds: Transfer of rights in causes of action (Note 1)	635,000	5,017,417
Plus Funds: Wind-down fees and expenses	0	2,556,081
Portfolio managers fees on assets managed post-liquidation	23,430	1,296,524
DPM administration fees	0	623,745
D&O insurance policy premium	0	151,019
Tax payments for SPCs	0	62,447
Annual registration fees	0	41,352
Bank charges and other miscellaneous items	(6,531)	43,483
	651,899	9,792,068

	11,211,93	567,414,508
CASH FLOW FROM OPERATIONS

PROFESSIONAL/CONSULTING FEES
	3,716,384	10,822,035
Liquidators fees and expenses
Legal fees and expenses	1,889,281	9,847,687
Liquidation committee expenses	51,769	81,535
Legal fees and expenses (Liquidation Committee)	672,667	1,915,028
Consulting fees and expenses	547,129	1,223,691
Retainers paid to liquidators and advisors	(125,000)	225,000
Appellants costs re preference settlement	0	225,000
Database fees	150,384	351,538
Tax consultancy fees	0	81,500
	6,902,594	24,773,014

NET CASH POSITION	4,309,344	542,641494

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PRIVILEGED AND CONFIDENTIAL

SPhinX Companies
Sixth Interim Report of the Joint Official Liquidators
November 24, 2008

3.6
As is evident from the above schedule, the primary source of cash was the receipt of interest and proceeds of the sale of security positions. In addition the investigations of the Liquidators identified cash accounts at prime brokers which had not been transferred by the administrators which collected US$3,097,312 in the period.

3.7	Details of the liability position and the issues that are currently being discussed appear in Section 2 of this Report.

November 24,2008.

14

PRIVILEGED AND CONFIDENTIAL

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com	September 16, 2008

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

Re:	In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes the quarterly interim report by MAA, LLC, the interim liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”), on the status of the liquidation of the Fund.  This report supplements the Liquidating Trustee’s last reports to you of February 21, 2008 and June 24, 2008 (the “Prior Reports”).

As reported in the Prior Reports, the liquidators of the SPhinX Group (the “SPhinX Liquidators”), the entity that holds substantially all of the Fund’s assets, filed civil actions against numerous parties in state courts in New York and New Jersey, including affiliates of the Fund’s former general partner, RefcoFund Holdings, LLC.  Subsequently, on August 1, 2008, the SPhinX Liquidators also sued Richard Butt.  Mr. Butt was an officer of RefcoFund Holdings, LLC and, the Court might recall, also is the limited partner of the Fund that initiated this proceeding.  The Fund was not named in the SPhinX Liquidator’s action against Mr. Butt.  A true and correct copy of the complaint against Mr. Butt is attached to this report as Exhibit A.  The Liquidating Trustee is monitoring these actions and will report significant developments from this action to the Court in subsequent reports.

As the Liquidating Trustee has earlier reported to the Court, the Liquidating Trustee is attempting to secure additional financing to allow it to retain Cayman counsel to participate meaningfully in the SPhinX Group’s liquidation proceeding in the Cayman Islands.  To date the Liquidating Trustee has been unable to secure such financing, though these efforts continue.

The Liquidating Trustee understands that the SPhinX Liquidators continue to attempt to develop a “scheme of arrangement” (which the Liquidating Trustee understands is roughly similar to a consensual chapter 11 plan of liquidation in a U.S. Bankruptcy Case) together with the Liquidation Committee of the SPhinX Group.  Neither the Fund nor the Liquidating Trustee is a member of the Liquidation Committee.  Neither the SPhinX Liquidators nor the SPhinX Committee have reported any further developments on these efforts since the Liquidating Trustee’s prior report to the Court.  The Liquidating Trustee will continue to monitor the SPhinX Group liquidation and will report to the Court accordingly.

Vice Chancellor Leo E. Strine, Jr.
July 1, 2010

Further to the Court’s direction and the Chancery Court Rules, the Liquidating Trustee will continue to report to the Court on a quarterly basis, or more frequently if the circumstances warrant, on the status of the liquidation of the Fund.

Respectfully submitted,

Russell C. Silberglied (No. 3462)
RCS/lam
Attachment

Exhibit A

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK

X
KENNETH M. KRYS and CHRISTOPHER STRIDE as JOINT OFFICIAL LIQUIDATORS of SPHINX LTD., SPHINX STRATEGY FUND LTD., SPHINX PLUS SPC LTD., SPHINX DISTRESSED LTD., SPHINX MERGER ARBITRAGE LTD., SPHINX SPECIAL SITUATIONS LTD., SPHINX MACRO LTD., SPHINX LONG/SHORT EQUITY LTD., SPHINX MANAGED FUTURES LTD., SPHINX EQUITY MARKET NEUTRAL LTD., SPHINX CONVERTIBLE ARBITRAGE LTD., SPHINX FIXED INCOME ARBITRAGE LTD., SPHINX DISTRESSED FUND SPC, SPHINX MERGER ARBITRAGE FUND SPC, SPHINX SPECIAL SITUATIONS FUND SPC, SPHINX MACRO FUND SPC, SPHINX LONG/SHORT EQUITY FUND SPC, SPHINX MANAGED FUTURES FUND SPC, SPHINX EQUITY MARKET NEUTRAL FUND SPC, SPHINX CONVERTIBLE ARBITRAGE FUND SPC, SPHINX FIXED INCOME ARBITRAGE FUND SPC and PLUSFUNDS MANAGER ACCESS FUND SPC LTD.; KENNETH M. KRYS and CHRISTOPHER STRIDE as assignees of claims assigned by MIAMI CHILDREN’S HOSPITAL FOUNDATION, OFI PALMARES, GREEN & SMITH INVESTMENT MANAGEMENT LLC, THALES FUND MANAGEMENT LLC, KELLNER DILEO & CO. LLC, MARTINGALE ASSET MANAGEMENT LP, LONGACRE FUND MANAGEMENT LLC, ARNHOLD & S. BLEICHROEDER ADVISERS LLC, PICTET & CIE, RGA AMERICA REINSURANCE COMPANY, DEUTSCHE BANK (SUISSE) SA, ARAB MONETARY FUND, HANSARD INTERNATIONAL LTD., CONCORDIA ADVISORS LLC, GABELLI SECURITIES, INC. and CITCO GLOBAL CUSTODY; and JAMES P. SINCLAIR as Trustee of the SPHINX TRUST,
Plaintiffs,
-against-
RICHARD BUTT,
Defendant.

X

Index No. 602248/08
Date purchased: 8/1/08

Plaintiffs designate New York
County as the place of trial.

The basis of venue is CPLR
503(a) and (b).

SUMMONS

TO:	Richard Butt
3 Myron Road
Plainview, New York 11803

          YOU ARE HEREBY SUMMONED to answer the complaint in this action and to serve a copy of your answer, or, if the complaint is not served with this summons, to serve a notice of appearance, on the Plaintiff s undersigned attorneys within 20 days after the service of this summons, exclusive of the day of service (or within 30 days after the service is complete if this summons is not personally delivered to you within the State of New York); and in case of your failure to appear or answer, judgment will he taken against you by default for the relief demanded in the complaint.

Dated:	New York, New York
August 1,2008

BROWN RUDNICK LLP
By-/s/Andrew Dash
David Molton, Esq.
Andrew Dash, Esq.
Seven Times Square New York, New York 10036
Telephone: (212)209-4800
Facsimile: (212) 209-4801
-and-

BEUS GILBERT PLLC

4800 North Scottsdale Road
Suite 6000
Scottsdale, Arizona 85251
Telephone: (480) 429-3000
Facsimile: (480) 429-3100
Co-Counsel for Plaintiffs

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK

-X
KENNETH M. KRYS and CHRISTOPHER STRIDE as JOINT OFFICIAL LIQUIDATORS of SPHINX LTD., SPHINX STRATEGY FUND LTD., SPHINX PLUS SPC LTD., SPHINX DISTRESSED LTD., SPHINX MERGER ARBITRAGE LTD., SPHINX SPECIAL SITUATIONS LTD., SPHINX MACRO LTD., SPHINX LONG/SHORT EQUITY LTD., SPHINX MANAGED FUTURES LTD., SPHINX EQUITY MARKET NEUTRAL LTD., SPHINX CONVERTIBLE ARBITRAGE LTD., SPHINX FIXED INCOME ARBITRAGE LTD., SPHINX DISTRESSED FUND SPC, SPHINX MERGER ARBITRAGE FUND SPC, SPHINX SPECIAL SITUATIONS FUND SPC, SPHINX MACRO FUND SPC, SPHINX LONG/SHORT EQUITY FUND SPC, SPHINX MANAGED FUTURES FUND SPC, SPHINX EQUITY MARKET NEUTRAL FUND SPC, SPHINX CONVERTIBLE ARBITRAGE FUND SPC, SPHINX FIXED INCOME ARBITRAGE FUND SPC and PLUSFUNDS MANAGER ACCESS FUND SPC LTD.; KENNETH M. KRYS and CHRISTOPHER STRIDE as assignees of claims assigned by MIAMI CHILDREN’S HOSPITAL FOUNDATION, OFI PALMARES, GREEN & SMITH INVESTMENT MANAGEMENT LLC, THALES FUND MANAGEMENT LLC, KELLNER DILEO & CO. LLC, MARTINGALE ASSET MANAGEMENT LP, LONGACRE FUND MANAGEMENT LLC, ARNHOLD & S. BLEICHROEDER ADVISERS LLC, PICTET & CIE, RGA AMERICA REINSURANCE COMPANY, DEUTSCHE BANK (SUISSE) SA, ARAB MONETARY FUND, HANSARD INTERNATIONAL LTD., CONCORDIA ADVISORS LLC, GABELLI SECURITIES, INC. and CITCO GLOBAL CUSTODY; and JAMES P. SINCLAIR as Trustee of the SPHINX TRUST,

Plaintiffs,
-against-
RICHARDBUTT,
Defendant.
X

IndexNo. 60248/08

COMPLAINT

Jury Trial Demanded

TABLE OF CONTENTS

I.	INTRODUCTION		1
	A.	Overview	2
	B.	Fiduciary Duties	7
II.	PARTIES		9
	A.	Plaintiffs	9
	B.	Defendant	11
	C.	Non-Parties	12
III.	JURISDICTION AND VENUE		13
IV.	THE SPHINX FUNDS AND PLUSFUNDS		13
	A.	History	13
	B.	The SPhinX Funds	14
	C.	Segregated Portfolio Companies	15
	D.	Customer Segregation	17
	E.	Connections and Providers	22
		1. PlusFunds’ Role as Investment Manager	22
		2. Refco’s Role As FCM/Prime Broker/Custodial Agent	23
		3. DPM’s Role As Administrator.	26
V.	DIVERSION OF SMFF'S EXCESS CASH		28
	A.	Robert Aaron Signs the July 31,2002 Document	28
	B.	SPhinX and PlusFunds Monitored Their Exposure at Refco:	31
	C.	Diversion of SMFF Cash to RCM	32
	D.	Interest at Refco on SMFF Cash	34
VI.	THE REFCO FRAUD		35
	A.	Overview of Refco's Business	37

i

	B.	The Refco Fraudulent Scheme	37
	Part One - Fraudulently Misrepresenting Refco's Financial Statements		38
	Part Two - Keeping the Illusion Going Long Enough to Cash-out		39
VII.	SUFFOLK LOANS		41

	A.	Bousbib Investigates Relationship with Refco	42
	B.	Refco Extends Loans to Suffolk Entities to Buy Out Bousbib, Morriss and Wehrle	44
	C.	Discovery of Refco's Role in Suffolk Transactions	47
VIII.	REFCO'S BANKRUPTCY FILING		48
	A.	RAI-Advised Funds Redeemed their Investments in SPhinX after Disclosure of Refco Fraud	50
IX.	CAUSES OF ACTION		51
COUNT I: BREACH OF FIDUCIARY DUTY			51
COUNT II: AIDING AND ABETTING BREACH OF FIDUCIARY DUTY			53

ii

          Plaintiffs Kenneth M. Krys and Christopher Stride as Joint Official Liquidators (the “JOLs”) of SPhinX Ltd., SPhinX Macro Fund SPC, SPhinX Macro Ltd., SPhinX Managed Futures Fund SPC, SPhinX Long/Short Equity Fund SPC, SPhinX Convertible Arbitrage Fund SPC, SPhinX Fixed Income Arbitrage Fund SPC, SPhinX Distressed Fund SPC, SPhinX Merger Arbitrage Fund SPC, SPhinX Special Situations Fund SPC, SPhinX Equity Market Neutral Fund SPC, SPhinX Strategy Fund Ltd., SPhinX Plus SPC Ltd., SPhinX Managed Futures Ltd., SPhinX Long/Short Equity Ltd., SPhinX Convertible Arbitrage Ltd., SPhinX Fixed Income Arbitrage Ltd., SPhinX Distressed Ltd., SPhinX Merger Arbitrage Ltd., SPhinX Special Situations Ltd., SPhinX Equity Market Neutral Ltd. and PlusFunds Manager Access Fund SPC Ltd. (collectively, “SPhinX” or the “SPhinX Funds”); Kenneth M. Krys and Christopher Stride as assignees of claims assigned by Miami Children’s Hospital Foundation, OFI Palmares, Green & Smith Investment Management LLC, Thales Fund Management LLC, Kellner Dileo & Co. LLC, Martingale Asset Management LP, Longacre Fund Management LLC, Amhold & S. Bleichroeder Advisers LLC, Pictet & Cie, RGA America Reinsurance Company, Deutsche Bank (Suisse) SA, Arab Monetary Fund, Hansard International Ltd., Concordia Advisors LLC, Gabelli Securities Inc. and Citco Global Custody (collectively, the “Assignors”); and James P. Sinclair as Trustee of the SPhinX Trust (the “Trustee”) created pursuant to the Fifth Amended Plan of Liquidation of PlusFunds Group, Inc., by and through their undersigned counsel, for their claims against Defendant Richard Butt, allege as follows:

I. INTRODUCTION.

          1. This is an action to recover (i) $263 million plus interest in damages suffered by the SPhinX family of hedge funds, (ii) the lost business enterprise value and deepening insolvency damages suffered by SPhinX’s investment manager, PlusFunds Group, Inc. and (iii) damages suffered by the Assignors, a group comprised of SPhinX investors, arising from the diversion of SPhinX’s cash from protected, customer segregated accounts to unprotected offshore accounts, where those assets were ultimately lost in the Refco scandal. Unbeknownst to innocent decision-makers at SPMnX and PlusFunds, culpable parties, acting entirely adversely to the companies, allowed SPhinX’s cash to be used in a massive fraud orchestrated by Phillip Bennett, the President and CEO of Refco Group Ltd. LLC (“Refco Group” and, collectively with affiliated entities, “Refco”). The discovery of the Refco fraud and Refco’s crash in October 2005 resulted in the loss of approximately $263 million of-SPhinX cash wrongfully deposited at an offshore affiliate of Refco. These losses suffered by SPhinX led to the collapse of both the SPhinX Funds and PlusFunds.

          2. Defendant Richard Butt was an officer of Refco Alternative Investments, LLC (“RAI”), a Refco affiliate that acted as the liaison between Refco and SPhinX/PlusFunds. By virtue of this role and the duties delegated by SPhinX and PlusFunds to RAI and Butt, RAI and Butt fully understood SPhinX’s business structure and owed fiduciary duties to SPhinX and PlusFunds. Despite these duties, and with clear knowledge of safeguards and investment limitations built into the SPhinX program and clearly described in SPhinX’s offering memoranda, RAI and Butt participated and authorized the movement of SPhinX assets to unregulated Refco accounts where SPhinX’s assets were placed at risk, contrary to the provisions of SPhinX’s offering and promotional materials. The placement of SPhinX’s assets in those unregulated accounts was the immediate and direct cause of SPhinX’s losses and the collapse of SPhinX and PlusFunds.

          A. Overview.

          3. On December 20, 2001, PlusFunds entered into an exclusive license contract with Standard & Poor’s, a division of the McGraw-Hill Companies (“S&P”), to create and market investment products designed to achieve returns consistent with the S&P Hedge Fund Index, a composite index measuring major hedge fund strategies. Several months later, PlusFunds created the SPhinX Funds, a family of Cayman Islands hedge funds specifically designed to offer full “transparency” to investors - i.e., SPhinX offered investors daily net asset value (“NAV”) reports reflecting the value of investments on a real-time basis.

          4. A central and crucial component of SPhinX’s business plan was the use of segregated portfolio companies (“SPCs”) under Cayman Islands law. The Cayman SPC structure mandated segregation of assets and liabilities into separate portfolios within a single SPC entity. According to SPhinX’s corporate documents and offering, marketing and promotional materials, SPhinX’s customer assets were required to be protected in customer segregated accounts, “ring-fenced” from claims against the other segregated portfolios and immune from claims of creditors of the prime broker or custodian of SPhinX’s customer assets. Thus, the SPhinX Funds were structured to preserve and protect assets for the benefit of SPhinX and its investors against the insolvency of other segregated portfolios or of the custodian or prime broker.

          5. The SPhinX Funds were immediately successful. Assets under management (“AUM”) increased steadily, rising to $3 billion in 2004 and 2005. PlusFunds' business plan was to increase AUM to over $15 billion. In October 2005, PlusFunds negotiated a relationship with Lehman Brothers to bring in an additional $500 million-plus in AUM.

          6. However, unknown to innocent members of the SPhinX and PlusFunds boards of directors and management teams, certain SPhinX and PlusFunds agents/fiduciaries, including RAI and Defendant Butt, allowed cash belonging to SPhinX Managed Futures Fund SPC (“SMFF”), a SPhinX portfolio fund SPC, to be diverted from regulated, protected, customer segregated accounts to non-regulated offshore accounts where those assets were commingled with monies from non-SPhinX sources and exposed to the risk of the custodian’s insolvency. These agents/fiduciaries acted entirely adversely to the interests of SPhinX and PlusFunds and in violation of the explicit requirement that SPhinX’s assets must be protected in customer segregated accounts.

          7. As a result, hundreds of millions of dollars of SMFF’s excess cash was transferred on a regular basis from Refco LLC, a regulated entity where SPhinX’s assets were maintained in regulated, customer segregated accounts, to non-segregated, commingled accounts at Refco Capital Markets, Ltd. (“RCM”), Refco LLC’s unregulated Bermuda affiliate. There was no legitimate commercial reason to hold hundreds of millions of dollars of SMFF’s cash in unprotected offshore accounts - at all relevant times, SMFF’s cash at RCM earned no interest or sub-market rates of interest, rates that certainly did not justify the movement of cash to RCM.

          8. One of SPhinX’s agents/fiduciaries was RAI, which functioned as the primary contact and intermediary between Refco and SPhinX/PlusFunds and exercised discretion over the custody of SPhinX’s assets. RAI was initially retained to execute trades and provide clearing services on behalf of the SPhinX Funds in connection with futures commission merchant and prime brokerage services provided by other Refco entities. Over the course of the relationship between SPhinX and Refco, RAI monitored margin requirements on SMFF’s investments held at Refco LLC and regularly instructed SPhinX’s administrator to move cash from Refco LLC to RCM, moving SMFF’s cash from protected accounts at Refco LLC to commingled, unregulated accounts at RCM contrary to the clear customer segregation requirements laid out in SPhinX’s offering materials.

          9. Defendant Richard Butt served as senior vice-president of RAI beginning in October 2002 and was promoted to president of RAI in 2005. In addition to acting as a go-

between for Refco and SPhinX, Butt promoted and advised three Refco-related funds designed to invest directly in SPhinX products; thus, he was fully aware of SPhinX’s business program and structure and familiar with the provisions of SPhinX’s offering memoranda, including the customer segregation requirements. As an officer and agent of RAI, Butt shared in RAI’s fiduciary duties to the SPhinX Funds, yet participated in the movement of SMFF cash to RCM in violation of the customer segregation requirements described in SPhinX’s offering memoranda. By so doing, he breached his fiduciary duties to SPhinX and PlusFunds and/or aided and abetted the breaches of others’ fiduciary duties.

          10. Once SMFFs cash was moved to RCM, Refco-related parties used RCM’s customer assets for their own benefit in fraudulent activities designed to conceal Refco losses, bolster Refco’s financial statements and enrich individuals. Beginning in the late 1990’s, Refco customers to whom Refco had extended credit sustained large losses, some in connection with the Asian debt crisis. By the end of 1998, those losses amounted to hundreds of millions of dollars. Refco’s CEO and President, Phillip Bennett, caused these uncollectible customer accounts to be transferred to Refco Group Holdings, Inc. (“RGHI”), an entity owned and controlled by Bennett, to remove those losses from Refco’s financial statements. A corresponding receivable of several hundred million dollars from RGHI (the “RGHI Receivable”) was recorded on Refco’s books.

          11. To conceal the RGHI Receivable and bolster Refco’s financials, Refco, at Bennett’s direction, diverted customer assets held at RCM, including SMFF’s cash, to fund Refco’s operations and a series of “round-trip loan” transactions (“RTLs”) at the end of each of Refco’s financial reporting periods. In each of these RTL transactions, a Refco entity extended a loan to an unaffiliated third party, who in turn extended a loan to RGHI. RGHI used the amount to pay down the RGHI Receivable just before the end of the reporting period so that Refco’s financials appeared to show the satisfaction of the RGHI Receivable. Days after the end of each reporting period, the round-trip loans were unwound, and the RGHI Receivable reappeared on Refco’s books.

          12. During 2004 and 2005, as much as $560 million of SMFF’s cash was held at RCM in non-segregated accounts. As of October 10, 2005, approximately $312 million of SMFF’s cash was held at RCM. On that date, Refco announced that it had “discovered” a $430 million receivable owed to it by an entity controlled by Bennett (i.e., the RGHI Receivable) and that Refco’s financial statements could no longer be relied upon. A week later, on October 17, 2005, RCM and 23 Refco subsidiaries and affiliates filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Southern District of New York.

          13. On October 11, 2005, the day after disclosure of the Refco fraud and just days before Refco’s bankruptcy petition, a PlusFunds director, Christopher Sugrue, demanded the return of the $312 million of SMFF’s cash held at RCM to SMFF’s segregated accounts at Refco LLC. On or about October 12, 2005, $312 million was transferred from SMFF’s accounts at RCM to its customer segregated accounts at Refco LLC. Two months later, RCM’s Official Committee of Unsecured Creditors commenced an adversary proceeding against SMFF to recover the $312 million as a preferential transfer from RCM’s estate. On December 16, 2005, the court in the preference action entered a temporary restraining order freezing SMFF’s $312 million. A flood of redemptions by SPhinX’s investors followed.

          14. The redemptions from the SPhinX Funds and the resulting drop in AUM caused a sharp decline in PlusFunds* revenues, leading to PlusFunds’ Chapter 11 bankruptcy petition in the Southern District of New York on March 6,2006.

          15. On April 26, 2006, SPhinX settled the preference litigation with RCM’s bankruptcy trustee. As part of that agreement, SMFF agreed to relinquish approximately $263 million of the $312 million and agreed to release certain claims against the Refco estate with respect to those funds.

          16. Two months later, on June 30, 2006, SPhinX was placed into voluntary liquidation in the Cayman Islands by Special Resolution of its founder Shareholder. The JOLs sought and obtained orders for the winding up of the SPhinX Companies subject to the supervision of the Grand Court of the Cayman Islands on July 28,2006 and August 8, 2006.

          17. SPhinX was damaged in an amount to be proven at trial, including but not limited to: (i) the $263 million of SMFF’s cash that was paid to the RCM bankruptcy estate; (ii) lost income, profits and other actual damages; (iii) attorneys’ fees; (iv) costs of administration and liquidation of the SPhinX estates; and (v) pre-judgment interest.

          18. PlusFunds was injured in an amount to be proven at trial, including lost enterprise value, deepening insolvency damages, lost profits and other damages, attorneys’ fees and prejudgment interest.

          19. The Assignors, including SPhinX investors who suffered losses, have assigned claims to the JOLs to be pursued in this litigation to benefit the SPhinX Estate.

          B. Fiduciary Duties.

          20. The losses suffered by SPhinX, its investors and PlusFunds were caused by the breaches of duty by SPhinX’s agents and fiduciaries, including Defendant Richard Butt. At all relevant times, the agents and fiduciaries of SPhinX and PlusFunds all understood that SPhinX’s assets were to be protected in customer segregated accounts as described in SPhinX’s offering and materials and Cayman Islands law. By allowing or participating in the movement of

SPhinX’s assets to non-segregated accounts at RCM, Butt breached his own duties to SPhinX and PlusFunds and/or knowingly aided and abetted the-breaches of others’ duties.

          21. As PlusFunds Directors at all relevant times, Sugrue, Mark Kavanagh and Brian Owens owed direct fiduciary duties to SPhinX and PlusFunds that required each of them to safeguard customer assets and place the interests of SPhinX and PlusFunds ahead of his own. Owens also owed direct fiduciary duties to SPhinX because he sat on SPhinX’s Board beginning in September 2004. Sugrue, Kavanagh and Owens breached these duties by allowing SMFF’s cash to be exposed in non-segregated accounts at RCM. At all material times, Sugrue, Kavanagh and Owens knew SMFF’s cash was held at RCM but allowed it to occur contrary to the interests of SPhinX and PlusFunds.

          22. Beginning in 2002, the Derivatives Portfolio Management (“DPM”) entities and their CEO, Robert Aaron, owed SPhinX and PlusFunds contract and fiduciary duties as SPhinX’s administrator. DPM agreed to provide accounting and financial services to SPhinX and PlusFunds, specifically including treasury functions and the investment of excess cash. DPM was responsible to protect SPhinX’s assets and ensure segregation. DPM also owed SPhinX fiduciary duties because DPM had the contractual right to fill one seat on SPhinX’s board of directors, and Aaron filled that seat as DPM’s representative. DPM and Aaron breached their fiduciary duties to ensure SPhinX’s assets were invested properly and were protected as described in SPhinX’s organizational documents and offering materials.

          23. Once SPhinX’s assets were placed with Refco, additional fiduciary relationships were created, which should have protected SPhinX’s assets. Refco LLC owed fiduciary duties to its customers, including SPhinX. SPhinX and PlusFunds entrusted customer assets to Refco LLC to be maintained in customer segregated accounts. Refco LLC was bound by statute and contract to maintain customer segregation. Refco LLC owed fiduciary duties not to misuse customer assets or use them to perpetrate fraud. Refco LLC owed a fiduciary duty of disclosure to its customers to disclose facts relating to Refco LLC’s true financial condition.

          24. Similarly, RCM owed fiduciary duties to its customers, including SPhinX. Because RCM was entrusted with SPhinX assets, RCM owed fiduciary duties not to misuse customer assets and to disclose to its customers information relevant to their assets, including accurate facts about RCM’s financial condition. RAI shared in these fiduciary duties as the agent of Refco LLC and RCM and by virtue of its role in handling and directing the custody of SPhinX cash.

          25. Defendant Butt is liable for breaching and aiding and abetting breaches of fiduciary duties owed to SPhinX. Butt was aware of and actively involved in the movement of SMFF’s cash to RCM, where those assets were exposed in the event of RCM’s insolvency. Butt was familiar with SPhinX’s offering memoranda, which included explicit requirements for customer segregation and the protection of SPhinX assets in the event of the custodian’s insolvency.

II. PARTIES.

          A. Plaintiffs.

          26. Plaintiffs Kenneth Krys and Christopher Stride are the Joint Official Liquidators of each of the SPhinX Funds appointed by the Grand Court of the Cayman Islands.

          27. SPhinX Macro Fund SPC, SPhinX Managed Futures Fund SPC, SPhinX Long/Short Equity Fund SPC, SPhinX Convertible Arbitrage Fund SPC, SPhinX Fixed Income Arbitrage Fund SPC, SPhinX Distressed Fund SPC, SPhinX Merger Arbitrage Fund SPC, SPhinX Special Situations Fund SPC and SPhinX Equity Market Neutral Fund SPC are each segregated portfolio companies organized and incorporated under Cayman Islands law. Each of the SPhinX companies has its registered address at c/o Krys & Associates, Governor’s Square, Building 6,2nd Floor, 23 Lime Tree Bay Avenue, Grand Cayman, Cayman Islands.

          28. SPhinX Managed Futures Ltd., SPhinX Long/Short Equity Ltd, SPhinX Convertible Arbitrage Ltd., SPhinX Fixed Income Arbitrage Ltd, SPhinX Distressed Ltd., SPhinX Merger Arbitrage Ltd, SPhinX Special Situations Ltd, SPhinX Equity Market Neutral Ltd, PlusFunds Manager Access Fund SPC Ltd, SPhinX Ltd, SPhinX Macro Ltd, SPhinX Strategy Fund Ltd. and SPhinX Plus SPC Ltd. are each limited liability companies organized and incorporated under Cayman Islands law. Each of the SPhinX companies has its registered address at c/o Krys & Associates, Governor’s Square, Building 6, 2nd Floor, 23 Lime Tree Bay Avenue, Grand Cayman, Cayman Islands.

          29. Kenneth M. Krys and Christopher Stride are assignees of claims assigned by Miami Children’s Hospital Foundation, OFI Palmares, Green & Smith Investment Management LLC, Thales Fund Management LLC, Kellner Dileo & Co. LLC, Martingale Asset Management LP, Longacre Fund Management LLC, Arnhold & S. Bleichroeder Advisers LLC, Pictet & CDS, RGA America Reinsurance Company, Deutsche Bank (Suisse) SA, Arab Monetary Fund, Hansard International Ltd, Concordia Advisors LLC, Gabelli Securities Inc. and Citco Global Custody. Each of the Assignors was an investor in the SPhinX Funds who has suffered damages as a result of the wrongdoing alleged herein.

          30. On June 30, 2006, each of the SPhinX companies entered into voluntary liquidation by resolution of its founder Shareholder, and Messrs. Krys and Stride were appointed Joint Voluntary Liquidators for each of the SPhinX companies. On July 4, 2006, Messrs. Krys and Stride filed, on behalf of each of the SPhinX companies except SMFF, petitions for court supervision in the Grand Court of the Cayman Islands (the “Cayman Court”). On July 28, 2006,

the Cayman Court entered orders (the “Winding Up Orders”) providing for the winding up of the SPhinX companies (other than SMFF) subject to the supervision of the Cayman Court. Pursuant to the Winding Up Orders, Messrs. Krys and Stride were appointed JOLs of each of the SPhinX companies other than SMFF. On July 28, 2006, the Cayman Court entered an order appointing Messrs. Krys and Stride to serve as Joint Provisional Liquidators of SMFF, and subsequently on August 8, 2006, the Cayman Court entered an order appointing Messrs. Krys and Stride to serve as SMFF’s JOLs. Messrs. Krys and Stride are authorized to bring each of the SPhinX Funds’ claims in this litigation.

          31. PlusFunds Group, Inc. (“PlusFunds”) was organized and incorporated as a Delaware corporation on or about March 25, 2002. PlusFunds was a New York based, United States registered investment advisor that offered investment vehicles to qualified investors.

          32. On March 6, 2006, PlusFunds initiated Chapter 11 bankruptcy proceedings by filing a voluntary petition for relief in the Southern District of New York. On August 7, 2007, Bankruptcy Judge James M. Peck entered an order confirming PlusFunds’ Fifth Amended Plan of Liquidation (the “Plan”). As contemplated and authorized under the Plan and the Confirmation Order, claims formerly belonging to the PlusFunds estate were assigned to the SPhinX Trust pursuant to a September 20, 2007 Assignment and Assumption Agreement and SPhinX Funds Trust Agreement, with James P. Sinclair acting as Trustee. Mr. Sinclair is authorized to bring claims assigned to the SPhinX Trust in this litigation. The JOLs are the beneficiaries of recoveries obtained by the SPhinX Trust.

          B. Defendant

          33. Defendant Richard Butt is an individual who resides, on information and belief, in the State of New York. Butt served as a senior vice-president of RAI beginning in October

2002. In 2005, Butt was promoted to president of RAI in 2005 and served in that position until August 2006.

C. Non-Parties.

          34. Christopher Sugrue (“Sugrue”) co-founded PlusFunds and owned PlusFunds stock. At all times relevant, Sugrue served as chairman of the board and director of PlusFunds. Sugrue owed SPhinX and PlusFunds contractual and fiduciary duties as an officer and director of PlusFunds and as the founder of the SPhinX Funds. SPhinX and PlusFunds both reposed confidence and trust in Sugrue. Sugrue also served as an officer and/or director of Suffolk LLC, MKK LLC, Suffolk KAV LLC and/or Suffolk SUG LLC. At all times relevant, Sugrue acted entirely for his own personal benefit, contrary to the interests of SPhinX and PlusFunds and with intent to conceal relevant information from innocents at SPhinX and PlusFunds. Upon information and belief, Sugrue has fled the United States and currently resides in Angola.

          35. Mark Kavanagh (“Kavanagh”) is an individual who served as a director of PlusFunds and owned PlusFunds stock. As a PlusFunds director, Kavanagh owed fiduciary and contractual duties to SPhinX and PlusFunds. Kavanagh served as an officer and/or director of Suffolk LLC, MKK LLC, Suffolk KAV LLC and/or Suffolk SUG LLC. At all times relevant, Kavanagh acted entirely for his own personal benefit, contrary to the interests of SPhinX and PlusFunds and with intent to conceal relevant facts from innocents at SPhinX and PlusFunds. He is an Irish citizen and is believed to reside in Dublin, Ireland.

          36. Brian Owens (“Owens”) is an individual who served as a director of PlusFunds and director of SPhinX. As a director of SPhinX and PlusFunds, Owens owed fiduciary and contractual duties to PlusFunds and SPhinX. Owens served as an officer and/or director of Suffolk LLC, MKK LLC, Suffolk KAV LLC and/or Suffolk SUG LLC. At all times relevant, Owens acted entirely for his own personal benefit, contrary to the interests of SPhinX and

PlusFunds and with the intent to conceal relevant facts from innocents at SPhinX and PlusFunds. Owens is an Irish citizen and is believed to reside in Ireland.

          37. Robert Aaron was a director of SPhinX from 2002 until 2006. In this capacity, Aaron owed fiduciary and contractual duties to SPhinX and PlusFunds. Aaron was the founder and an owner of Derivatives Portfolio Management LLC and Derivatives Portfolio Management Ltd., SPhinX’s administrator.

          38. Refco Alternative Investments LLC (“RAI”) is a Delaware limited liability company. RAI is or was a commodity pool operator located in the State of New York. RAI was retained to execute trades and provide clearing services on behalf of the SPhinX Funds. RAI owed contractual and fiduciary duties to SPhinX and PlusFunds.

III. jurisdiction and venue.

          39. Defendant Richard Butt resides in the State of New York and caused certain events, which are the subject of this litigation, to occur in the State of New York.

          40. Venue is proper in this county pursuant to CPLR 503(a) and (b) in that, inter alia, Plaintiff James Sinclair, the Trustee of the SPhinX Trust, was appointed in New York County.

IV. THE SPHINX FUNDS AND PLUSFUNDS.

          A. History.

          41. Diego Winegardner and Chris Sugrue founded PlusFimds Ltd. as a Cayman Islands corporation in or about 1998. From inception, PlusFunds sought to develop business technology and infrastructure to provide a hedge fond platform with transparency and real-time valuation capability. PlusFunds Ltd. sought to provide investors with accurate valuations of investments on a daily basis, services not then unavailable to the investing public.

          42. By late 2001, PlusFunds Ltd. had developed a comprehensive valuation and risk management platform for the hedge fund industry.

          43. In 2001, PIusFunds Ltd. established a relationship with S&P. S&P and PIusFunds Ltd. envisioned a new composite hedge fund index that would represent the primary strategies of the hedge fund industry. S&P agreed to publish the hedge fund index and identify and monitor individual portfolio managers for inclusion in the index.

          44. On December 20, 2001, PIusFunds Ltd. entered into an exclusive license agreement with S&P that entitled PIusFunds Ltd. to develop and market hedge fund investment products designed to track the S&P Hedge Fund Index. The license agreement provided PIusFunds Ltd. with the right to use the S&P and S&P Hedge Fund Index marks to market the new PIusFunds Ltd. platform. This placed PIusFunds at the forefront of competing hedge funds and positioned PIusFunds for growth.

          45. In March 2002, after an infusion of new capital from investors, PIusFunds Group, Inc. (“PIusFunds”) was organized under Delaware law, and the S&P License was assigned to it.

          B. The SPhinX Funds.

          46. Beginning in the spring of 2002, PIusFunds created the SPhinX Funds, deriving the name from the S&P Hedge Fund Index. The SPhinX Funds were designed to achieve returns consistent with the performance of the S&P Hedge Fund Index.

          47. The initial board of directors for the SPhinX Funds included Robert Aaron, Stuart Drake and Martin Grennell. Subsequent directors included Brian Owens, Patrina Khoo Farquharson and Andrew Feighery. At all times relevant, there were innocent decision-makers on the SPhinX board that could have and would have taken steps to prevent the misconduct alleged herein, if the misconduct had not been actively concealed from them.

          48. The SPhinX Funds were a group of investment vehicles designed to address a broad range of investor needs. The Funds were comprised of separate investment portfolios corresponding to the investment strategies represented in the S&P Hedge Fund Index. Investors invested in SPhinX based upon offering materials and contract documents that governed how SPhinX and PlusFtmds would deal with investor assets. A material term of the SPhinX Funds’ relationship with investors was the requirement that assets would be maintained in regulated, customer segregated accounts.

          49. The various SPhinX entities, which were collective investment vehicles, were divided into three categories: (1) Feeder Funds, designed to support investments and issue subscriptions; (2) Master Funds, designed to capture operational efficiencies; and (3) Portfolio Funds, segregated portfolio companies organized under Cayman Islands law in which portfolio managers trade in securities and commodities.

          C. Segregated Portfolio Companies.

          50. Cayman Islands law provides for a segregated portfolio company (“SPC”) to segregate assets and liabilities within a single SPC. Under Cayman Islands law, customer assets within each segregated portfolio, or “cell,” within an SPC, are protected from cross-liability; i.e., the assets maintained in one portfolio are protected from creditors of another cell or the general creditors of the SPC in the event of insolvency.

          51. Cayman Islands Companies Law, referenced in SMFF’s Articles of Association and SPhinX’s offering materials, provides:

A segregated portfolio company may create one or more segregated portfolios in order to segregate the assets and liabilities of the company held within or on behalf of the portfolio from the assets- and liabilities of the company held within or on behalf of any other segregated portfolio of the company or the assets and liabilities of the company which are not held within or on behalf of any segregated portfolio of the company.

52. Cayman Islands Companies Law further provides:

Segregated portfolio assets-

(a) shall only be available and used to meet liabilities to the creditors of the segregated portfolio company who are creditors in respect of that segregated portfolio and who shall thereby be entitled to have recourse to the segregated portfolio assets attributable, to that segregated portfolio for such purposes; and

(b) shall not be available or used to meet liabilities to, and shall be absolutely protected from, the creditors of the segregated portfolio company who are not creditors in respect of that segregated portfolio, and who accordingly shall not be entitled to have recourse to the segregated portfolio assets attributable to that segregated portfolio.

          53. The actual trading and investment activities of the SPhinX SPCs were performed by independent portfolio managers, with each portfolio manager directing investment activity within a single segregated portfolio. Each of the individual portfolio managers was identified by S&P as representative of strategies represented on the S&P Hedge Fund Index.

          54. Among the various Portfolio Funds was SMFF, which at various times was comprised of 14 or 15 segregated portfolios, each managed by a separate portfolio manager.

          55. The relationship among the portfolio manager, the relevant SPhinX Fund and PlusFunds was governed by a Discretionary Investment Management Agreement (“DIMA”).

          56. Under the DIMAs, PlusFunds delegated certain of its investment management authority over the cell to the portfolio manager, who invested capital in accordance with one of nine established hedge fund strategies. SMFF portfolio managers, for example, pursued strategies represented in S&P’s Managed Futures Index, a subset of the S&P Hedge Fund Index.

          57. This unique structure, coupled with the exclusive S&P license, proprietary computer software and business practices, allowed PlusFunds and SPhinX to offer an array of investment products on a cost-optimized basis.

          58. An investor in SPhinX was issued shares in one of the Feeder Funds, and the proceeds of the investment flowed through one or more Master Funds to one or more SPC, where the proceeds were then allocated among different segregated portfolios or cells within the SPC, according to the investment strategy selected by the investor.

          59. Thus, an investor who elected to invest in SPhinX Ltd. or SPhinX Strategy Fund Ltd., two feeder funds, could elect to have a portion of the invested proceeds flow into SMFF, where the proceeds would be allocated among the 14 or 15 segregated portfolios within SMFF. Investors in SPhinX Plus SPC Ltd. and PlusFunds Manager Access Fund SPC Ltd. might also have invested funds allocated to SMFF Portfolio Managers.

          60. The SPhinX Funds’ offering and marketing materials identified limitations, investment restrictions and protections designed to safeguard customer assets invested with SPhinX. Because the SPhinX Funds were listed on the Irish Stock Exchange, the Funds were subject to investment restrictions and diversification requirements imposed by the Exchange, which were disclosed in the Offering Memoranda. Those regulations required that:

•
no more than 20% of the value of the gross assets of each Portfolio of the Company may be lent to or invested in the securities of any one issuer or may be exposed to the creditworthiness or solvency of any one counterparty and no more than 20% of the assets of a Series of a Class in respect of “hot issues” may be invested in the securities of any one issuer of “hot issues or exposed to the creditworthiness or solvency of any one counterparty;”

* * *

•	the Company must observe the general principle of diversification of risk in its derivatives trading.

D.	Customer Segregation.

61.
The SPC structure and customer segregation requirements were key components of the SPhinX Funds and were prominent in SPhinX’s marketing materials, corporate and organizational documents and Offering Memoranda.

62.	SMFF’s Articles of Association provide:

The Company may create one or more Segregated Portfolios in order to segregate the assets and liabilities of the Company held within or on behalf of a Segregated Portfolio from the assets and liabilities of the Company held within or on behalf of any other Segregated Portfolio or the General Assets.

Each Segregated Portfolio shall be separately designated or identified in accordance with Part XIV of the Law and shall include in its name the words ‘Segregated Portfolio’.

63. The Cayman Islands Companies Law provides:

It shall be the duty of the directors of a segregated portfolio company to establish and maintain (or cause to be established and maintained) procedures -

(a) to segregate, and keep segregated, portfolio assets separate and separately identifiable from general assets;

(b) to segregate, and keep segregated, portfolio assets of each segregated portfolio separate and separately identifiable from segregated portfolio assets of any other segregated portfolio;

(c) to ensure that assets and liabilities are not transferred between segregated portfolios otherwise than at full value.

          64. In addition to protection from cross liability, the SPC business structure and SPhinX business plan required customer assets to be maintained in customer segregated accounts so that the segregated portfolios were protected from the potential insolvency of the custodian or prime broker holding the assets. SMFF’s Articles of Association provide:

The assets held in each Segregated Portfolio shall be held, subject to the provision of the Law and these Articles, for the benefit of the holders of the relevant Common Shares attributed to such Segregated Portfolio and applied solely in respect of the liabilities of such Segregated Portfolio in accordance with the provision of the Law.

65. The Offering Memoranda of SPhinX Ltd. represented:

That portion of a Portfolio Fund Series3 assets which are fully paid and not Margin Securities may be physically commingled with other customer assets but will be properly identified in the name of the Portfolio Fund Series in a separate customer account on the prime broker’s official books and records (“Customer Assets”). Customer Assets are held by the prime broker with the assets of other customers on a segregated basis from the prime broker’s assets and are not subject to the claims of the prime broker’s creditors. Additionally, in order to ensure that assets of a prime broker’s customers are not used by the prime broker to fund the prime broker’s proprietary business operations, the prime broker is required to maintain a special segregated bank account for free cash balances (i.e., cash not subject to the claims of the prime broker) and must periodically post its own cash (or other qualified securities) in such account equal to the Margin Securities used to generate cash in excess of any loan to a Portfolio Fund Series. In the event of insolvency of the prime broker, all customer assets will be for the exclusive benefit of the Portfolio Fund Series and other customers of the prime broker for whose benefit the accounts have been established, and will be unavailable to the creditors of the prime broker. [Emphasis added.]

                    66. The Offering Memoranda for SPhinX Strategy Fund Ltd., SPhinX Plus SPC Ltd. and PlusFunds Manager Access Fund SPC Ltd. included similar language.

                    67. SPhinX marketing materials emphasized that SPC assets would be “ring-fenced” and maintained in customer segregated accounts to protect those assets. “Ring fencing” specifically referred to the protection of segregated portfolios from cross-liability. Assets of segregated Portfolio A could not be used to satisfy claims against Portfolio B. In general terms, ring fencing also refers to the fact that SPC assets are protected by Cayman Islands law and by contract as provided in the Offering Memorandum and organizational documents.

                    68. Marketing and promotion materials PlusFunds provided to potential investors touted the protection from credit risk afforded SPhinX Funds assets. For example, a PlusFunds document entitled “Frequently Asked Questions By Investors About SPhinX Products,” dated May 24,2004, stated:

                         2. What is a SPC?

Segregated Portfolio company (“SPC”) is an exempted company which is registered under section 233(1) of the Companies Law (2002 Revision) and which, as a result, is able to separate its assets into general and portfolio assets, rather than having said assets commingled as was traditionally done in the past.

General assets, as the name suggests, are the general assets of the SPC (which is usually a nominal amount) that are subject to cross liability by all creditors of the SPC. However, the portfolio assets are protected from claims of creditors in other portfolios. Therefore, only creditors of a particular portfolio can bring a claim against the assets of that specific portfolio, and if the assets therein are insufficient to extinguish the claim that creditor can proceed against the general assets of the company.

* * *

4. Are the assets of each Portfolio Fund Series (PFS) commingled?

No. The Portfolio Fund Series are separate and distinct entities with all assets segregated at various Prime Brokers or Futures Commission Merchant for each Portfolio Manager. The Portfolio Manager has foil discretion to invest and trade those assets generally in accordance with the strategies they employ on behalf of their other accounts.

5. If a manager is unable to meet the liabilities to its creditors, do the creditors have recourse to other assets within that SPC?

No. By Cayman Law definition, the general assets and the assets of that Portfolio Fund Series of a Segregated Portfolio Company shall only be used to satisfy liabilities to the Creditors of that Portfolio Fund Series. PlusFunds also goes one step further. To assure no recourse, we also include specific naming conventions and ring fencing language in our counterparty and Prime Brokerage Documentation.

* * *

1. Are any of the SPhinX Products listed on an Exchange?

Yes, SPhinX, Ltd. and SPhinX Strategy Fund Ltd. are listed on the Irish Stock Exchange. [Emphasis added.]

69. A PlusFunds’ marketing brochure entitled “The SPhinX Investment Program: A

Prudent Path to Hedge Fund Investing” further stated:

PlusFunds, a SEC-registered investment advisor, serves as investment manager of the SPhinX Investment Program and provides investors:

Effective Legal Structure on Operational Control - Participating managers trade within separate accounts established by PlusFunds and provide investors the benefits of their investment expertise. PlusFunds, however, protects investors by establishing custody arrangements, counterparty agreements and cash movement controls that manage operational risk. In addition, each separate account is legally and contractually ring-fenced to prevent cross-liability.

* * *

Central to PlusFunds* intelligent approach to hedge fund investing is the requirement that PlusFunds’ assets are held in a separate account and not commingled with the assets of other fund investors.

              70. On or about November 19, 2002, SMFF opened customer segregated accounts for each of its cells at Refco LLC, Refco’s regulated affiliate. The account documentation provided:

All property carried for Customer [SMFF] by Refco shall be segregated as required by the Commodity Exchange Act and the rules of the Commodity Futures Trading Commission (CFTC).

71. The Refco LLC account opening documents for SMFF further stated:

If your security futures positions are carried in a futures account, they must be segregated from the brokerage firm’s own funds and cannot be borrowed or otherwise used for the firm’s own purposes. If the funds are deposited with another entity (e.g., a bank, clearing broker, or clearing organization), that entity must acknowledge that the funds belong to customers and cannot be used to satisfy the firm’s debts. Moreover, although a brokerage firm may carry funds belonging to different customers in the same bank or clearing account, it may not use the funds of one customer to margin or guarantee the transactions of another customer. As a result, the brokerage firm must add its own funds to its customers’ segregated funds to ‘cover customer debits and deficits. Brokerage firms must calculate their segregation requirements daily. [Emphasis added.]

               72. Thus, Refco LLC assumed a duty to maintain SPhinX’s assets in customer segregated accounts. Refco LLC also, in accepting custody of SPhinX assets, assumed fiduciary duties to safeguard such assets and not to use them for Refco’s own purposes or operations.

               73. The DMAs executed by SMFF, PlusFunds and the individual portfolio managers bolstered the customer segregation requirements. The relevant DIMAs represent that SMFF assets “including any uninvested cash” would be maintained at Refco’s regulated affiliate, Refco LLC, acting as the “Settlement and Custody Agent.”

               74. The customer segregation requirement was essential to the structure and purpose of the SPhinX Funds. This structure was mandated under Cayman Islands law and relied upon by SPhinX’s investors. Safeguarding the segregated nature of the assets provided a crucial level of protection to SPhinX’s assets against the bankruptcy or insolvency of other investors, brokers, custodians and service providers. This structure and its safeguards brought investors to SPhinX.

               75. Investors, including the Assignors of claims referenced herein, were provided with and reviewed SPhinX marketing materials and Offering Memoranda. These materials discussed, in detail, the nature of the funds, the customer segregated requirements and other controls and protections designed to safeguard SPhinX investors’ assets.

          76. Investors, including the Assignors, relied on the representations contained in the marketing materials, Offering Memoranda and financial statements and based their decision to invest on those representations. The materials relied on by the investors reflected current materials available at the time of the investors’ respective investment in the funds. Those who invested in 2004 for example, would have reviewed financials from 2003 as well as the marketing materials and Offering Memoranda provided to them at that time. Investors were unaware that representations regarding segregation of funds were false and misleading.

          77. SPhinX’s investors, including the Assignors, reasonably relied on representations made in the various Offering Memoranda, financial statements and marketing materials.

          78. Within a short time after inception, SPhinX attracted an impressive level of AUM, approaching $1 billion by the end of 2003 and peaking at $3 billion in 2004 and 2005.

          E. Connections and Providers.

                    1. PlusFunds’ Role as Investment Manager.

          79. On or about July 12, 2002, SPhinX Ltd. entered into an Investment Management Agreement (“MA”) with PlusFunds. Various SPhinX Funds thereafter entered into identical IMAs with PlusFunds.

          80. Under the IMAs, PlusFunds was the exclusive investment manager for SPhinX. PlusFunds and its management and board of directors owed the SPhinX Funds contractual and fiduciary duties, including duties to exercise due care and to manage SPhinX’s funds for the sole benefit of SPhinX and its investors.

          81. At relevant times, PlusFunds’ directors included Sugrue, Kavanagh, Owens, Winegardner, Randall Yanker, Doug Morriss and John Wehrle. At all relevant times, there were innocent decision-makers on the PlusFunds board and management team who could have and would have taken steps to prevent the misconduct alleged herein.

          82. Under the IMAs, PlusFunds received a management fee equal to a percentage of AUM as of the beginning of each month. PlusFunds typically collected approximately 1.7% of aggregate AUM for management fees. Approximately 97% of PlusFunds’ 2005 revenues derived from SPhinX management fees.

          83. Although PlusFunds and the various SPhinX entities maintained their separate legal existence, the business operations of SPhinX and PlusFunds were intertwined. Service providers (including RAI and Butt), contract parties and investors dealing with SPhinX generally communicated with PlusFunds agents and understood that PlusFunds acted as the investment manager for SPhinX.

          2. Refco’s Role As FCM/Prime Broker/Custodial Agent.

          84. Beginning in the 1990s, Refco Group Ltd. LLC, its successor entity, Refco Inc., and affiliates (collectively, “Refco”) provided execution and clearing services for exchange-traded derivatives and brokerage services in fixed income and foreign exchange markets. At all relevant times, Refco LLC and RCM were two of Refco’s three operating subsidiaries.

          85. As of July 12, 2002, the date of execution of the MA, PlusFunds had agreed to retain Refco LLC to provide execution, clearing and margin services in connection with futures and commodities trading activities.

          86. Refco LLC knew that Cayman Islands law required SPhinX money to be held in regulated, customer segregated accounts. Refco LLC also knew that SPhinX investors relied on representations regarding segregation before investing in SPhinX.

          87. Refco LLC held customer assets belonging to SMFF, Refco LLC owed SMFF contractual and fiduciary duties in connection with SMFF’s cash and assets, including duties to hold SMFF’s assets and execute trades for SMFF’s benefit, and not to use those assets for the benefit of Refco LLC or its principals and affiliates. Refco LLC also owed a duty to disclose facts relevant to the assets entrusted to Refco.

          88. As a regulated entity, Refco LLC maintained customer assets in regulated, customer segregated accounts at Harris Bank, such that these assets were protected in the event of Refco LLC’s insolvency.

          89. SMFF’s segregated portfolios also held foreign currency exchange accounts with RCM, a non-regulated Bermuda securities and foreign exchange broker. These foreign currency exchange or “F/X” accounts were an exception to the customer segregation requirements and were not required to be held at a regulated entity. RCM assumed fiduciary and contractual duties in connection with SMFF’s assets, including duties not to use those assets for the benefit of RCM or Refco and to disclose facts and information relevant to SMFF’s assets entrusted to RCM.

          90. PlusFunds also arranged for RAI, a regulated commodity pool operator located in New York, to execute trades for SPhinX at the direction of PlusFunds. In that role, RAI and its agents, including Defendant Butt, served as the primary contact and liaison between SPhinX/PlusFunds and the Refco entities holding SPhinX’s customer assets. As the agents of Refco LLC and RCM, RAI and Butt shared in Refco’s fiduciary duties to SPhinX and PlusFunds.

          91. RAJ and Butt were familiar with Refco LLC and RCM and their operations, including the fact that RCM was an offshore, unregulated entity that did not provide customer segregation. In the course of the services it provided, RAI monitored SPhinX assets, including SMFF’s cash, held at the two entities and exercised discretion over the movement of assets between Refco LLC and RCM. As a result of this role of discretion and RAI’s control over SPhinX’s assets, RAI owed contractual and fiduciary duties to SPhinX/PlusFunds with respect to SPhinX’s assets, including duties to use and hold those assets for SPhinX’s benefit and not to use those assets for the benefit of RAI or its principals and affiliates. Defendant Butt, as an officer of RAI at material times, shared in RAI’s fiduciary duties to SPhinX, its investors and PlusFunds.

          92. Refco also acted as a distributor for the SPhinX Funds, creating and marketing its own funds that invested in SPhinX. RAI was a relatively small operation located at Refco’s headquarters in New York and created as an attempt to establish an investment management business for Refco. As part of this effort, RAI created and managed several external funds, including the S&P Managed Futures Index Fund LP, Refco SPhinX Managed Futures Index Fund Ltd. and SPhinX Managed Futures Index Fund LP, that invested directly in the SPhinX program. Because a large portion of RAI’s business was the supervision of investments in the SPhinX Funds, RAI and Butt were intimately familiar with SPhinX and its offering materials, including the customer segregation requirement.

          93. As a result of the totality of the facts and circumstances of the relationship between SPhinX and Refco, the Refco entities, including RAI, and their directors and officers, including Butt, owed fiduciary duties to SPhinX with respect to investment funds entrusted to Refco. These facts and circumstances included, among others and without limitation:

(a)	Refco’s role as broker/custodial agent for SPhinX and its acceptance of responsibility to act on SPhinX’s behalf and in its best interest;

(b)	the custodial and entrustment nature of the relationship between Refco and SPhinX with respect to SPhinX funds;

(c)	the fact that SPhinX entrusted funds to Refco with the reasonable expectation that the funds would be returned to SPhinX at its instruction;

(d)	Refco’s decision to make use of SPhinX customer funds for purposes unrelated to Refco’s ability to service its customers and without any benefit to SPhinX;

(e)	the undisclosed risks to which SPhinX customer funds were exposed by virtue of the undisclosed, unsecured, uncollateralized transactions alleged herein;

(f)	the fact that Refco and RCM were insolvent at least as of August 2004;

(g)	the lack of deposit or similar insurance protecting the SPhinX customer funds transferred to RCM;

(h)
Refco’s public statements concerning, among other things, its “focus on acting as an agent,” its “customer-oriented philosophy,” its appeal to “customers concerned about potential conflicts of interest,” and its efforts to “avoid potential conflicts with [its] customers”;

(i)
Refco’s public statements, designed to foster greater trust and confidence with customers, that the business of Refco did not involve proprietary trading but rather involved acting as an agent and executing customer instructions;

(j)
Refco’s statements to the effect that the relationships between Refco and other Refco entities were structured in such a way as to ensure that Refco would be able to satisfy its obligations to customers before funds from Refco could be made available to other Refco entities for other corporate purposes;

(k)	the lack of indicia that the relationship between Refco and SPhinX was a debtor/creditor relationship, in which SPhinX was a lender or investor in Refco;

(1)	Refco’s failure to disclose to SPhinX or PlusFunds the existence, nature and extent of the massive intercompany transfers and diversion of SPhinX’s assets;

(m)
the lack of any communications from Refco to SPhinX or PlusFunds to suggest that SPhinX customer funds were held in unregulated, non-segregated accounts where they were subject to the risk of loss to Refco’s creditors, and that Refco could not be relied upon to return funds when instructed to do so; and

(n)	Refco’s superior knowledge of the underlying facts and fraud alleged herein.

          94. The nature of the relationship between Refco on the one hand, and SPhinX and PlusFunds on the other, was such that innocent decision-makers at SPhinX and PlusFunds expected that SPhinX customer funds in accounts at Refco would be held in regulated, customer segregated accounts and would be returned on their instructions.

                    3. DPM’s Role As Administrator.

          95. PlusFunds engaged Derivatives Portfolio Management LLC and its subsidiary, Derivatives Portfolio Management Ltd. (collectively “DPM”) to serve as the SPhinX Funds’

administrator. The relationship among the SPhinX Funds, PlusFunds and DPM was governed by a Service Agreement dated July  9, 2002 and amended on May 1, 2003 and June 30, 2004 (collectively, the “Service Agreement”).

               96. Under the Service Agreement, DPM, as administrator, was obligated to perform financial and accounting services on behalf of SPhinX and PlusFunds. SPhinX and PlusFunds relied upon DPM to perform the services necessary to the administration of the SPhinX Funds, including recordkeeping, accounting, financial reporting and cash management functions.

               97. SPhinX and PlusFunds reposed confidence and trust in DPM by delegating vital duties to DPM. DPM owed fiduciary duties to SPhinX, PlusFunds and SPhinX’s investors.

               98. The Service Agreement required DPM to perform all services necessary for administration and reconciliation of the SPhinX Funds, including but not limited to providing: daily activity and portfolio reports; daily reconciliations; daily and monthly valuations and NAV reports; reconciliations of marketable instruments, cash and security positions; monthly reports, including gains and losses, accrued dividend and interest analysis; market and credit risk reports; corporate secretarial functions; and quarterly unaudited financial statements.

              99. Among other things, the Service Agreement required DPM to;

Fulfill one board of director position of the SPhinX Ltd., SPhinX Strategy Fund Ltd., Portfolio Funds, SPhinX Plus SPC, Ltd. and Strategy Master Funds.

              100. DPM’s CEO and part-owner, Robert Aaron, sat on the board of directors of the SPhinX Funds, including SMFF, as the representative of DPM and DPM-Mellon.

              101. Each of the DPM entities and Aaron owed fiduciary duties to SPhinX, its investors and PlusFunds arising out of DPM’s role as administrator of the funds.

V.     DIVERSION OF SMFF’S EXCESS CASH,

          102. Beginning in the late 1990s and continuing through 2005, Refco was involved in a massive scheme to conceal hundreds of millions of dollars in unrecoverable customer and proprietary losses and falsify Refco’s financial statements. Essential to this scheme was ready access to cash, which Refco used to fond its operations and conceal losses.

          103. As discussed in greater detail below, Refco had three primary operating subsidiaries, Refco Securities, LLC (“RSL”), Refco LLC and RCM. The first two units were regulated entities bound by restrictions on treatment of customer assets, including segregation requirements and the prohibition against using customer assets to fund operations.

          104. The third branch of Refco’s operations, RCM, was an unregulated Bermuda entity without the strict regulatory obligations that controlled RSL and Refco LLC. In order to free up cash to fuel the Refco fraud, Refco funneled assets to RCM, where those assets could be used to fund Refco’s operations and conceal Refco’s losses.

          105. SPhinX’s fiduciaries and the parties SPhinX and PlusFunds relied upon to protect SPhinX’s assets, including RAI and Butt, should have prevented the diversion of SMFF’s cash to unprotected accounts where it could be misused by Refco. Instead, their intentional wrongdoing and numerous breaches of duty exposed SPhinX money to risk and misuse.

          A. Robert Aaron Signs the July 31,2002 Document.

          106. On or about July 31, 2002, Aaron signed a document (the “July 31, 2002 Document”) on Refco letterhead and at Refco’s request that purported to provide Refco with the authority to transfer SMFF’s cash and other assets interchangeably among Refco entities without regard to segregation or protection of assets.

          107. Specifically, the July 31,2002 Document stated:

You are hereby authorized at any time and from time to time, in your sole discretion and without prior authorization from or notice to the undersigned entities, to transfer monies, securities, commodities or other property, for purposes of satisfying margin obligations, the production or satisfaction of any debit balance, or the satisfaction of any other commitments of the undersigned parties, interchangeability [sic] among and between the accounts of the undersigned maintained at one or more of the above entities (together or separately, ‘Refco’). Such transfers may include transfers from a regulated commodity interest or securities account to any other account (including an unregulated account) of the undersigned entities.

               108. The document also included a prominent acknowledgement that segregation and protection of funds might be lost:

CERTAIN REFCO ENTITIES ARE SUBJECT TO LAWS AND REGULATIONS WHICH MAY REQUIRE SEGREGATION OF THE UNDERSIGNED’S FUNDS AND PROPERTY AND ENTITLE THE UNDERSIGNED’S PROPERTY TO PREFERENTIAL TREATMENT IN THE UNLIKELY EVENT OF THE INSOLVENCY OF A PARTICULAR REFCO ENTITY. BY PERMITTING THE TRANSFER OF FUNDS AND PROPERTY AMONG THE UNDERSIGNED’S ACCOUNTS, THE UNDERSIGNED ACKNOWLEDGES THAT SUCH SEGREGATION AND PREFERENTIAL TREATMENT MAY NOT BE RECEIVED.

               109. There was no legitimate business justification for Aaron to execute the July 31, 2002 Document As Aaron knew and understood, SMFF’s assets were required to be maintained in customer segregated accounts, protected from the insolvency of the prime broker or custodian of the assets. His decision to sign the July 31, 2002 Document destroyed the protections in place to preserve SMFF’s assets for its investors and exposed SMFF’s assets to undisclosed risk.

               110. Aaron signed the July 31, 2002 Document to further his own interests. From his role as CEO and part-owner of DPM and his role on SPhinX’s board, Aaron understood that PlusFunds director Sugrue had a close relationship with Refco and Bennett. He’understood that challenging or refusing to accommodate Refco would jeopardize DPM’s relationship with PlusFunds and SPhinX, a major client of DPM, and diminish DPM’s revenue stream.

          111. Aaron signed the July 31,2002 Document at Refco’s request with full knowledge of the document’s effect. Aaron’s actions were adverse to the interests of PIusFunds, SPhinX and its investors, who in no way benefited from them.

          112. Aaron did not consult or notify innocent SPhinX board members or innocent members of PIusFunds’ board or management before or after signing the July 31, 2002 Document. In fact, the existence and terms of the July 31,2002 Document were concealed from innocent decision-makers at SPhinX and PIusFunds, including the SPhinX board and PIusFunds’ board and management.

          113. Innocent members of SPhinX’s board and PIusFunds’ management and/or board were unaware of the July 31, 2002 Document and that SPhinX’s assets might be removed from regulated, protected, customer segregated accounts. They were further unaware that SPhinX’s funds at Refco might be exposed to the claims of Refco’s creditors in the event of insolvency.

          114. Although certain innocent members of PIusFunds’ management team were aware that SMFF’s cash was transferred from Refco LLC accounts to RCM, these individuals were unaware that RCM was an unregulated entity that commingled customer assets and was incapable to provide customer segregation. Innocent members of PIusFunds’ board and management and the innocent SPhinX directors were unaware that hundreds of millions of dollars of SMFF’s cash were not maintained in customer segregated accounts at a regulated entity or were exposed to the risk of RCM’s insolvency.

          115. Had innocent decision-makers at SPhinX and/or PIusFunds understood that SMFF’s cash was exposed in unregulated, non-segregated accounts, they could and would have caused SMFF’s assets to be moved to regulated, customer segregated, protected accounts.

          116. Defendant Butt understood the customer segregation requirements described in SPhinX’s Offering memoranda. Butt understood that hundreds of millions of dollars of SMFF’s cash was maintained at RCM, where the cash was at risk in the event of RCM’s insolvency. Had he spoken, as it was his fiduciary duty to do, innocent decision makers at SPhinX and PIusFunds could have and would have taken action to protect SPhinX’s assets and avoid its losses.

          B. SPhinX and PIusFunds Monitored Their Exposure at Refeo.

          117. Although the SPhinX Funds had contracted to use Refco LLC, RAI and RCM for various services, innocent members of PIusFunds’ management team were cautious about the Funds* relationship with Refco and monitored the Funds* exposure to Refco.

          118. Throughout the existence of the SPhinX Funds, PIusFunds* management and S&P convened a risk committee to analyze SPhinX’s risk exposure to trading counterparties and providers, including Refco-related entities. The risk committee met weekly to monitor the Funds’ risk exposure and review reports reflecting the amount of exposure the Funds faced with respect to various counterparties.

          119. To monitor SPhinX’s exposure to Refco, PIusFunds* risk committee relied upon weekly risk reports. The weekly “Risk Management Summary” detailed risk factors affecting the SPhinX investments and was intended to inform the risk committee of the SPhinX Funds’ total exposure to counterparties, including Refco.

          120. The weekly Risk Management Summaries prepared by DPM and others contained material misrepresentations and omissions. The summaries generally reflected total exposure to Refco in the $10 to $25 million range. The summaries failed to reveal that the risk to SPhinX assets was actually much greater than disclosed because the reports failed to disclose that hundreds of millions in SPhinX cash had been moved to unprotected accounts at RCM.

          121. Because Refco did not have a credit rating from a recognized credit agency, PlusFunds’ risk committee conducted an analysis of Refco’s financial position and calculated a “shadow rating” designed to estimate Refco’s approximate credit rating. PlusFunds relied upon publicly available information, including Refco’s financial statements and public filings, to generate the shadow rating. Based upon PlusFunds' shadow rating of Refco, PlusFunds calculated guidelines to limit SPhinX’s exposure on transactions with or assets entrusted to Refco.

          122. Innocent members of PlusFunds’ board and management were also aware of Refco transactions, including the August 2004 LBO transaction and August 2005 IPO of Refco stock, as well as the fact that those transactions were negotiated and underwritten by prominent and reputable law firms and banks, including Mayer Brown, Banc of America and Credit Suisse. SPhinX and PlusFunds relied upon publicly available information, including Refco’s financial statements and public filings that suggested that Refco’s financial position was strong.

          123. Had the PlusFunds risk committee been aware that Refco’s financial position was far worse than what Refco represented to the public, or that Refco was actively concealing in excess of $400 million in uncollectible losses, PlusFunds and SPhinX would have refused to do any business with Refco or allow any of SPhinX’s assets, cash or securities to be maintained with any Refco entity.

       C. Diversion of SMFF Cash to RCM.

          124. SMFF’s portfolio managers traded in futures and commodities on behalf of SMFF’s Portfolio Funds. SMFF’s portfoho managers often utilized margin trading in these accounts, such that SMFF was only required to post a percentage of the value of the positions in cash. The remaining free cash balance, or excess cash, could be used to generate additional returns for the SPhinX Funds.

          125. Beginning in December 2002, SMFF’s excess cash was moved on a regular basis from segregated accounts at Refco LLC to accounts at RCM, where SMFF’s cash was commingled with assets belonging to other RCM customers and RCM’s own assets.

          126. There was no legitimate commercial reason for hundreds of millions of dollars of SMFF’s cash to be moved to unprotected accounts at RCM. From December 2002 to late 2003-, SMFF’s cash at RCM earned no interest. After that time period, SMFF cash earned sub-market interest rates that were certainly insufficient to justify exposing SMFF’s cash to insolvency risk at RCM.

          127. RAI agents, including Defendant Butt, monitored the amount of cash necessary to satisfy margin requirements on SMFF’s investments at Refco LLC, and, in conjunction with DPM, caused excess cash to be moved to RCM. Typically, these transfers were requested via e-mails from RAI agents to DPM representatives, with Butt copied on the e-mail.. On information and belief, the RAI requests for transfer of excess cash from Refco LLC to RCM were not forwarded or addressed to, or approved by, any SPhinX or PlusFunds agents.

          128. Defendant Butt was involved in and aware of the movement of SMFF cash from Refco LLC to RCM. He understood that SMFF’s excess cash was held at RCM, that excess margin was moved out of Refco LLC on a daily or weekly basis and that excess cash was not maintained in customer segregated accounts, as required in SPhinX’s offering materials.

          129. Both RAI and Butt were well aware of the customer segregation requirements described in SPhinX’s Offering Memoranda. Butt and RAI used SPhinX and PlusFunds marketing materials in RAI’s efforts to promote the RAI-advised funds that invested in SPhinX. Moreover, Butt and RAI used SPhinX’s offering memoranda to prepare offering materials for the RAI-advised funds that invested in SPhinX. None of the offering memoranda prepared for the

RAI-advised Binds reference the customer segregation requirements included in the SPhinX offering materials.

          130. Neither PlusFunds. nor any of the SPhinX entities entered into an account agreement with Refco to provide for the maintenance of SMFF’s excess cash at RCM. The only account opening documents executed by SMFF for accounts at RCM were designated as foreign currency exchange accounts - accounts that did not require customer segregation. Butt was fully aware that the RCM accounts should only have been used for foreign exchange trading and should not have been used to hold excess cash.

          131. Although certain PlusFunds agents were aware of the arrangement by which SMFF’s cash was moved between the Refco LLC and RCM accounts, the true nature of the RCM accounts as unregulated, commingled accounts was not known to innocent PlusFunds agents. Innocent members of SPhinX’s Board were unaware that SMFF cash was moved to RCM or that SMFF’s cash was not protected in customer segregated accounts.

          D. Interest at Refco on SMFF Cash.

          132. More than 70 percent of SMFF’s cash was held at RCM at most times relevant, but there was no bona fide business reason for allowing assets to be maintained at RCM. The movement of SMFF’s excess cash to RCM subjected the cash to risk of loss in the event of insolvency, resulted in the commingling of SMFF’s cash in RCM’s account, but offered no offsetting advantage to SPhinX or PlusFunds. SPhinX and PlusFunds were not benefited in any way by the movement of SMFF’s excess cash to RCM.

          133. From the time customer money first came into SMFF in December 2002 until late 2003, SMFF cash held at RCM yielded no interest income for the benefit of SPhinX. SMFF received no benefit from moving its cash to RCM.

          134. Beginning in or about December 2003, cash held with RCM yielded income at the rate of one month LIBOR minus 35 basis points. Beginning in or about October 2004, cash held with RCM yielded interest at the rate of 90% of the 90-day Treasury Bill rate. Neither of these rates was a proper market rate, and neither rate justified the movement of SMFF’s cash from protected accounts at Refco LLC to RCM, where assets were at risk in the event of RCM’s insolvency.

          VI. THE REFCO FRAUD.

          135. The motivation to move SMFF’s cash to unregulated accounts at RCM was to provide easy access to cash for Refco. At all relevant times, Refco and its agents were involved in a fraudulent scheme to conceal massive losses from Refco’s books and enrich Refco insiders -a scheme that required ready access to cash. The diversion of SMFF assets to RCM was integral to that scheme.

          136. The Refco entities, as the custodians of SMFF’s cash, owed fiduciary duties not to convert or misuse customer assets. Refco agents invested in the SPhinX Funds and created and advised several funds that invested in the SPhinX Funds. In connection with these investments, Refco possessed, read and understood SPhinX’s offering materials. Refco’s agents were familiar with SPhinX’s structure and the Cayman SPC regime and understood that SMFF funds were to be maintained in regulated, customer segregated accounts. The purposeful movement of SMFF cash to RCM for use in the Refco fraud constituted-a breach of Refco’s fiduciary duties.

          137. Refco and its co-conspirators devised and implemented an elaborate scheme through which Refco maintained the illusion that it was highly successful and financially secure. The illusion of a thriving company enabled Refco to steal billions of dollars by positioning Refco for, and ultimately carrying out, what appeared on the surface to be a legitimate “buy-out” of insiders’ interests in RGL.

          138. To maintain the illusion of financial and operational strength and stability, Refco and its agents, professionals and advisors conspired to conceal Refco’s trading losses, operating expenses and true financial condition by fraudulently inflating Refco’s revenues and funding of Refco’s operations and expenses with assets belonging to customers of RCM, including SMFF.

          139. Refco created the illusion that it was financially solid by concealing trading losses and operating expenses from Refco’s financial statements, recording them as receivables owed by RGHI (a related-party company owned and controlled by Bennett and, prior to the LBO, by Bennett and Grant) and inflating Refco’s revenues by recording hundreds of millions of dollars in accrued interest income on these phantom receivables.

          140. Once these losses and operating expenses were concealed, Refco carefully designed and implemented the RTLs to conceal the RGHI Receivable. The RTLs purported to be loan transactions involving third parties but only served to pay down the RGHI Receivable at the end of Refco’s reporting periods to conceal the Receivable from Refco’s books.

          141. At the same time, Refco funded its operations by diverting RCM customer assets (includmg SMFF cash) to finance Refco affiliates that had no ability and no intention of returning the RCM customer funds.

          142. Having successfully maintained the illusion of Refco’s financial health, Refco borrowed $1.4 billion of bank and bond debt to fund an August 2004 leveraged buyout transaction, which enriched Refco’s insiders at the expense of customers and creditors. RCM was left insolvent and unable to repay its customers, including SMFF, from whose accounts assets had been stolen to fund Refco’s business.

          143. A year later, as was always the plan, the LBO was followed up with an initial public offering (the “IPO”) that further impaired Refco’s assets. The IPO (i) impaired Refco

Inc.’s financial condition through the fraudulent sale of more than $583 million of shares of common stock, (ii) caused Refco Inc. to pay down over $230 million of RGL’s LBO debt (despite the fact that RGL was insolvent) and to pay approximately $40 million in underwriting fees and expenses and more than $80 million in the form of a “greenshoe” dividend, for which Refco received no value, and (iii) thereby allowed Refco insiders to strip out all of Refco’s remaining assets.

               A. Overview of Refco’s Business.

               144. Before its implosion, Refco was one of the world’s largest providers of brokerage and clearing services in the international derivatives, currency and futures markets.

               145. Refco had three major operating subsidiaries through which it provided services:

(a)	RSL, a registered broker-dealer through which Refco offered prime brokerage services. RSL was regulated by the SEC and the NASD.

(b)
Refco LLC, a regulated futures commission merchant through which Refco executed and cleared customers’ orders for exchange-traded derivatives. Refco LLC was regulated by, among other entities, the Commodity Futures Trading Commission (“CFTC”) and the National Futures Association (“NFA”) and was subject to the net capital and other regulatory requirements of those entities.

(c)	RCM, a Bermuda broker dealer that was at all relevant times ‘“unregulated.” In December 2001, Refco shut down RCM’s Bermuda operations and “repatriated” all of RCM’s operations to the United States.

               B. The Refco Fraudulent Scheme.

               146. Beginning in late 1997, Refco initiated a three-part fraudulent scheme through which it concealed trading losses and operating expenses, inflated revenues and hid the manipulation of Refco’s financial statements through the fraudulent RTLs, all the while funding Refco’s operations with customer assets - including SMFF cash - looted from RCM.

Part One - Fraudulently Misrepresenting Refco’s Financial Statements.

          147. Refco avoided writing off hundreds of millions of dollars in trading losses and misallocated operating expenses and inflated Refco’s revenue with phantom interest income by booking these amounts as receivables owed by RGHI to various Refco entities. This, in turn, distorted Refco’s financials and allowed Refco to (i) overstate assets, understate liabilities and overstate profit and loss statements, and (ii) fraudulently project an illusion of financial health and strength—falsely securing customer confidence and ensuring deposits of cash and securities from customers, including SPhinX, needed to facilitate and fund the Refco scheme.

          148. As part of its trading business, Refco regularly extended credit to customers who engaged in securities, commodities and futures trades. As a result, when markets fluctuated, as they did during the 1997 Asian market collapse, Refco customers trading on credit could not cover their Josses, and Refco was forced to assume those losses.

          149. Refco’s customer and proprietary trading losses in 1997-1999 alone amounted to hundreds of millions of dollars. If disclosed, trading losses of this magnitude would have resulted in Refco being unable to continue its business, and customers such as SPhinX and PlusFunds would never have done business with Refco at all. Refco knew that it would lose customers and considerable goodwill if the public did not believe that Refco had sound internal risk management controls, was appropriately capitalized and was financially healthy.

          150. Facing debilitating losses, Refco set out to prop up its reputation and perceived strong financial condition through fraud. Instead of disclosing and writing off its losses as bad debts, Refco caused its losses and uncollectible obligations to be transferred to RGHI and acknowledged a receivable owed to Refco by RGHI. This was done without appropriate reserves and thus overstated the overall enterprise’s financial results.

          151. Instead of being written off as bad debt, hundreds of millions of dollars in customer and proprietary trading losses were “converted” into what appeared to be a legitimate and collectible receivable from RGHI—a related party whose principal asset was Refco stock. If the truth had been disclosed, Refco would have violated its debt covenants with its lenders, would have had to report its insolvency and would have had insufficient regulatory capital to continue to do business.

          152. Refco also fraudulently inflated its income as a result of “transactions” with RGHI. On January 28, 2004, for example, the RGHI Receivable was increased by two entries totaling approximately $13 million, both of which resulted in the recording of income at Refco.

          153. Refco further fraudulently inflated its revenues and financial results by charging RGHI usurious interest of as much as 35% on the RGHI Receivable. This was fictitious income recorded (but not paid) on the hundreds of millions of dollars in trading losses, operating expenses and other transactions that comprised the RGHI Receivable.

          154. Between 2001 and 2005 alone, fictitious recorded interest on the RGHI Receivable amounted to at least $250 million.

          155. Between the trading losses, operating expenses and other transactions that made up the RGHI Receivable, and the. accrued interest on the RGHI Receivable, just prior to the LBO, the RGHI Receivable ballooned to nearly $1 billion.

Part Two - Keeping the Illusion Going Long Enough to Cash-out

          156. After losses and expenses were moved from Refco’s books, Refco had to conceal the fictitious nature of the RGHI Receivable and Refco’s true financial condition. Refco accomplished this through the fraudulent RTL transactions and by funding Refco’s operations with RCM customer assets, which included SMFFs cash.

          157. A large receivable owed to Refco by a related-party owned by Refco’s current and former chief executive officer would have to be disclosed on Refco’s financial statements and would have invited scrutiny. To conceal the magnitude and related-party nature of this receivable, Refco devised and implemented a series of sham “loans” timed to straddle Refco’s financial reporting and audit periods.

          158. The RTLs enabled Refco temporarily to remove related-party receivables off Refco’s books by shifting them between Refco subsidiaries, RGHI and third-party Refco customers (or their affiliates) who agreed to serve, for a fee, as conduits in the RTLs.

          159. The RTLs were implemented at the end of each fiscal year starting in 1998 (and also, beginning in 2004, at the end of fiscal quarters) to pay-down temporarily the RGHI Receivable and replace it on Refco’s books with a receivable purportedly owed by an unrelated third-party customer of Refco. In order to conceal the size of the RGHI Receivable, a number of RTLs were often employed, temporarily reducing or eliminating the nearly $ 1 billion RGHI Receivable from Refco’s books.

          160. Right after the start of each new reporting or audit period, the RTL was “unwound” by reversing the entire process. As the temporary pay-down of the RGHE Receivable was reversed, RGHI returned the funds it had “borrowed” from the RTL Participants, and the RTL Participants in turn paid back the money they had borrowed from Refco. Once the transaction was unwound, the RGHI Receivable was restored to its full value.

          161. For agreeing to participate in the RTLs and conceal the RGHI Receivable, the RTL Participants received payment of the “spread” between the interest rates of the two “loans.”

          162. In this manner, at the end of each relevant reporting or audit period, Refco falsified its financial statements to suggest that the RGHE Receivable had been repaid or never existed. Refco concealed the magnitude and related-party nature of the RGHI Receivable at the end of each relevant reporting and audit period and thereby concealed Refco’s trading losses, its true operating expenses and the fictitious nature of hundreds of millions of dollars in revenue.

          163. Refco needed cash to maintain its appearance as a fast-growing group of companies and to maintain the illusion that it was highly profitable, healthy and able to satisfy its substantial working capital needs from what it called its “internally generated cash flow and available funds.” As Refco itself stated, “[r]eady access to cash is essential to our business.”

          164. Because Refco’s other operating units were regulated entities, RCM became Refco’s source of cash to fund its operations. The movement of customer assets to RCM became crucial to Refco’s ongoing operations and fraudulent activities.

          165. Instead of disclosing its true financial condition and borrowing to restructure its operations, Refco stole from RCM and its customers, including SMFF. In violation of its fiduciary duties, Refco simply took the money and property entrusted to RCM and sent the funds to other Refco entities.

          166. On a daily basis, RCM customers’ assets, commingled in one account at Chase Bank, were transferred out of RCM to other Refco entities. Refco caused RCM to keep as little cash as possible on hand. In fact, even though RCM purported to hold billions of dollars of customer cash and securities entrusted to it, RCM in fact maintained only about $50 million in cash and securities.

VH. SUFFOLK LOANS.

          167. Sugrue, Kavanagh and Owens were complicit in the placement of SMFFs cash and other SPhinX assets with Refco, and they protected their relationship with Refco by forcing out PlusFunds agents who questioned the use of Refco as SPhinX’s FCM, prime broker and custodial agent.

          168. As the quid pro quo for the support of Sugrue, Kavanagh and Owens, Refco extended approximately $200 million in “loans” to entities- controlled by Sugrue, Owens- and Kavanagh, transactions that in fact were payoffs to Sugrue, Owens and Kavanagh. These payments were, perversely, funded from RCM assets, which included SMFF’s cash.

          A. Bousbib Investigates Relationship with Refco.

          169. In 2004, PlusFunds’ CEO and President, Gabriel Bousbib, became concerned that SPhinX cash held by Refco entities was not earning sufficient interest and that Refco’s transaction fees were excessive. SMFF, in particular, had an unusually high proportion of excess cash that was not earning adequate interest.

          170. Bousbib instructed PlusFunds’ agents to conduct a market analysis to determine what fees were appropriate and customary for the types of transactions provided by Refco. Bousbib also approached Refco to re-negotiate the interest on SMFF cash held at Refco.

          171. In the fall of 2004, Bousbib negotiated an increase in interest earned on SMFF cash at Refco. Thomas Hackl, on behalf of Refco, agreed that effective December 1, 2004, “Refco” would pay SMFF 90 percent of the three-month T-Bill rate, adjusted on a daily basis.

          172. Hackl, who represented Refco in the negotiations with Bousbib, is a close friend of Sugrue and is the godfather to Sugrue’s children. Hackl had met Sugrue while Sugrue was at Refco and Hackl at BAWAG. Hackl and Sugrue brokered BAWAG’s purchase of an ownership interest in Refco.

          173. In the Fall 2004 negotiations of interest rates, Hackl told Bousbib that Refco could not pay a higher rate because funds at Refco were held in customer segregated accounts. Bousbib had no reason to doubt this representation. He believed at all times that SMFF’s assets were in regulated, customer segregated accounts and that Refco was financially responsible.

          174. Still not satisfied that SPhinX assets were receiving adequate interest, Bousbib proposed to Sugrue that PlusFunds institute a new cash management program to maximize returns on SPhinX cash and suggested that SPhinX’s assets should be removed from Refco.

          175. Sugrue became upset by this suggestion and indicated that he believed such a program was a consideration for the PlusFunds board, not for management. Bousbib prepared a proposal for submission to the PlusFunds Board. As part of his proposal, Bousbib suggested that cash be removed from Refco.

          176. Sugrue, Kavanagh and Owens opposed Bousbib’s proposal and explicitly instructed him to take no further action regarding SPhinX cash held at Refco. Their rejection of Bousbib’s proposal was entirely adverse to the interests of SPhinX, its investors and PlusFunds.

          177. Bousbib continued to pursue the cash management issue, causing dissension among the PlusFunds Board and management team. Sugrue and Kavanagh concluded that Bousbib should be removed as PlusFunds’ CEO and President.

          178. Two members of PlusFunds’ Board of Directors, Morriss and Wehrle, had earlier facilitated Bousbib’s appointment as PlusFunds’ CEO and President and were therefore aligned with Bousbib. They were innocent directors, unaware that SMFF’s assets were not maintained in regulated, customer segregated accounts. Had they known, they would have taken steps to protect SMFF’s assets. Similarly, if they had known Refco was insolvent, they would have ended SPhinX’s relationship with Refco.

          179. The two factions on the PlusFunds Board, one comprised of Sugrue, Kavanagh and Owens, and the other comprised of Morriss and Wehrle, began buyout discussions, with Morriss and Wehrle initially offering to purchase the interests of Kavanagh, Sugrue and Owens in or about late 2004.

          180. In or about January 2005, Kavanagh, Sugrue and Owens counteroffered with a proposal to buy out Morriss and Wehrle. Bousbib was forced to resign in late 2004, and Sugrue, Kavanagh and Owens agreed to purchase the ownership interests of Morriss, Wehrle and Bousbib with financing provided by Refco through a series of transactions known as the “Suffolk Loans.”

          B. Refco Extends Loans to Suffolk Entities to Buy Out Bousbib, Morriss and Wehrle,

          181. In March 2005, RCC extended a series of loans to Suffolk LLC, Suffolk SUG LLC, Suffolk KAV LLC and MKK LLC (collectively, the “Suffolk Entities”), entities owned and controlled by Sugrue, Kavanagh and Owens.

          182. RCC funded the Suffolk Loans with cash provided by RCM. As a result, Sugrue, Kavanagh and Owens used at least some of SMFF’s cash, diverted to RCM, to finance their purchase of minority PlusFunds shares and eliminate PlusFunds agents who questioned the nature of SPhinX’s business relationship with Refco. These actions by Sugrue, Kavanagh and Owens were adverse to the interests of SPhinX, its investors and PlusFunds.

          183. In Phase I of the Suffolk Loans, on March 29, 2005, RCC provided $158 million to Suffolk LLC for the purchase of outstanding equity of PlusFunds held by minority shareholders. Bennett signed the credit agreement as president of RCC.

          184. Suffolk LLC secured the $158 million loan by pledging to RCC all of the equity that Suffolk LLC intended to acquire with the proceeds of the loan. Suffolk LLC also granted RCC call rights to purchase all of the equity of PlusFunds held by Suffolk LLC or to be acquired with the proceeds of the loan. The call exercise price was based, in substantial part, on a fixed percentage of AUM. Suffolk LLC used a portion of the proceeds of the loan to purchase the minority interests in PlusFunds, including those controlled by Bousbib, Morriss and Wehrle.

          185. Also on March 29, 2005, in Phase H, RCC loaned $19.4 million to SufToIk-SUG LLC, an entity controlled by Sugrue. Sugrue was the sole member of Suffolk-SUG LLC.

          186. Suffolk-SUG LLC secured the $19.4 million loan by pledging all of Sugrue’s shareholder interests in the equity of PIusFunds. As with the loan to Suffolk LLC, Sugrue also granted RCC call rights to his PIusFunds shares at a price based on a fixed percentage of AUM.

          187. RCC made additional “loans” of approximately $11.35 million and $19.25 million to Suffolk-KAV LLC and MKK LLC, two entities owned and controlled by Kavanagh. As with the loans to Suffolk LLC and Suffolk-SUG LLC, Suffolk-KAV LLC and MKK LLC pledged all of Kavanagh’s shareholding interests in the equity of PIusFunds and granted RCC call rights to Kavanagh’s PIusFunds shares at a priced based upon a fixed percentage of AUM.

          188. At or about the same time that Sugrue and Kavanagh purchased the minority shareholders’ shares in PIusFunds and pledged those shares to RCC, RCC extended a $25 million standby credit facility to PIusFunds dated April 13, 2005, purportedly to provide SPhinX’s investors with interim secondary market liquidity on their investment in the SPhinX Funds. In reality, it tied PIusFunds to Refco. As part of the quid pro quo for the loans from RCC, Sugrue, Owens and Kavanagh pledged to RCC that PIusFunds would continue to use Refco subsidiaries for clearing, brokerage and futures commission services, thus ensuring that SPhinX assets would remain at RCM for Refco’s use. These actions by Sugrue, Kavanagh and Owens were adverse to the interests of PIusFunds, SPhinX and its investors.

          189. While negotiating the Suffolk Loans with Refco, Sugrue, Kavanagh and Owens took steps to conceal the true nature of the Suffolk Loans and prevent PIusFunds and SPhinX from discovering Refco’s role in the transactions.

          190. Specifically, Sugrue, Kavanagh and Owens had already identified Bousbib’s replacement as CEO and President. Paul Aaronson, a primary PlusFunds contact at S&P, who was familiar with PlusFunds and SPhinX operations, agreed to replace Bousbib as early as December 2004 or January 2005. However, Sugrue, Kavanagh and Owens conspired to delay the start of Aaronson’s employment until April 2005 - after the consummation of the Suffolk Loans. Until Aaronson’s hire, Owens acted as interim CEO of PlusFunds. As a result, Sugrue, Kavanagh and Owens negotiated the Suffolk Loans free from any interference by a PlusFunds CEO. These actions by Sugrue, Kavanagh and Owens were adverse to the interests of SPhinX, its investors and PlusFunds.

          191. On May 4, 2005, Suffolk LLC used the loan proceeds provided by RCC to issue a tender offer to purchase outstanding shares of PlusFunds. PlusFunds used all or a portion of the proceeds of the $158 million loan to purchase the outstanding shares of PlusFunds held by a number of shareholders, including entities controlled by Bousbib, Morriss and Wehrle, Morriss and Wehrle resigned their roles as PlusFunds directors on or about March 29, 2005.

          192. The loans to the other Suffolk entities, mcluding Suffolk-SXJG and Suffolk-KAV, constituted disguised payments to Sugrue and Kavanagh for cooperation. As a result, Sugrue and Kavanagh each received in excess of $20 million. These transactions were for the sole benefit of Sugrue, Kavanagh and Owens and were a breach of their fiduciary duties to SPhinX, its investors and PlusFunds.

          193. Kavanagh, Owens and Sugrue positioned themselves to earn an additional $100 million if RCC exercised its call rights. The quid pro quo for those potential windfalls was their participation in the scheme to divert SPhinX’s money to RCM.

46

          C. Discovery of Refco’s Role in Suffolk Transactions.

          194. The true nature of the Suffolk Loans, a disguised acquisition of PiusFunds by Refco and the payoff of Sugrue, Kavanagh and Owens, was concealed from innocents at PlusFunds and SPhinX. The Suffolk Loan documentation was not maintained in PlusFunds' offices, and none of the innocent members of PlusFunds’ management was aware that Refco loaned the funds used by the Suffolk entities to purchase outstanding PlusFunds stock.

          195. Sugrue, Kavanagh and Owens conspired with their legal counsel to conceal Refco’s role in the Suffolk loans. At the request of Sugrue, Kavanagh, Owens and Bennett, Gibson Dunn advised that the loans did not have to be disclosed as related party transactions and concealed Refco’s role from innocent PlusFunds directors and management.

          196. Sugrue, Kavanagh and Owens concealed the true nature of the Suffolk Loans until after the Refco fraud became public on October 2005. Innocent members of PlusFunds’ management team, including Aaronson, became aware of Refco’s role in the Suffolk transactions only after the SEC requested Suffolk Loan documentation in connection with an investigation of Refco and PlusFunds.

          197. Although innocent decision makers at SPhinX and PlusFunds were unaware of Refco’s role in the Suffolk transactions, Defendant Butt discovered Refco’s role months before Refco’s collapse and failed to notify SPhinX or PlusFunds. Butt investigated the details of the Suffolk transactions in July 2005 and discovered the loan from Refco to PlusFunds directors Sugrue, Kavanagh and Owens. Butt was unaware of any public disclosure of the loan but failed to notify anyone at SPhinX or PlusFunds of the Suffolk loans until after Refco’s collapse in October 2005.

          198. When the facts regarding the Suffolk transactions were disclosed to innocent members of PlusFunds’ board and management, Aaronson and other members of management took action. The extension of hundreds of millions of dollars in loans from a service provider, Refco, to members of PlusFunds board of directors, without full disclosure, was self dealing, a breach of fiduciary duty and a violation of trust. The fact that the transaction was intended to transfer effective control of PlusFunds to Refco made it worse.

          199. After discovering the true nature of the Suffolk Loans, Aaronson and several other members of PlusFunds’ senior management announced in writing their intention to resign. After attempting to negotiate the removal of Sugrue, Kavanagh and Owens from the board of directors, Aaronson, CFO Chris Aliprandi, general counsel Patrick McMahon and other PlusFunds agents resigned from PlusFunds in December 2005.

VIII. REFCO’S BANKRUPTCY FILING.

          200. During 2004 and 2005, RCM held as much as $560 million of SPhmX’s cash in non-segregated accounts. As of October 10, 2005, the day Refco disclosed the existence of the RGHE Receivable and the Refco fraud, approximately $312 million of SPhinX’s cash was deposited at RCM.

          201. Only two months after consummation of the IPO, Refco’s entire fraudulent scheme fell apart when a non-conspiring Refco employee discovered a $430 million receivable owed to Refco from RGHI. Refco demanded repayment of the debt by Bennett, who tried unsuccessfully to cover up the fraud by turning to his co-conspirator, BAWAG. In early October 2005, BAWAG extended an emergency loan in excess of $400 million, which Bennett used to repay the RGHI Receivable.

          202. In a press release issued October 10, 2005, Refco announced that it had discovered, through an internal review, a $430 million receivable from an entity controlled by Bennett and that the receivable, “which may have been uncollectible,” was not shown on the company’s balance sheet as a related-party transaction. As a result, Refco announced that “its financial statements, as of and for the periods ended, February 28, 2002, February 28, 2003, February 28, 2004, February 28, 2005, and May 31, 2005, taken as a whole, for each of Refco Inc., Refco Group Ltd., Refco LLC and Refco Finance, Inc. should no longer be relied upon.”

          203. On Tuesday, October 11, 2005, after news of Refco’s “discovered” receivable became public, but before the Refco bankruptcy, Sugrue stormed into Refco’s headquarters to demand that SMFF’s cash held at RCM be immediately transferred to Refco LLC. Within days, approximately $312 million of SMFF’s cash held at RCM was transferred to segregated accounts at Refco LLC pursuant to Sugrue’s demand. PlusFunds then moved those assets to accounts at Lehman Brothers and elsewhere.

          204. On October 11, 2005, Bennett was arrested. He was indicted on or about November 10, 2005, and pleaded guilty to criminal conspiracy and fraud charges on February 15,2008.

          205. On October 12, 2005, Refco issued a second press release announcing that the $430 million RGHI obligation had remained concealed as a result of the actions of Bennett and others, who had caused Refco to engage in a series of transactions designed to hide and otherwise disguise the nature and extent of the RGHI Receivable.

          206. Once the fraud was revealed, the market for Refco stock plummeted, leading to well over $1 billion in lost market capitalization. Refco was delisted by the New York Stock Exchange, and the company and its subsidiaries, including RCM, were forced into bankruptcy.

          207. On October 17, 2005, RCM and 23 of its subsidiaries and affiliates filed Chapter 11 bankruptcy petitions in the Southern District of New York.

          208. Between October 25, 2005 and the filing of the preference action in December 2005, Refco-related funds advised by RAI redeemed approximately $110 million of investments made in SPhinX Funds. On or about October 26, 2005, Bennett redeemed all or part of his personal investment in one of the SPhinX Funds. Furthermore, after disclosure of the Refco fraud on October 10, 2005, BAWAG redeemed approximately $50 million of its investment in the SPhinX Funds, including approximately $3.3 million from SMFF.

          209. On December 16, 2005, the Official Committee of Unsecured Creditors of Refco commenced an adversary proceeding against SMFF seeking avoidance of the $312 million transfer from RCM to SMFF’s accounts at Refco LLC, in order to recover that property for the benefit of RCM’s bankruptcy estate. That same day, the bankruptcy court issued an order of attachment and temporary restraining order freezing assets of SPhinX valued at $282 million, pending resolution of the adversary proceeding.

          210. On or about April 21,2006, SPhinX entered into a settlement agreement resolving the adversary proceeding. As part of that agreement, SPhinX agreed to relinquish approximately $263 million of the $312 million that had been transferred from RCM to Refco LLC and further agreed to release certain claims against the Refco bankruptcy estate with respect to those funds.

          A. RAI-Advised Funds Redeemed their Investments in SPhinX after Disclosure of Refco Fraud

          211. In the weeks after the disclosure of the Refco fraud in October 2005, but before the temporary restraining order in December 2005, the RAI-advised funds with investments in the SPhinX Funds redeemed approximately $100 million. The redemption requests were signed by Richard Butt on behalf of RAI.

          212. In causing and allowing the commingling of SPhinX account monies, RAI and Defendant Butt breached fiduciary duties owed to SPhinX and PlusFunds and aided and abetted breaches by Sugrue, Kavanagh, Owens, Refco LLC, RCM, DPM and Aaron of fiduciary duties owed to SPhinX and PlusFunds.

          213. RAI’s breaches of duty and its aiding and abetting others’ breaches of fiduciary duty proximately caused or were a substantial factor is causing the damages suffered by SPhinX and PlusFunds. The movement of SMFF’s cash to RCM placed those assets at risk, and SMFF’s cash was lost because it was moved to RCM. Had RAI fulfilled its responsibilities, SMFF’s cash would never have been swept to RCM, and SPhinX and PlusFunds would have avoided their losses and continued in business.

          214. The losses suffered by SPhinX and PlusFunds were reasonably foreseeable to RAI and Butt. RAJ and Butt could have foreseen, and in fact did foresee, that RAI’s actions could result in the loss of SMFF assets because RAI knew that the placement of assets at RCM exposed SPhinX to the risk of RCM’s insolvency. RAI also understood that PlusFunds’ primary business was the management of the SPhinX Funds, and that the collapse of the SPhinX Funds would destroy PlusFunds’ business.

IX. CAUSES OF ACTION.

COUNT I

BREACH OF FIDUCIARY DUTY

          215. Plaintiffs incorporate by reference the allegations set forth above.

          216. RAI and Defendant Butt owed PlusFunds and SPhinX fiduciary duties by virtue of RAI’s role executing trades, providing clearing services, monitoring margin requirements, causing the movement of SPhinX cash, acting as SPhinX’s contact in connection with the custody of SPhinX’s assets at RCM and other responsibilities delegated RAI and Butt.

          217. Butt shared in RAI’s fiduciary obligations by virtue of his position as RAI’s officer and agent.

          218. The fiduciary duties of RAI and Butt included duties of care, duties of disclosure, duties of loyalty and other fiduciary duties under New York law.

          219. Butt was familiar with the terms of the Offering Memoranda and Articles of Association for each of the SPhinX entities and SMFF, in particular. Butt understood that SMFFs customer assets were required to be held in customer segregated accounts. As fiduciaries of SPhinX, RAI and Butt were responsible for ensuring that SMFF’s cash was held and protected in customer segregated accounts.

          220. RAI and Butt breached their fiduciary duties to SPhinX and PlusFunds by, among other things: (1) authorizing or allowing the movement of SMFF’s cash to unprotected accounts at RCM; (2) concealing the movement of SMFF cash to RCM from one or more innocent SPhinX directors or members of PlusFunds’ management and/or board; (3) failing to notify SPhinX and/or PlusFunds that SPhinX’s assets were not maintained in customer segregated accounts; and (4) failing to disclose the Suffolk loan transactions to SPhinX and PlusFunds.

          221. At all relevant times, there was at least one director of SPhinX and/or one member of PlusFunds’ board or management who was unaware that: (1) RAI and Butt had breached their fiduciary duties to SPhinX and/or PlusFunds; (2) SMFF’s excess cash was being held in non-segregated accounts at RCM; and (3) Sugrue, Kavanagh and Owens, through entities they owned and/or controlled, had received in excess of $204 million in loans and/or payments from Refco in the Suffolk loans.

          222. At all relevant times, innocent SPhinX directors or members of PlusFunds’ board or management, had they known of the breaches of fiduciary duty by RAI and Butt, could have and would have prevented or stopped those breaches by consulting an attorney, by reporting the breach of duty by RAI and Butt, by causing SPhinX to transfer its cash out of RCM into customer segregated accounts at Refco LLC or by causing SPhinX to terminate its relationship with Refco and transfer the funds at RCM to a different financial institution.

          223. SPhinX and PlusFunds have been damaged in an amount to be proven at trial.

          224. The breaches of fiduciary duty by RAI and Butt were the proximate cause of the damages suffered by SPhinX and PlusFunds.

count II

AIDING AND ABETTING BREACH OF FIDUCIARY DUTY

          225. Plaintiffs incorporate by reference the allegations set forth above.

          226. PlusFunds owed SPhinX fiduciary duties by virtue of its role as SPhinX’s investment manager and the responsibilities delegated to PlusFunds under the Investment Management Agreement

          227. Sugrue, Kavanagh and Owens shared in PlusFunds’ fiduciary duties to SPhinX by virtue of their positions as PlusFunds’ officers, directors and/or agents.

          228. As SPhinX’s director and agent, Owens owed fiduciary duties to SPhinX.

          229. Sugrue, Kavanagh and Owens owed fiduciary duties to PlusFunds by virtue of their roles as PlusFunds' officers, directors and/or agents.

          230. As alleged in greater detail above, Refco LLC owed SPhinX and PlusFunds fiduciary duties by virtue of Refco LLC’s role as, among other things, SPhinX’s custodian.

          231. As alleged in greater detail above, RCM owed SPhinX and PlusFunds fiduciary duties by virtue of RCM’s role as, among other things, SPhinX’s custodian.

          232. As alleged in greater detail above, DPM owed SPhinX and PlusFunds fiduciary duties by virtue of DPM’s role as SPhinX’s administrator and the responsibilities delegated to DPM as part of that relationship and under the DPM Service Agreement.

          233. As alleged in greater detail above, Aaron owed SPhinX and PlusFunds fiduciary duties by virtue of his role as SPhinX’s director and agent and by virtue as his role as an officer and agent of DPM.

          234. As alleged in greater detail above, Sugrue, Owens and Kavanagh each breached their fiduciary duties by, among other things, (1) directing, allowing or causing Aaron to sign the July 31, 2002 Document; (2) failing to ensure that SMFF’s cash was maintained in customer segregated accounts; (3) allowing SMFF’s cash to be moved from customer segregated accounts at Refco LLC to unregulated accounts at RCM; (4) approving financial statements on behalf of SPhinX that falsely stated SPhinX’s excess cash was historically held in segregated accounts; (5) concealing the movement of SMFF’s cash to RCM; (6) through entities they owned and controlled, obtaining more than $204 million in loans and/or payments from Refco; (7) concealing the true nature of the Suffolk loans to innocent officers and/or directors of SPhinX and PIusFunds.

          235. As alleged in greater detail above, Refco LLC and RCM breached their fiduciary duties to SPhinX and/or PIusFunds by arranging and participating in the movement of SPhinX assets to unprotected accounts at RCM and the diversion of SMFF assets for use in Refco’s business operations, acquisitions, RTLs and fraudulent schemes, including the Suffolk loans.

          236. As alleged in greater detail above, DPM and Aaron breached their fiduciary duties to SPhinX and/or PIusFunds by (1) executing the July 31, 2002 Document; (2) authorizing, allowing and facilitating the movement of SMFF’s cash from Refco LLC to RCM; and (3) concealing the July 31, 2002 Document and movement of SMFF’s cash to RCM from innocent members of SPhinX’s board and PIusFunds’ board and management.

          237. Defendant Butt was aware of and understood that the movement of SMFF’s cash to RCM constituted a breach of the fiduciary duties owed by Sugrue, Kavanagh, Owens, PIusFunds, Refco LLC, RCM, DPM and Aaron. Butt understood that each of those entities and individuals breached their fiduciary duties to SPhinX and PIusFunds.

          238. As alleged in greater detail above, Butt substantially assisted in the breach of the above-described fiduciary duties by authorizing or participating in the movement of SPhinX’s assets to unprotected, non-segregated accounts at RCM and failing to disclose or object to the improper movement of SPhinX’s assets to RCM.

          239. As a result of the movement of SMFF’s cash to RCM and the breaches of the fiduciary duties owed by Sugrue, Kavanagh, Owens, PlusFunds, Refco LLC, RCM, DPM and Aaron, SPhinX and PlusFunds were damaged in an amount to be proven at trial.

          240. The damages suffered by SPhinX and PlusFunds were directly and proximately caused by the breaches of fiduciary duty described above.

          241. RAI and Butt knew and understood that SMFF’s assets were to be maintained in regulated, protected, customer segregated accounts. RAI advised funds that invested in the SPhinX Funds, including SMFF. RAI and Butt received and were familiar with SPhinX’s offering materials, which included the requirement that assets be maintained in regulated, protected, customer segregated accounts.

          242. RAI and Butt knew that SMFF’s excess cash was swept on a weekly basis to unregulated, unprotected, non-segregated accounts at RCM. RAI and Butt knew and understood that assets placed at RCM were commingled in a single RCM account with other customer assets and with RCM’s own assets. RAI and Butt knew that RCM was unregulated and did not provide customer segregation, as required in SPhinX’s Offering Memoranda and materials.

          243. RAI and Butt knew and understood that Refco, Refco LLC, RCM, DPM, Aaron, Sugrue, Kavanagh and Owens were breaching their fiduciary duties by allowing SMFF’s excess cash to be placed in non-segregated accounts at RCM.

          244. As a direct and proximate result of the breaches of fiduciary duty by RCM, Refco LLC, Aaron, DPM, Sugrue, Kavanagh and Owens, SPhinX and PlusFunds were damaged in an amount to be proven at trial.

          WHEREFORE, Plaintiffs respectfully request judgment as follows:

          i. on the First and Second Causes of Action, compensatory and other damages against Butt in an amount to be established at trial, together with interest, costs, and attorneys’ fees as allowed by law; and

          ii. for such other and further relief as the Court deems just and proper.

Dated: New York, New York

          August 1,2008

BROWN RUDNICK LLP

By./s/Andrew Dash
David Molton, Esq.
Andrew Dash, Esq.
Seven Times Square
New York, New York 10036
Telephone: (212) 209-4800
Facsimile: (212) 209-4801

-and-

BEUS GILBERT PLLC
4800 North Scottsdale Road
Suite 6000
Scottsdale, AZ 85251
Telephone: (480) 429-3000
Facsimile: (480) 429-3100

Co-Counsel for Plaintiffs

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied Director 302-651-7545 Silberglied@rlf.com	June 24, 2008

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

Re:	In re Refco Commodity Pool, L.P., CA No. 2451-VCS

Dear Vice Chancellor Strine:

This letter constitutes MAA, LLC’s (the “Liquidating Trustee”) quarterly interim report on the status of the liquidation of the Refco Commodity Pool, L.P. (the “Fund”).

As reported in the Liquidating Trustee’s last report of March 18, 2008 (the “March 2008 Report”),1 the liquidators of the SPhinX Group (the “SPhinX Liquidators”), the entity that holds substantially all of the Fund’s assets, filed a civil action in the Supreme Court of the State of New York against, among others, affiliates of the Fund’s former general partner, RefcoFund Holdings, LLC.  Neither the Fund nor RefcoFund Holdings, LLC were named as defendants in this action.  Additionally, the SPhinX Liquidators also filed a civil action in the Superior Court of New Jersey against seven additional defendants, none of whom are affiliated with the Fund, its former general partner, or the Liquidating Trustee.  The Liquidating Trustee is monitoring these actions and will report significant developments from this action to the Court in subsequent reports.  No such significant development has yet occurred.

As the Liquidating Trustee has earlier reported to the Court, the Liquidating Trustee is attempting to secure additional financing to allow it to retain Cayman counsel to participate meaningfully in the SPhinX Group’s liquidation proceeding in the Cayman Islands.  To date the Liquidating Trustee has been unable to secure such financing, though these efforts continue.

--------------------------------

1 It has come to my attention that the March 2008 Report does not appear on the docket. If the error was mine, I apologize for the oversight. I have attached a copy of the March 2008 Report as Exhibit A hereto for the Court’s convenience.

Vice Chancellor Leo E. Strine, Jr.
July 1, 2010

Since the Liquidating Trustee’s last report to the Court, the SPhinX Liquidators held a telephone conference call on May 7, 2008 open to investors, creditors, and other interested parties in the SPhinX Group liquidation.  The Liquidating Trustee, together with the Fund’s U.S. counsel, participated in this conference call.  The SPhinX Liquidators stated that they were attempting to develop a “scheme of arrangement” (which the Liquidating Trustee understands is roughly similar to a consensual chapter 11 plan of liquidation in a U.S. bankruptcy case) together with the Liquidation Committee of the SPhinX Group.  Neither the Fund nor the Liquidating Trustee is a member of the Liquidation Committee.  Based upon information provided by the SPhinX Liquidators on the May 7 conference call, the Liquidating Trustee understands that, if a scheme of arrangement (rather than litigation of the numerous issues involved in the SPhinX Group liquidation, as set forth, in part, in earlier reports to the Court) is possible, it likely would not be proposed before autumn of 2008.  The Liquidating Trustee will continue to monitor the SPhinX Group liquidation and will report to the Court accordingly.

Further to the Court’s direction and the Court of Chancery Rules of Civil Procedure, the Liquidating Trustee will continue to report to the Court on a quarterly basis, or more frequently if the circumstances warrant, on the status of the liquidation of the Fund.

Respectfully submitted,

Russell C. Silberglied (No. 3462)

RCS/lam

EXHIBIT A

Richards, Layton & Finger
a professional association
One Rodney Square
P.O. BOX 551
Wilmington, Delaware 19399
Russell C. Silberglied	(302) 65I-7700	Direct Dial Number
	Fax (302) 651-7701	302-651-7545
	WWW.RLF.COM	SlLBERGliED@RLF.COM

March 18, 2008

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery of the State of Delaware
New Castle County Courthouse
500 N. King Street, Suite 11400
Wilmington, Delaware 19801

Re:     In re Refco Commodity Pool L.P.; CA No. 2451-VCS

Dear Vice Chancellor Strine:

          Further to Your Honor's request that MAA, LLC, the interim liquidating trustee (the “Liquidating Trustee”) of the above-referenced limited partnership (the “Fund”) provide the Court with quarterly interim reports on the status of the liquidation of the Fund, I submit this brief update from the Liquidating Trustee's last report to you of February 21, 2008 (the “February 2008 Report”).

          Since the February 2008 Report, the liquidators of the SPhinX Group (the entities which are in liquidation in the Cayman Islands in which the Fund is an interest holder) filed a civil action in the Supreme Court of the State of New York against approximately 50 defendants concerning their activities related to the SPhinX Group which allegedly led to the loss of approximately $263 million related to the Refco, Inc. bankruptcy filing. Two of these defendants are subsidiaries of Refco, Inc. and are affiliates of the Fund's former general partner, RefcoFund Holdings, LLC. Neither the Fund nor RefcoFund Holdings, LLC were named as defendants in this action. The Liquidating Trustee is monitoring this action and will report significant developments from this action, if any, to the Court in subsequent reports.

          As the Liquidating Trustee has earlier reported to the Court, the Liquidating Trustee is attempting to secure additional financing to allow it to retain Cayman counsel to participate meaningfully in the SPhinX Group's liquidation proceeding in the Cayman Islands. To date the Liquidating Trustee has been unable to secure such financing, though these efforts continue.

          Since the Liquidating Trustee's last report to the Court, the Liquidating Trustee, through its U.S. counsel, has continued to monitor the Cayman liquidation of the SPhinX

Vice Chancellor Leo E. Strine, Jr.

March 18, 2008

Group.     There have been no material developments in that proceeding since the Liquidating Trustee's last report to the Court.

          Further to the Court's direction, the Liquidating Trustee will continue to report to the Court on a quarterly basis, or more frequently if the circumstances warrant, on the status of the liquidation of the Fund. We also reiterate our offer, contained in the February 2008 Report, to have the Trustee, its U.S. counsel and/or me appear before Your Honor, in person or telephonically, should Your Honor have any questions.
Sincerely,
/s/ Russell Silberglied
Russell Silberglied (No. 3462)

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied	February 21, 2008	Direct Dial Number 302-651-7545 Silberglied@rlf.com
VIA E-FILING AND HAND DELIVERY

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street, Suite 11400
Wilmington, DE  19801

Re:           In re Refco Public Commodity Pool, L.P., C.A. No. 2451-VCS

Dear Vice Chancellor Strine:

I write in response to Your Honor’s letter of February 13, 2008 inquiring about the status of the above-referenced case of Refco Commodity Pool, L.P. (the “Fund”) and Your Honor’s inquiry whether the case can be dismissed.  For the responses set forth below, the Fund respectfully requests that the case not be dismissed.  If the Your Honor deems it appropriate, the Trustee (defined below) of the Fund, a representative from the Fund’s general counsel, Alston & Bird LLP, and I are happy to appear before the Court at Your Honor’s convenience to address any questions the Your Honor may have.

I refer to and attach, as Exhibit A, for your convenience a copy of the report (the “Prior Report”) filed on or about November 12, 2007.  As background, the Liquidating Trustee appointed by this Court, MAA, LLC (the “Trustee”), is using this proceeding to liquidate the Fund’s assets.  Prior to its entry into liquidation, the Fund was an SEC registered, publicly traded commodity pool that was established to invest in a Cayman Islands fund, SPhinX Managed Futures Fund, SPC (the “SPC”), which in turn was designed to track the S&P Hedge Fund Index.  The Fund’s holdings in the SPC are the Fund’s principal asset.  As of November 30, 2005, the NAV of the Fund’s holdings in the SPC were approximately $41 million (as discussed in the Prior Report, the Trustee understands that November 30, 2005 was the last time that the SPC calculated an NAV of that fund).  Unfortunately, liquidation of the Funds’ assets has been complicated because the SPC, together with related entities, have been in Joint Official Liquidation in the Cayman Islands since approximately July 2006 and that liquidation has progressed more slowly than the Trustee either hoped or anticipated.  However, the Trustee, as one among many stakeholders in the SPC liquidation, has limited – if any – practical ability to compel that liquidation to progress more rapidly.

Vice Chancellor Leo E. Strine, Jr.
July 1, 2010

This case was initiated principally to select and confirm an appropriate Liquidating Trustee and to assist in the liquidation of the Fund’s holdings in the SPC.  Because substantially all of the Fund’s assets1 are its holdings in the SPC, the liquidation of the Fund cannot be concluded until the Fund receives its distribution from the SPC.  As set forth in the Prior Report, the Trustee understands that the SPC and related companies hold in excess of $500 million in cash.  Before these proceeds are distributed, however, there are a significant number of issues to which the liquidators of the SPC must attend under Cayman law.  Until these issues are resolved, the Trustee does not anticipate receiving proceeds from the liquidation of the SPC, and in turn will have nothing to liquidate to the Fund’s own stakeholders.  Additionally, and as set forth in the Prior Report, there are potentially a number of issues in the SPC liquidation which may require the active participation of the Trustee in the SPC liquidation to ensure that the Fund’s economic interests in the SPC liquidation are properly protected.  This is why the Trustee is presently attempting to raise financing, as described in the Prior Report, so that the Fund may be able to retain (and pay) Cayman counsel if and when it is appropriate to do so.

In the Trustee’s view, keeping this Delaware proceeding open is critical, both as a practical and a legal matter, to maximizing the value of the Fund and to ensuring a proper distribution of those assets once they have been received.  From a practical perspective, as noted above and as discussed in more depth in the Prior Report, the Trustee is presently attempting to obtain financing to permit the Fund to take appropriate steps in the SPC liquidation, when and as needed.  If the Trustee is able to obtain a financial commitment, the Trustee anticipates bringing such a financing proposal before this Court for its consideration and approval.  As is clear from the Prior Report, the financing the Trustee is attempting to obtain is non-ordinary course financing that is best described as “special situation” financing.  The Trustee believes that it is important – indeed, crucial – to his ability to obtain financing to be able to bring such proposed financing before this Court for its review.  Having such judicial review and approval provides potential financers a level of legal comfort in making a financing facility available that the Trustee simply could not obtain were this proceeding to be dismissed.  Indeed, the Trustee believes that, absent review and approval by this Court, any proposed financing the Trustee could obtain for the Fund would be on materially less favorable terms to the Fund.

The Trustee also believes that, after the Fund has received its distribution from the SPC, whatever that distribution might be, this Court will play an important role in the distribution of those assets.  Among other questions the Trustee anticipates the Fund will face after it receives it distribution from the SPC is the proper characterization of different classes of investors.  Specifically, prior to the Trustee’s appointment, the Fund received numerous redemption requests from its investors – its limited partners.  One legal question that may need to be addressed in the context of this liquidation is the ranking of these redemption claims and whether they are to be treated as creditors, or whether some other treatment is appropriate under the Delaware Revised Uniform Limited Partnership Act and other applicable law and, whatever treatment is ultimately determined, the proper calculation of the amount of various creditors’ and investors’ interests.  These are questions that are, practically, not presently ripe for the Court’s consideration, as the Trustee has not yet received the res to be divided among the Fund’s various stakeholders.  However, once that res is received, having the forum of this proceeding available to address these questions may ultimately be quite important, particularly to the extent that the distribution the Fund suffers some loss on the value of its assets in the SPC liquidation

------------------------
1 As set forth in the Prior Report, the Fund holds certain other de minimis assets.

Vice Chancellor Leo E. Strine, Jr.
July 1, 2010

For these reasons the Trustee strongly believes that the continuation of the proceeding is essential to maximizing the value of the Fund’s assets and the appropriate distribution of those assets.  The Trustee appreciates and is sensitive to the fact that this proceeding has been relatively inactive to date (and the Court’s understandable concern about that fact); however, that inactivity is the result of factors outside of the Trustee’s control – the pace of the liquidation of the SPC.

Further to the Court’s request, the Trustee will submit a status report on March 15, 2008 and quarterly thereafter to keep the Court apprised of developments in this proceeding and consistent with the Chancery Court Rules of Civil Procedure.  As I noted at the outset of this letter, if the Court has further questions or otherwise believes it is appropriate, the Trustee, a representative from the Fund’s general counsel Alston & Bird, and I would be happy to address any of these issues or any other questions the Court may have in person at a time of the Court’s convenience.

For the reasons set forth above, the Trustee respectfully requests that this Court not dismiss this proceeding.

Respectfully submitted,

Russell C. Silberglied (DE No. 3462)
RCS/cxs
Attachment
cc:	Register In Chancery
Mr. James M. Gallagher (w/o attachment)
Timothy Selby, Esq. (w/o attachment)
William Sugden, Esq. (w/o attachment)
Felicia Gerber Perlman, Esq. (w/o attachment)
Stephen Williamson, Esq. (w/o attachment)

EXHIBIT A

Refco Public Commodity Pool, LP
Report to Chancery Court Pursuant to Rule 161

          MAA, LLC, by and through its manager James Gallagher and in its capacity as court appointed interim liquidating trustee (the “Liquidating Trustee”) of Refco Public Commodity Pool, LP (the “Fund”), hereby submits this periodic report pursuant to Section 161 of the Delaware Code. This report (the “Second Interim Report”) is intended to apprise the Court of developments since the Liquidating Trustee's first report, filed on March 16, 2007 (the “First Interim Report”) and to give the Court an overall review of the status and assets of the Fund, the activities of the Liquidating Trustee to date, and the Liquidating Trustee's expected future activities between now and the Liquidating Trustee's next report.

I.	Overview of the Fund's Assets and Objective of the Liquidation

	A.	The Fund's Interest in SPhinX Managed Futures Fund, SPC and Events Leading to the Liquidation of that Entity

          The Fund's most substantial asset is its interest in SPhinX Managed Futures Fund, SPC (the “SPhinX Fund'). The Fund was designed to invest in the SPhinX Fund. The SPhinX Fund is one of a group of Cayman Islands based “segregated portfolio companies” which collectively were designed to track the Standard & Poor's Hedge Fund Index. The SPhinX Fund and its affiliated funds are referred to herein as the “SPhinX Group.”  The net asset value (the “NAV”) of the Fund's shareholdings in the SPhinX Fund was reported to be approximately $41 million as of November 30, 2005.1

          On December 16, 2005, the Official Committee of Unsecured Creditors of Refco, Inc. (the “Refco Committee”) filed an action against the SPhinX Fund and each of its segregated portfolio companies (but not the other funds in the SPhinX Group or the Fund) to avoid and recover approximately $312 million of transfers made to the SPhinX Fund by Refco Capital Markets, Ltd. (“RCM”) as avoidable preferences under section 547 of the Bankruptcy Code (the “Refco Preference Action”). The Refco Committee also obtained a temporary restraining order restraining the transfer of certain assets of the SPhinX Fund on the same day (the “TRO”). On December 21, 2005, the Fund made a redemption request (the “Redemption Reques”) of all of its shareholdings in the SPhinX Fund. Under the terms of the governing documents of the SPhinX Fund (and a separate sub-investment manager agreement (the “SIMA”) between the Fund and the Sphinx Fund's investment manager, PlusFunds Group, Inc. (“PlusFunds”), in which

1 As set forth further below, the NAV calculation (which the Liquidating Trustee understands the SPhinX Group calculated on a monthly basis) was apparently the last NAV calculation prior to the Fund making its Redemption Request (defined below) of all of its shares in the SPhinX Fund and the initiation of the Refco Preference Action (defined below).

PlusFunds agreed to act as sub-investment manager for the Fund), the Redemption Request was required to be paid no later than January 31, 2006.

          Rather than making redemptions in cash, sometime in January 2006 the SPhinX Fund purported to issue “S Shares” to the Fund in alleged satisfaction of the Redemption Request. It is these S Shares that the Fund continues to hold. As set forth further below in Section II.C, the proper treatment of these S Shares in the SPhinX Liquidation (defined below) is one of the most significant issues facing the Fund and the Liquidating Trustee in the liquidation of the Fund.

          In April 2006, the SPhinX Fund agreed to settle the Refco Preference Action by returning $263 million and waiving any rights it had to participate as a general unsecured creditor in the Refco bankruptcy on account of the $263 million payment (the “Preference Settlement”). Because of the significant negative impact the Preference Settlement may have on the Fund's shareholdings in the SPhinX Fund, the Fund, as well as numerous other investors in the SphinX Fund, objected to the Preference Settlement before the Refco bankruptcy court. Bankruptcy Judge Robert Drain, the judge overseeing the Refco bankruptcy cases, overruled all objections to the Preference Settlement. Certain of the investors that objected to the Preference Settlement, but not the Fund, appealed the order approving the Preference Settlement. These appeals have been rejected, most recently by the United States Court of Appeals for the Second Circuit in June 2007.

          On June 30, 2006, the SPhinX Group was placed into voluntary liquidation in the Cayman Islands (the “SPhinX Liquidation”). In July and August 2006, the Grand Court of the Cayman Islands (the “Grand Court”) granted orders providing for the winding up of the SPhinX Group. Kenneth Krys and Christopher Stride were appointed Joint Official Liquidators (the “JOLs”) of the SPhinX Group. Further discussion of the SPhinX Liquidation and issues that the Liquidating Trustee expects the Fund may face in that liquidation is set forth below in Section II.C.

B. Unsecured Claim Against PlusFunds

          As described above, the Fund was a party to the SIMA with PlusFunds. PlusFunds filed a bankruptcy petition in March 2006. In May 2006, prior to the appointment of the Liquidating Trustee, the Fund filed a proof of claim in the PlusFunds bankruptcy case (the “PlusFunds POC”), based upon, among other things, PlusFunds' alleged breach of the SIMA in connection with the Fund's Redemption Request of its shareholdings in the SPhinX Fund. PlusFunds objected to the PlusFunds POC in May 2007 and filed an amended objection in July 2007. In August 2007, after both litigating against and negotiating with PlusFunds, the Liquidating Trustee determined that it was appropriate and in the best interests of the Fund to agree to a settlement allowing the Fund a general unsecured claim in the PlusFunds' bankruptcy case in the amount of $934,563. Based on information set forth in PlusFunds' disclosure statement (which is the document PlusFunds prepared to inform creditors of its proposed plan of liquidation and to solicit votes in favor of that plan from creditors), unsecured claims are estimated to be paid between 4% and 27% of face value in that case. PlusFunds has yet to distribute, and the Fund has yet to receive, distributions on this allowed claim. The Liquidating Trustee is not presently in a position to estimate when proceeds of this settlement will be realized.

               C.                      Other Assets of the Fund

          As the Court is aware, in addition to its interests in the SPhinX Fund and its allowed unsecured claim against PlusFunds, the Liquidating Trustee is holding a small amount of the Fund's cash. The Liquidating Trustee has attempted to conserve this cash; as such none of the Fund's advisors nor the Liquidating Trustee have received compensation since the appointment of the Liquidating Trustee.

               D. Presently Known Liabilities of the Fund

The only presently known creditors of the Fund are the Liquidating Trustee, the Fund's legal advisors and other service providers. Additionally, the Fund was listed as a potential target of litigation in the plans of reorganization of both Refco and PlusFunds. The Liquidating Trustee is not aware of the basis for the Fund being listed and has not received any demand from either of these parties.

               E. Liquidation Objectives

          The ultimate objective of this liquidation is to realize the value of the Fund's shareholdings in SPhinX and its allowed claim against PlusFunds, pay or make adequate provision to pay the Fund's known creditors (in accordance with Section 17-804 of the Delaware Revised Uniform Limited Partnership Act) and distribute all residual value to the Fund's investors, its limited partners. As described above and further discussed below, this straightforward objective is made difficult by the complexities of the SPhinX Liquidation and uncertainty as to the value the Fund will be able to realize from its interests in that proceeding, together with the Fund's overall lack of presently accessible liquidity.

          II.                       Activities Since First Interim Report

               A. BISYS RK Resigns as the Fund's Administrator

          As the Liquidating Trustee reported to the Court on May 21, 2007, BISYS RK Alternative Investment Services, Inc. (“BISYS”), the Fund's administrator,

resigned effective May 31, 2007. BISYS maintained the Fund's historical financial, accounting and transaction information and had historically been the primary conduit for communications with the Fund's investors.

               B. Resolution of Claims Against PlusFunds

          As described above, the Fund was able to successfully resolve its claim against PlusFunds and obtain an allowed claim of nearly $I million in that case. However, the timing of distributions from that case is uncertain.

               C.  Progress of the Liquidation of the SPhinX Fund

          The Fund's primary other activity has been to monitor the SPhinX Liquidation. It is uncertain at the present time what assets the Fund will realize from the SPhinX Liquidation. As noted above, the November 2005 NAV of the Fund's shareholdings was approximately $41 million. Additionally, the JOLs report that the SPhinX Group had assets worth over $538 million (including more than $523 million in cash) as of June 30, 2007.2 The JOLs reported assets of attributable to the SPhinX Fund and its segregated portfolio companies of in excess of $131 million as of January 1, 2007.3

          While there are very significant assets being administered in the SPhinX Liquidation, the JOLs have highlighted several issues, the resolution of which may substantially impact the recovery the Fund and others may realize out of the SPhinX Liquidation. The most important of these (as taken from the tenth affidavit of Kenneth Krys the “Kiys Affidavit”, one of the JOLs, filed with the Grand Court on June 20,2007)4 appear to be the following:5

          • Treatment of S Shares.  Presently, the Liquidating Trustee believes that the appropriate characterization and treatment of the S Shares is both the most important and most difficult issue facing the Fund in this liquidation.   As noted

________________________

2          See SPhinX Funds Positions Liquidation Summary as at June 30, 2007 (unaudited), attached hereto as Exhibit A and available at http://www.splinxfunds.com/files/Asset%20Positions%20as%20at%20June%2030%202007%20pdf.pdf.

3          See SPhinX Funds Total Assets Held by Fund as at January 1,  2007 (unaudited), attached hereto as Exhibit B and available at http://www.sphinxfunds.com/files/Tab%2011.pdf.

4          A copy of the Krys Affidavit is attached as Exhibit C and is available at http://www.sphinxiundsxoiifunds.com/files/Tenth%20AFFIDAVIT%20OF%20kENNETH%20KRYS.PDF.

5          The SPhinX Liquidation is being conducted in the Cayman Islands subject to Cayman law and the supervision of the Grand Court. Therefore the discussion of issues arising in the SPhinX Liquidation is subject to the caveat that neither the Liquidating Trustee nor any adviser to the Fund is a Cayman attorney. The discussion provided herein is not intended to be an analysis of any of the issues arising in the SPhinX Liquidation, but rather a reporting of those issues the Liquidating Trustee believes may be most important to the Fund's liquidation for the convenience of the Court and is based on the best information presently available to the Liquidating Trustee.

above, after the Fund made the Redemption Request, the SPhinX Fund purported to issue S Shares to the Fund, which the Fund now holds. As set forth in the Krys Affidavit  ¶¶113-124, the treatment of the S Shares in the SPhinX Liquidation presents a series of complicated issues. The apparent intent of the SPhinX Fund's Board in issuing the S Shares was to compel S Shareholders to “accept an instrument [the S Shares] as payment by which his holding would be paid out automatically on the TRO being vacated.” Id. ¶113. The S Shares were apparently supposed to be entitled only to share in any residual assets left after the TRO was vacated; therefore, S Shareholders were apparently not supposed to be entitled to share in any proceeds from third party litigation or other recoveries. Id.  ¶123(2). The exact terms and rights attaching to the S Shares are uncertain, however, because no certificates were issued and the terms of the S Shares are recorded only in correspondence. Id, ¶113.

          In the Krys Affidavit, the JOLs highlight two fundamental issues with the S Shares. First, the JOLs question whether the S Shares were ever in fact properly “issued” to the S Shareholders. Id. ¶117-120. The JOLs note that “the indications are at best equivocal.” Id. 117. Second, if it is determined that the S Shares were properly issued, the JOLs question whether the S Shares represent satisfactory “payment in kind.” Id. 121-124. According to the JOLs, “S Shareholders may have been entitled to reject the shares and claim that they were unsecured creditors.” Id. ¶122.

          The resolution of these issues may have a fundamental impact on the Fund's recoveries from the SPhinX Liquidation. As noted above, the SPhinX Fund's Board apparently intended for S Shareholders to receive assets based only from whatever residual existed after resolution of the Preference Action. Given the terms of the Preference Settlement, if the Fund is ultimately forced to accept only such a residual, the Liquidating Trustee believes that there will be a significant diminution in the Fund's asset value. In contrast, if the Fund is entitled to receive a distribution as a creditor of the SPhinX Fund, it may be entitled to a substantially enhanced distribution.

          Commingling of assets of the SPhinX Group. The JOLs disclose that, prior to being placed in liquidation, assets of the SPhinX Group, which were intended to be held segregated from one another, were substantially commingled. See Krys Affidavit ¶83-87. Accordingly, the Liquidating Trustee understands that the JOLs have sought (but not yet received) direction from the Grand Court regarding whether principals of trust law should be applied to the distribution of assets from the SPhinX Group because of the commingling of assets. Additionally, the JOLs have at least suggested that they may consider proposing a “scheme of distribution” for some or all of the companies in the SPhinX Group. Id. ¶10. The JOLs suggest that such a scheme, if it is proposed, may either include or exclude the SPhinX Fund from the broader scheme. Id. The Liquidating Trustee understands that a global scheme may have effects similar to a “substantive consolidation” under U.S. bankruptcy law where assets, liabilities, claims, and interests are pooled for various different corporate entities. If the JOLs elect to pursue such a scheme, the terms of any such proposal will have a material impact on what the Fund will recover from the SPhinX Liquidation.

          • Accuracy of NAV calculations. The Krys Affidavit states that NAV calculations from 2002 through 2006 may have been materially inaccurate. Id. ¶43. The JOLs do not state definitively what they intend to do if they determine that NAVs were not calculated accurately. Id. ¶45. As noted above, the NAV of the Fund's shareholdings in the SPhinX Fund was reported to be $41 million as of November 30, 2005 (which was the last NAV calculation prior to the commencement of the Redemption Request and the commencement of the Refco Preference Action). Any issues related to the proper calculation (or any proposed recalculation) of the SPhinX Fund's NAV may have a substantial impact on the Fund, because it may result in a recalculation of the assets to which the Fund is entitled from the SPhinX Liquidation. Furthermore, any revisions to the NAV may impact the appropriate amount to which former investors who redeemed their shares prior to the SPhinX Liquidation were entitled to receive upon their redemption of shares from the Fund.

          • Contemplated Distribution Arrangement . The JOLs disclose in the Krys Affidavit that they believe it may be appropriate to propose a “scheme” for distribution of the SPhinX Group's assets. Id.  ¶10. No such scheme has been proposed to date and the Liquidating Trustee is not aware of a specific timeline in which such a scheme may be proposed. Similarly, because the Fund is not presently advised by Cayman counsel, the Liquidating Trustee is not presently aware of the requirements for such a scheme to be approved or the rights that a party like the Fund might have in negotiating (or, if necessary, litigating) to protect its interests in such a scheme.

          III.  Anticipated Future Activities Prior to the Liquidating Trustee's Next Report

          As set forth above, there are a series of issues facing the Fund and other parties in interest in the SPhinX Liquidation, the resolution of any of which will have a material impact on the Fund's ultimate recovery. The Liquidating Trustee believes that it is important for the Fund to retain competent Cayman legal counsel to advise it as these issues are presented for resolution in the Grand Court or otherwise resolved through a negotiated “scheme.” The Liquidating Trustee has communicated with potential counsel in the Cayman Islands; however, the Fund has been unable to retain Cayman counsel because it presently lacks sufficient liquidity to fund legal fees.

          The Liquidating Trustee has been engaging in an attempt to raise financing for an adequate defense of its interests in the SPhinX Liquidation. These attempts have involved contacting a variety of different potential financing sources. To date no specific funding source has been located; however, the Liquidating Trustee is in discussions with several potential financing parties.

          It is premature at this time to say whether the Liquidating Trustee will be able to obtain financing and, if so, how much. Suffice it to say that the Liquidating Trustee is trying to obtain the smallest amount of financing on the most favorable possible terms that are still consistent with the overall goal of the Fund being able to adequately and appropriately represent its interests in the SPhinX Liquidation. Prior to entering into any financing arrangement on behalf of the Fund, the Liquidating Trustee may bring the terms of such a proposal to the Court's attention and seek a determination from the Court that entering into any financing proposal is consistent with the Liquidating Trustee's duties to the Fund. At this time, the Liquidating Trustee is not in a position to estimate when such a proposal may be brought forth for the Court's consideration.

          Additionally, regardless of whether financing is obtained, the Liquidating Trustee intends to continue to monitor the SPhinX Liquidation, and, where and as it is able to do so, the Liquidating Trustee intends to take appropriate steps to ensure the Fund's interests are properly represented. At this time, the Liquidating Trustee is not aware of matters other than the SPhinX Liquidation that require the Fund's active participation and involvement. If and as such matters arise, the Liquidating Trustee will keep the Court apprised of those issues.

          IV. Future Reporting

          The Liquidating Trustee will report to the Court on the status of the liquidation of the Fund not less than once every six months, or more often as is deemed appropriate by the circumstances.

EXHIBIT A

SPhinX Funds

Positions Liquidation Summary

As at June 30 2007

UNAUDITED

This statement has been compiled based on information collected from DPM Mellon LLC and Krys & Associates. The amounts held by DPM Mellon LLC are currently under review. There is a concern that the total amount of cash balances is not accurate and an investigation is currently ongoing. To the extent additional cash is identified and collected or alternatively that balances are found not to exist adjustments wiil be made at the time this is determined. The JOL's give no assurance or comfort regarding the accuracy or completeness of the above information and recommend that all users, including agents and representatives, should use extreme caution in relying upon or using this information

SPhinX Funds

Summary of Securities

As of June 30, 2007

UNAUDITED

Securities	Count	Market Value ($USD)(1)	% of Total Value
Cash	94	523,012,793	97.1%
Broker Cash	4	1,994,678	0.4%
Trade Claims	26	3,244,591	0.6%
Equities	9	2,448,068	0.5%
Swaps	6	5,284,353	1.0%
Bonds	1	1,671,521	0.3%
Warrants	3	104,439	0.0%
Bank Debt	8	585,074	0.1%
Total	151	$538,345,517	100.0%

Note:

(1) All market values of foreign securities have been converted to US Dollars as per foreign exchange rates on the reported date.

SPhinXFunds

Summary of Securities

Variance January 31, 2007 to June 30, 2007

UNAUDITED

Securities	Count	Market Value($USD)(1)	% of Total value
Cash Broker	(49)	6,733,241	105.7%
Cash Trade	4	1,994,678	31.3%
Claims	(26)	290,758	3.3%
Equities	(27)	(1,904,854)	-29.9%
Mortgage	(1)	(110,696)	0.0%
Swaps	4	(8,917)	0.0%
Bonds	(135)	(3,240,760)	-50.9%
Warrants	-	56,133	0.3%
Bank Debt	(74)	(10,177,403)	-159.8%
Total	(304)	$(6,367,820)	-100.0%

Note:

(1) All market values of foreign securilies have been converted to US Dolfars as per foreign exchange fates on the reported date.

EXHIBIT B

SPHINX FUNDS
TOTAL ASSETS HELD BY FUND
as at January 31, 2007 (UNAUDITED)

FEEDER FUNDS
SPHINX PLUS LTD	4,356,143
SPHINX LTD	4,968,243
SPHINX STRATEGY FUND LTD	9,752,128
PLUSFUNDS MANAGER ACCESS FUND SPC, LTD	1,047,885

MASTER FUNDS
SPhinX Convertible Arbitrage LTD	8,242
SPhinX Distressed Fund LTD	184.048
SPhinX Equity Market Neutral LTD	2,558
SPhinX Fixed Income Arbitrage LTD	4,470
SPhinX Long/Short Equity LTD	21,672
SPhinX Macro LTD	10,916
SPhinX Managed Futures LTD	18,483
SPhinX Merger Arbitrage LTD	2,436
SPhinX Special Situations LTD	8,934

SEGREGATED PORTFOLIO COMPANIES & PORTFOLIOS
SPhinX Convertible Arbitrage Fund SPC	0
Forest SPC	10,857,824
TQASPC	11,045,177
Clinton SPC	755,647
SSI SPC	10,243,701
Deephaven SPC	10,404,554
SPhinX Distressed Fund SPC	119,458
Longacre (Ramius) SPC	11,252,954
Contrarian SPC	15,603,161
MW Post SPC	13,794,431
TheVardeSPC	17,295,936
SPhinX Equity Market Neutral Fund SPC	805
First Quadrant SPC	10,098,603
GLCLTDSPC	12,360,024
Salus Capital SPC	10,253,898
ThalesSPC	1,071,987
Martingale SPC	10,702,402
SPhinX Fixed Income Arbitrage Fund SPC	45,811
Ellington SPC	1,116,553
ACM (Alliance) SPC	10,898,836

Concordia SPC	11,804,060
MKP Offshore SPC	10,685,989
Greenwich SPC	10,643,491
Deerfield SPC	0
SPhinX Long/Short Equity Fund SPC	294,244
Chilton (CIC) SPC	8,903,727
RAB SPC	3,583,946
GLG SPC	744,381
IT LS Europe SPC	276,109
Lion SPC	130,868
Willow Creek SPC	134,321
Sandler Associates SPC	277,020
CRM SPC	125,466
Thames River SPC	481,506
EGM SPC	40,334
NewCastle (Bricoeur) SPC	125,098
Omega SPC	288,166
Blue Coast SPC	129,752
Sofaer SPC	1,513,513
Ardsley Offshore SPC	127,310
Reach SPC	126,032
Tiedem Ayer SPC	180,153
Alpha Gen SPC	169,088
Ascend Capital SPC	2,077,555
Lazard (LGO) SPC	10,452,698
Sparx SPC	8,925,480
Cumberland SPC	10,072,347
New Star SPC	100,263
SPhinX Macro Fund SPC	100,431
Big Sky Global SPC	276,578
Bridgewater SPC	16,692,855
Vega Global SPC	15,181,043
Epoch SPC	14,664,674
Millenium SPC	3,196
SPhinX Managed Futures Fund SPC	1,721,159
JW Henry SPC	2,108,047
Campbell SPC	19,668,187
Aspect SPC	5,349,138
Beach SPC	1,207,350
Chesapeake SPC	25,513,267
Dunn SPC	34,526
Eclipse SPC	450,231
Graham SPC	23,570,352

Hyman Beck SPC	903,293
Drury SPC	190,850
Millburn SPC	50,714
Rotella SPC	22,867,020
Winton SPC	142,963
RGNCM SPC	27,216,797
Argo SPC	33,004
SPhinX Merger Arbitrage Fund SPC	800
Aetos SPC	13,009,751
The Merger SPC	25,674,491
Kelner Dlleo SPC	12,386,063
Gabelll SPC	6,016
SPhinX Special Situations Fund SPC	801
Metropolitan Capital SPC	9,883,093
Mariner SPC	9,179,247
Canyon SPC	13,726,196
Halcyon Offshore SPC	12,354,329
Para Int'l SPC	9,826,039
TOTAL ASSETS as of January 31, 2007	544,713,337

EXHIBIT C

Tenth Affidavit
Sworn: 20th June 2007
Exhibit “KK12” Tabs 1 to 12

Cause No: 258 OF 2006

IN THE GRAND COURT OF THE CAYMAN ISLANDS

IN THE MATTER OF THE COMPANIES LAW (2004 REVISION)

AND IN THE MATTER OF THE SPHINX GROUP OF COMPANIES (IN OFFICIAL LIQUIDATION)

TENTH AFFIDAVIT OF KENNETH KRYS

I, KENNETH KRYS of RSM Cayman Islands  MAKE  OATH  and SAY AS FOLLOWS:-

1
I am a partner of RSM Cayman Islands and am one of the Joint Official Liquidators (“the JOLs”) of 22 SPhinX Companies (“the Companies”) in liquidation and have made nine previous affidavits in these proceedings. I am authorized to make this affidavit on my behalf and that of my joint official liquidator, Christopher Stride. The facts and matters set out herein are -within my own knowledge, save as otherwise appears from the context of what I say.

2	There is now produced and shown to me marked “KK12” a true copy of a bundle of documents in tabulated form to which I propose to make reference in the course of what I say below.

1

3
I make this affidavit in support of the JOLs' application for the determination of various questions and for directions to be given in relation to these. This affidavit is also to serve as the evidence on which the JOLs propose to rely at the forthcoming hearing at which the Liquidation Committee (the “LC”) have asked that it be determined whether the assets of the SPhinX segregated portfolio companies are trust assets or are to be treated as such, which I broadly describe as the  “Trust Issue”. As I seek to explain below, and as it has been suggested to the LC previously, it is not expected that this hearing will address all of the important issues which need to be resolved before a distribution can take place.

4
The “Trust Issue”, as I understand it, was originally formulated because the LC questioned the JOLs'  legal advice on the characterization of segregated portfolios as trust iunds. In order to explain to the LC how the JOLs' legal advice was developing, they were supplied with an early summary of counsel's opinion. That advice was initially developed in connection with a number of questions put to counsel regarding issues arising on considering the possibility of paying dividends to creditors and investors and issues arising in proceedings taking place in New York concerning the validity of the Preference Settlement,

5
At the LC's request, Mrs. Justice Levers granted the LC authority to instruct counsel and a costs indemnity in respect of that advice and representation at the forthcoming hearing. The advice from the LC, which has recently been posted on the JOLs' website so that all creditors and investors may consider, deals with the narrow question whether the portfolio assets of an SPC which was properly run can be characterized as trust assets. Mr. Phillips concludes that the structure of an SPC is to be likened to a statutory trust and that the Companies Law provides a coherent and comprehensive scheme for administering that trust.

2

6
As I understand it, there is no real disagreement between the LC and the JOLs to that extent This reasoning, however is confined, in the JOLs' view, to a well run group of SPC companies. The statutory trust does not assist the JOLs to understand how they should deal with the assets of the SPCs once they have been co-mingled. The JOLs are advised that for this purpose that the equitable rules on co-mingled funds should be of assistance. This is in effect a different trust question to the one about characterization.

7
The JOLs wholeheartedly share the desire of all creditors to have a speedy resolution and distribution and it was in this light that the JOLs initially sought advice from counsel. In particular, the JOLs hope that the investment managers, a relatively small class of creditors, can receive a distribution and that other creditors will agree to a scheme to allow this to happen despite what are as yet unresolved questions which would render that difficult without agreement. Whether that is possible and what amount they should receive are some of the questions which the JOLs wish to explore.

8
Nevertheless before distributions can take place on a wider scale a number of matters needs to be addressed. In brief, the JOLs need guidance as to whether and, if so, how they should identify the assets of individual companies, given that investors and creditors are not interested equally in the same companies and themselves have competing interests. The JOLs are concerned that this will be an expensive and drawn out exercise unless they can be absolved from doing so by virtue of ordinary trust principles applicable to co-mingled funds.

9
The precise nature of the competing rights of creditors and investors needs to be clarified. In particular, the most substantial group of creditors are investors with redemption claims and the JOLs are unsure whether these are to be treated, as unsecured creditors. Nor do the JOLs know whether claims for misrepresentation rank as unsecured debts. There are a number of accounting questions which need

3

to be considered such as the correct allocation of the US$263 million loss of SPhinX Managed Futures Fund SPC (“SMFF”) and its underlying cells.

10
At some stage, when it becomes appropriate for a distribution to be made, the JOLs think it likely they will promote a pari passu scheme. They have not formed any particular view yet as to whether this should be a “globalised” scheme for all the Companies or whether some Companies or sub-groups of Companies ought to have a separate scheme of distribution. It may be that SMFF, its Master and Feeder Funds are kept separate. They do not consider that a First-In-First-Out (“FIFO”) approach would be appropriate given the enormity of the work that would be required and the fact that this is probably not consistent with the basis upon which investors placed funds with the Companies.

11
However, before such a distribution can be contemplated the JOLs require the Court's assistance. The issues which, in the JOLs' view, need to be determined in order for distributions to be made are set out in the summons issued on their behalf. There may well be other questions which arise or which are formulated by others interested in the Companies' liquidations. The JOLs consider it unsatisfactory to answer a legalistic question (such as whether the assets of the Companies are trust assets or to be treated as such, as per the LC's summons) without regard to the context in which that question arises and the consequences of the answer being argued for.

12
Other creditors are bound to believe that it will accelerate a distribution if the apparent disagreement between the LC and the JOLs on this legal question is resolved. Regrettably ! do not believe that to be the case. In fact this is what I consider to be a diversion from the issues which do need to be addressed and on which the JOLs hope to obtain directions.

4

13
It is also important that creditors and investors understand the real issues which concern the JOLs and the consequences for each of them. Creditors and investors have materially different interests in this liquidation. In this affidavit I propose to give an outline of the issues sufficient for the purpose of obtaining directions for an efficient and expeditious resolution, prioritizing certain questions, ensuring that adequate evidence is filed and that creditors and investors are represented and bound by the outcome.

14
The JOLs hope that those with opposing interests will come forward and be represented when those issues are determined. Some have already expressed an interest to do so, and the JOLs feel this is because of the differences in interests that exist The JOLs prefer to take a neutral role, providing the Court with its understanding of the facts, and do not propose to advocate a particular outcome unless one side of the argument is not fully represented.

15
On the one issue that the LC wishes to have determined, namely whether the assets of the Companies are to be characterized as trust assets, or to be treated as such, the JOLs would also like to remain neutral. Their position is that they would prefer to see a debate between the LC and those investors and creditors who may have differing interests or different interpretations. The LC maintains that the issue does not reach a threshold level and does not need to be argued. The JOLs agree to an extent that resolution of this question against the JOLs will not advance the liquidation. However they do wish to preserve this point because it is relevant to potential third party litigation and do not see what the LC has to gain by having a definitive resolution of the issue.

16
Given the size of the estate and the costs involved, they consider it appropriate for the representative party(ies) to be indemniiied in respect of costs of appearing before the Grand Court on these issues on appropriate conditions.

5

I.	THE STRUCTURE OF THE GROUP

(1)	Organization

17
The SPhinX Group was initially founded by the fimd manager, PlusFunds Group Inc. (“PlusFunds”), in conjunction with Refco LLC (“Refco”). SPhinX Funds were established in 2002 as hedge fond trackers marketed to professional and sophisticated investors primarily through a Master-Feeder fund structure. From inception, Refco acted as the broker to Companies in the US. However, subsequently, substantial sums were deposited with a Bermudian unregulated affiliate of Refco called Refco Capital Markets, Ltd.

18
The underlying investments vehicles were Segregated Portfolio Companies (“SPCs”) incorporated under Part XTV of the Companies Law. A list of the Companies distinguishing those that are segregated portfolio companies, those that are Feeder Funds and those that are Master Funds appears at Tab 1 of “KK12”. The list also identifies those incorporated outside the Cayman Islands and which are not under the JOLs' control.

19
Deutsche Bank was the initial custodian until about the end of 2002. The Companies' registered office was Walkers SPV Ltd. Deloitte & Touche were auditors of certain of the Companies in 2002 and PriceWaterhouseCoopers were subsequently appointed auditors of the Companies from 2003.

20
There were 4 SPhinX Feeder Funds, 9 Master Funds and 9 SPCs. There was one Master Fund for each SPC each with matching names. Each of the 9 SPCs formed a number of portfolios. There were 68 in total, several for each of the 22 Companies. For example the board of SMFF approved the formation of 14 segregated portfolios by resolutions dated June 2002, November 2002 and January 2004. A further portfolio was formed by resolution dated 1 October 2005. I wili refer later to a schedule showing the asset position of each portfolio at the

6

date of liquidation. That schedule also shows the portfolios that existed for each of the SPCs at the date of liquidation.

21
SMFF is a segregated portfolio company incorporated on 10 June 2002. Copies of the memorandum and articles of association of SMFF, SPhinX Ltd (an internal Feeder Fund) and SPhinX Managed Futures Ltd (a strategic Master Fund) are exhibited at Tabs 2 to 4 of “KK12”. I do not propose to comment on these in this affidavit as the significance of the Articles is a matter for legal submission. I should say that for present and indeed most purposes the Articles of the Companies can be said to be more or less identical and I have therefore only exhibited samples.

22
PlusFunds was incorporated in about 1998 at about the same time as the SPhinX Funds were launched and was appointed as the investment manager of SMFF pursuant to an Investment Management Agreement dated July 2002, It was also the investment manager of each of the other Master Funds and SPCs. Under the investment management agreements, PlusFunds had full discretion to manage the operations of the Companies subject to the restrictions in the respective Articles of Association.

23
Each portfolio was managed by a different investment advisor pursuant to a Discretionary Investment Management Agreement (“DIMA”). DlMAs were concluded between SMFF and PlusFunds which permitted PlusFunds to appoint portfolio managers. A copy of one such discretionary investment management agreement appears at Tab 5 of “KK12”. The majority of managers would receive a mixture of management fees and incentive shares classified as “M” or “N” shares issued by the SPCs. Almost all the managers have claimed as creditors in respect of outstanding fees and almost all of them hold incentive shares. I deal with this in more detail below.

7

24
Derivatives Portfolio Management LLC, incorporated in Delaware and -its subsidiary Derivatives Portfolio Management Ltd, incorporated in the Cayman Islands, (together described as “DPM Mellon”) acted as administrator of the Companies, Pursuant to a Service Agreement, DPM Mellon provided accounting services and, inter alia, was responsible for preparing financial statements for each of the Companies, calculate NAVs, reconciling cash and security positions reported by the Prime Brokers with those held by a custodian, maintaining a general ledger, processing subscription and redemptions and acting as registrar and transfer agent maintaining share register. The Service Agreement was amended in June 2004 and February 2006.

25	A list of the directors of the Companies, giving their date of appointment and resignation (to the extent applicable) appears at Tab 6 of “KK12”. The SPhinX Group had no employees.

26
The Companies used a number of prime brokers- Prime brokerage is a generic name for a bundled package of services offered by investment banks to hedge funds. The business advantage to a hedge fund of using a prime broker is that the prime broker provides a centralized securities clearing facility for the hedge fund, and the hedge fund's collateral requirements are netted across all deals handled by the prime broker. Prime brokers also acted as custodians.

(ii)	The Investment Strategy

27
The Companies were established by PlusFunds to achieve returns consistent with the performance of the Standard & Poor's Hedge Fund Index (“S&P Index”). This was a benchmark designed to measure the performance of a certain number of hedge funds that pursued strategies believed to be broadly representative of all hedge funds. PlusFunds' function was to select portfolio managers whose strategy would be representative of the S&P Index and allocate investments among these different strategies according to a weighting system.

 8

28
In March 2003 Standard & Poor launched the Managed Futures Index as a separate investment benchmark to represent the managed futures segment of the S&P Index. Initially in 2002, SMFF tracked the futures segment of the general S&P Index but from 2003 it tracked both the general as well as the more specific Index.

29
Different SPCs were to track different segments of the S&P Index by replicating the strategy of a group of select hedge fund managers such as taking positions in long/short equity, special situations, futures, mergers and distressed issuers or engaging in arbitrage of some description. Each portfolio within the SPC would then independently seek to replicate part of the strategy. Hence it is obvious that each portfolio would perform with varying degrees of success.

(Hi)	The Share Structure

30
Third party investors entered the group primarily at the Feeder Fund level, although as discussed below some invested directly in the Master Funds. The Feeder Funds invested in Master Funds, and they in turn invested in SPCs. DPM Mellon was responsible for handling the subscriptions. According the Offering Memoranda subscriptions in Feeder Funds should have found their way down to the SPC level and have resulted in a shareholding of the Feeder Fund in the Master Fund and a corresponding shareholding of the Master Fund in the SPC.

31	As well as third party investor shares or inter-group shares, the Companies each had founder shares. The Founder Shares carried no participatory rights as far as the JOLs have been able to ascertain.

32
The diagrammatic structure of the Companies provided in the Offering Memoranda indicated that the only shareholders of an SPC would be the relevant Master Fund and only Feeder Funds would have participated in the investments in Master Funds. The Offering Memoranda also made it clear that portfolio

9

managers would hold shares. However, direct investment was also allowed into at least one of the Master Funds, SMFF.

33
The designation of the shares or class of shares issued by a Feeder Fund showed which of the nine Master Funds would receive the subscription proceeds of that share issue. For example, SPhinX Strategy Fund.Ltd (a Feeder Fund) issued “FIX” shares in respect of investments to be made in SPhinX Fixed Income Arbitrage Ltd, one of the Master Funds. These shares would often themselves be divided into different “series”. Thus the FIX shares were designated ''Series A” and “Series B”.

34
Another Feeder Fund, SPhinX Ltd, invested in all the Master Funds as can be seen from ppS, 16 and 28 of its Offering Memorandum. Its different share classes represented different components of the strategy. Hence the proceeds of Class D shares were supposed to-be invested by PlusFunds in those Master Funds and SPCs that were engaged in arbitrage. Different “series” of shares were issued for each class conferring different participatory rights.

35
With the exception of PlusFunds Manager Access Fund (“PFMA”), the JOLs have seen no evidence to suggest that third party investments in Feeder Funds were earmarked for particular segregated portfolio managers of the SPCs. Particular Managers were not targeted until the Master Fund invested in the SPC and PlusFunds came to allocate funds. The expectation would be that a single Master Fund would own all the shares in the SPC other than management shares and Manager M & N shares. No other third party investor would be competing for rights to the segregated portfolios. The only other investors, apart from PFMA, whose interests should have been directly referable to a particular portfolios were the management and incentive shares given to managers.

36
I should also explain that it appears none of the SPCs or indeed any of the Companies maintained or sought to raise share capital of their own. Investors were told in the Offering Memoranda that their funds less expenses would be

10

channeled into segregated portfolios formed by SPCs. At the SPC level I believe it is common ground that the Companies could and, in my view, should have had some working capital known as “core capital” from which to meet liabilities or expenses which could not be legitimately met with funds held on behalf of portfolios consistently with the Companies Law. Although the JOLs have found that certain of the SPCs held assets outside the portfolios as at the date of liquidation, these balances were low. The JOLs also suspect that these tunds represented unallocated balances that arose from inter-company transfers of which I say more below. The JOLs have not had the opportunity yet to investigate or trace the source of funds in relation to core assets but to the JOLs knowledge no subscriptions were raised at Feeder Funds level to provide such core capital.

(iv)	Offering Memoranda

37
Each investor should have received an Offering Memoranda from the relevant entity. Successive editions of these were produced over time. Much of the content of the Offering Memoranda was common to all Companies (see e(g. the Offering Memorandum for SPhinX Strategy Fund Ltd at Tab 7 of “KKI2” and the Offering Memorandum dated May 2004 for SPhinX Ltd at Tab 8 of “KK12”. A PlusFunds Marketing document produced in 2004 is at Tab 9 of “KK12”)

38	There are certain features of the Offering Memoranda to which 1 would like to draw attention:

(1)
They each emphasized that PlusFunds allocated the assets invested in the Master Funds among the nine “segregated portfolio companies” established under the laws of the Cayman Islands. Certain members of management or agents of PlusFunds would then, as investment manager of the SPCs allocate the SPCs assets to “segregated series” of the SPCs. The reference to “series” was probably a reference to the segregated portfolios.

11

(2)
Investors were told that the assets of the segregated portfolios of the SPCs would be held with the various prime brokers and identified possible brokers as Bear Stearns, Deutsche Bank, Alex Brown and Goldman Sachs. Investors were given the clear impression that funds were kept with regular AAA rated institutions.

(3)	It was also expressly stated in most of the Offering Memoranda mat prime brokers were to hold cash and assets in separate segregated accounts for each of the segregated portfolios of the SPCs.

“Customer Assets are held by the prime broker with the assets of other customers on a segregated basis from the prime broker's assets and are not subject to the claims of the prime broker's creditors. Additionally, in order to ensure that assets of a prime broker's customers are not used by the prime broker to fund the prime broker's proprietary business operations the prime broker is required to maintain a special segregated bank account for free cash balances (i.e. cash not subject to the claims of the prime broker) ...the event of insolvency of a prime broker, all customer assets will be for the exclusive benefit of the [segregated portfolios of the SPC] and will be unavailable to the creditors of the prime broker.”

The JOLs consider feat to have been a particularly significant representation.

(4)
The Offering Memoranda stated somewhat confusingly that the Companies were “comprised” of different portfolios each of which was represented by a separate class of shares issued to the investors. In fact at the level of the capital of a Feeder Fund or indeed a Master Fund there were no “portfolios” of the kind that existed at the level of the SPCs.

12

39
As investors were told in the Feeder Funds' Offering Memoranda, PIusFunds was responsible for allocating “substantially all” of the investment to the relevant SPC. In the case of the FIX shares that was SPhinX Fixed Income Arbitrage SPC and then “in accordance with its respective investment strategy to segregated portfolio series” of the SPC. It would therefore be at the level of the Master Fund that the Investment Manager would designate the portfolio into which investments would be placed.

(v)	NAV Calculations

40
Investors were regularly given Net Asset Value (“NAV”) calculations of their holdings. The Articles of each of the Companies defined “net assets” essentially as total assets less total liabilities calculated in accordance with US GAAP. The Articles suggested that NAV calculations could be given for the Companies or the segregated portfolios or a class of shares related to a segregated portfolio.

41
The primary function of NAV calculations was to enable the Companies to calculate a redemption value. NAVs were also needed to determine the issue price of shares. The Articles provided that the duty to calculate NAVs was that of the Investment Manager, although in practice it was the administrator, DPM Mellon, who undertook this task.

42
Although the Articles of each of the Companies provided that NAVs would be calculated quarterly, they were in fact calculated monthly (or more frequently) as confirmed to investors in the Offering Memoranda and the administration agreements concluded by the Companies. Investors obviously wanted such calculations regularly to monitor their investment and performance. However NAV calculations were also needed for the purposes of redemptions as well as for share issuance.

13

43
The JOLs have identified a number of accounting issues which could have serious impact on the accuracy of the NAV calculations. In particular as I explain later, there was extensive co-mingling of the funds of different portfolios and different SPCs during trie life of the SPhinX Group prior to the appointment of the JOLs. Many of the transactions within the SPhinX Group do not appear to be adequately documented or recorded. That suggests to the JOLs that the NAV calculations given to investors between 2002 and July 2006 may be materially inaccurate.

44
There are also other problems with the NAV calculations. Redemptions were permitted in SMFF between October and December 2005 which took no account of the Preference Claim that the Unsecured Creditors Committee of Refco made against SMFF. Those investors may well have been overpaid. There are also issues pertaining to the value of the S Shares which I describe in more detail below.

45
As a result of the JOLs' investigations, they believe that it may be appropriate that the NAV calculations should be reviewed if that were possible or cost-effective to undertake. The Articles appear to prevent NAVs from being reopened save in limited circumstances. It is provided that NAV calculations made “pursuant to the Articles” were “conclusive and binding on ail persons and shareholders'' (see Article 65 in SMFPs Articles of Association at Tab 2 of “KK12”).  The JOLs have been advised that it may be difficult that the calculations given in respect of redemptions can be reopened “by SMFF or by other shareholders if they were made in good faith.

(vi)	Redemptions

46
Apart from the Founder Shares, the other shares issued by the Companies at all “ levels were redeemable. The redemption provisions in the SPCs mirrored those in the Master Funds and Feeder Funds. When a redemption request was initiated by an investor in the Feeder Fund there should have been procedures in place to

14

ensure that the request trickled down more or less instantly to the SPC to ensure that the investments were redeemed on time.

47
As I will describe in more detail below, when a redemption was requested, redemption monies did not actually flow up the chain from the SPC to the Feeder Fund. Instead to the extent there were subscriptions already that month, inflows and outflows of cash were simply netted off at the Feeder Fund level. Consequently, it appears that the accounting records showing subscriptions and those showing redemptions can only be reconciled with the cash movements with great difficulty.

48
Redemptions at the SPC level did not appear to be triggered only by redemptions at Feeder Fund level. To begin with, as mentioned above, a few outside investors were directly invested in the Master Funds and could trigger redemptions at that level. More importantly, for rebalancing purposes, the Master Fund had the ability to make its own redemptions in the SPC at the behest of the Investment Manager purely for investment purposes. PlusFunds could redeem investments from one manager (i.e. segregated portfolio) in one SPC and re-allocate them to another manager (i.e. a different portfolio) in the same or a different SPC.

49
Redemptions under the Articles could be voluntary at the request of the investor or compulsory at the instance of the Companies. A voluntary redemption required investors to submit a redemption notice or request. Provided the Company had not less than two days notice prior to the “Redemption Date” and had not suspended redemptions ot NAV calculations it was required to honour the redemption request. On the Redemption Date the Company became liable to pay the NAV value of the shares, the “Redemption Price”.

50	The Redemption Date was to occur quarterly according to the Articles but in practice the Companies appeared to allow redemptions on the last business day of each calendar month.

15

51
It is important to observe that the effect of the redemption scheme was that, once a redemption date was allowed to pass, then the Company necessarily became liable to the investor for the Redemption Price. Moreover the Articles provided the formula by which that price was to be ascertained and made it clear that there was an obligation to provide the NAV calculation for the relevant date.

52
A large proportion of the creditors of the Companies consist of outstanding redemption liabilities. Based on the JOLs' analysis to date, there are outstanding redemption liabilities of approximately US$107 million at the Feeder Fund level, US$7 million at the SPC level (which all appear to be redemptions by managers) and US$50 million at the Master Fund level. In addition there may be another US$100 million or so of such liabilities depending on the status of the S shares.

53
The Articles do not provide for what should happen to the shares before the redeeming investor is paid. The JOLs do not know without further guidance from this Court whether the legal effect of the redemption notice is to terminate the investor's status as a shareholder. If the investor remains a shareholder that may have a material effect on the status of the outstanding redemption liabilities as creditors.

II.	THE COLLAPSE OF THE GROUP

(i)	The Refco Connection

54
In 2002 certain of the Companies opened accounts at Refco. In the case of SMFF the accounts at Refco were in SMFF's own name and in the name of the 15 portfolios. Another Refco entity, Refco Alternative Investments Inc (“RAF”), was appointed to execute trades.

16

55
The JOLs investigations indicate that from an early stage “excess cash” was transferred from Refco, a Delaware company, to Refco Capital Markets (“RCM”), a Bermudian company. Excess cash was generated when SMFF’s futures brokerage accounts contained more cash than was needed to meet margin requirements, which is a common by-product of futures trading. Between 2002 and 2005 very substantial balances were amassed at RCM. By March 2005 something of-the order of US$560 million was on deposit with RCM. These accounts fluctuated from time to time.

56
RCM was not only a far cry from the blue chip prime brokers mentioned in the Offering Memoranda but an unregulated entity based in Bermuda with no banking or other deposit taking licence. Contrary to the representations made to investors in the Offering Memoranda, RCM did not appear to maintain separate cash accounts for the portfolios in the sense of segregating those accounts from the operations of RCM. Moreover the JOLs note that the arrangements with Refco entities appear to have been when the SPhinX Funds were launched and persisted until their collapse in 2005.

57
This had serious consequences for SMFF because it would appear RCM used the SMFF funds for its own purposes, rather than maintaining the cash In separate accounts. The JOLs are investigating US$234 million in redemptions that occurred between April 2005 and October 2005.

58
The first public indication of a problem came on 10 October 2005 when Refco announced that it had sham loans on its books. Following discussions between certain management of PlusFunds, Refco and RCM, RCM returned US$312 million to SMFF's segregated portfolios. The US$312m was placed in deposits with third party bankers in New York. On 17 October 2005 Refco entities in the US filed for Chapter 11 protection. RCM had literally paid SMFF within days of its own collapse.

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(ii)	The Preference Litigation and Settlement

59
The Trustee and creditors of RCM had threatened claims against SMFF earlier but on 16 December 2005 the unsecured creditors of RCM launched proceedings alleging that the payment in October 2005 amounted to an “unlawful preference” under the Federal Bankruptcy Law and obtained a 'temporary restraining order” (“TRO”) from a New York District Court, the effect of which was to freeze the remaining balance of approximately US$350 million left in SMFF's accounts.

60
By April 2006 the Board were advised to settle the Preference Action with the funds that had been frozen by the TRO for US$263 million and withdrawal of any further claims against Refco or associated entities. For reasons that I do not propose to develop now the JOLs do not consider that advice to have been correct.

61
One reason however why the JOLs, as presently advised, do not accept that SMFF should have settled the Preference Action on those terms is that they do not accept that the segregated portfolio funds were available to meet this form of liability, it being a liability that SMFF did not reasonably or properly incur on behalf of the cells and there being no true tracing claim by RCM. Accordingly they take the view that the Board of SMFF was prohibited from using the funds frozen by the TRO to meet any liability SMFF had to RCM.

62
A different problem emerged at this stage because not every segregated portfolio within SMFF was capable of making a pro rata contribution to the figure of US$263 million. The reason was that in the period between October 2005 and December 2005 the withdrawals of segregated portfolio monies from the New York accounts to fulfill redemption requests in this period had not been pro rata in proportion to each portfolio's share of the original October 2005 receipt.

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63
In order to enable a settlement to go ahead, the directors decided that those segregated portfolios that had been depleted and could not meet their pro rata share should be subsidized by the cells that still had more than sufficient funds in their accounts to meet their pro rata share of US$263 million. It was on this basis that they agreed to pay the funds in settlement of the Preference Action. As presently advised the JOLs consider that this decision was wrong and that it was not permissible to pool resources or to use assets of one segregated portfolio to subsidize another.

64
On 26 April 2006 the directors of SMFF entered into a settlement agreement (the Preference Settlement Agreement”) of the Preference Action whereby SMFF agreed to pay the sum of US$263m and release any other potential claim against the Refco parties in satisfaction of that liability. The agreement was approved by the Bankruptcy Court in June 2006. The loss of the funds through the Preference Settlement Agreement represents a serious loss to investors and/or creditors.

65
The JOLs have therefore taken action to challenge the liability under the Preference Settlement Agreement, among other things, by participating in an appeal (together with certain investors of SMFF) of the order approving the settlement agreement. Most recently, the JOLs appealed to the Second Circuit Court of Appeals where oral argument was held on 12 June 2007 and the Court of Appeals has reserved decision. In addition to supporting the “vacatur” of the settlement sought by the investors, in their appeal the JOLs have challenged the legality of the settlement on the grounds that it violates the principles set out for segregated portfolio companies in the Companies Law. In addition to the appeal, the JOLs are considering making an application to the Bankruptcy court togive them relief from the settlement under Rule 60(b) of the Federal Rules of Civil Procedure (the “Rule 60 Motion”).

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66
The JOLs are also contemplating pursuing claims agamst a number of third parties for their role in causing this and other losses. The Court recently approved a contingency fee arrangement with the law firm Bens Gilbert LLC whereby the JOLs hope to receive advice as to the merits of claims that could be brought.

67
I should also add that after many months of negotiations, on 26 April 2007, the JOLs and PlusFunds entered into an agreement (the “PlusFunds Settlement Agreement”) which is to form the framework for PlusFunds' Plan of Liquidation. Under the PlusFunds Settlement Agreement, the Liquidators have agreed to pay PlusFunds $4.0 million (USD) in cash in exchange for substantially all of PlusFunds' causes of action being assigned to a liquidating trust for the exclusive benefit of the Liquidators on behalf of the Companies. The Liquidators believe that PlusFunds causes of action would enhance and strengthen the range of actions and strategies available to the Liquidators in pursuing Sphinx's own third party litigation. The PlusFunds Settlement Agreement is still subject to US Bankruptcy Court but was recently approved by Grand Court.

68
One of the issues which the JOLs may need to resolve is how they should account for the payment of the US$263 million made under the Preference Settlement Agreement The payment deprived certain portfolios of funds held in the name of that portfolio which exceed the pro rata share of liability.

(1)
The JOLs have received advice that under the Companies Law the segregated portfolios could not have been charged with the type of liability subject to the preference action and that even if they could properly be charged, no cell could have been charged with more than its pro rata share of the liability and, therefore, the preference settlement. These questions have relevance to the solvency of SMFF (which under the Companies Law is liable for any deficiency in assets of its segregated portfolios). These questions also have impact on third party litigation and on the bankruptcy proceedings in New York.

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(2)
However, the question of allocation as between different portfolios affects the SMFF managers differently. They each have claims as unsecured creditors for fees referable to individual portfolios and M and N shares would be referable to their own portfolios. The JOLs need to know how to deal with their allocation. It may mean that the allocation has to be reversed and that certain of the SMFF managers cannot be paid.

69	Another issue which arises from the Preference Settlement Agreement is whether the decision to allocate liability across different portfolios disproportionately was valid.

(iii)	Voluntary Liquidation

70
The Companies were placed in voluntary liquidation by resolution of 30 June 2006. The JOLs were appointed Official liquidators of all companies other than SMFF on 28 July and of SMFF on 8 August 2006. Orders were made for the liquidations to be under Court supervision pursuant to Section 150 of the Companies Law. A Liquidation Committee comprising 9 creditors/investors of the Companies was elected. The persons representing the LC members include lawyers from substantial law firms as well as in-house lawyers and all LC members represent substantial financial institutions.

III.	ASSETS FROM THE TIME OF APPOINTMENT

(i)	Accounting Records

71
Not all the Companies in the SPhinX Group prepared audited accounts. More importantly, no audited accounts were issued for the financial year of 2005. It appears to the JOLs as though only the US regulated (Managed Futures Ltd & SPC and Long Short Ltd & SPC) and Cayman regulated (SPhinX Plus, SPhinX

21

Strategy & SPhinX Ltd.) Funds were audited in these years. Of the Companies, only the following had audited accounts:

Year	Financial Statements
2002	]) SPhinX Convertible Arbitrage Fund SPC
2) SPhinX Distressed Fund SPC
3) SPhinX Merger Arbitrage Fund SPC
4) SPhinX Equity Market Neutral Fund SPC
5) SPhinX Fixed Income Arbitrage Fund SPC
6) SPhinX Long/Short Equity Fund SPC
7) SPhinX Ltd.
8) SPhinX Macro Fund SPC
9) SPhinX Managed Futures Fund SPC
10) SPhinX Special Situations Fund SPC
2003	1) SPhinX Managed Futures Ltd.
2) SPhinX Managed Futures Fund SPC
3) Levered SPhinX Ltd (now called SPhinX Plus SPC Ltd)
4) SPhinX Ltd
5) SPhinX Strategy Fund Ltd.
6) SPhinX Long/Short Equity Ltd.
7) SPhinX Long/Short Equity Fund SPC
2004	1) SPhinX Long/Short Equity Fund SPC
2) SPhinX Long/Short Equity Ltd.
3) SPhinX Plus SPC, Ltd (fear. Levered SPhinX Ltd) - A2, A3 & A4
4) SPhinX Managed Futures Ltd.
5) SPhinX Managed Futures Fund SPC
6) SPhinX Strategy Fund Ltd.
7) SPhinX Plus SPC, Ltd (finr. Uvered SPhinX Ltd) - A-JPY
8) SPhinX Ltd.

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72
DPM Mellon was responsible as administrator for maintaining the accounting records. However, since their appointment the JOLs have found that the records maintained by them are inaccurate and incomplete.

73
The material weakness letters produced in relation to SMFFs 2003 financial statements on 16 August 2004 and the similar letters produced on 29 July 2005 in relation to the 2004 financial statements (see Tab 10 of “KK12” for copies of the various financial statements prepared in 2004 and the weakness letters relating to SMFF for 2003 and 2004) contained a number of disturbing comments regarding the poor systems of control, the lack of accounting controls and the difficulty in reconciling the accounting records.

	(1)	For December 2003 Accounts PWC observed:

		(i)	Receivables were accounted for as cash by DPM Mellon and this led to misstatements of cash, receivables and payables and increased possibilities of error;

(ii)
DPM did not maintain a complete list of brokerage accounts and did not properly reconcile bank accounts with the other records. This weakness of the accounting system was also encountered by the JOLs after their appointment;

		(iii)	There was no formal process to monitor compliance with investment restrictions;

		(iv)	A number of irregularities were noted in respect of DPM's failure to process redemptions, subscriptions and unitise the same and shares were not properly allocated;

23

(v)
Two sets of books were being maintained because PIusFunds carried out the allocations of cash as between SPCs and Master Funds and no secondary check was being carried out by DPM Mellon to ensure accuracy;

(vi)	DPM maintained important accounting documents in spreadsheet form rather than in the form of general ledger, shareholder registers etc. The primary spreadsheet being used was NAVINC.

(2)	Substantially similar observations were made by PWC in relation to the December 2004 statements:

(i)	Reconciliations were not completed prior to reporting of final NAV calculations and reconciliations were generally not reported adequately;

(ii)	PlusFunds rather than DPM Mellon maintained the list of brokerage accounts;

(iii)
Inter-company accounts were used to facilitate payment of various charges in a manner that the JOLs consider bewildering. Since their appointment this has. proved to be a fundamental difficulty as I shall explain below in establishing the true financial position of the Companies in the Group let alone of portfolios in the SPCs;

(iv)	The upgraded shareholder register contained a significant number of errors;

(v)	DPM Mellon had not devoted sufficient resources or manpower to the operation and accounting systems.

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74
As I explain below the inter-company position has given rise to what the JOLs believe was significant co-mingling of assets by certain members of management or agents of PlusFunds and, although this was not explicitly said by PWC, it is nevertheless obvious that the concerns regarding the poor systems of control, the lack of accounting controls and the difficulty in reconciling the accounting records added to this problem.

75	The JOL’s own investigations since July 2006 of the records kept by DPM Mellon are consistent with PWC's findings. The JOLs are in the process of winding down the relationship with DPM Mellon.

76
Moreover certain algorithms and programs used by DPM Mellon would appear to be proprietary and incompatible with most other commercially available systems. To date, the JOLs have had difficulty getting access to information and are not satisfied that they have all of the accounting records which they would need to establish the financial position of all the Companies with certainty.

(ii)	Assets Identified and Collected

77
Upon our appointment, the assets of the Companies consisted of cash held at Mellon Bank, cash at Prime Brokers and open positions held in the various segregated portfolios. Prior to our appointment, the. directors of the Companies had already commenced the process of liquidating the open positions. We have continued this in our roles as JOLs. The majority of the Funds' open positions have now been liquidated and converted to cash and held at the respective Prime Broker accounts.

25

78
We have commenced a process of consolidating the cash balances of the Companies from the Prime Brokers to Mellon Bank, with the ultimate plan being to invest it in accordance with the Investment Policy approved by the Grand Court.

79
The total assets of the SPhinX Companies are in excess of US$500 million, including US$90 million still frozen pursuant to the TRO (the difference between the $350 million originally frozen and the $263m paid in the Preference Settlement Agreement),

80
The consolidation of the Funds' cash balances required our staff to liaise closely with DPM MeKon to request information regarding the prime brokerage accounts. Some of the responses received from DPM Mellon in response to our requests for such information produced worrying results including:

(1)
DPM Mellon’s inability to provide a list for all prime brokerage accounts and relevant contact information. Cash and assets were to be held at the prime brokerage accounts. It is a matter of concern that the fund administrator does not have readily available and clear records for each of the SPC and segregated portfolios.

(2)
An example of this particular difficulty is that we recently learned about the existence of an escrow account established by one of the Funds* Portfolio Managers. DPM had indicated it was unaware of any such account.

(3)
We have also become aware of potential double counting one of the accounts reported to hold cash on DPM’s list of segregated portfolio balances maintained at prime broker does not exist. We have been advised by DPM that the cash shown as being held in this Prime Broker account is

 26

actually held at Mellon Bank and that no such Prime Broker account exists.

The process of consolidating the Funds cash balances has proved substantially more difficult and time consuming than first anticipated.

81	It may be that the errors in DPM's records will not materially affect the overall result. However, we need to undertake certain further inquiries to establish the assets with adequate precision.

82
Subject to this qualification the JOLs believe that they can determine what funds and assets were in the various accounts maintained with third parties by way of brokerage and escrow accounts in the name of the individual portfolio funds of the SPCs or at the level of the Master and Feeder Funds at the date of the liquidation. As at January 31, 2007, the JOLs reported cash and assets of USS545 million. A schedule setting out the assets of each of the Compares and of each of the portfolios as at that date appears at Tab 11 of “KK12”. I wish to emphasize that these funds have not been co-mingled or confused since the JOLs appointment.

(iii)	Evidence of Co-mingling Assets by the Companies

83
As a result of their investigations the JOLs believe that the assets of the SPCs and those which were to be treated as segregated portfolio assets were co-mingled over an extensive period and to a significant extent prior to our appointment I believe it is important to draw attention to this as it is this co-mingling of assets within the Group which, the JOLs are advised, may give rise to the need to apply principles derived from trust law to achieve a distribution of the assets.

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84
I have already described the accounting deficiencies recorded for SMFF. These same deficiencies were very much evident to the JOLs in the course of their investigations and applied throughout the Group. The Sphinx Group had no employees and the Companies were substantially dependent on DPM Mellon for all their accounting records. Other than SMFF and the Feeder Funds there were no audits and PWC pointed out in 2005 that draft statements for a number of the Companies in respect of the period ending 31 December 2004 were materially wrong.

85
The JOLs have identified a fairly chaotic pattern of inter-company transactions orchestrated and managed by certain members of management or agents of PlusFunds primarily at Master Fund level. For example, subscription monies were regularly used at Feeder Fund level to meet management fees and other expenses which were payable at SPC level. Subscription funds were also used to pay outstanding redemptions. It no doubt saved on the number of transactions that cash payments in one direction were netted against payments in the other direction, but this type of procedure required good accounting controls and considerable discipline in bookkeeping terms. The JOLs also noted that inter-company adjustments were made to address the issue that some SPCs held illiquid investments and had difficulty in meeting the liquidity for redemption notices. Regrettably it would appear that insufficient controls were in place. It is possible, but likely a difficult exercise, for the JOLs to deduce what accounting entries should be made from cash flow.

86
By way of example I propose to explain how the JOLs have interpreted the information for the single month of July 2004, Our staff analyzed the cash and accounting records of DPM Mellon and PlusFunds to examine the flow of funds between the one of the Feeder Funds, SPhinX Ltd, SPhinX Convertible Arbitrage Ltd (a Master Fund), and SPhinX Convertible Arbitrage SPC. A graphic representation of the flow of funds appears at Tab 12 of “KK12”. There was evident pooling and netting of cash at various levels:

28

(1)
US$138 million subscnptions received at the end of June 2004 represented July 2004 subscriptions of -which US$27 million was allocated from SPhinX Arbitrage feeder fund to the three arbitrage Master Funds as Class D shares. However, DPM Mellon netted off an amount of US$14 million against the US$138 million total. This comprised US$11.7 million redemptions, US$1.3 million manager fees and other expenses and an unspecified reserve of US$1 million. The Convertible Arbitrage SPCs that formed part of the Arbitrage Component of the Hedge Fund tracking strategy (i.e. Convertible Arbitrage, Fixed Income Arbitrage, and Equity Market Neutral) received nearly US$38m. The JOLs understand that Class A subscriptions were allocated across all 9 Master funds and SPCs which may account for the increasing investment from the Arbitrage Master Fund to the SPC. The JOLs do not understand how the deductions from the subscription were spread amongst the 9 SPCs that received part of the US$138 million. The JOLs cannot presently understand against whose entitlement to subscription funds, the redemptions were netted off.

(2)
Each month PiusFunds would carry out a rebalancing exercise at the Master Fund Level in order to take account of the underlying value of the SPC. The JOLs suspect that what was happening was that PiusFunds needed to rebalance the portfolios to ensure that the weighting was appropriate to tracking the S&P Index. The direction of subscription monies and the source from which redemption monies would be taken appears to have been adjusted to reflect changes in the weighting of the portfolios.

(i)
The rebalancing meant that certain Master Funds received less and others received more than the subscriptions at Feeder Fund level would have suggested. The three Arbitrage Master Funds received unequal amounts but as a group received what a pro-rating of the

 29

US$138 million would have suggested. Other groups did not receive the same total. The largest adjustment for this month was that one SPC, SPhinX Equity Hedge Ltd received US$450,000 less than it would have done on a pro-rating.

(ii)
When the funds came to be distributed among the five portfolios in SPhinX Convertible Arbitrage SPC the allocations were uneven because that must have reflected the re-weighting that needed to take place as a result of unequal performance of each of the portfolios.

(3)
Monthly adjustments were made to the inter-company accounts because of the way in which cash was allocated across the four snare classes A to D to meet expenses paid by the Feeder Fund. The expenses should also have been allocated within a class to investors participating in so-called “hot issues” being restricted by the National Association of Security Dealers from participating in income. The allocations were accounted for at Feeder Fund level to classes of shares but the JOLs have been unable to trace the allocations to the Master Funds or SPCs.

87
As a result of their investigations to date the JOLs believe that the task of establishing the true financial position of individual Companies within the Group will be very time-consuming and expensive. They could not establish this even for a sample month in relation to one of the less complicated SPCs by examining the cash flow or accounting records. This is not to say that we will be unable to establish some balances in certain companies or identify a minimum level of assets, perhaps sufficient to pay out creditors.

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IV.	LIABILITIES OF THE GROUP COMPANIES

88
Liabilities of the group consist mainly of (i) claims by investment managers (ii) claims relating to accrued redemption liabilities, (iii) liabilities or potential liabilities in respect of indemnities and (iv) the potential liability if the Preference Settlement Agreement is set aside. In addition, provision needs to be made for future costs and expenses of the liquidation.

89
The liabilities of the Companies are summarized in the table below. These figures represent those apparent as at 30 June 2006. Tliey do not include provision for claims on indemnities save to the limited extent indicated below. They are not based on audited or verified figures but represent the JOLs” best estimate of the creditor position of individual companies at this time. In order to be conservative in estimating amounts owed to creditors the JOLs use the greater of i) the amount claimed on the Proof of Debt or ii) the amount appearing on the schedules as at June 30th, 2006, which may result in some duplication of the amounts claimed. The table distinguishes between the two main classes of liability. Redemption liabilities do not include potentially substantial liabilities that may remain outstanding to holders of S shares.

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Summary of Creditors and Redemptions Payable			Roll forward to
SPhinX Funds (In Official Liquidation)		30-Jun-06	30-Jun-06
Fund Level	Name of Fund	P.M Creditors	Redemptions Payable
Feeder Fund	PFMAF		$995,363.73
Feeder Fund	SPhinX Ltd		$72,354,149.64
Feeder Fund	SPhinX Pius SPC		$7,357,944.20
Feeder Fund	SPhinX Strategy Fund Ltd		$26,630,357.22
SPC	SPhinX Convertible Arbitrage Fund SPC	$1,518,668	$97,565.54
SPC	SPhinX Distressed Fund SPC	52,797,531	$722,227.90
SPC	SPhinX Equity Market Neutral Fund SPC	$1,678,898	$(8,349,56)
SPC	SPhinX Fixed Income Arbitrage Fund, SPC	$1,456,422	$366,484.23
SPC	SPhinX Long Short Equity Fund SPC	$4,707,193	$3,097,199.73
SPC	SPhinX Macro Fund SPC	$725,917	$748,190.59
SPC	SPhinX Managed Futures Fund SPC	$7,934,996	$48,435.96
SPC	SPhinX Merger Arbitrage Fund SPC	$2,858,375
SPC	SPhinX Special Situation Fund SPC	$2,405,063
Master Fund	SPhinX Managed Futures LP		$37,924,710.25
Master Fund	SPhinX Managed Futures Ltd		$11,609,427.28

Details not provided			$6,614,547.09
		$26,083,063.10	$168,558,253.80

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90
As can be seen, the SPCs account for a substantial proportion of the redemption liabilities. There are additional redemption liabilities at the Feeder Funds and Master Funds levels. As far as the JOLs have been able to ascertain, these are not duplicated at other levels. I will deal with these liabilities farther below. The majority of the other unsecured creditors relate to management fees.

(i)	Management Fee Creditors

91	My observations on the liabilities to the management fee creditors are as follows:

(1)
The JOLs have received proofs of debt from investment managers in respect of management and incentive fees due under discretionary management agreements. These claims can all be related to the individual segregated portfolios that had been contracted to deal for and on behalf of portfolios.

	(2)	The total amount owed to the individual portfolio managers is approximately US$26 million which comprises a mixture of basic claims on the M and N shares, management fees and incentive fees.

	(3)	The managers of the segregated portfolios of SMFF account for approximately US$8 million. It will be recalled that there are particular issues about these.

(4)
Certain of the proofs of debt submitted by the managers appear to take into account the value of the M and N shares even though there were no redemptions. However, the JOLs present view is that the status of those M and N shareholders who did not redeem prior to liquidation is not that of creditors and their rights to participate in distributions can only arise after payment of creditors.

33

	(5)	In addition to any outstanding fees managers also have redemption claims. I deal with the question whether such redemption claims rank as creditors further below.

92
The JOLs are keen to promote a scheme to pay investment managers in so far as they are genuine creditors as soon as possible. This is one of the issues raised in the JOLs1 summons. There are difficulties in making any distribution early.

(1)
To begin with, it needs to be kept in mind that management fee creditors compete with other unsecured creditors of the relevant SPC. For all the SPCs the JOLs would need to establish whether any of the redemption liabilities relating to those SPCs rank as unsecured debts and whether there are any outstanding redemption liabilities to the S shareholders.

(2)
There are also other potential unsecured creditors. The indemnity liabilities may be substantial and, in the case of SMFF, there is also the residual liability if the Preference Settlement Agreement is set aside.

(3)
In the case of the SMFF managers, who represent US$5.76 million of the total, it is not known whether they can be paid anything from the portfolios that they managed. That question cannot be answered until the allocation of the liability under the Preference Settlement Agreement has been resolved.

93
The JOLs would like to examine whether there axe sufficient funds in any particular SPC to warrant the conclusion that all creditors will ultimately get paid or at least be paid some minimum percentage of their claims. The difficulty with this is that it is not clear to the JOLs whether they can establish a minimum asset level in every SPC given the co-mingling of funds that appears to have occurred. It seems to the JOLs that the exercise of paying some creditors early cannot be

34

carried out until the Court has decided what, if anything, should be done to separate and distinguish the assets of the different Companies within the group.

(ii)	Redemption Liabilities

94
According to DPM's records, the total redemption liabilities of the Companies as at 30 June 2006, not taking account of potential liability to S shareholders (as to which see below) and redemption liabilities to investment managers (approx $10.3 million), was approximately US$157 million. Feeder Fund redemptions accounted for US$100 million whereas redemptions in Master Funds totaled US$50 million. Redemptions at SPC levels amounted to only US$7 million. The Master Funds redemptions related solely to SMFF. A number of difficult questions arise in connection with these liabilities.

95	The 10 creditors largest persons with the outstanding redemptions amount to $138 million, or 82%.

0	The Mismatch at Different Fund Levels

96
It is on the face of it odd that redemption liabilities should be recorded as existing at Feeder Fund level and not duplicated at SPC level because that suggests that the internal redemption mechanisms were not triggered at the Master Fund and the SPC level even though a redemption process had been activated at the investor level. The JOLs, as presently advised, believe that as a matter of accounting the redemption liabilities at Feeder Fund should be reflected in the books of the Master Fund and redemption liabilities there should be reflected in the books of the SPCs whatever the cash flow position.

97
The assets recorded in the four Feeder Funds total US$17 million and only one of the Feeder Funds actually holds enough to meet the totality of redemption liabilities let alone any other expenses. The following table demonstrates the

35

          shortfall when those redemption liabilities are compared with the assets identified as at 30 June 2006:

Feeder Fund	Assets at 30.6, 2006-	Redemption Liabilities
PFMAF	$1,064,366	$995,363.73
SPhinX Ltd	$5,004,119	$72,354,149.64
SPhinX Phis SPC	$4,776,805	$7,357,944.20
SPhinX Strategy Fund Ltd	$6.572,559	$26,630,357.22

There is a serious question as to whether the redemption liabilities in the Feeder Funds should not also be mirrored as redemptions in the SPCs. The assets which should have been called up once a redemption request had been submitted to the Feeder Fund were all held in portfolios of the SPCs.

98
The same question arises in relation to the Master Funds. Between the 9 Master Funds, they had assets as at 30 June 2006 of US$265,000 as against the redemption liabilities of US$50 million. There were only two creditors at the Master Funds level. Both of them are shareholders of the SMKF Master Fund and ought to be mirrored by redemption requests in SMFF.

99
If the Funds had operating smoothly, a redemption request should have been transmitted instantaneously down the chain to the Master Fund and then to the SPC. During this time DPM Mellon must in theory have operated as if this mechanism existed whenever a redemption request was made at Feeder Fund level to ensure that redemptions were paid on time. In cash-flow terms, as I explained earlier, the Companies netted inflows (subscriptions) against (outflows). However, in accounting terms, redemptions at the Feeder Fund level should have been matched in full by redemptions at Master Funds and SPCs levels.

100	The JOLs have not succeeded in reconstructing the accounting mechanism for this in those records which DPM Mellon have made available. They have reached the

36

provisional conclusion that the Companies, the administrator and Investment Manager adopted a convention whereby they treated redemption requests at Feeder Funds level as redemptions at Master Funds and SPCs levels. Such a convention was not inconsistent with the redemption provisions in the Articles of the Companies, which allowed the directors to determine in what form a redemption request should be submitted.

101
When the SPhinX entities stopped paying out redemptions, there would have been no record at the Master Funds and SPCs levels to show mat the redemptions occurred there. This is probably the reason why the documents show redemption requests at the Feeder Fund level and by direct investors in the Master Fund but are not matched by equal redemptions at the levels below the redeeming shareholder. In other words, the Feeder Fund redemption requests do not have a counterpart in the Master Funds or at the SPCs levels

102
Consistently with this it should also be noted that as at 30 June 2006 some funds were in the accounts of the Master Funds as well as of the Feeder Funds. The total was US$17 million. I have already observed that there is no record of any capital being held by these Funds or any accounting document to suggest that sums were being retained at this level by way of provision for liabilities. None of the Master Funds or Feeder Funds were trading for their own account.

Leaving Redemption Liabilities as they are

103
If the redemption liabilities of the Feeder Funds are not matched as equal redemption liabilities at the Master Funds and SPCs levels, this would appear inequitable. The JOLs would likely be pressed by the Feeder Fund creditors with redemption liabilities to collect on their investment in the Master Funds by asking the JOLs to dividend the value of their investment. The Master Funds would seek to do likewise with the SPCs.

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104
Once the remaining value had been handed by the SPCs to the Master Funds and thence to the Feeder Funds, then subject to the issue I describe in more detail below, the residue would be distributed first to those with redemption claims and only then distributed amongst investors. The redeeming investors therefore have opposite interests to the other shareholders who would seek to maximize the funds passed up from the SPC before they are shared out. The funds that: would otherwise go to redemption creditors would be shared out.

105
The redemption claims at Feeder Funds level would nevertheless have to be treated as shareholder claims at the Master Funds and SPCs levels. It follows that in seeking to collect the value in the SPCs on behalf of the redemption creditors at Feeder Funds level, the JOLs would have to give priority to third party creditors and indemnity creditors. At the SPCs level, the Master Funds would be collecting as a shareholder and not rank as creditor. This result is therefore different from that which would pertain if redemption liabilities were traced through. Those with substantial redemption claims at the Feeder Funds level have an interest in maintaining the argument that their redemption claims should be replicated at lower levels.

106
However, in the case of the SMFF Master Fund the result of not allowing redemption liabilities to be passed on would be to give the two redemption creditors, priority at the SMFF Master Fund level. SMFF SPC's funds would be passed up to SMFF Ltd At that level the Feeders Fund would have a claim as shareholder in SMFF Ltd, whereas the creditors would be able to assert claims to the assets as unsecured creditors. This may be a real difficulty. SMFF SPC has assets as at 30 June 2006 of around US$133 million. Third party creditors are entitled to a further US$5.6 million and there may be substantial indemnity claims. If these two'redemption creditors in SMFF took the US$45 million due to them out of this fund, it is possible that investors in the SMFF structure would recover considerably less than expected.

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Do Redemption Liabilities Rank as Unsecured Debts?

107
I have already observed that if redemption liabilities rank as unsecured debts, they may have to be paid ahead of other shareholders who will simply receive an NAV calculation of the residue that is left over. Whereas shareholders will therefore receive a form of pari passu distribution of the residue, the shareholders who tried to redeem prior to liquidation might be paid in full. In some SPCs that may mean that the investors receive almost nothing.

108
There is a purely legal issue as to whether a shareholder, who has submitted a redemption request and who would therefore be in a position to establish a clear liquidated claim against the company of which he had been a shareholder, is capable of proving as an unsecured creditor in a liquidation. As presently advised the JOLs consider this question needs to be answered by the Court. It arises more starkly in connection with the status of claims by investors for misrepresentation. If all the investors rank effectively as shareholders their redemption claims as creditors can be ignored and they could all be expected to take the residue after payment of other creditors by way of NAV in proportion with their shareholding.

109
Given the potential competition between investors and creditors the JOLs consider that the question whether redemption liabilities rank as unsecured creditors is one of the most important issues in the liquidation to resolve. It may be that the opposing positions will be more evenly compromised if the Court decides that all the assets of the Group should be aggregated but the issue whether the redemption liabilities would have the first claim to resulting fund would still need to be answered.

Misrepresentation Claims

110	Investors may have claims against the Feeder Funds for misrepresentation. The JOLs have not investigated such claims and none have as yet been formulated.

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The JOLs nevertheless consider it prudent to proceed on the basis that claims for misrepresentation or mismanagement may yet be made. Certainly, as regards SMFF it seems to the JOLs that the Offering Memoranda may well have contained ongoing and repeated misrepresentations about the manner in which funds were deposited by prime brokers.

111
It was suggested by the LC that those shareholder/investors who had not redeemed might nevertheless rank equally as unsecured creditors with those who had redeemed by virtue of their misrepresentation claims. It might be that only those investors whose funds were placed with SMFF would be able to advance any claim as creditors. The JOLs, as presently advised consider that such claims are not prevented from being debts by reason of being unliquidated.

112
As presently advised, the JOLs consider mat shareholders seeking to prove as creditors on the basis of a claim for misrepresentation face a formidable legal obstacle by virtue of a line of English authorities. This question is accordingly raised in the summons.

(iii)	S Shareholders: Potential Outstanding Redemption Liabilities

113
The SMFF Feeder Fund, Master Funds and SPCs all issued S Shares from about January 2006 purportedly as payment in kind in respect of redemption liabilities that had to be satisfied. Essentially, the purpose of the S Shares was to be that the redeeming shareholder had to accept an instrument as payment by which his holding would be paid out automatically on the TRO being vacated. No share certificates were sent out and the exact terms of the shares is therefore only recorded in correspondence.

114
The total number of “S” Shares issued was US$49 million. Of this total, the S shares issued for SMFF Ltd (the Master Fund) was US$19 million and for SMFF SPC the figure was US$23 million. The figure for SPhinX Ltd as Feeder Fund

40

was US$7 million. The JOLs consider there is a serious issue as to whether these shares ever constituted legitimate and full payment in kind.

115
It will be recalled that redemption liabilities accrue under the Articles when on the redemption date And the amount of such is based on the NAV. The redemption date was suspended briefly at the end of December 2005 but it is not entirely clear when the suspension was lifted:

(1)
The Board understood that as a result of the TRO made on 16 December 2005 no funds could be used to meet redemption liabilities of SMFF. The difficulties of calculating an NAY were first discussed by the SMFF Board on 20 December 2005 in terms of whether the liability was “probable and estimable” so that provision should be made. On 29 December Mr. Malchmann of PlusFunds advised the Board to issue “in-kind redemptions” in order to avoid striking an NAV that would exclude the funds frozen by the TRO altogether SPhinX did in fact delay “striking” an NAV for some time into January.

(2)
According to board minutes of December 30, 2005 the Board resolved to defer the year-end NAVs. PlusFunds notified investors that the December 31, 2005 final performance information would be delayed and that the NAVs would be distributed by January 27, 2006. There was initially a good deal of confusion amongst investors. Some NAV calculations seem to have been handed out as early as 12 January 2006 and NAV calculations had in fact been given to investors. By 18 January 2006 there was confusion amongst investors as to what NAV had been calculated and as to what they would receive.

	(3)	Investors were informed by PlusFunds on 24 January 2006 that NAV calculations would be given by 27 January 2006. PlusFunds had been incentivised to complete this work by 24 January 2006 but had been

41

unable to do so. It is to be inferred that NAVs for the redemptions were struck between 27 January and 2 February 2006 because that the interval between the receipt by the Board of draft resolutions for the issue of S Shares and DPM sending out “Final In-Kind Share Confirmations” on 2 February 2006.

The fact is that NAVs had to be struck for in-kind shares to be issued. One way or another the JOLs consider that the redemption liabilities crystallized around the end of January 2006 and the question is whether payment was made. If not, the SMFF Funds would be faced with the original redemption liabilities.

116
Three of the Companies that appear to have invested in SMFF - namely, SPhinX Limited and SPhinX StrategyFund Limited (both Feeder Funds) and SMFF Ltd (the Master Fund) attempted to satisfy investors' redemption requests at 31 December 2005 by way of in-kind distributions according to a Board Resolution dated January 2006.

Were the S Shares in Fact Issued?

117
There is considerable doubt as to whether the in-kind Shares were in fact issued to many, if any, of those investors with redemption claims. The indications are at best equivocal. No physical share certificates were issued but none needed to be issued if the directors exercised their discretion not to issue certificates (there may have been a long-standing decision to that effect). The JOLs understand that a share is normally “issued” when it is recorded on the share register but DPM Mellon did not consider it maintained any register. No letters of allotment were prepared but it could be said that one would not expect this since the use of S shares was not part of an offer and acceptance process. Letters were sent confirming the issue of S Shares.

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118
The indications are that the NAV for the in-kind shares was struck between 27 January (the date when the Board received draft resolutions approving the issue of shares) and 2 February 2006 (when PlusFunds sent final statements to investors). The calculation of an NAV was an essential pre-requisite to the issue of shares but does not demonstrate whether the shares were in fact issued. No certificates were sent out then and the question whether these shares were issued in any real sense can only be determined by reference to the records which were kept by DPM and PlusFunds.

119
The directors were obliged under Section 40 of the Cayman Islands Companies Law Article 15 to maintain a register. This duty was delegated to DPM Mellon and when asked DPM Mellon advised that they do not have share registry information for the S shares. The information provided to date appears to be a summary only of the investors at the Feeder Funds level and it was compiled after the Preference Settlement Agreement

120
However, it seems that at least until December 2005 DPM Mellon did record investments and that some sort of internal master record was kept. I say this because shareholders were sent “Unaudited Account Statements” and “Final Confirmation” reports from DPM Mellon identifying the number of S Shares issued to them and the NAVs on which such shares were based.

Did the S Shares Represent Satisfactory Payment in Kind

121
If the S Shares were “issued” the main question for the JOLs is whether S Share Certificates represented adequate payment of the outstanding liabilities. The Articles allow payment in kind but the JOLs and their advisers are not convinced that it was contemplated that some form of revolving paper would be issued, so that a right to payment of the Redemption Price simply became a compulsory reinvestment.

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122
The Companies had to determine the NAV of any new shares to be issued. It seems that NAVs were struck for the S Shares. However in contrast to a redeeming investor, a person subscribing to a new class of shares and thereby becoming a shareholder could not be bound by the Articles before accepting shares. As presently advised the JOLs do not believe that the investors who were entitled to redemptions would have been bound by the Articles to accept the valuation of in-kind shares as conclusive and binding. S Shareholders may have been entitled to reject the shares and claim that they were unsecured creditors.

123	The JOLs are particularly conscious of the fact that the S Shares suffered from two serious disadvantages which suggest that they did not represent adequate payment in kind:

(1)
Shareholders who redeemed had a right to immediate payment of the redemption price. They would no doubt have been deprived of the US$263m frozen by the TRO if they had not been given S Shares. Being given a share in the outcome was no doubt better than a speculative estimate of the likelihood of success of the New York litigation and a provision in the NAV calculations of the potential for liability. However, the deferral of the redemption payment meant that shareholders could not receive even an on-account payment immediately. A much more attractive scheme would have been to pay part of the redemption price in cash and hand out a paper entitling the investor to a share of whatever remained of the funds frozen in New York.

(2)
The S Shareholders did not appear to have been given any right to participate in the proceeds of third party litigation. I observe in passing that the JOLs seek guidance on the question to whom any recoveries should be made payable. Nevertheless even in January 2006 given the magnitude of the potential loss at SMFF it might be said to have been obvious that the Board would have to examine the possibilities of claims

44

against directors, investment managers, fund administrators and third party professionals. It was clearly a serious disadvantage that an S shareholder was given a share in the residue of the frozen US$263m but nothing if SMFF managedto recover its loss subsequently from other sources.

The JOLs consider that it is not for them to decide whether S Shares represented adequate payment in kind if they were validly issued.

124
One question which arises is whether the holders of S Shareholders have lost their right to reject the S Shares. The JOLs draw attention to the feet that a number of S Shareholders have indicated that they were uncertain as to their position in any event. No S share certificates were issued. The terms of these certificates are set out only in resolutions and not in satisfactory form. The JOLs doubt whether the notification of the entitlement to such shares was adequate for the S Shareholders to have waived any right to reject the S Shares as payment in kind.

(iv)	Representation on the Redemption Issues

125
Shareholders whose Feeder Fund investment represents shares which were to be channeled towards SMFF Ltd and SMFF have a materially different interest than shareholders at the Master Funds and SPCs levels. As fer as redemption creditors are concerned it is most obvious for this argument to be played out between those interested in SMFF.

(v)	Indemnity Creditors

126
The JOLs believe that there is a substantial contingent liability in respect of numerous indemnities extended by the SPhinX Companies. The JOLs believe that before any distribution is made provision needs to be made for this class of creditor. There are certain arguments which might be advanced to resist liability in certain instances, particularly if fraud or bad faith can be established in any particular case. The JOLs have not yet received detailed legal advice in respect of

45

the precise scope of each of the indemnities but the general advice is that it would be imprudent to fail to make reasonable provision.

127
There are 8 Agreements in which indemnities were given to various parties. These include the Memorandum and Articles of Association of each of the 22 Companies, the Director Services Agreements between the Companies and their directors concluded as late as 20 December 2005. The Investment Management Agreement between the Companies and PIusFunds, the . Administration Agreement with DPM LLC and DPM Ltd, the Discretionary Investment Management Agreements between the Companies, PIusFunds and the Portfolio Managers, the Agreement between Morgan Stanley & Co Inc and SPhinX Long/Short Equity Fund SPC and the Audit Engagement Letters.

128
The concern that the JOLs have is that the persons with indemnities may become involved in third party litigation in the US brought by SMFF or other Companies and in the process incur very substantial legal expenses. It must be borne in mind that even if it is not one of the Companies taking proceedings against one of the indemnified parties, there is a substantial likelihood that indemnified parties would be joined into proceedings by other Defendants to contribute to their liabilities.

129
It is difficult if not impossible at this stage to estimate me quantum of claims that might be made under the indemnities. This will not become clear until the JOLs have been advised about the litigation strategy that should be adopted in the United States. The Grand Court has only just approved the contingency fee agreement for Beus Gilbert who are to provide such advice. When the JOLs were seeking to gain an impression of the costs they would incur in pursuing a professional defendant in a complex claim on the basis of an ordinary fee paying arrangement they were told the costs could easily amount to US$25 to US$30 million.

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130
One issue which arises is whether the provision should be made only by the relevant Companies by whom the indemnity were given or, at least whilst assets have been co-mingled, by all of the Companies. Another question which will need to be resolved is whether the indemnified party can claim access to the segregated portfolio assets to meet expenses incurred by that party. The JOLs need guidance on this before any distribution can be made, particularly in relation to SMFF.

V.	LIQUIDATION EXPENSES

131
The JOLs have provisional approval to meet liquidation expenses from the estates managed by them. A question Which arises if the assets held by them are characterized as trust assets is whether it is possible to use such assets to meet the expenses of the liquidation and indeed other expenses such as those of the LC which would normally be met in those circumstances.

132
The JOLs are advised that this question would have arisen in any event even if assets had not been co-mingled because of the doubt about.whether all such .expenses should be met from general assets rather than portfolio assets. However, given that assets are co-mingled the JOLs are advised that this question will need to be considered more generally.

133
The question whether the expenses of the LC also needs to be considered. The JOLs wish to say that they have found the assistance of the LC of great value to them and believe that the LC has made a contribution to the management of the Companies' estates. They would therefore support a regime whereby the LC continues to have its reasonable expenses met.

134
Indeed as I have already said, the JOLs believe that it is important to ensure the participation of interested parties in the determination of the various questions which need to be resolved for a distribution to take place. They would support applications for the reasonable costs of appropriate representation to be met.

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VI.	CONCLUSION

135
I have explained the fact that assets of the Companies are co-mingled and that there is serious uncertainty about the status of liabilities. The JOLs believe that they can only unravel the mixing of assets that occurred at the level of Master Funds and SPCs by applying equitable principles.

136
The precise form of equitable intervention will also make a considerable difference to certain investors and creditors. For example, a global pari passu approach across all the Companies would impose on certain investors the consequences, of problems encountered at SMFF when they should not have had these within their own Master Funds and SPCs.

137
The competition between investors and creditors is important to resolve. The way in which redemption creditors are treated, particularly S Shareholders, would materially affect the benefits of any distributions to them. It is important for the creditors to know how they would be treated on a global pari passu basis.

Swom to at  George Town, Grand Cayman

This 20th   day of June 2007

/s/ NOTARY PUBLIC	/s/ KENNETH M. KRYS
NOTARY PUBLIC	KENNETH M. KRYS

This Verifying Affidavit was issued by Rilch & Conolly, Attomeys-at-Law for the Petitioner, whose address for service is P.O. Box 1994 GT, 4th Floor, Queensgate House, South Church Street, George Town, Grand Cayman, B.W.I

48

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied	November 12, 2007	Direct Dial Number 302-651-7545 Silberglied@rlf.com
VIA E-FILING AND HAND DELIVERY

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street, Suite 11400
Wilmington, DE  19801

Re:           In re Refco Public Commodity Pool, L.P., C.A. No. 2451-VCS

Dear Vice Chancellor Strine:

Pursuant to Chancery Court Rule 161, I am attaching as Exhibit A the report of MAA, LLC, the court-appointed liquidating trustee.

I remain available if Your Honor has any questions about the foregoing.

Respectfully submitted,

Russell C. Silberglied (DE No. 3462)
RCS/cxs
Attachment
cc:	Register In Chancery
Mr. James M. Gallagher (w/o attachment)
Timothy Selby, Esq. (w/o attachment)
William Sugden, Esq. (w/o attachment)
Felicia Gerber Perlman, Esq. (w/o attachment)
Stephen Williamson, Esq. (w/o attachment)

EXHIBIT A

Refco Public Commodity Pool, LP

Report to Chancery Court Pursuant to Rule 161

          MAA, LLC, by and through its manager James Gallagher and in its capacity as court appointed interim liquidating trustee (the “Liquidating Trustee”) of Refco Public Commodity Pool, LP (the “Fund”), hereby submits this periodic report pursuant to Section 161 of the Delaware Code. This report (the “Second Interim Report”) is intended to apprise the Court of developments since the Liquidating Trustee's first report, filed on March 16, 2007 (the “First Interim Report”) and to give the Court an overall review of the status and assets of the Fund, the activities of the Liquidating Trustee to date, and the Liquidating Trustee's expected future activities between now and the Liquidating Trustee's next report.

I.	Overview of the Fund's Assets and Objective of the Liquidation

	A.	The Fund's Interest in SPhinX Managed Futures Fund, SPC and Events Leading to the Liquidation of that Entity

          The Fund's most substantial asset is its interest in SPhinX Managed Futures Fund, SPC (the “SPhinX Fund”). The Fund was designed to invest in the SPhinX Fund. The SPhinX Fund is one of a group of Cayman Islands based “segregated portfolio companies” which collectively were designed to track the Standard & Poor's Hedge Fund Index. The SPhinX Fund and its affiliated funds are referred to herein as the “SPhinX Group.” The net asset value (the “NA V”) of the Fund's shareholdings in the SPhinX Fund was reported to be approximately $41 million as of November 30, 2005.1

          On December 16, 2005, the Official Committee of Unsecured Creditors of Refco, Inc. (the “Refco Committee”) filed an action against the SPhinX Fund and each of its segregated portfolio companies (but not the other funds in the SPhinX Group or the Fund) to avoid and recover approximately $312 million of transfers made to the SPhinX Fund by Refco Capital Markets, Ltd. (“RCM”) as voidable preferences under section 547 of the Bankruptcy Code (the “Refco Preference Action”). The Refco Committee also obtained a temporary restraining order restraining the transfer of certain assets of the SPhinX Fund on the same day (the “TRO”). On December 21, 2005, the Fund made a redemption request (the “Redemption Request”) of all of its shareholdings in the SPhinX Fund. Under the terms of the governing documents of the SPhinX Fund (and a separate sub-investment manager agreement (the “SIMA”) between the Fund and the Sphinx Fund's investment manager, PlusFunds Group, Inc. (“PlusFunds”), in which

_____________________
1          As set forth further below, the NAV calculation (which the Liquidating Trustee understands the SPhinX Group calculated on a monthly basis) was apparently the last NAV calculation prior to the Fund making its Redemption Request (defined below) of all of its shares in the SPhinX Fund and the initiation of the Refco Preference Action (defined below).

PlusFunds agreed to act as sub-investment manager for the Fund), the Redemption Request was required to be paid no later than January 31, 2006.

          Rather than making redemptions in cash, sometime in January 2006 the SPhinX Fund purported to issue “S Shares” to the Fund in alleged satisfaction of the Redemption Request. It is these S Shares that the Fund continues to hold. As set forth further below in Section II.C, the proper treatment of these S Shares in the SPhinX Liquidation (defined below) is one of the most significant issues facing the Fund and the Liquidating Trustee in the liquidation of the Fund.

          In April 2006, the SPhinX Fund agreed to settle the Refco Preference Action by returning $263 million and waiving any rights it had to participate as a general unsecured creditor in the Refco bankruptcy on account of the $263 million payment (the “Preference Settlement”). Because of the significant negative impact the Preference Settlement may have on the Fund's shareholdings in the SPhinX Fund, the Fund, as well as numerous other investors in the SphinX Fund, objected to the Preference Settlement before the Refco bankruptcy court. Bankruptcy Judge Robert Drain, the judge overseeing the Refco bankruptcy cases, overruled all objections to the Preference Settlement. Certain of the investors that objected to the Preference Settlement, but not the Fund, appealed the order approving the Preference Settlement. These appeals have been rejected, most recently by the United States Court of Appeals for the Second Circuit in June 2007.

          On June 30, 2006, the SPhinX Group was placed into voluntary liquidation in the Cayman Islands (the “SPhinX Liquidation”). In July and August 2006, the Grand Court of the Cayman Islands (the “Grand Court”) granted orders providing for the winding up of the SPhinX Group. Kenneth Krys and Christopher Stride were appointed Joint Official Liquidators (the “JOLs”) of the SPhinX Group. Further discussion of the SPhinX Liquidation and issues that the Liquidating Trustee expects the Fund may face in that liquidation is set forth below in Section II.C.

B.	Unsecured Claim Against PlusFunds

          As described above, the Fund was a party to the SIMA with PlusFunds. PlusFunds filed a bankruptcy petition in March 2006. In May 2006, prior to the appointment of the Liquidating Trustee, the Fund filed a proof of claim in the PlusFunds bankruptcy case (the “PlusFunds POC”) based upon, among other things, PlusFunds' alleged breach of the SIMA in connection with the Fund's Redemption Request of its shareholdings in the SPhinX Fund. PlusFunds objected to the PlusFunds POC in May 2007 and filed an amended objection in July 2007. In August 2007, after both litigating against and negotiating with PlusFunds, the Liquidating Trustee determined that it was appropriate and in the best interests of the Fund to agree to a settlement allowing the Fund a general unsecured claim in the PlusFunds' bankruptcy case in the amount of $934,563. Based on information set forth in PlusFunds' disclosure statement (which is the document PlusFunds prepared to inform creditors of its proposed plan of liquidation and to solicit votes in favor of that plan from creditors), unsecured claims are estimated to be paid between 4% and 27% of face value in that case. PlusFunds has yet to distribute, and the Fund has yet to receive, distributions on this allowed claim. The Liquidating Trustee is not presently in a position to estimate when proceeds of this settlement will be realized.

C.	Other Assets of the Fund

          As the Court is aware, in addition to its interests in the SPhinX Fund and its allowed unsecured claim against PlusFunds, the Liquidating Trustee is holding a small amount of the Fund's cash. The Liquidating Trustee has attempted to conserve this cash; as such none of the Fund's advisors nor the Liquidating Trustee have received compensation since the appointment of the Liquidating Trustee.

D.	Presently Known Liabilities of the Fund

          The only presently known creditors of the Fund are the Liquidating Trustee, the Fund's legal advisors and other service providers. Additionally, the Fund was listed as a potential target of litigation in the plans of reorganization of both Refco and PlusFunds. The Liquidating Trustee is not aware of the basis for the Fund being listed and has not received any demand from either of these parties.

E.	Liquidation Objectives

          The ultimate objective of this liquidation is to realize the value of the Fund's shareholdings in SPhinX and its allowed claim against PlusFunds, pay or make adequate provision to pay the Fund's known creditors (in accordance with Section 17-804 of the Delaware Revised Uniform Limited Partnership Act) and distribute all residual value to the Fund's investors, its limited partners. As described above and further discussed below, this straightforward objective is made difficult by the complexities of the SPhinX Liquidation and uncertainty as to the value the Fund will be able to realize from its interests in that proceeding, together with the Fund's overall lack of presently accessible liquidity.

II.	Activities Since First Interim Report

	A.	BISYS RK Resigns as the Fund's Administrator

          As the Liquidating Trustee reported to the Court on May 21, 2007, BISYS RK Alternative Investment Services, Inc. (“BISYS”), the Fund's administrator, resigned effective May 31, 2007. BISYS maintained the Fund's historical financial, accounting and transaction information and had historically been the primary conduit for communications with the Fund's investors.

B.	Resolution of Claims Against PlusFunds

          As described above, the Fund was able to successfully resolve its claim against PlusFunds and obtain an allowed claim of nearly $1 million in that case. However, the timing of distributions from that case is uncertain.

C.	Progress of the Liquidation of the SPhinX Fund

          The Fund's primary other activity has been to monitor the SPhinX Liquidation. It is uncertain at the present time what assets the Fund will realize from the SPhinX Liquidation. As noted above, the November 2005 NAV of the Fund's shareholdings was approximately $41 million. Additionally, the JOLs report that the SPhinX Group had assets worth over $538 million (including more than $523 million in cash) as of June 30, 2007.2 The JOLs reported assets of attributable to the SPhinX Fund and its segregated portfolio companies of in excess of $131 million as of January 1, 2007.3

          While there are very significant assets being administered in the SPhinX Liquidation, the JOLs have highlighted several issues, the resolution of which may substantially impact the recovery the Fund and others may realize out of the SPhinX Liquidation. The most important of these (as taken from the tenth affidavit of Kenneth Krys the “Krys Affidavit”, one of the JOLs, filed with the Grand Court on June 20, 2007)4 appear to be the following:5

          •          Treatment ofS Shares. Presently, the Liquidating Trustee believes that the appropriate characterization and treatment of the S Shares is both the most important and most difficult issue facing the Fund in this liquidation. As noted
_______________________
2          See SPhinX Funds Positions Liquidation Summary as at June 30, 2007 (unaudited), attached hereto as Exhibit A and available at http://www.sphinxfunds.com/files/Asset%20Positions%20as%20at %20June%2030%202007%20pdf.pdf.

3          See SPhinX Funds Total Assets Held by Fund as at January 1, 2007 (unaudited), attached hereto as Exhibit B and available at http://www.sphinxfunds.com/files/Tab%2011.pdf.

4          A  copy  of  the  Krys  Affidavit  is  attached  as  Exhibit  C  and  is  available  at http://www.sphmxmnds.comVfiles/Tenth%20Affidavit%20of%20Kenneth%20Krys.pdf.

5          The SPhinX Liquidation is being conducted in the Cayman Islands subject to Cayman law and the supervision of the Grand Court. Therefore the discussion of issues arising in the SPhinX Liquidation is subject to the caveat that neither the Liquidating Trustee nor any adviser to the Fund is a Cayman attorney. The discussion provided herein is not intended to be an analysis of any of the issues arising in the SPhinX Liquidation, but rather a reporting of those issues the Liquidating Trustee believes may be most important to the Fund's liquidation for the convenience of the Court and is based on the best information presently available to the Liquidating Trustee.

above, after the Fund made the Redemption Request, the SPhinX Fund purported to issue S Shares to the Fund, which the Fund now holds. As set forth in the Krys Affidavit ¶¶113-124, the treatment of the S Shares in the SPhinX Liquidation presents a series of complicated issues. The apparent intent of the SPhinX Fund's Board in issuing the S Shares was to compel S Shareholders to “accept an instrument [the S Shares] as payment by which his holding would be paid out automatically on the TRO being vacated.” Id. ¶113. The S Shares were apparently supposed to be entitled only to share in any residual assets left after the TRO was vacated; therefore, S Shareholders were apparently not supposed to be entitled to share in any proceeds from third party litigation or other recoveries. Id. ¶123(2). The exact terms and rights attaching to the S Shares are uncertain, however, because no certificates were issued and the terms of the S Shares are recorded only in correspondence. Id. ¶113.

          In the Krys Affidavit, the JOLs highlight two fundamental issues with the S Shares. First, the JOLs question whether the S Shares were ever in fact properly “issued” to the S Shareholders. Id. ¶117-120. The JOLs note that “the indications are at best equivocal.” Id. ¶117. Second, if it is determined that the S Shares were properly issued, the JOLs question whether the S Shares represent satisfactory “payment in kind.” Id. ¶121-124. According to the JOLs, “S Shareholders may have been entitled to reject the shares and claim that they were unsecured creditors.” Id. ¶122.

          The resolution of these issues may have a fundamental impact on the Fund's recoveries from the SPhinX Liquidation. As noted above, the SPhinX Fund's Board apparently intended for S Shareholders to receive assets based only from whatever residual existed after resolution of the Preference Action. Given the terms of the Preference Settlement, if the Fund is ultimately forced to accept only such a residual, the Liquidating Trustee believes that there will be a significant diminution in the Fund's asset value. In contrast, if the Fund is entitled to receive a distribution as a creditor of the SPhinX Fund, it may be entitled to a substantially enhanced distribution.

          •          Commingling of assets of the SPhinX Group. The JOLs disclose that, prior to being placed in liquidation, assets of the SPhinX Group, which were intended to be held segregated from one another, were substantially commingled. See Krys Affidavit ¶83-87. Accordingly, the Liquidating Trustee understands that the JOLs have sought (but not yet received) direction from the Grand Court regarding whether principals of trust law should be applied to the distribution of assets from the SPhinX Group because of the commingling of assets. Additionally, the JOLs have at least suggested that they may consider proposing a “scheme of distribution” for some or all of the companies in the SPhinX Group. Id. ¶10.  The JOLs suggest that such a scheme, if it is proposed, may either include or exclude the SPhinX Fund from the broader scheme. Id. The Liquidating Trustee understands that a global scheme may have effects similar to a “substantive consolidation” under U.S. bankruptcy law where assets, liabilities, claims, and interests are pooled for various different corporate entities. If the JOLs elect to pursue such a scheme, the terms of any such proposal will have a material impact on what the Fund will recover from the SPhinX Liquidation.

          •          Accuracy of NAV calculations. The Krys Affidavit states that NAV calculations from 2002 through 2006 may have been materially inaccurate. Id. ¶43. The JOLs do not state definitively what they intend to do if they determine that NAVs were not calculated accurately. Id. ¶45. As noted above, the NAV of the Fund's shareholdings in the SPhinX Fund was reported to be $41 million as of November 30, 2005 (which was the last NAV calculation prior to the commencement of the Redemption Request and the commencement of the Refco Preference Action). Any issues related to the proper calculation (or any proposed recalculation) of the SPhinX Fund's NAV may have a substantial impact on the Fund, because it may result in a recalculation of the assets to which the Fund is entitled from the SPhinX Liquidation. Furthermore, any revisions to the NAV may impact the appropriate amount to which former investors who redeemed their shares prior to the SPhinX Liquidation were entitled to receive upon their redemption of shares from the Fund.

          •          Contemplated Distribution Arrangement. The JOLs disclose in the Krys Affidavit that they believe it may be appropriate to propose a “scheme” for distribution of the SPhinX Group's assets. Id. ¶10. No such scheme has been proposed to date and the Liquidating Trustee is not aware of a specific timeline in which such a scheme may be proposed. Similarly, because the Fund is not presently advised by Cayman counsel, the Liquidating Trustee is not presently aware of the requirements for such a scheme to be approved or the rights that a party like the Fund might have in negotiating (or, if necessary, litigating) to protect its interests in such a scheme.

III.	Anticipated Future Activities Prior to the Liquidating Trustee's Next Report

          As set forth above, there are a series of issues facing the Fund and other parties in interest in the SPhinX Liquidation, the resolution of any of which will have a material impact on the Fund's ultimate recovery. The Liquidating Trustee believes that it is important for the Fund to retain competent Cayman legal counsel to advise it as these issues are presented for resolution in the Grand Court or otherwise resolved through a negotiated “scheme.” The Liquidating Trustee has communicated with potential counsel in the Cayman Islands; however, the Fund has been unable to retain Cayman counsel because it presently lacks sufficient liquidity to fund legal fees.

          The Liquidating Trustee has been engaging in an attempt to raise financing for an adequate defense of its interests in the SPhinX Liquidation. These attempts have involved contacting a variety of different potential financing sources. To date no specific funding source has been located; however, the Liquidating Trustee is in discussions with several potential financing parties.

          It is premature at this time to say whether the Liquidating Trustee will be able to obtain financing and, if so, how much. Suffice it to say that the Liquidating Trustee is trying to obtain the smallest amount of financing on the most favorable possible terms that are still consistent with the overall goal of the Fund being able to adequately and appropriately represent its interests in the SPhinX Liquidation. Prior to entering into any financing arrangement on behalf of the Fund, the Liquidating Trustee may bring the terms of such a proposal to the Court's attention and seek a determination from the Court that entering into any financing proposal is consistent with the Liquidating Trustee's duties to the Fund. At this time, the Liquidating Trustee is not in a position to estimate when such a proposal may be brought forth for the Court's consideration.

          Additionally, regardless of whether financing is obtained, the Liquidating Trustee intends to continue to monitor the SPhinX Liquidation, and, where and as it is able to do so, the Liquidating Trustee intends to take appropriate steps to ensure the Fund's interests are properly represented. At this time, the Liquidating Trustee is not aware of matters other than the SPhinX Liquidation that require the Fund's active participation and involvement. If and as such matters arise, the Liquidating Trustee will keep the Court apprised of those issues.

IV.	Future Reporting

          The Liquidating Trustee will report to the Court on the status of the liquidation of the Fund not less than once every six months, or more often as is deemed appropriate by the circumstances.

EXHIBIT A

SPhinX Funds

Positions Liquidation Summary

As at June 30 2007

UNAUDITED

This statement has been compiled based on information collected from DPM Mellon LLC and Krys & Associates. The amounts held by DPM Mellon LLC are currently under review. There is a concern that the total amount of cash balances is not accurate and an investigation is currently ongoing. To the extent additional cash is identified and collected or alternatively that balances are found not to exist adjustments will be made at the time this is determined. The JOL's give no assurance or comfort regarding the accuracy or completeness of the above information and recommend that al! users, in eluding agents and representatives, should use extreme caution in relying upon or using this information

SPhinX Funds

Summary of Securities

As of June 30, 2007

UNAUDITED

Securities	Count	Market Value ($ USD) (1)	% of Total Value
Cash	94	523,012,793	97.1%
Broker Cash	4	1,994,678	0.4%
Trade Claims	26	3,244,591	0.6%
Equities	9	2,448,068	0.5%
Swaps	6	5,284,353	1.0%
Bonds	1	1,671,521	0.3%
Warrants	3	104,439	0.0%
Bank Debt	8	585,074	0.1%
Total	151	$538,345,517	100.0%

Note:

(1) All market values of foreign securilles have been converted to US Dollars as per foreign exchange rates on the reported date.

SPhinX Funds

Summary of Securities

Variance January 31, 2007 to June 30, 2007

UNAUDITED

Securities	Count	Market Value ($ USD) (1)	% of Total Value
Cash	49	6,733,241	105.7%
Broker Cash	4	1,994,678	31.3%
Trade Claims	(26)	290,758	3.3%
Equities	(27)	(1,904,854)	-29.9%
Mortgage	(1)	(110,696)	0.0%
Swaps	4	(8,917)	0.0%
Bonds	(135)	(3,240,760)	-50.9%
Warrants	-	56,133	0.3%
Bank Debt	(74)	(10,177,403)	-159.8%
Total	(304)	$(6,367,820)	-100.0%

Note:

(1) All market values of foreign securities have been converted to US Dollars as per foreign exchange rates on the reported date.

EXHIBIT B

SPHINX FUNDS

TOTAL ASSETS HELD BY FUND

as at January 31, 2007 (UNAUDITED)

FEEDER FUNDS
SPHINX PLUS LTD	4,356,143
SPHINX LTD	4,968,243
SPHINX STRATEGY FUND LTD	9,752,128
PLUSFUNDS MANAGER ACCESS FUND SPC, LTD	1,047,885

MASTER FUNDS
SPhinX Convertible Arbitrage LTD	8,242
SPhinX Distressed Fund LTD	184,048
SPhinX Equity Market Neutral LTD	2,558
SPhinX Fixed Income Arbitrage LTD	4,470
SPhinX Long/Short Equity LTD	21,672
SPhinX Macro LTD	10,916
SPhinX Managed Futures LTD	18,483
SPhinX Merger Arbitrage LTD	2,436
SPhinX Special Situations LTD	8,934

SEGREGATED PORTFOLIO COMPANIES & PORTFOLIOS
SPhinX Convertible Arbitrage Fund SPC	0
Forest SPC	10,857,824
TQA SPC	11,045,177
Clinton SPC	755,647
SSI SPC	10,243,701
Deephaven SPC	10,404,554
SPhinX Distressed Fund SPC	119,458
Longacre (Ramius) SPC	11,252,954
Contrarian SPC	15,603,161
MW Post SPC	13,794,431
TheVarde SPC	17,295,936
SPhinX Equity Market Neutral Fund SPC	805
First Quadrant SPC	10,098,603
GLCLTD SPC	12,360,024
Salus Capital SPC	10,253,898
Thales SPC	1,071,987
Martingale SPC	10,702,402
SPhinX Fixed income Arbitrage Fund SPC	45,811
Ellington SPC	1,116,553
ACM (Alliance) SPC	10,898,836

Concordia SPC	11,804,060
MKP Offshore SPC	10,685,989
Greenwich SPC	10,643,491
Deerfield SPC	0
SPhinX Long/Short Equity Fund SPC	294,244
Chilton (CIC) SPC	8,903,727
RAB SPC	3,583,946
GLG SPC	744,381
TT LS Europe SPC	276,109
Lion SPC	130,868
Willow Creek SPC	134,321
Sandler Associates SPC	277,020
CRM SPC	125,466
Thames River SPC	481,506
EGM SPC	40,334
NewCastle (Bricoleur) SPC	125.098
Omega SPC	288,166
Blue Coast SPC	129,752
Sofaer SPC	1,513,513
Ardsley Offshore SPC	127,310
Reach SPC	126,032
Tiedeman Ayer SPC	180,153
Alpha Gen SPC	169,088
Ascend Capital SPC	2,077,555
Lazard (LGO) SPC	10,452,698
Sparx SPC	8,925,480
Cumberland SPC	10,072,347
New Star SPC	100,263
SPhinX Macro Fund SPC	100,431
Big Sky Global SPC	276,578
Bridgewater SPC	16,692,855
Vega Global SPC	15,181,043
Epoch SPC	14,664,674
Millenium SPC	3,196
SPhinX Managed Futures Fund SPC	1,721,159
JW Henry SPC	2,108,047
Campbell SPC	19,668,187
Aspect SPC	5,349,138
Beach SPC	1,207,350
Chesapeake SPC	25,513,267
Dunn SPC	34,526
Eclipse SPC	450,231
Graham SPC	23,570,352
Hyman Beck SPC	903,293
Drury SPC	190,850
Miilburn SPC	50,714
Rotella SPC	22,867,020
Winton SPC	142,963
RGNCM SPC	27,216,797
Argo SPC	33,004
SPhinX Merger Arbitrage Fund SPC	800
Aetos SPC	13,009,751
The Merger SPC	25,674,491
Kellner Dileo SPC	12,386,063
Gabelli SPC	6,016
SPhinX Special Situations Fund SPC	801
Metropolitan Capital SPC	9,883,093
Manner SPC	9,179,247
Canyon SPC	13,726,196
Halcyon Offshore SPC	12,354,329
Para Int'l SPC	9,826,039
TOTAL ASSETS as of January 31, 2007	544,713,337

EXHIBIT C

Tenth Affidavit

Sworn: 20th June 2007

Exhibit “KK12” Tabs 1 to 12

CAUSE NO: 258 OF 2006

IN THE GRAND COURT OF THE CAYMAN ISLANDS

IN THE MATTER OF THE COMPANIES LAW (2004 REVISION)

AND IN THE MATTER OF THE SPHINX GROUP OF COMPANIES

(IN OFFICIAL LIQUIDATION)

________________________________________

TENTH AFFIDAVIT OF KENNETH KRYS

________________________________________

I, KENNETH KRYS of RSM Cayman Islands MAKE OATH and SAY AS FOLLOWS:-

1
I am a partner of RSM Cayman Islands and am one of the Joint Official Liquidators (“the JOLs”) of 22 SPhinX Compames (“the Companies”) in liquidation and have made nine previous affidavits in these proceedings. I am authorized to make this affidavit on my behalf and that of my joint official liquidator, Christopher Stride. The facts and matters set out herein are within my own knowledge, save as otherwise appears from the context of what I say.

2	There is now produced and shown to me marked “KK12” a true copy of a bundle of documents in tabulated form to which I propose to make reference in the course of what I say below.

1

3
I make this affidavit in support of the JOLs' application for the determination of various questions and for directions to be given in relation to these. This affidavit is also to serve as the evidence on which the JOLs propose to rely at the forthcoming hearing at which the Liquidation Committee (the “LC”) have asked that it be determined whether the assets of the SPhinX segregated portfolio companies are trust assets or are to be treated as such, which I broadly describe as the “Trust Issue”. As I seek to explain below, and as it has been suggested to the LC previously, it is not expected that this hearing will address all of the important issues which need to be resolved before a distribution can take place.

4
The “Trust Issue”, as I understand it, was originally formulated because the LC questioned the JOLs’ legal advice on the characterization of segregated portfolios as trust funds. In order to explain to the LC how the JOLs' legal advice was developing, they were supplied with an early summary of counsel's opinion. That advice was initially developed in connection with a number of questions put to counsel regarding issues arising on considering the possibility of paying dividends to creditors and investors and issues arising in proceedings taking place in New York concerning the validity of the Preference Settlement.

5
At the LC's request, Mrs. Justice Levers granted the LC authority to instruct counsel and a costs indemnity in respect of that advice and representation at the forthcoming hearing. The advice from the LC, which has recently been posted on the JOLs' website so that all creditors and investors may consider, deals with the narrow question whether the portfolio assets of an SPC which was properly run can be characterized as trust assets. Mr. Phillips concludes that the structure of an SPC is to be likened to a statutory trust and that the Companies Law provides a coherent and comprehensive scheme for administering that trust.

2

6
As I understand it, there is no real disagreement between the LC and the JOLs to that extent. This reasoning, however is confined, in the JOLs' view, to a well run group of SPC companies. The statutory trust does not assist the JOLs to understand how they should deal with the assets of the SPCs once they have been co-mingled. The JOLs are advised that for this purpose that the equitable rules on co-mingled funds should be of assistance. This is in effect a different trust question to the one about characterization.

7
The JOLs wholeheartedly share the desire of all creditors to have a speedy resolution and distribution and it was in this light that the JOLs initially sought advice from counsel. In particular, the JOLs hope that the investment managers, a relatively small class of creditors, can receive a distribution and that other creditors will agree to a scheme to allow this to happen despite what are as yet unresolved questions which would render that difficult without agreement. Whether that is possible and what amount they should receive are some of the questions which the JOLs wish to explore.

8
Nevertheless before distributions can take place on a wider scale a number of matters needs to be addressed. In brief, the JOLs need guidance as to whether and, if so, how they should identify the assets of individual companies, given that investors and creditors are not interested equally in the same companies and themselves have competing interests. The JOLs are concerned that this will be an expensive and drawn out exercise unless they can be absolved from doing so by virtue of ordinary trust principles applicable to co-mingled funds.

9
The precise nature of the competing rights of creditors and investors needs to be clarified. In particular, the most substantial group of creditors are investors with redemption claims and the JOLs are unsure whether these are to be treated as unsecured creditors. Nor do the JOLs know whether claims for misrepresentation rank as unsecured debts. There are a number of accounting questions which need

3

to be considered such as the correct allocation of the US$263 million loss of SPhinX Managed Futures Fund SPC (“SMFF”) and its underlying cells.

10
At some stage, when it becomes appropriate for a distribution to be made, the JOLs think it likely they will promote a pari passu scheme. They have not formed any particular view yet as to whether this should be a “globalised” scheme for all the Companies or whether some Companies or sub-groups of Companies ought to have a separate scheme of distribution. It may be that SMFF, its Master and Feeder Funds are kept separate. They do not consider that a First-In-First-Out (“FIFO”) approach would be appropriate given the enormity of the work that would be required and the fact that this is probably not consistent with the basis upon which investors placed funds with the Companies.

11
However, before such a distribution can be contemplated the JOLs require the Court's assistance. The issues which, in the JOLs' view, need to be determined in order for distributions to be made are set out in the summons issued on their behalf. There may well be other questions which arise or which are formulated by others interested in the Companies' liquidations. The JOLs consider it unsatisfactory to answer a legalistic question (such as whether the assets of the Companies are trust assets or to be treated as such, as per the LC's summons) without regard to the context in which that question arises and the consequences of the answer being argued for.

12
Other creditors are bound to believe that it will accelerate a distribution if the apparent disagreement between the LC and the JOLs on this legal question is resolved. Regrettably I do not believe that to be the case. In fact this is what I consider to be a diversion from the issues which do need to be addressed and on which the JOLs hope to obtain directions.

4

13
It is also important that creditors and investors understand the real issues which concern the JOLs and the consequences for each of them. Creditors and investors have materially different interests in this liquidation. In this affidavit I propose to give an outline of the issues sufficient for the purpose of obtaining directions for an efficient and expeditious resolution, prioritizing certain questions, ensuring that adequate evidence is filed and that creditors and investors are represented and bound by the outcome.

14
The JOLs hope that those with opposing interests will come forward and be represented when those issues are determined. Some have already expressed an interest to do so, and the JOLs feel this is because of the differences in interests that exist. The JOLs prefer to take a neutral role, providing the Court with its understanding of the facts, and do not propose to advocate a particular outcome unless one side of the argument is not fully represented.

15
On the one issue that the LC wishes to have determined, namely whether the assets of the Companies are to be characterized as trust assets, or to be treated as such, the JOLs would also like to remain neutral. Their position is that they would prefer to see a debate between the LC and those investors and creditors who may have differing interests or different interpretations. The LC maintains that the issue does not reach a threshold level and does not need to be argued. The JOLs agree to an extent that resolution of this question against the JOLs will not advance the liquidation. However they do wish to preserve this point because it is relevant to potential third party litigation and do not see what the LC has to gain by having a definitive resolution of the issue.

16
Given the size of the estate and the costs involved, they consider it appropriate for the representative party(ies) to be indemnified in respect of costs of appearing before the Grand Court on these issues on appropriate conditions.

5

I.	THE STRUCTURE OF THE GROUP

(i)	Organization

17
The SPhinX Group was initially founded by the fund manager, PlusFunds Group Inc. (“PlusFunds”), in conjunction with Refco LLC (“Refco”). SPhinX Funds were established in 2002 as hedge fund trackers marketed to professional and sophisticated investors primarily through a Master-Feeder fund structure. From inception, Refco acted as the broker to Companies in the US. However, subsequently, substantial sums were deposited with a Bermudian unregulated affiliate of Refco called Refco Capital Markets, Ltd.

18
The underlying investments vehicles were Segregated Portfolio Companies (“SPCs”) incorporated under Part XIV of the Companies Law. A list of the Companies distinguishing those that are segregated portfolio companies, those that are Feeder Funds and those that are Master Funds appears at Tab 1 of “KK12”. The list also identifies those incorporated outside the Cayman Islands and which are not under the JOLs' control.

19
Deutsche Bank was the initial custodian until about the end of 2002. The Companies' registered office was Walkers SPV Ltd. Deloitte & Tauche were auditors of certain of the Companies in 2002 and PriceWaterhouseCoopers were subsequently appointed auditors of the Companies from 2003.

20
There were 4 SPhinX Feeder Funds, 9 Master Funds and 9 SPCs. There was one Master Fund for each SPC each with matching names. Each of the 9 SPCs formed a number of portfolios. There were 68 in total, several for each of the 22 Companies. For example the board of SMFF approved the formation of 14 segregated portfolios by resolutions dated June 2002, November 2002 and January 2004. A further portfolio was formed by resolution dated 1 October 2005. I will refer later to a schedule showing the asset position of each portfolio at the

6

date of liquidation. That schedule also shows the portfolios that existed for each of the SPCs at the date of liquidation.

21
SMFF is a segregated portfolio company incorporated on 10 June 2002. Copies of the memorandum and articles of association of SMFF, SPhinX Ltd (an internal Feeder Fund) and SPhinX Managed Futures Ltd (a strategic Master Fund) are exhibited at Tabs 2 to 4 of “KK12”. I do not propose to comment on these in this affidavit as the significance of the Articles is a matter for legal submission. I should say that for present and indeed most purposes the Articles of the Companies can be said to be more or less identical and 1 have therefore only exhibited samples.

22
PlusFunds was incorporated in about 1998 at about the same time as the SPhinX Funds were launched and was appointed as the investment manager of SMFF pursuant to an Investment Management Agreement dated July 2002. It was also the investment manager of each of the other Master Funds and SPCs. Under the investment management agreements, PlusFunds had full discretion to manage the operations of the Companies subject to the restrictions in the respective Articles of Association.

23
Each portfolio was managed by a different investment advisor pursuant to a Discretionary Investment Management Agreement (“DIMA”). DIMAs were concluded between SMFF and PlusFunds which permitted PlusFunds to appoint portfolio managers. A copy of one such discretionary investment management agreement appears at Tab 5 of “KK12”. The majority of managers would receive a mixture of management fees and incentive shares classified as “M” or “N” shares issued by the SPCs. Almost all the managers have claimed as creditors in respect of outstanding fees and almost all of them hold incentive shares. I deal with this in more detail below.

7

24
Derivatives Portfolio Management LLC, incorporated in Delaware and its subsidiary Derivatives Portfolio Management Ltd, incorporated in the Cayman Islands, (together described as “DPM Mellon”) acted as administrator of the Companies. Pursuant to a Service Agreement, DPM Mellon provided accounting services and, inter alia, was responsible for preparing financial statements for each of the Companies, calculate NAVs, reconciling cash and security positions reported by the Prime Brokers with those held by a custodian, maintaining a general ledger, processing subscription and redemptions and acting as registrar and transfer agent maintaining share register. The Service Agreement was amended in June 2004 and February 2006.

25	A list of the directors of the Companies, giving their date of appointment and resignation (to the extent applicable) appears at Tab 6 of “KK12”. The SPhinX Group had no employees.

26
The Companies used a number of prime brokers. Prime brokerage is a generic name for a bundled package of services offered by investment banks to hedge funds. The business advantage to a hedge fund of using a prime broker is that the prime broker provides a centralized securities clearing facility for the hedge fund, and the hedge fund's collateral requirements are netted across all deals handled by the prime broker. Prime brokers also acted as custodians.

(ii)	The Investment Strategy

27
The Companies were established by PlusFunds to achieve returns consistent with the performance of the Standard & Poor's Hedge Fund Index (“S&P Index”). This was a benchmark designed to measure the performance of a certain number of hedge funds that pursued strategies believed to be broadly representative of all hedge funds. PlusFunds' function was to select portfolio managers whose strategy would be representative of the S&P Index and allocate investments among these different strategies according to a weighting system.

8

28
In March 2003 Standard & Poor launched the Managed Futures Index as a separate investment benchmark to represent the managed futures segment of the S&P Index. Initially in 2002, SMFF tracked the futures segment of the general S&P Index but from 2003 it tracked both the general as well as the more specific Index.

29
Different SPCs were to track different segments of the S&P Index by replicating the strategy of a group of select hedge fond managers such as taking positions in long/short equity, special situations, futures, mergers and distressed issuers or engaging in arbitrage of some description. Each portfolio within the SPC would then independently seek to replicate part of the strategy. Hence it is obvious that each portfolio would perform with varying degrees of success.

(iii)	The Share Structure

30
Third party investors entered the group primarily at the Feeder Fund level, although as discussed below some invested directly in the Master Funds. The Feeder Funds invested in Master Funds, and they in turn invested in SPCs. DPM Mellon was responsible for handling the subscriptions. According the Offering Memoranda subscriptions in Feeder Funds should have found their way down to the SPC level and have resulted in a shareholding of the Feeder Fund in the Master Fund and a corresponding shareholding of the Master Fund in the SPC.

31	As well as third party investor shares or inter-group shares, the Companies each had founder shares. The Founder Shares carried no participatory rights as far as the JOLs have been able to ascertain.

32
The diagrammatic structure of the Companies provided in the Offering Memoranda indicated that the only shareholders of an SPC would be the relevant Master Fund and only Feeder Funds would have participated in the investments in Master Funds. The Offering Memoranda also made it clear that portfolio

9

managers would hold shares. However, direct investment was also allowed into at least one of the Master Funds, SMFF.

33
The designation of the shares or class of shares issued by a Feeder Fund showed which of the nine Master Funds would receive the subscription proceeds of that share issue. For example, SPhinX Strategy Fund Ltd (a Feeder Fund) issued “FIX” shares in respect of investments to be made in SPhinX Fixed Income Arbitrage Ltd, one of the Master Funds. These shares would often themselves be divided into different “series”. Thus the FIX shares were designated “Series A” and “Series B”.

34
Another Feeder Fund, SPhinX Ltd, invested in all the Master Funds as can be seen from pp5, 16 and 28 of its Offering Memorandum. Its different share classes represented different components of the strategy. Hence the proceeds of Class D shares were supposed to be invested by PlusFunds in those Master Funds and SPCs that were engaged in arbitrage. Different “series” of shares were issued for each class conferring different participatory rights.

35
With the exception of PlusFunds Manager Access Fund (“PFMA”), the JOLs have seen no evidence to suggest that third party investments in Feeder Funds were earmarked for particular segregated portfolio managers of the SPCs. Particular Managers were not targeted until the Master Fund invested in the SPC and PlusFunds came to allocate funds. The expectation would be that a single Master Fund would own all the shares in the SPC other than management shares and Manager M & N shares. No other third party investor would be competing for rights to the segregated portfolios. The only other investors, apart from PFMA, whose interests should have been directly referable to a particular portfolios were the management and incentive shares given to managers.

36
I should also explain that it appears none of the SPCs or indeed any of the Companies maintained or sought to raise share capital of their own. Investors were told in the Offering Memoranda that their funds less expenses would be

10

channeled into segregated portfolios formed by SPCs. At the SPC level I believe it is common ground that the Companies could and, in my view, should have had some working capital known as “core capital” from which to meet liabilities or expenses which could not be legitimately met with funds held on behalf of portfolios consistently with the Companies Law. Although the JOLs have found that certain of the SPCs held assets outside the portfolios as at the date of liquidation, these balances were low. The JOLs also suspect that these funds represented unallocated balances that arose from inter-company transfers of which I say more below. The JOLs have not had the opportunity yet to investigate or trace the source of funds in relation to core assets but to the JOLs knowledge no subscriptions were raised at Feeder Funds level to provide such core capital.

(iv)	Offering Memoranda

37
Each investor should have received an Offering Memoranda from the relevant entity. Successive editions of these were produced over time. Much of the content of the Offering Memoranda was common to all Companies (see e,g. the Offering Memorandum for SPhinX Strategy Fund Ltd at Tab 7 of “KK12” and the Offering Memorandum dated May 2004 for SPhinX Ltd at Tab 8 of “KK12”. A PlusFunds Marketing document produced in 2004 is at Tab 9 of “KK12”).

38	There are certain features of the Offering Memoranda to which I would like to draw attention:

(1)
They each emphasized that PlusFunds allocated the assets invested in the Master Funds among the nine “segregated portfolio companies” established under the laws of the Cayman Islands. Certain members of management or agents of PlusFunds would then, as investment manager of the SPCs allocate the SPCs assets to “segregated series” of the SPCs. The reference to “series” was probably a reference to the segregated portfolios.

11

(2)
Investors were told that the assets of the segregated portfolios of the SPCs would be held with the various prime brokers and identified possible brokers as Bear Stearns, Deutsche Bank, Alex Brown and Goldman Sachs. Investors were given the clear impression that funds were kept with regular AAA rated institutions.

(3)	It was also expressly stated in most of the Offering Memoranda that prime brokers were to hold cash and assets in separate segregated accounts for each of the segregated portfolios of the SPCs.

“Customer Assets are held by the prime broker with the assets of other customers on a segregated basis from the prime broker's assets and are not subject to the claims of the prime broker's creditors. Additionally, in order to ensure that assets of a prime broker's customers are not used by the prime broker to fund the prime broker's proprietary business operations the prime broker is required to maintain a special segregated bank account for free cash balances (i.e. cash not subject to the claims of the prime broker) ...In the event of insolvency of a prime broker, all customer assets will be for the exclusive benefit of the [segregated portfolio's of the SPC] and will be unavailable to the creditors of the prime broker.”

The JOLs consider that to have been a particularly significant representation.

(4)
The Offering Memoranda stated somewhat confusingly that the Companies were “comprised” of different portfolios each of which was represented by a separate class of shares issued to the investors. In fact at the level of the capital of a Feeder Fund or indeed a Master Fund there were no “portfolios” of the kind that existed at the level of the SPCs.

12

39
As investors were told in the Feeder Funds' Offering Memoranda, PlusFunds was responsible for allocating “substantially all” of the investment to the relevant SPC. In the case of the FIX shares that was SPhinX Fixed Income Arbitrage SPC and then “in accordance with its respective investment strategy to segregated portfolio series” of the SPC. It would therefore be at the level of the Master Fund that the Investment Manager would designate the portfolio into which investments would be placed.

(v)	NAV Calculations

40
Investors were regularly given Net Asset Value (“NAV”) calculations of their holdings. The Articles of each of the Companies defined “net assets” essentially as total assets less total liabilities calculated in accordance with US GAAP. The Articles suggested that NAV calculations could be given for the Companies or the segregated portfolios or a class of shares related to a segregated portfolio.

41
The primary function of NAV calculations was to enable the Companies to calculate a redemption value. NAVs were also needed to determine the issue price of shares. The Articles provided that the duty to calculate NAVs was that of the Investment Manager, although in practice it was the administrator, DPM Mellon, who undertook this task.

42
Although the Articles of each of the Companies provided that NAVs would be calculated quarterly, they were in fact calculated monthly (or more frequently) as confirmed to investors in the Offering Memoranda and the administration agreements concluded by the Companies. Investors obviously wanted such calculations regularly to monitor their investment and performance. However NAV calculations were also needed for the purposes of redemptions as well as for share issuance.

13

43
The JOLs have identified a number of accounting issues which could have serious impact on the accuracy of the NAV calculations. In particular, as 1 explain later, there was extensive co-mingling of the funds of different portfdlios and different SPCs during the life of the SPhinX Group prior to the appointment of the JOLs. Many of the transactions within the SPhinX Group do not appear to be adequately documented or recorded. That suggests to the JOLs that the NAV calculations given to investors between 2002 and July 2006 may be materially inaccurate.

44
There are also other problems with the NAV calculations. Redemptions were permitted in SMFF between October and December 2005 which took no account of the Preference Claim that the Unsecured Creditors Committee of Refco made against SMFF. Those investors may well have been overpaid. There are also issues pertaining to the value of the S Shares which I describe in more detail below.

45
As a result of the JOLs’ investigations, they believe that it may be appropriate that the NAV calculations should be reviewed if that were possible or cost-effective to undertake. The Articles appear to prevent NAVs from being reopened save in limited circumstances. It is provided that NAV calculations made “pursuant to the Articles” were “conclusive and binding on all persons and shareholders” (see Article 65 in SMFF's Articles of Association at Tab 2 of “KK12”). The JOLs have been advised that it may be difficult that the calculations given in respect of redemptions can be reopened by SMFF or by other shareholders if they were made in good faith.

(vi)	Redemptions

46
Apart from the Founder Shares, the other shares issued by the Companies at all levels were redeemable. The redemption provisions in the SPCs mirrored those in the Master Funds and Feeder Funds. When a redemption request was initiated by an investor in the Feeder Fund there should have been procedures in place to

14

ensure that the request trickled down more or less instantly to the SPC to ensure that the investments were redeemed on time.

47
As I will describe in more detail below, when a redemption was requested, redemption monies did not actually flow up the chain from the SPC to the Feeder Fund. Instead to the extent there were subscriptions already that month, inflows and outflows of cash were simply netted off at the Feeder Fund level. Consequently, it appears that the accounting records showing subscriptions and those showing redemptions can only be reconciled with the cash movements with great difficulty.

48
Redemptions at the SPC level did not appear to be triggered only by redemptions at Feeder Fund level. To begin with as mentioned above, a few outside investors were directly invested in the Master Funds and could trigger redemptions at that level. More importantly, for rebalancing purposes, the Master Fund had the ability to make its own redemptions in the SPC at the behest of the Investment Manager purely for investment purposes. PlusFunds could redeem investments from one manager (i.e. segregated portfolio) in one SPC and re-allocate them to another manager (i.e. a different portfolio) in the same or a different SPC.

49
Redemptions under the Articles could be voluntary at the request of the investor or compulsory at the instance of the Companies. A voluntary redemption required investors to submit a redemption notice or request. Provided the Company had not less than two days notice prior to the “Redemption Date” and had not suspended redemptions or NAV calculations it was required to honour the redemption request. On the Redemption Date the Company became liable to pay the NAV value of the shares, the “Redemption Price”.

50	The Redemption Date was to occur quarterly according to the Articles but in practice the Companies appeared to allow redemptions on the last business day of each calendar month.

15

51
It is important to observe that the effect of the redemption scheme was that, once a redemption date was allowed to pass, then the Company necessarily became liable to the investor for the Redemption Price. Moreover the Articles provided the formula by which that price was to be ascertained and made it clear that there was an obligation to provide the NAV calculation for the relevant date.

52
A large proportion of the creditors of the Companies consist of outstanding redemption liabilities. Based on the JOLs' analysis to date, there are outstanding redemption liabilities of approximately US$107 million at the Feeder Fund level, US$7 million at the SPC level (which all appear to be redemptions by managers) and US$50 million at the Master Fund level. In addition there may be another US$100 million or so of such liabilities depending on the status of the S shares.

53
The Articles do not provide for what should happen to the shares before the redeeming investor is paid. The JOLs do not know without further guidance from this Court whether the legal effect of the redemption notice is to terminate the investor's status as a shareholder. If the investor remains a shareholder that may have a material effect on the status of the outstanding redemption liabilities as creditors.

II.	THE COLLAPSE OF THE GROUP

(i)	The Refco Connection

54
In 2002 certain of the Companies opened accounts at Refco. In the case of SMFF the accounts at Refco were in SMFF's own name and in the name of the 15 portfolios. Another Refco entity, Refco Alternative Investments Inc (“RAF”), was appointed to execute trades.

16

55
The JOLs investigations indicate that from an early stage “excess cash” was transferred from Refco, a Delaware company, to Refco Capital Markets (“RCM”), a Bermudian company. Excess cash was generated when SMFFs futures brokerage accounts contained more cash than was needed to meet margin requirements, which is a common by-product of futures trading. Between 2002 and 2005 very substantial balances were amassed at RCM. By March 2005 something of-the order of US$560 million was on deposit with RCM. These accounts fluctuated from time to time.

56
RCM was not only a far cry from the blue chip prime brokers mentioned in the Offering Memoranda but an unregulated entity based in Bermuda with no banking or other deposit taking licence. Contrary to the representations made to investors in the Offering Memoranda, RCM did not appear to maintain separate cash accounts for the portfolios in the sense of segregating those accounts from the operations of RCM. Moreover the JOLs note that the arrangements with Refco entities appear to have been when the SPhinX Funds were launched and persisted until their collapse in 2005.

57
This had serious consequences for SMFF because it would appear RCM used the SMFF funds for its own purposes, rather than maintaining the cash in separate accounts. The JOLs are investigating US$234 million in redemptions that occurred between April 2005 and October 2005.

58
The first public indication of a problem came on 10 October 2005 when Refco announced that it had sham loans on its books. Following discussions between certain management of PlusFunds, Refco and RCM, RCM returned US$312 million to SMFF's segregated portfolios. The US$312m was placed in deposits with third party bankers in New York. On 17 October 2005 Refco entities in the US filed for Chapter 11 protection. RCM had literally paid SMFF within days of its own collapse.

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(ii)	The Preference Litigation and Settlement

59
The Trustee and creditors of RCM had threatened claims against SMFF earlier but on 16 December 2005 the unsecured creditors of RCM launched proceedings alleging that the payment in October 2005 amounted to an “unlawful preference” under the Federal Bankruptcy Law and obtained a “temporary restraining order” (“TRO”) from a New York District Court, the effect of which was to freeze the remaining balance of approximately US$350 million left in SMFF's accounts.

60
By April 2006 the Board were advised to settle the Preference Action with the funds that had been frozen by the TRO for US$263 million and withdrawal of any further claims against Refco or associated entities. For reasons that I do not propose to develop now the JOLs do not consider that advice to have been correct.

61
One reason however why the JOLs, as presently advised, do not accept that SMFF should have settled the Preference Action on those terms is that they do not accept that the segregated portfolio funds were available to meet this form of liability, it being a liability that SMFF did not reasonably or properly incur on behalf of the cells and there being no true tracing claim by RCM. Accordingly they take the view that the Board of SMFF was prohibited from using the funds frozen by the TRO to meet any liability SMFF had to RCM.

62
A different problem emerged at this stage because not every segregated portfolio within SMFF was capable of making a pro rata contribution to the figure of US$263 million. The reason was that in the period between October 2005 and December 2005 the withdrawals of segregated portfolio monies from the New York accounts to fulfill redemption requests in this period had not been pro rata in proportion to each portfolio's share of the original October 2005 receipt

18

63
In order to enable a settlement to go ahead, the directors decided that those segregated portfolios that had been depleted and could not meet their pro rata share should be subsidized by the cells that still had more than sufficient funds in their accounts to meet their pro rata share of US$263 million. It was on this basis that they agreed to pay the funds in settlement of the Preference Action. As presently advised the JOLs consider that this decision was wrong and that it was not permissible to pool resources or to use assets of one segregated portfolio to subsidize another.

64
On 26 April 2006 the directors of SMFF entered into a settlement agreement (the Preference Settlement Agreement”) of the Preference Action whereby SMFF agreed to pay the sum of US$263m and release any other potential claim against the Refco parties in satisfaction of that liability. The agreement was approved by the Bankruptcy Court in June 2006. The loss of the funds through the Preference Settlement Agreement represents a serious loss to investors and/or creditors.

65
The JOLs have therefore taken action to challenge the liability under the Preference Settlement Agreement, among other things, by participating in an appeal (together with certain investors of SMFF) of the order approving the settlement agreement. Most recently, the JOLs appealed to the Second Circuit Court of Appeals where oral argument was held on 12 June 2007 and the Court of Appeals has reserved decision. In addition to supporting the “vacatur” of the settlement sought by the investors, in their appeal the JOLs have challenged the legality of the settlement on the grounds that it violates the principles set out for segregated portfolio companies in the Companies Law. In addition to the appeal, the JOLs are considering making an application to the Bankruptcy court to give them relief from the settlement under Rule 60(b) of the Federal Rules of Civil Procedure (the “Rule 60 Motion”).

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66
The JOLs are also contemplating pursuing claims against a number of .third parties for their role in causing this and other losses. The Court recently approved a contingency fee arrangement with the law firm Beus Gilbert LLC whereby the JOLs hope to receive advice as to the merits of claims that could be brought.

67
I should also add that after many months of negotiations, on 26 April 2007, the JOLs and PlusFunds entered into an agreement (the “PlusFunds Settlement Agreement”) which is to form the framework for PlusFunds' Plan of Liquidation. Under the PlusFunds Settlement Agreement, the Liquidators have agreed to pay PlusFunds $4.0 million (USD) in cash in exchange for substantially all of PlusFunds' causes of action being assigned to a liquidating trust for the exclusive benefit of the Liquidators on behalf of the Companies. The Liquidators believe that PlusFunds' causes of action would enhance and strengthen the range of actions and strategies available to the Liquidators in pursuing Sphinx's own third party litigation. The PlusFunds Settlement Agreement is still subject to US Bankruptcy Court but was recently approved by Grand Court.

68
One of the issues which the JOLs may need to resolve is how they should account for the payment of the US$263 million made under the Preference Settlement Agreement. The payment deprived certain portfolios of funds held in the name of that portfolio which exceed the pro rata share of liability.

(1)
The JOLs have received advice that under the Companies Law the segregated portfolios could not have been charged with the type of liability subject to the preference action and that even if they could properly be charged, no cell could have been charged with more than its pro rata share of the liability and, therefore, the preference settlement. These questions have relevance to the solvency of SMFF (which under the Companies Law is liable for any deficiency in assets of its segregated portfolios). These questions also have impact on third party litigation and on the bankruptcy proceedings in New York.

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(2)
However, the question of allocation as between different portfolios affects the SMFF managers differently. They each have claims as unsecured creditors for fees referable to individual portfolios and M and N shares would be referable to their own portfolios. The JOLs need to know how to deal with their allocation. It may mean that the allocation has to be reversed and that certain of the SMFF managers cannot be paid,

69	Another issue which arises from the Preference Settlement Agreement is whether the decision to allocate liability across different portfolios disproportionately was valid.

(iii)	Voluntary Liquidation

70
The Companies were piaced in voluntary liquidation by resolution of 30 June 2006. The JOLs were appointed Official liquidators of all companies other than SMFF on 28 July and of SMFF on 8 August 2006. Orders were made for the liquidations to be under Court supervision pursuant to Section 150 of the Companies Law. A Liquidation Committee comprising 9 creditors/investors of the Companies was elected. The persons representing the LC members include lawyers from substantial law firms as well as in-house lawyers and all LC members represent substantial financial institutions.

III.	ASSETS FROM THE TIME OF APPOINTMENT

(i)	Accounting Records

71
Not all the Companies in the SPhinX Group prepared audited accounts. More importantly, no audited accounts were issued for the financial year of 2005. It appears to the JOLs as though only the US regulated (Managed Futures Ltd & SPC and Long Short Ltd & SPC) and Cayman regulated (SPhinX Plus, SPhinX

21

Strategy & SPhinX Ltd.) Funds were audited in these years. Of the Companies, only the following had audited accounts:

Year	Financial Statements

2002	1) SPhinX Convertible Arbitrage Fund SPC
2) SPhinX Distressed Fund SPC
3) SPhinX Merger Arbitrage Fund SPC
4) SPhinX Equity Market Neutral Fund SPC
5) SPhinX Fixed Income Arbitrage Fund SPC
6) SPhinX Long/Short Equity Fund SPC
7) SPhinX Ltd.
8) SPhinX Macro Fund SPC
9) SPhinX Managed Futures Fund SPC
10) SPhinX Special Situations Fund SPC
2003	1) SPhinX Managed Futures Ltd.
2) SPhinX Managed Futures Fund SPC
3) Levered SPhinX Ltd (now called SPhinX Plus SPC Ltd)
4) SPhinX Ltd
5) SPhinX Strategy Fund Ltd.
6) SPhinX Long/Short Equity Ltd.
7) SPhinX Long/Short Equity Fund SPC
2004	1) SPhinX Long/Short Equity Fund SPC
2) SPhinX Long/Short Equity Ltd.
3) SPhinX Plus SPC, Ltd (finr. Levered SPhinX Ltd) - A2, A3 & A4
4) SPhinX Managed Futures Ltd.
5) SPhinX Managed Futures Fund SPC
6) SPhinX Strategy Fund Ltd.
7) SPhinX Plus SPC, Ltd (fmr. Levered SPhinX Ltd) - A-3PY
8) SPhinX Ltd.

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72
DPM Mellon was responsible as administrator for maintaining the accounting records. However, since their appointment the JOLs have found that the records maintained by them are inaccurate and incomplete.

73
The material weakness letters produced in relation to SMFF's 2003 financial statements on 16 August 2004 and the similar letters produced on 29 July 2005 in relation to the 2004 financial statements (see Tab 10 of “KK12” for copies of me various financial statements prepared in 2004 and the weakness letters relating to SMFF for 2003 and 2004) contained a number of disturbing comments regarding the poor systems of control, the lack of accounting controls and the difficulty in reconciling the accounting records.

(1)	For December 2003 Accounts PWC observed:

	(i)	Receivables were accounted for as cash by DPM Mellon and this led to misstatements of cash, receivables and payables and increased possibilities of error;

(ii)
DPM did not maintain a complete list of brokerage accounts and did not properly reconcile bank accounts with the other records. This weakness of the accounting system was also encountered by the JOLs after their appointment;

	(iii)	There was no formal process to monitor compliance with investment restrictions;

	(iv)	A number of irregularities were noted in respect of DPM's failure to process redemptions, subscriptions and unitise the same and shares were not properly allocated;
23

(v)
Two sets of books were bemg maintained because PlusFunds carried out the allocations of cash as between SPCs and Master Funds and no secondary check was being carried out by DPM Mellon to ensure accuracy;

	(vi)	DPM maintained important accounting documents in spreadsheet form rather than in the form of general ledger, shareholder registers etc. The primary spreadsheet being used was NAVINC.

(2)	Substantially similar observations were made by PWC in relation to the December 2004 statements:

	(i)	Reconciliations were not completed prior to reporting of final NAV calculations and reconciliations were generally not reported adequately;

	(ii)	PlusFunds rather than DPM Mellon maintained the list of brokerage accounts;

(iii)
Inter-company accounts were used to facilitate payment of various charges in a manner that the JOLs consider bewildering. Since their appointment this has proved to be a fundamental difficulty as I shall explain below in establishing the true financial position of the Companies in the Group let alone of portfolios in the SPCs;

	(iv)	The upgraded shareholder register contained a significant number of errors;

	(v)	DPM Mellon had not devoted sufficient resources or manpower to the operation and accounting systems.

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74
As I explain below the inter-company position has given rise to what the JOLs believe was significant co-mingling of assets by certain members of management or agents of PlusFunds and, although this was not explicitly said by PWC, it is nevertheless obvious that the concerns regarding the poor systems of control, the lack of accounting controls and the difficulty in reconciling the accounting records added to this problem.

75	The JOLs' own investigations since July 2006 of the records kept by DPM Mellon are consistent with PWC's findings. The JOLs are in the process of winding down the relationship with DPM Mellon.

76
Moreover certain algorithms and programs used by DPM Mellon would appear to be proprietary and incompatible with most other commercially available systems. To date, the JOLs have had difficulty getting access to information and are not satisfied that they have all of the accounting records which they would need to establish the financial position of all the Companies with certainty.

(ii)	Assets Identified and Collected

77
Upon our appointment, the assets of the Companies consisted of cash held at Mellon Bank, cash at Prime Brokers and open positions held in the various segregated portfolios. Prior to our appointment, the directors of the Companies had already commenced the process of liquidating the open positions. We have continued this in our roles as JOLs. The majority of the Funds' open positions have now been liquidated and converted to cash and held at the respective Prime Broker accounts.

25

78
We have commenced a process of consolidating the cash balances of the Companies from the Prime Brokers to Mellon Bank, with the ultimate plan being to invest it in accordance with the Investment Policy approved by the Grand Court.

79
The total assets of the SPhinX Companies are in excess of US$500 million, including US$90 million still frozen pursuant to the TRO (the difference between the $350 million originally frozen and the $263m paid in the Preference Settlement Agreement).

80
The consolidation of the Funds' cash balances required our staff to liaise closely with DPM Mellon to request information regarding the prime brokerage accounts. Some of the responses received from DPM Mellon in response to our requests for such information produced worrying results including:

(1)
DPM Mellon's inability to provide a list for all prime brokerage accounts and relevant contact information. Cash and assets were to be held at the prime brokerage accounts. It is a matter of concern that the fund administrator does not have readily available and clear records for each of the SPC and segregated portfolios.

(2)
An example of this particular difficulty is that we recently learned about the existence of an escrow account established by one of the Funds' Portfolio Managers. DPM had indicated it was unaware of any such account.

(3)
We have also become aware of potential double counting one of the accounts reported to hold cash on DPM's list of segregated portfolio balances maintained at prime broker does not exist. We have bten advised by DPM that the cash shown as being held in this Prime Broker account is

26

actually held at Mellon Bank and that no such Prime Broker account exists.

The process of consolidating the Funds cash balances has proved substantially more difficult and time consuming than first anticipated.

81	It may be that the errors in DPM's records will not materially affect the overall result. However, we need to undertake certain further inquiries to establish the assets with adequate precision.

82
Subject to this qualification the JOLs believe that they can determine what funds and assets were in the various accounts maintained with third parties by way of brokerage and escrow accounts in the name of the individual portfolio funds of the SPCs or at the level of the Master and Feeder Funds at the date of the liquidation. As at January 31, 2007, the JOLs reported cash and assets of US$545 million. A schedule setting out the assets of each of the Companies and of each of the portfolios as at that date appears at Tab 11 of “KK12”. I wish to emphasize that these funds have not been co-mingled or confused since the JOLs appointment.

(iii)	Evidence of Co-mingling Assets by the Companies

83
As a result of their investigations the JOLs believe that the assets of the SPCs and those which were to be treated as segregated portfolio assets were co-mingled over an extensive period and to a significant extent prior to our appointment I believe it is important to draw attention to this as it is this co-mingling of assets within the Group which, the JOLs are advised, may give rise to the need to apply principles derived from trust law to achieve a distribution of the assets.

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84
I have already described the accounting deficiencies recorded for SMFF. These same deficiencies were very much evident to the JOLs in the course of their investigations and applied throughout the Group. The Sphinx Group had no employees and the Companies were substantially dependent on DPM Mellon for all their accounting records. Other than SMFF and the Feeder Funds there were no audits and PWC pointed out in 2005 that draft statements for a number of the Companies in respect of the period ending 31 December 2004 were materially wrong.

85
The JOLs have identified a fairly chaotic pattern of inter-company transactions orchestrated and managed by certain members of management or agents of PlusFunds primarily at Master Fund level. For example, subscription monies were regularly used at Feeder Fund level to meet management fees and other expenses which were payable at SPC level. Subscription funds were also used to pay outstanding redemptions. It no doubt saved on the number of transactions that cash payments in one direction were netted against payments in the other direction, but this type of procedure required good accounting controls and considerable discipline in bookkeeping terms. The JOLs also noted that intercompany adjustments were made to address the issue that some SPCs held illiquid investments and had difficulty in meeting the liquidity for redemption notices. Regrettably it would appear that insufficient controls were in place. It is possible, but likely a difficult exercise, for the JOLs to deduce what accounting entries should be made from cash flow.

86
By way of example I propose to explain how the JOLs have interpreted the information for the single month of July 2004, Our staff analyzed the cash and accounting records of DPM Mellon and PlusFunds to examine the flow of funds between the one of the Feeder Funds, SPhinX Ltd, SPhinX Convertible Arbitrage Ltd (a Master Fund), and SPhinX Convertible Arbitrage SPC. A graphic representation of the flow of funds appears at Tab 12 of “KK12”. There was evident pooling and netting of cash at various levels;

28

(1)
US$138 million subscriptions received at the end of June 2004 represented July 2004 subscriptions of which US$27 million was allocated from SPhinX Arbitrage feeder fund to the three arbitrage Master Funds as Class D shares. However, DPM Mellon netted off an amount of US$14 million against the US$138 million total. This comprised US$11.7 million redemptions, US$1.3 million manager fees and other expenses and an unspecified reserve of US$1 million. The Convertible Arbitrage SPCs that formed part of the Arbitrage Component of the Hedge Fund tracking strategy (i.e. Convertible Arbitrage, Fixed Income Arbitrage, and Equity Market Neutral) received nearly US$38m. The JOLs understand that Class A subscriptions were allocated across all 9 Master funds and SPCs which may account for the increasing investment from the Arbitrage Master Fund to the SPC. The JOLs do not understand how the deductions from the subscription were spread amongst the 9 SPCs that received part of the US$138 million. The JOLs cannot presently understand against whose entitlement to subscription funds, the redemptions were netted off.

(2)
Each month PlusFunds would carry out a rebalancing exercise at the Master Fund Level in order to take account of the underlying value of the SPC. The JOLs suspect that what was happening was that PlusFunds needed to rebalance the portfolios to ensure that the weighting was appropriate to tracking the S&P Index. The direction of subscription monies and the source from which redemption monies would be taken appears to have been adjusted to reflect changes in the weighting of the portfolios.

(i)
The rebalancing meant that certain Master Funds received less and others received more than the subscriptions at Feeder Fund level would have suggested. The three Arbitrage Master Funds received unequal amounts but as a group received what a pro-rating of the

29

US$138 million would have suggested. Other groups did not receive the same total. The largest adjustment for this month was that one SPC, SPhinX Equity Hedge Ltd received US$450,000 less than it Would have done on a pro-rating.

(ii)
When the funds came to be distributed among the five portfolios in SPhinX Convertible Arbitrage SPC the allocations were uneven because that must have reflected the re-weighting that needed to take place as a result of unequal performance of each of the portfolios.

(3)
Monthly adjustments were made to the inter-company accounts because of the way in which cash was allocated across the four share classes A to D to meet expenses paid by the Feeder Fund. The expenses should also have been allocated within a ciass to investors participating in so-called “hot issues” being restricted by the National Association of Security Dealers from participating in income. The allocations were accounted for at Feeder Fund level to classes of shares but the JOLs have been unable to trace the allocations to the Master Funds or SPCs.

87
As a result of their investigations to date the JOLs believe that the task of establishing the true financial position of individual Companies within the Group will be very time-consuming and expensive. They could not establish this even for a sample month in relation to one of the less complicated SPCs by examining the cash flow or accounting records. This is not to say that we will be unable to establish some balances in certain companies or identify a minimum level of assets, perhaps sufficient to pay out creditors.

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IV.	LIABILITIES OF THE GROUP COMPANIES

88
Liabilities of the group consist mainly of (i) claims by investment managers (ii) claims relating to accrued redemption liabilities, (iii) liabilities or potential liabilities in respect of indemnities and (iv) the potential liability if the Preference Settlement Agreement is set aside. In addition, provision needs to be made for future costs and expenses of the liquidation.

89
The liabilities of the Companies are summarized in the table below. These figures represent those apparent as at 30 June 2006. They do not include provision for claims on indemnities save to the limited e:xtent indicated below. They are not based on audited or verified figures but represent the JOLs' best estimate of the creditor position of individual companies at this time. In order to be conservative in estimating amounts owed to creditors the JOLs use the greater of i) the amount claimed on the Proof of Debt or ii) the amount appearing on the schedules as at June 30th, 2006, which may result in some duplication of the amounts claimed, The table distinguishes between the two main classes of liability. Redemption liabilities do not include potentially substantial liabilities that may remain outstanding to holders of S shares.

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Summary of Creditors and Redemptions Payable			Roll forward to
		30-Jun-06	30-Jun-06
SPhinX Funds (In Ofiicial Liquidation)
Fund Level	Name of Fund	P.M Creditors	Redemptions Payable
Feeder Fund	PFMAF		$995,363.73

Feeder Fund	SPhinX Ltd		$72,354,149.64

Feeder Fund	SPhinX Plus SPC		$7,357,944.20

Feeder Fund	SPhinX Strategy Fund Ltd		$26,630,357.22

SPC	SPhinX Convertible Arbitrage Fund SPC	$1,518,668	$97,565.54

SPC	SPhinX Distressed Fund SPC	$2,797,531	$722,227.90

SPC	SPhinX Equity Market Neutral Fund SPC	$1,678,898	$ (8,349.56)

SPC	SPhinX Fixed Income Arbitrage Fund, SPC	$1,456,422	$366,484.23

SPC	SPhinX Long Short Equity Fund SPC	$4,707,193	$3,097,199.73

SPC	SPhinX Macro Fund SPC	$725,917	$748,190.59

SPC	SPhinX Managed Futures Fund SPC	$7,934,996	$48,435.96

SPC	SPhinX Merger Arbitrage Fund SPC	$2,858,375

SPC	SPhinX Special Situation Fund SPC	$2,405,063

Master Fund	SPhinX Managed Futures LP		$37,924,710.25

Master Fund	SPhinX Managed Futures Ltd		$11,609,427.28

Details not			$6,614,547.09
provided

		$26,083,063.10	$168,558,253.80

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90
As can be seen, the SPCs account for a substantial proportion of the redemption liabilities. There are additional redemption liabilities at the Feeder Funds and Master Funds levels. As far as the JOLs have been able to ascertain, these are not duplicated at other levels. I will deal with these liabilities further below. The majority of the other unsecured creditors relate to management fees.

(i)	Management Fee Creditors

91	My observations on the liabilities to the management fee creditors are as follows:

(1)
The JOLs have received proofs of debt from investment managers in respect of management and incentive fees due under discretionary management agreements. These claims can all be related to the individual segregated portfolios that had been contracted to deal for and on behalf of portfolios.

	(2)	The total amount owed to the individual portfolio managers is approximately US$26 million which comprises a mixture of basic claims on the M andN shares, management fees and incentive fees.

	(3)	The managers of the segregated portfolios of SMFF account for approximately US$8 million. It will be recalled that there are particular issues about these.

(4)
Certain of the proofs of debt submitted by the managers appear to take into account the value of the M and N shares even though there were no redemptions. However, the JOLs present view is that the status of those M and N shareholders who did not redeem prior to liquidation is not that of creditors and their rights to participate in distributions can only arise after payment of creditors.

33

	(5)	In addition to any outstanding fees managers also have redemption claims. I deal with the question whether such redemption claims rank as creditors further below.

92
The JOLs are keen to promote a scheme to pay investment managers insofar as they are genuine creditors as soon as possible. This is one of the issues raised in the JOLs' summons. There are difficulties in making any distribution early.

(1)
To begin with, it needs to be kept in mind that management fee creditors compete with other unsecured creditors of the relevant SPC. For all the SPCs the JOLs would need to establish whether any of the redemption liabilities relating to those SPCs rank as unsecured debts and whether there are any outstanding redemption liabilities to the S shareholders.

(2)
There are also other potential unsecured creditors. The indemnity liabilities may be substantial and, in the case of SMFF, there is also the residual liability if the Preference Settlement Agreement is set aside.

(3)
In the case of the SMFF managers, who represent US$5.76 million of the total, it is not known whether they can be paid anything from the portfolios that they managed. That question cannot be answered until the allocation of the liability under the Preference Settlement Agreement has been resolved.

93
The JOLs would like to examine whether there are sufficient funds in any particular SPC to warrant the conclusion that all creditors will ultimately get paid or at least be paid some minimum percentage of their claims. The difficulty with this is that it is not clear to the JOLs whether they can establish a minimum asset level in every SPC given the co-mingling of funds that appears to have” occurred. It seems to the JOLs that the exercise of paying some creditors early cannot be

34

carried out until the Court has decided what, if anything, should be done to separate and distinguish the assets of the different Companies within the group.

(ii)	Redemption Liabilities

94
According to DPM's records, the total redemption liabilities of the Companies as at 30 June 2006, not taking account of potential liability to S shareholders (as to which see below) and redemption liabilities to investment managers (approx $10.3 million), was approximately US$157 million. Feeder Fund redemptions accounted for US$100 million whereas redemptions in Master Funds totaled US$50 million. Redemptions at SPC levels amounted to only US$7 million. The Master Funds redemptions related solely to SMFF. A number of difficult questions arise in connection with these liabilities.

95	The 10 creditors largest persons with the outstanding redemptions amount to $138 million, or 82%.

The Mismatch at Different Fund Levels

96
It is on the face of it odd that redemption liabilities should be recorded as existing at Feeder Fund level and not duplicated at SPC level because that suggests that the internal redemption mechanisms were not triggered at the Master Fund and the' SPC level even though a redemption process had been activated at the investor level. The JOLs, as presently advised, believe that as a matter of accounting the redemption liabilities at Feeder Fund should be reflected in the books of the Master Fund and redemption liabilities there should be reflected in the books of the SPCs whatever the cash flow position.

97
The assets recorded in the four Feeder Funds total US$17 million and only one of the Feeder Funds actually holds enough to meet the totality of redemption liabilities let alone any other expenses. The following table demonstrates the

35

shortfall when those redemption liabilities are compared with the assets identified as at 30 June 2006:

Feeder Fund	Assets at 30.6.2006	Redemption Liabilities
PFMAF	$1,064,366	$995,363.73
SPhinX Ltd	$5,004,119	$72,354,149.64
SPbinX Plus SPC	$4,776,805	$7,357,944.20
SPhinX Strategy Fund Ltd	$6,872,559	$26,630,357.22

There is a serious question as to whether the redemption liabilities in the Feeder Funds should not also be mirrored as redemptions in the SPCs, The assets which should have been called up once a redemption request had been.submitted to the Feeder Fund were all held in portfolios of the SPCs.

98
The same question arises in relation to the Master Funds. Between the 9 Master Funds, they had assets as at 30 June 2006 of US$265,000 as against the redemption liabilities of US$50 million. There were only two creditors at the Master Funds level. Both of them are shareholders of the SMFF Master Fund and ought to be mirrored by redemption requests in SMFF.

99
If the Funds had operating smoothly, a redemption request should have been transmitted instantaneously down the chain to the Master Fund and then to the SPC. During this time DPM Mellon must in theory have operated as if this mechanism existed whenever a redemption request was made at Feeder Fund level to ensure that redemptions were paid on time. In cash-flow terms, as I explained earlier, the Companies netted inflows (subscriptions) against (outflows). However, in accounting terms, redemptions at the Feeder Fund level should have been matched in full by redemptions at Master Funds and SPCs levels.

100	The JOLs have not succeeded in reconstructmg the accounting mechanism for this in those records which DPM Mellon have made available. They have reached the

36

provisional conclusion that the Companies, the administrator and Investment Manager adopted a convention whereby they treated redemption requests at Feeder Funds level as redemptions at Master Funds and SPCs levels. Such a convention was not inconsistent with the redemption provisions in the Articles of the Companies, which allowed the directors to determine in what form a redemption request should be submitted.

101
When the SPhinX entities stopped paying out redemptions, there would have been no record at the Master Funds and SPCs levels to show that the redemptions occurred there. This is probably the reason why the documents show redemption requests at the Feeder Fund level and by direct investors in the Master Fund but. are not matched by equal redemptions at the levels below the redeeming shareholder. In other words, the Feeder Fund redemption requests do not have a counterpart in the Master Funds or at the SPCs levels

102
Consistently with, this it should also be noted that as at 30 June 2006 some funds were in the accounts of the Master Funds as well as of the Feeder Funds. The total was US$17 million. I have already observed that there is no record of any capital being held by these Funds or any accounting document to suggest that sums were being retained at this level by way of provision for liabilities. None of the Master Funds or Feeder Funds were trading for their own account.

Leaving Redemption Liabilities as they are

103
If the redemption liabilities of the Feeder Funds are not matched as equal redemption liabilities at the Master Funds and SPCs levels, this would appear inequitable. The JOLs would likely be pressed by the Feeder Fund creditors with redemption liabilities to collect on their investment in the Master Funds by asking the JOLs to dividend the value of their investment. The Master Funds would seek to do likewise with the SPCs.

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104
Once the remaining value had been handed by the SPCs to the Master Funds and thence to the Feeder Funds, then subject to the issue I describe in more detail below, the residue would be distributed first to those with redemption claims and only then distributed amongst investors. The redeeming investors therefore have opposite interests to the other shareholders who would seek to maximize the funds passed up from the SPC before they are shared out. The funds that: would otherwise go to redemption creditors would be shared out.

105
The redemption claims at Feeder Funds level would nevertheless have to be treated as shareholder claims at the Master Funds and SPCs levels. It follows that in seeking.to collect the value in the SPCs on behalf of the redemption creditors at Feeder Funds level, the JOLs would have to give priority to third party creditors and indemnity creditors. At the SPCs level, the Master Funds would be collecting as a shareholder and not rank as creditor. This result is therefore different from that which would pertain if redemption liabilities were traced through. Those with substantial redemption claims at the Feeder Funds level have an interest in maintaining the argument that their redemption claims should be replicated at lower levels.

106
However, in the case of the SMFF Master Fund the result of not allowing redemption liabilities to be passed on would be to give the two redemption creditors, priority at the SMFF Master Fund level. SMFF SPCs funds would be passed up to SMFF Ltd. At that level the Feeders Fund would have a claim as shareholder in SMFF Ltd, whereas the creditors would be able to assert claims to the assets as unsecured creditors. This may be a real difficulty. SMFF SPC has assets as at 30 June 2006 of around US$133 million. Third party creditors are entitled to a further US$5.6 million and there may be substantial indemnity claims. If these two redemption creditors in SMFF took the US$45 million due to them out of this fund, it is possible that investors in the SMFF structure would recover considerably less than expected,

38

Do Redemption Liabilities Rank as Unsecured Debts?

107
I have already observed that if redemption liabilities rank as unsecured debts, they may have to be paid ahead of other shareholders who will simply receive an NAV calculation of the residue that is left over. Whereas shareholders will therefore receive a form of pari passu distribution of the residue, the shareholders who tried to redeem prior to liquidation might be paid in full. In some SPCs that may mean that the investors receive almost nothing.

108
There is a purely legal issue as to whether a shareholder, who has submitted a redemption request and who would therefore be in a position to establish a clear liquidated claim against the company of which he had been a shareholder, is capable of proving as an unsecured creditor in a liquidation. As presently advised the JOLs consider this question needs to be answered by the Court. It arises more starkly in connection with the status of claims by investors for misrepresentation. If all the investors rank effectively as shareholders their redemption claims as creditors can be ignored and they could all be expected to take the residue after payment of other creditors by way of NAV in proportion with their shareholding.

109
Given the potential competition between investors and creditors the JOLs consider that the question whether redemption liabilities rank as unsecured creditors is one of the most important issues in the liquidation” to resolve. It may be that the opposing positions will be more evenly compromised if the Court decides that all the assets of the Group should be aggregated but the issue whether the redemption liabilities would have the first claim to resulting fund would still need to be answered.

Misrepresentation Claims

110	Investors may have claims against the Feeder Funds for misrepresentation. The JOLs have not investigated such claims and none have as yet been formulated.

39

The JOLs nevertheless consider it prudent to proceed on the basis that claims for misrepresentation or mismanagement may yet be made. Certainly, as regards SMFF it seems to the JOLs that the Offering Memoranda may well have contained ongoing and repeated misrepresentations about the manner in which funds were deposited by prime brokers.

111
It was suggested by the LC that those shareholder/investors who had not redeemed might nevertheless rank equally as unsecured creditors with those who had redeemed by virtue of their misrepresentation claims. It might be that only those investors whose funds were placed with SMFF would be able to advance any claim as creditors. The JOLs, as presently advised consider that such claims are not prevented from being debts by reason of being unliquidated.

112
As presently advised, the JOLs consider that shareholders seeking to prove as creditors on the basis of a claim for misrepresentation face a formidable legal obstacle by virtue of a line of English authorities. This question is accordingly raised in the summons.

(iii)	Shareholders: Potential Outstanding Redemption Liabilities

113
The SMFF Feeder Fund, Master Funds and SPCs all issued S Shares from about January 2006 purportedly as payment in kind in respect of redemption liabilities that had to be satisfied. Essentially, the purpose of the S Shares was to be that the redeeming shareholder had to accept an instrument as payment by which his holding would be paid out automatically on the TRO being vacated. No share certificates were sent out and the exact terms of the shares is therefore only recorded in correspondence.

114
The total number of “S” Shares issued was US$49 million. Of this total, the S shares issued for SMFF Ltd (the Master Fund) was US$19 million and for SMFF SPC the figure was US$23 million. The figure for SPhinX Ltd as Feeder Fund

40

was US$7 million. The JOLs consider there is a serious issue as to whether these shares ever constituted legitimate and full payment in kind.

115	It will be recalled that redemption liabilities accrue under the Articles when on the redemption date And the amount of such is based on the NAV. The redemption date was suspended briefly at the end of December 2005 but it is not entirely clear when the suspension was lifted:

(1)
The Board understood that as a result of the TRO made on 16 December 2005 no funds could be used to meet redemption liabilities of SMFF. The difficulties of calculating an NAV were first discussed by the SMFF Board on 20 December 2005 in terms of whether the liability was “probable and estimable” so that provision should be made. On 29 December Mr. Malchmann of PlusFunds advised the Board to issue “in-kind redemptions” in order to avoid striking an NAV that would exclude the funds frozen by the TRO altogether SPhinX did in fact delay “striking” an NAV for some time into January.

(2)
According to board minutes of December 30, 2005 the Board resolved to defer the year-end NAVs. PlusFunds notified investors that the December 31, 2005 final performance information would be delayed and that the NAVs would be distributed by January. 27, 2006. There was initially a good deal of confusion amongst investors. Some NAV calculations seem to have been handed out as early as 12 January 2006 and NAV calculations had in fact been given to investors. By 18 January 2006 there was confusion amongst investors as to what NAV had been calculated and as to what they would receive.

	(3)	Investors were informed by PlusFunds on 24 January 2006 that NAV calculations would be given by 27 January 2006. PlusFunds had been incentivised to complete this work by 24 January 2006 but had been

41

unable to do so. It is to be inferred that NAVs for the redemptions were struck between 27 January and 2 February 2006 because that the interval between the receipt by the Board of draft resolutions for the issue of S Shares and DPM sending out “Final In-Kind Share Confirmations” on 2 February 2006.

The fact is that NAVs had to be struck for in-kind shares to be issued. One way or another the JOLs consider that the redemption liabilities crystallized around the end of January 2006 and the question is whether payment was made. If not, the SMFF Funds would be faced with the original redemption liabilities.

116
Three of the Companies that appear to have invested in SMFF - namely, SPhinX Limited and SPhinX Strategy Fund Limited (both Feeder Funds) and SMFF Ltd (the Master Fund) attempted to satisfy investors* redemption requests at 31 December 2005 by way of in-kind distributions according to a Board Resolution dated January 2006.

Were the S Shares in Fact Issued?

117
There is considerable doubt as to whether the in-kind Shares were in fact issued to many, if any, of those investors with redemption claims. The indications are at best equivocal. No physical share certificates were issued but none needed to be issued if the directors exercised their discretion not to issue certificates (there may have been a long-standing decision to that effect). The JOLs understand that a share is normally “issued” when it is recorded on the share register but DPM Mellon did not consider it maintained any register. No letters of allotment were prepared but it could be said that one would not expect this since the use of S shares was not part of an offer and acceptance process. Letters were sent confirming the issue of S Shares.

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118
The indications are that the NAV for the in-kind shares was struck between 27 January (the date when the Board received draft resolutions approving the issue of shares) and 2 February 2006 (when PlusFunds sent final statements to investors). The calculation of an NAV was an essential pre-requisite to the issue of shares but does not demonstrate whether the shares were in fact issued. No certificates were sent out then and the question whether these shares were issued in any real sense can only be determined by reference to the records which were kept by DPM and PlusFunds.

119
The directors were obliged under Section 40 of the Cayman Islands Companies Law Article 15 to maintain a register. This duty was delegated to DPM Mellon and when asked DPM Mellon advised that they do not have share registry information for the S shares. The information provided to date appears to be a summary only of the investors at the Feeder Funds level and it was compiled after the Preference Settlement Agreement,

120
However, it seems that at least until December 2005 DPM Mellon did record investments and that some sort of internal master record was kept. I say this because shareholders were sent “Unaudited Account Statements” and “Final Confirmation” reports from DPM Mellon identifying the number of S Shares issued to them and the NAVs on which such shares were based;

Did the S Shares Represent Satisfactory Payment in Kind

121
If the S Shares were “issued” the main question for the JOLs is whether S Share Certificates represented adequate payment of the outstanding liabilities. The Articles allow payment in kind but the JOLs and their advisers are not convinced that it was contemplated that some form of revolving paper would be issued, so that a right to payment of the Redemption Price simply became a compulsory reinvestment.

43

122
The Companies had to determine the NAV of any new shares to be issued. It seems that NAVs were struck for the S Shares. However in contrast to a redeeming investor, a person subscribing to a new class of shares and thereby becoming a shareholder could not be bound by the Articles before accepting shares. As presently advised the JOLs do not believe that the investors who were entitled to redemptions would have been bound by the Articles to accept the valuation of in-kind shares as conclusive and binding. S Shareholders may have been entitled to reject the shares and claim that they were unsecured creditors.

123	The JOLs are particularly conscious of the fact that the S Shares suffered from two serious disadvantages which suggest that they did not represent adequate payment in kind:

(1)
Shareholders who redeemed had a right to immediate payment of the redemption price. They would no doubt have been deprived of the US$263m frozen by the TRO if they had not been given S Shares. Being given a share in the outcome was no doubt better than a speculative estimate of the likelihood of success of the New York litigation and a provision in the NAV calculations of the potential for liability. However, the deferral of the redemption' payment meant that shareholders could not receive even an on-account payment immediately. A much more attractive scheme would have been to pay part of the redemption price in cash and hand out a paper entitling the investor to a share of whatever remained of the funds frozen in New York.

(2)
The S Shareholders did not appear to have been given any right to participate in the proceeds of third party litigation. I observe in passing that the JOLs seek guidance on the question to whom any recoveries should be made payable. Nevertheless even in January 2006 given the magnitude of the potential loss at SMFF it might be said to have been obvious that the Board would have to examine the possibilities of claims

44

against directors, investment managers, fund administrators and third party professionals. It was clearly a serious disadvantage that an S shareholder was given a share in the residue of the frozen US$263m but nothing if SMFF managed to recover its loss subsequently from other sources.

The JOLs consider that it is not for them to decide whether S Shares represented adequate payment in kind if they were validly issued.

124
One question which arises is whether the holders of S Shareholders have lost their right to reject the S Shares. The JOLs draw attention to the fact that a number of S Shareholders have indicated that they were uncertain as to their position in any event. No S share certificates were issued. The terms of these certificates are set out only in resolutions and not in satisfactory form. The JOLs doubt whether the notification of the entitlement to such shares was adequate for the S Shareholders to have waived any right to reject the S Shares as payment in kind.

(iv)	Representation on the Redemption Issues

125
Shareholders whose Feeder Fund investment represents shares which were to be channeled towards SMFF Ltd and SMFF have a materially different interest than shareholders at the Master Funds and SPCs levels. As far as redemption creditors are concerned it is most obvious for this argument to be played out between those interested in SMFF.

(v)	Indemnity Creditors

126
The JOLs believe that there is a substantial contingent liability in respect of numerous indemnities extended by the SPhinX Companies. The JOLs believe that before any distribution is made provision needs to be made for this class of creditor. There are certain arguments which might be advanced to resist liability in certain instances, particularly if fraud or bad faith can be established in any particular case. The JOLs have not yet received detailed legal advice in respect of

45

the precise scope of each of the indemnities but the general advice is that it would be imprudent to fail to make reasonable provision.

127
There are 8 Agreements in which indemnities were given to various parties. These include the Memorandum and Articles of Association of each of the 22 Companies, the Director Services Agreements between the Companies and their directors concluded as late as 20 December 2005. The Investment Management Agreement between the Companies and PlusFunds, the Adrninistration Agreement with DPM LLC and DPM Ltd, the Discretionary Investment Management Agreements between the Companies, PlusFunds and the Portfolio Managers, the Agreement between Morgan Stanley & Co Inc and SPhinX Long/Short Equity Fund SPC and the Audit Engagement Letters.

128
The concern that the JOLs have is that the persons with indemnities may become involved in third party litigation in the US brought by SMFF or other Companies and in the process incur very substantial legal expenses. It must be borne in mind that even if it is not one of the Companies taking proceedings against one of the indemnified parties, there is a substantial likelihood that indemnified parties would be joined into proceedings by other Defendants to contribute to their liabilities.

129
It is difficult if not impossible at this stage to estimate the quantum of claims that might be made under the indemnities. This will not become clear until the JOLs have been advised about the litigation strategy that should be adopted in the United States. The Grand Court has only just approved the contingency fee agreement for Beus Gilbert who are to provide such advice. When the JOLs were seeking to gain an impression of the costs they would incur in pursuing a professional defendant in a complex claim on the basis of an ordinary fee paying arrangement they were told the costs could easily amount to US$25 to US$30 million.

46

130
One issue which arises is whether the provision should be made only by the relevant Companies by whom the indemnity were given or, at least whilst assets have been co-mingled, by all of the Companies. Another question which will need to be resolved is whether the indemnified party can claim access to the segregated portfolio assets to meet expenses incurred by that party. The JOLs need guidance on this before any distribution can be made, particularly in relation to SMFF.

V.	LIQUIDATION EXPENSES

131
The JOLs have provisional approval to meet liquidation expenses from the estates managed by them. A question which arises if the assets held by them are characterized as trust assets is whether it is possible to use such assets to meet the expenses of the liquidation and indeed other expenses such as those of the LC which would normally be met in those circumstances.

132
The JOLs are advised that this question would have arisen in any event even if assets had not been co-mingled because of the doubt about.whether all such expenses should be met from general assets rather than portfolio assets. However, given that assets are co-mingled the JOLs are advised that this question will need to be considered more generally.

133
The question whether the expenses of the LC also needs to be considered. The JOLs wish to say that they have found the assistance of the LC of great value to them and believe that the LC has made a contribution to the management of the Companies' estates. They would therefore support a regime whereby the LC continues to have its reasonable expenses met.

134
Indeed as I have already said, the JOLs believe that it is important to ensure the participation of interested parties in the determination of the various questions which need to be resolved for a distribution to take place. They would support applications for the reasonable costs of appropriate representation to be met.

47

VI.	CONCLUSION

135
I have explained the fact that assets of the Companies are co-mingled and that there is serious uncertainty about the status of liabilities. The JOLs believe that they can only unravel the mixing of assets that occurred at the level of Master Funds and SPCs by applying equitable principles,

136
The precise form of equitable intervention will also make a considerable difference to certain investors and creditors. For example, a global pari passu approach across all the Companies would impose on certain investors the consequences of problems encountered at SMFF when they should not have had these within their own Master Funds and SPCs.

137
The competition between investors and creditors is important to resolve. The way in which redemption creditors are treated, particularly S Shareholders, would materially affect the benefits of any distributions to them. It is important for the creditors to know how they would be treated on a global pari passu basis.

Sworn to at	George Town, Grand Cayman

This 20th day of June 2007

/s/ Notary Public	/s/ Kenneth M. Krys
NOTARY PUBLIC	KENNETH M. KRYS

This Verifying Affidavit was issued by Ritch & Conoily, Attorneys-at-Law for the Petitioner, whose address for service is P.O. Box 1994 GT, 4th Floor, Queensgate House, South Church Street, George Town, Grand Cayman, B.W.I.

48

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied	May 21, 2007	Direct Dial Number 302-651-7545 Silberglied@rlf.com
VIA E-FILING AND HAND DELIVERY

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street, Suite 11400
Wilmington, DE  19801

Re:           In re Refco Public Commodity Pool, L.P., C.A. No. 2451-VCS

Dear Vice Chancellor Strine:

On March 16, 2007, I wrote to Your Honor, attaching the report of the liquidating trustee, MAA, LLC (the “Trustee”), pursuant to Chancery Court Rule 161 (the “Report”).  The Report recounted the positive development that Refco Public Commodity Pool, L.P.’s (the “Fund”) administrator, BISYS RK Alternative Investment Services, Inc. (“BISYS”) “has agreed, at least for the time being, to remain in place as the Fund administrator, despite the fact that they are owed a considerable sum for previous services and that we do not have the present funds available to pay them on a current basis.”  I now write to the Court to report that, unfortunately, BISYS has resigned, effective May 31, 2007.  See Exhibit A hereto.

In the Report, the Trustee had stated that BISYS’s agreement to continue to administer the Fund was a “major benefit to the Fund” because, as administrator, BISYS has all of the historical financial, accounting and transaction information for the Fund, and historically has served as the primary conduit for interaction with the Fund’s unit holders.  While the resignation of BISYS is an unfortunate development due to the loss of institutional knowledge, the Trustee has taken steps to ameliorate the loss.  First, the Trustee will now serve as the new conduit for interaction with the unit holders.  Second, the Trustee has obtained BISYS agreement to send the Trustee a CD of what it believes to be the relevant information to perform the Trustee’s duties.  Third, the Trustee is negotiating with BISYS to keep the website in place that BISYS had established for purposes of communicating with unit holders (as noted in the Report).  Fourth, BISYS will keep all of its files concerning the Fund, so that if the Trustee later needs access to such files, it can make that request of BISYS.

We thought we should make Your Honor aware of these developments, given that it is a change from a recently filed Report pursuant to Rule 161.

Vice Chancellor Leo E. Strine, Jr.
July 1, 2010
Page

If Your Honor has any questions or concerns about the foregoing, the Trustee or I, as its counsel, would be happy to address them.

Respectfully submitted,

Russell C. Silberglied (DE No. 3462)

RCS/lam
Attachment
cc:	Register In Chancery
Mr. James M. Gallagher (w/o attachment)
Timothy Selby, Esq. (w/o attachment)
William Sugden, Esq. (w/o attachment)
Felicia Gerber Perlman, Esq. (w/o attachment)
Stephen Williamson, Esq. (w/o attachment)

EXHIBIT A

BISYS ® RK Alternative Investment Services, inc.

March 31, 2007

Mr. James Gallagher
Morris Anderson & Associates, Ltd
51 East 42nd Street Suite 700
New York, NY 10017

Re:	Administration Agreement dated November 28 2003, (the “Agreement”) by and between Refco Public Commodity Poo! L.P. (the “Fund”) and BISYS RK Alternative Investment Services, Inc.

Dear James:

We are writing to confirm our conversation notifying you that we are terminating the Agreement, such termination to be effective as of May 31, 2007. Please contact us as soon as possible in order to arrange a mutually convenient transition schedule. Should you desire, we are also willing to work out an earlier transition of services to another service provider of your choice..

In the interim, you will continue to be serviced by your current BISYS-RK team. Any questions you have regarding client service should be directed to the appropriate members of your Bisys-RK team in accordance with past practices. In the event that you cannot reach an appropriate member of your team, please feel free to contact me at 973-461-5467.

We appreciate having had this opportunity to work with you and sincerely regret that we cannot efficiently service your continuing needs. We wish you all the best.

Sincerely

/s/ Gary Tenkrfian
Gary Tenkrfian
Senior Vice President

105 Eisenhower Parkway • Roseiand. NJ 07068
(973)758-1981 -Fax: (973)758-1958

[Letterhead of Richards, Layton & Finger]

Russell C. Silberglied	March 16, 2007	Direct Dial Number 302-651-7545 Silberglied@rlf.com

VIA E-FILING AND HAND DELIVERY

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street, Suite 11400
Wilmington, DE  19801

Re:           In re Refco Public Commodity Pool, L.P., C.A. No. 2451-VCS

Dear Vice Chancellor Strine:

Pursuant to Chancery Court Rule 161, I am attaching as Exhibit A the report of MAA, LLC, the court-appointed liquidating trustee.

I remain available if Your Honor has any questions about the foregoing.

Respectfully submitted,

Russell C. Silberglied (DE No. 3462)

RCS/lam
Attachment
cc:	Register In Chancery
Mr. James M. Gallagher (w/o attachment)
Timothy Selby, Esq. (w/o attachment)
William Sugden, Esq. (w/o attachment)
Felicia Gerber Perlman, Esq. (w/o attachment)
Stephen Williamson, Esq. (w/o attachment)

EXHIBIT A

Refco Public Commodity Pool LP
Report to Chancery Court Pursuant to Rule 161

MAA, LLC, the court appointed liquidating trustee, by and through its manager, James Gallagher, hereby submits this report pursuant to Chancery Court Rule 161.

Since our last submission to this court we are pleased to report that BISYS, the Fund’s Administrator has agreed, at least for the time being, to remain in place as the Fund Administrator, despite the fact that they are owed a considerable sum for previous services and that we do not have the present funds available to pay them on a current basis.

Obtaining BISYS’s agreement to stay in place is of major benefit to the Fund as BISYS has all of the historical financial, accounting and transaction information for the Fund and serves as the primary conduit for interaction with the Fund unit holders.

We have established a methodology for communicating on a regular basis with the unit holders. BISYS, as part of its services, has a website where the unit holders can log in for information on their account. We are utilizing this website to post information, basically using the website as an electronic bulletin board, to pass on information to the unit holders. We have posted the first notice to Unit Holders notifying them of our appointment and where they could reach us. We have also notified the Unit Holders that, for reasons described below, they will not be receiving their K-l ‘s for the year 2006 at this time.

Refco Public Commodity Pool LP (the “Fund”) is a fund that invested substantially all of its assets in SPhinX Managed Futures Fund, SPC (“SPC”). SPC, a Cayman Islands segregated portfolio company, has been placed into official liquidation in the Cayman Islands. The appointed liquidators of SPC are Messrs. Ken Krys and Christopher Stride of RSM Cayman Islands (the “Liquidators”). The liquidation of SPC is being overseen by the Grand Court of the Cayman Islands.

SPC is one of more than twenty related “SPhinX Funds” that have been placed into liquidation, all of which liquidations are being conducted by the Liquidators. The Liquidators have informed all investors in SPC, including the Fund, that they are unable to respond to audit requests at this time. A copy of this correspondence is attached hereto as Exhibit A. Additionally, the Fund has been informed that the Liquidators are unable to calculate the NAV of the shares of SPC at this time. Because substantially all of the Fund’s assets were invested in SPC, the Fund is unable to respond to requests of investors regarding their K-ls or other material information related to the value of their holdings in the Fund.

Until the Liquidators complete their analysis and are in a position to respond to audit requests and calculate the NAV of the shares of SPC, we are unable to prepare financial statements for the Fund, or issue K-l ‘s to the Fund’s Unit Holders. The Liquidators of SPC have indicated that their review and analysis may not be completed before year-end 2007.

To provide the Court with a full understanding of the communications we have made with the Unit Holders in an effort to keep them informed, we have attached the materials we have posted on the BISYS website as Exhibit B to this report.

We remain available if the Court has any questions about the information contained in this report.

Respectfully submitted,
/s/ James Gallagher
James Gallagher

Exhibit A

RSM Cayman Islands

RSM Cayman Islands
P.O. Box 1370 GT.
Commerce House. 2nd Floor
7 Dr. Roy’s Drive
Grand Cayman. Cayman Islands
T 345.949.7100 F 345.949.7120
rsminfo@candw.ky

February 5, 2007

Dear investor,

Re:     SPhinX Funds (in Official Liquidation) - Requests for Audit confirmations

Dear Sir/Madam

The Joint Official Liquidators (“JOLs”) to the SPhinX Funds are receiving a number of requests from investors and auditors to provide a confirmation of the investor’s position in the SPhinX Funds as at December 31, 2006.

The JOLs have recently received advice from their Cayman counsel that there are a number of issues for which Court direction is required, which will have an impact on the investors’ positions. Due to the high degree of uncertainty related to these issues, the JOLs are unable to provide any assurances as to the investors’ positions and accordingly will not be responding to any audit requests.

If you have any queries please contact Mark McDonald at +1 284 494 6162 or by email: mark.mcdonald@rsmi.com.

Yours sincerely,
/s/ Christopher Stride
Joint Official Liquidator

RSM Cayman Islands is an independent member firm of RSM International, an affiliation of independent accounting and consuming firms,

Exhibit B

REFCO PUBLIC COMMODITY POOL, L.P. (In Liquidation)	James M. Gallagher, Sole Member MAA,LLC, Liquidating Trustee c/o Morris-Anderson & Associates 51 East 42” Street, Suite 700 New York. New York 10017

Telephone: (212) 867-6868
Facsimile: (212) 867-7831
jgallagher@morris-anderson.com

26 February 2007

TO:     Investors in Refco Public Commodity Pool, L.P. (In Liquidation) f/k/a S&P Managed Futures Index Fund, L.P. (the “Fund”)

SUBJECT:     Update

Several matters as to which I would like to update you on.

The Fund will NOT be issuing K-l’s for the year ending 31 December 2006 at this time. We have been informed by the Cayman Islands liquidators of the Sphinx Managed Futures Fund SPC (“SPC”) (the entity in which substantially all of the Fund’s assets were invested) that they will be unable to provide confirmation of the positions of any investors in SPC or respond to any audit requests with respect to the same. A copy of this correspondence received from the SPC liquidators is attached hereto as Exhibit 1.

Without the requested information from the SPC liquidators, we are unable to calculate the Fund’s NAV or to prepare K.-1 ‘s. We do not anticipate receiving the financial information that we need to issue K-l’s until very late in 2007 at the earliest. We are aware of the difficulties that this will cause you in your tax reporting, but under the circumstances, preparation of the K-l ‘s is impossible.

1.	We will continue the current policy of not accepting transfer or redemption requests for the foreseeable future.

2.
While you are welcome to call me at any time, I will be posting information as I receive it as an update to this website. Therefore your best source of information will be to check this website periodically.

We understand that these events are extremely frustrating for you. Rest assured that we will do everything we can to promptly and efficiently move the Fund’s liquidation forward, including issuing K-l’s. However this process may take a considerable period of time. This matter is more complicated than most as we must wait for the SPC liquidation in the Cayman Islands to be resolved before we the Fund’s liquidation can be concluded.

James M. Gallagher
Liquidating Trustee

EXHIBIT 1

RSM Cayman Islands

RSM Cayman Islands
P.O. Box 1370 GT.
Commerce House. 2nd Floor
7 Dr. Roy’s Drive
Grand Cayman, Cayman Islands
T 345.949.7100 F 345.949.7120
rsminloS@candw.ky

February 5, 2007

Dear Investor,

Re: SPhinX Funds (in Official Liquidation) - Requests for Audit confirmations

Dear Sir/Madam

The Joint Official Liquidators (“JOLs”) to the SPhinX Funds are receiving a number of requests from investors and auditors to provide a confirmation of the investor’s position in the SPhinX Funds as at December 31,2006.

The JOLs have recently received advice from their Cayman counsel that there are a number of issues for which Court direction is required, which will have an impact on the investors’ positions. Due to the high degree of uncertainty related to these issues, the JOLs are unable to provide any assurances as to the investors’ positions and accordingly will not be responding to any audit requests.

If you have any queries please contact Mark McDonald at +1 284 494 6162 or by email: mark.mcdonald@rsmi.com.

Yours sincerely,
/s/ Christopher Stride
Joint Official Liquidator

RSM Cayman Islands is an independent member firm of RSM International, an affiliation of independent accounting and consulting firms.

[Letterhead of Richards, Layton, & Finger]

Russell C. Silberglied	Direct Dial Number 302-651-7545 Silberglied@rlf.com

January 17,2007

VIA E-FILING AND HAND DELIVERY

Vice Chancellor Leo E. Strine, Jr.
Court of Chancery
New Castle County Courthouse
500 North King Street, Suite 11400
Wilmington, DE 19801

Re:	In re Refco Public Commodity Pool, L.P., C.A. No. 2451-N

Dear Vice Chancellor Strine:

                 Attached hereto as Exhibit A is a courtesy copy of the Permanent Liquidating Trustee's First Interim Report, as required by Ch. Ct. R. Civ. Proc. 151.

                 As always, I am available if Your Honor has any questions about the foregoing.

Respectfully submitted

/s/ Russell C. Silberglied
Russell C. Silberglied (DE No. 3462)

RCS/dts
Attachment
cc;	Register In Chancery
Andrew Barnett
James M. Gallagher
Timothy Selby, Esq.
William Sugden, Esq.
Felicia Gerber Perlman, Esq.
Stephen Williamson, Esq.

EXHIBIT A

MAA, LLC

First Interim Report of the Proceedings of the Permanent Liquidating Trustee of Refco Public Commodity Pool, L. P. (the “Fund”)

The Permanent Liquidating Trustee, MAA, LLC (the “Trustee”) hereby submits the following First Interim Report as required by Ch.Ct.R.Civ.Proc. 151.

Since its appointment on November 17, 2006, the Trustee has undertaken an extensive review of various documents relating to the status of the Fund, its investments, and its relationships to other entities, including the Fund's former general partner, Refco Fund Holdings, LLC.

As a result of the bankruptcy filing of Refco, Inc. and its affiliates (which did not include a bankruptcy filing of the Fund's former general partner), the appointment of Cayman Islands-based Joint Official Liquidators for SPhinX Managed Futures Index Fund, SPC (the “Sphinx SPC”) (the entity in which substantially all of the Fund's assets were invested), and a freeze of payments to Fund service providers instituted prior to the Trustee's appointment, the Trustee has determined that there is insufficient financial data presently available to it that would allow it to provide the Fund's investors, creditors, and other stakeholders with relevant financial information regarding both the current availability and value of assets in the Fund. For the same reasons, the Trustee cannot, at this time, provide the information required by Ch.Ct.R.Civ.Proc. 151 (1)-(2). The Fund presently has limited liquid assets, less than $4,000. Because of the limited liquidity, the Trustee is not presently able to inform the Fund's limited partners, creditors, and other stakeholders of the Trustee's appointment or other matters related to the liquidation.

In the last several weeks the Trustee has been provided with and has reviewed unaudited draft financial information prepared by service providers to the Fund, most recently for the period ended June 30, 2006, and it believes that once it completes its review and is able to access cash to pay certain service providers for their go-forward assistance, that in a reasonable period of time it will be able to;

1.	Track the changes of and report on the nominal value of the investment in the Fund by the limited partners, including the Fund's net asset value.
2.	Ascertain the status of the amounts due to creditors of the Fund.
3.
Carry-forward the 2005 year-end financial statements, prepared by PriceWaterhouseCoopers, through the interim period ending June 30, 2006 and through December 31, 2006, including the balance sheet and income statement.

4.	Issue a report to the Fund's limited partners, informing them of the financial status of the Fund and their investments in it.

The Order appointing the Trustee explicitly states that at least once during the Fund's liquidation the Trustee will obtain audited financial statements for the Partnership; it is the Trustee's intent to complete a 2006 audit and to have prepared K-1 tax returns, which would be subsequently distributed to the investors once the Trustee secures the aforementioned detailed financial information and frees-up operating cash to engage the appropriate professionals to assist the Trustee in these endeavors. The Trustee has identified and spoken with several professionals who are ready to work with the Trustee and who can be of significant assistance both in communicating information to the investors and in the orderly liquidation of the Fund.

Because of the difficulty the Trustee has had in getting current information regarding the Fund, including the lack of available cash to undertake certain administrative tasks, the Trustee has not been able to place copies of the Order in either The Financial Times or The Wall Street Journal, nor has it been able to send out a letter to the limited partners informing them of the Trustee's appointment. The Trustee intends to communicate with limited partners once it has obtained sufficient information relative to the value of the assets in the Fund and the timing of a distribution of those assets together with sufficient liquidity to communicate with the Fund's limited partners.

The Trustee, in coordination with its legal counsel, continues to monitor the Fund's most significant asset, its holdings in Sphinx SPC. The Trustee is also investigating other assets the Fund has, including claims against parties other than the Sphinx SPC. Upon completion of this investigation, the Trustee will determine whether and how to liquidate any claims the Fund may hold against third parties.

Ch.Ct.R.Civ.Proc. 151 (3) requires a list of stockholders to be filed with the Register in Chancery. Due to the sensitive nature of making such information publicly available, the Trustee will be filing a motion to file the list under seal.

Respectfully submitted,

James M. Gallagher,
MAA, LLC

EXHIBIT B

JOLS’ CURRENT POSITION PAPER

ON THE LIQUIDATION ISSUES AS AT 26 MAY 2010

Expansion o f the Issues in the June 2007 Summons

The JOLs set out their preliminary views on the Issues and observations on the impact of particular issues on the liquidation and the rights of investors. Many of the Issues could have a profound effect on the rights of shareholders or creditors. The Court will need to hear full argument on the Issues so that it can reach binding decisions. The JOLs have considered how that might be achieved cost effectively and expeditiously. They have been persuaded that there will be a substantial saving if they adopt a position on Issues either when they have reached a view which is not seriously challenged on those Issues or, even when they know that their view is debatable, when they are nevertheless best placed to ensure that an argument is fully ventilated before the Court.

In relation to the Ranking Issues in Section B, the largest shareholder, Deutsche Bank, has asked to present the arguments which it claims would result in redemption creditors being treated as shareholders. For the reasons explained in Mr. Krys’ 63rd affidavit sworn on 25 May 2010, the JOLs are prepared to instruct counsel to present the contrary arguments on the Ranking Issues. The JOLs will report their conclusions on Issues 1 to 3 and will then expect to clarify their position on Issues 4 to 10.

This Position Paper should be read in conjunction with the 63rd affidavit of Kenneth Krys sworn on 25 May 2010 and in particular the comments made in the section entitled “Appearances on Issues and Representation.”

Introduction

The JOLs’ identification of Issues and the prioritisation of them are made with a view to promoting the objective of making a distribution to creditors and investors as soon as practically possible.

For ease of reference and understanding the JOLs attach a summary “flow chart” that reflects the order that the Issues are to be dealt with as outlined in this Position Paper.

Section A.                      OWNERSHIP OF ASSETS AND RESPONSIBILITY FOR LIABILITIES

I.
Has there been co-mingling of assets and liabilities (excluding assets and liabilities arising in re1ation to any litigation by the JOLs, the Sphinx Companies or the Trustee of the Sphinx Trust (“Litigation”)?

(i)           Issues

1.
Do any further steps need to be taken by the Joint Official Liquidators (“the JOLs”) to seek to establish ownership of particular assets (including any intra-group assets and claims but excluding assets arising in relation to Litigation),

a.	of each separate company within the SPhinX Group (a “Sphinx Company”); and

b.	of each segregated portfolio of a segregated portfolio company (“SPC”) within the SPhinX Group.

2.
Do any further steps need to be taken by the JOLs to seek to establish responsibility for particular liabilities (including any intra-group liabilities but excluding liabilities arising in relation to Litigation),

a.	of each separate Sphinx Company; and

b.	for which recourse may be had to the assets of each segregated portfolio of an SPC?

3.
Whenever the answer to Questions 1 and 2 is or becomes no, to what extent is it impossible or impracticable to identify which SPhinX Company or individual segregated portfolio within an SPC is the owner of the relevant assets or responsible for the relevant liabilities?

4.
If and to the extent that the answer to Question 3 is that it is impossible or impracticable to identify which SPhinX Company or individual segregated portfolio within an SPC is the owner of particular assets or responsible for particular liabilities, how should such assets and liabilities (“Co-mingled Assets” and “Co-mingled Liabilities”) be attributed or aggregated as between such companies or segregated portfolios?

a.	should the ownership of assets remain as it appeared as at the date of liquidation?

b.	should responsibilities for liabilities remain where they were as at the date of liquidation?

c.	should assets and/or liabilities be pooled?

(ii)           Impact

If the Court finds that it is either impossible or impractical to identify which SPhinX Company or segregate portfolio owns relevant assets or is responsible for relevant liabilities because they have been co-mingled, the Court may be persuaded that equitable principles should determine how the assets should be distributed as between different classes of creditors or investors and/or how liabilities should be allocated.

(iii)           JOLs’ Position

The JOLs are working on a report with a view to assisting the Court to answer Issues 1 to 4. They have not yet reached a conclusion on the answers to Issues 3 and 4. However, they believe it is important to reach a conclusion on Issues 3 and 4 as soon as possible. They point out that the Ranking Issues (in particular Issue 16) cannot be finally answered until it is known what assets belonged to particular SPhinX Companies or segregated portfolios.

It may be that insofar as Issue 4(c) seeks to ascertain whether liabilities are “pooled”, it will have to be resolved at the same time as Issue 5 (which deals with the distribution of a co-mingled fund and therefore also the ranking of differing claims in such an exercise). Issue 4(a) and (b) is otherwise concerned simply with the question of principle: whether the title to the assets of the SPhinX Companies or the segregated portfolios should be treated as having been co-mingled. Logically that has to be determined before the Court can address the principles according to which the co-mingled funds would be distributed.

II.           Treatment of assets and liabilities

(i)           Issues

5.
If the assets and/or liabilities should be pooled, in what manner will they be distributed to shareholders, third party creditors and redemption creditors? What par values would be used? Would the class rights of any group of shareholders or redemption creditors be preserved in any way during such a distribution? Would any class of person be subordinated to other creditors or shareholders?

6.
Can payment of the expenses of the liquidations incurred by the JOLs and the Liquidation Committee (other than in relation to Litigation) be made from (a) segregated portfolio assets of the SPCs in the SPhinX Group (b) the assets of different Sphinx Companies and (c) Co-mingled Assets, and, if so, in what proportions and subject to what maximum liability as between them?

(ii)           Impact

If the assets and/or liabilities of the SPhinX Companies are co-mingled then a distribution may not follow the statutory priorities for a liquidation and the assets and/or liabilities may have to be administered differently. It is not possible to assess the impact on creditors or shareholders of Issues 5 and 6 until the issues in Section B have been answered. It would be possible to answer Issue 6 before the Ranking Issues in Section B are resolved.

(iii)           JOLs’ Position

The JOLs are of the view that Issue 6 needs to be addressed as soon as possible after Issues 4(a) and (b) have been answered and before Issues 5, 7, 8, 9 and 10.

Issue 5 cannot be addressed before the Ranking Issues are resolved because the Court may wish to know the status of creditors and investors before deciding on a particular form of distribution. The JOLs believe that, whatever the form of distribution amongst creditors and investors, the Court will treat external creditors such as the Indemnity Claimants as retaining the same priority that they would have had in a liquidation.

Issue 6 needs to be resolved as a matter of urgency to eliminate uncertainty. The JOLs believe that even in the context of an equitable distribution the expenses of the JOLs and of the LC would fall to be paid pursuant to the implied right of indemnification that the JOLs or the SPhinX Companies as a group would have as trustees of the mixed fund.

III.           Litigation costs, expenses and liabilities

(i)           Issues

7.
Can payment of the expenses of the liquidations incurred by the JOLs and the Liquidation Committee in relation to Litigation (other than the Indemnity Claims referred to in Issue 8) be made from (a) segregated portfolio assets of those SPhinX Companies that are SPCs (b) the assets of other SPhinX Companies and (c) Co-mingled Assets, and, if so:

a.	in what proportions and subject to what maximum liability as between the different SPhinX Companies?

b.	in relation to any single SPhinX company does payment have to be made from any particular assets referenced to any particular class of shareholders or creditors?

c.	how should provision be made in relation to those expenses prior to any distribution of assets if the Litigation has not been concluded?

8.
As between the SPhinX Companies and the segregated portfolios in relation to any provision as may be required by the Court to be established (“Indemnity Reserve”) in relation to alleged contingent liabilities to persons claiming to have the benefit of an indemnity granted by a Sphinx Company (“Indemnity Claims”):

a.
Which of the SPhinX Companies and which of the segregated portfolios is required to contribute to the indemnity reserve to be established in respect of the Indemnity Claims, and in what proportions and subject to what maximum liability?

b.	Within the SPhinX Companies which are required to contribute, does that contribution have to be made from assets referenced to any one class of creditor or class of shareholder?

c.	Does the answer to (a) vary (and if so, how) according to the terms of and parties to such indemnities, and the circumstances which are said to justify the Indemnity Claim?

9.
Which of the SPhinX Companies and which segregated portfolios are entitled to a share of the proceeds of the Litigation, in what proportions as between them and/or subject to what maximum entitlement? In each case, which creditors are entitled to payment from such proceeds and/or which class or classes of shareholders are entitled to distributions from such proceeds?

10.	Does the answer to Issues 7, 8 or 9 differ depending on whether the proceeds are derived from the SMFF Claims or the PlusFunds Claims?

(ii)           Impact

The JOLs incur costs and expenses in relation to the management of the US Litigation and would be likely to incur costs in the future if further litigation were to be commenced in any other jurisdiction for example to advance claims or seek enforcement of judgments. Issues 7 and 8 and 10 seek to determine how these expenses should be allocated.

The SPhinX Companies may have incurred contingent liabilities in respect of the Indemnity Claims. Issue 8 is intended to address the apportionment as between the SPhinX Companies and/or SPCs of any provision that has to be made for Indemnity Claims. The provision required by the Court was substantial and a resolution of Issue 8 is a necessary precursor to any interim distribution.

Issues 9 and 10 seek a determination in relation to the proceeds of litigation. The resolution of Issues 9 and 10 will determine whether and/or to what extent the litigation proceeds when received in any part of the group structure form part of the general assets of the SPhinX Companies or are available only to those who invested in S MFF. The answer may differ according to whether the proceeds result from the S MFF Claims or the PlusFunds Claims.

(iii)           JOLs’ Position

The JOLs believe that Issues 7 to 10 should be determined as a group of Issues because the apportionment of the Litigation costs and expenses under Issues 7 and 8 as between the SPhinX Companies might be linked with the entitlement to the proceeds of Litigation (Issue 9). The JOLs recognise that it is also possible that all those SPhinX Companies, which have individual liability to the Indemnity Claimants under the terms of their indemnities, would have to share the burden of those liabilities between themselves without any, or any commensurate, benefit from the Litigation.

In relation to Issue 8, the JOLs have already sought to establish the amount of provision that was required to be made in respect of Indemnity Claims when the proposal was to distribute surplus funds to scheme administrators in the context of a scheme of arrangement. At the date of this paper the Court has not yet delivered its ruling on the adequacy of the measures that were proposed in relation to certain of the Indemnity Claims. If there is to be no scheme of arrangement then the arrangements may need to be revisited before there can be any other distribution.

The answer to Issues 7 to 10 will be affected by the outcome of Issues 4 and 5 and a number of the Issues in Section B such as the validity of the S Shares. It is therefore not sensible to address Issues 7 to 10 in advance of Issue 3 to 5. These also need to take into account the outcome of the Ranking Issues in Section B because there is a dispute between S Shareholders/Redemption Creditors and Ordinary Shareholders as to which of them bears the burden of the costs and liabilities referred to in Issues 7 and 8.

The JOLs have not yet reached a concluded view on Issues 7 to 10 since Issues 3 to 5 and the Ranking Issues in Section B remain unresolved. It is premature at this stage to state what position the JOLs are likely to take on these Issues. They nevertheless consider that it is important at this stage to devise a timetable which ensures that Issues 5, 7, 8, 9 and 10 are resolved soon after the Issues in Section B.

SECTION B	RANKING OF CLAIMS IN THE LIQUIDATIONS: S SHARES AND REDEMPTIONS (“RANKING ISSUES”)

I.           Status of S Shares

(i)           Issues

11.
In relation to each SPhinX Company that purported to issue S Shares, were such shares issued and, if so, was such issue valid or invalid, and if valid, what were the rights and liabilities attaching to such S Shares? In particular,

a.	Were the terms of the S Shares ascertainable and properly recorded or unclear and not properly recorded?

b.	If valid, was the issue of such S Shares a good discharge for the liabilities of the relevant SPhinX Company to shareholders who had made a valid redemption request?

c.	Did the issue of the S Shares with deferred payment rights constitute “payment” or “full payment” under the articles of the relevant company to which the redemption request had been made?

d.	Were the recipients of the S Shares bound to accept S Shares and, if not, have they lost their right to reject the same?

e.	What power or authority existed for the issue of S Shares (either in discharge of the debts of the issuing company or for the debts of any other company)?

f.
Was the issue of S Shares by SMFF (or any other company) in breach of the Temporary Restraining Order of 16 December 2005 (the “TRO”) or did insolvency of the Companies or the terms of Section 37 of the Companies Law (2005 Revision) operate so as to render the satisfaction of the redemption claims by the issue of S Shares invalid?

12.
If the S Shares were valid, are they a separate class of shares and what rights were attached to them? Are their rights of participation in any payment from the SPhinX Companies restricted to any particular asset or class of assets and what is their par value?

13.
If the S Shares were invalidly issued, what rights do investors have who received S Shares? Are their rights of participation in any payment from the SPhinX Companies restricted to any particular asset or class of assets and what is their par value?

(ii)           Impact

The terms of the S Shares if valid are uncertain but appear to be tied to recovery of the loss of the US$263m from the US$312 million which had been on deposit at RCM, which may then have the result that the S Shareholders are able to have recourse to the proceeds of the US litigation but are not able to have recourse to any other assets.

If the S Shares are invalid then it may be that the S Shareholders would either be treated as creditors in respect of their redemption claims (ranking ahead of shareholders but after, or alongside, third party creditors) or revert back to their original position as shareholders of the Company in which their redemption was made (see below).

Whether the S Shareholders are to be treated as shareholders or redemption creditors, in either case it may be that the assets from which their claims should be paid are restricted to those available to the S MFF companies (see Issues 11 and 12).

(iii)           JOLs’ Position

The JOLs do not consider that the S Shares were valid or that the terms are capable of being ascertained. Subject to the answer to Issues 16, 17 and 18 the JOLs consider that the S Shareholders should be treated as redemption creditors. For the reasons given in the 63rd affidavit of Mr. Krys sworn on 25 May 2010, the JOLs propose to argue that the S Shares were not valid and that their rights as redemption creditors are not confined to any particular class of asset.

II.           Suspension of Redemptions on 14 June 2006

(i)           Issues

14.
In relation to each SPhinX Company was a resolution passed or binding decision otherwise made by the directors suspending or purporting to suspend redemption of shares with a date for redemption on or after on or about 14 June 2006? If such a resolution was passed or decision made, was it ineffective in relation to shareholders who had already served notice of their intention to redeem:

a.
because, contrary to the articles of association, there was no prior consultation with PlusFunds as the Investment Manager of the SPhinX Funds, even though PlusFunds had on 6 March 2006 been placed under the protection of Chapter 11 of the US Bankruptcy Code;

b.	because the resolution was not passed or decision made on any of the grounds specified in the articles of association as the grounds for suspending the redemption of shares;

c.	because of the effect of any resolution for voluntary winding up passed on 30 June 2006 by the relevant SPhinX Company; or

d.	for any other reason?

(ii)           Impact

If redemptions were not suspended then those shareholders who submitted redemption requests to take effect on or before 30 June 2006 may rank as redemption creditors subject to the answers to Issues 16, 17 and 18.

(iii)           JOLs’ Position

The JOLs believe that shareholders of Sphinx Limited are prepared to argue that the suspension of redemptions was valid. There are substantial grounds for maintaining that there was no effective suspension of redemptions for the reasons given in the 63rd affidavit of Mr. Krys sworn on 25 May 2010 and the JOLs propose to argue that the suspension was not valid and that those who sought to redeem on or before 30 June 2006 became redemption creditors.

III.           Redemption Values and NAV Calculations

(i)           Issues

15.
If and to the extent that there are creditors of any of the SPhinX Companies with claims arising out of redemptions, can the NAV calculations on which the Redemption Price was based be re-opened and can the Redemption Price then be recalculated? if so, (i) in the circumstances which have occurred have the grounds for doing so been established (i) were the NAV calculations carried out properly (ii) if not, is it possible now to restate the NAV and how should that calculation be carried out (iv) should redemption claims with exposure to SMFF be valued on a different basis to other redemption claims.

(ii)           Impact

To the extent that any investors have unsatisfied redemption claims, the question is whether the value of their claims can be adjusted downwards because the NAV (on the basis of which the Redemption Price was calculated) did not take account of the loss of monies at RCM. If the value of their claims was adjusted downwards the Redemption Creditors would be placed on a more or less equal footing with equity.

(iii)           JOLs’ Position

The JOLs consider that the calculations of the Redemption Price communicated to Redemption Creditors cannot now be altered or adjusted but accept the contrary view is likely to be argued on behalf of shareholders.

IV.           Validity of Redemption Requests

(i)           Issues

16.
Were shares in respect of which payment of the redemption price was outstanding at the commencement of the winding-up, “shares which were or were liable to be redeemed [which] had not been redeemed by the date of the winding up” within the meaning of Section 37(7)(a) of the Companies Law.

17.
If the answer to 16 is yes, during the period beginning with the date on which it became liable to pay the redemption price and ending with the commencement of its winding up, could the relevant SPhinX Company have at any time lawfully made a distribution equal in value to the price at which the shares were to have been redeemed?

a.	Does the answer differ in the circumstances of any of the SPhinX Companies depending on the date when the outstanding redemption liabilities became due?

b.	Did the imposition of the TRO on 16 December 2005 prevent any of the SPhinX Companies from making lawful distributions to satisfy redemption liabilities?

c.	Would it have been lawful for SPhinX Companies against which redemption requests were made to use assets referable to or derived from investments maintained for different share classes?

d.
Were any of the Companies from which the redemptions were sought to be made insolvent or would any of them have been rendered insolvent by redemptions and, if so, would it have been lawful to have paid any redemption requests?

18.
What order of priority does Section 37(7) impose in respect of redemption creditors, ordinary creditors and non-redeeming investors in any distribution of assets of the relevant SPhinX Company or segregated portfolio?

(ii)           Impact

These Issues concern the status of investors who would subject to the answers to these Issues rank as Redemption Creditors or alongside third party creditors. If they do not rank as Redemption Creditors or alongside third party creditors they will rank alongside equity. There is also a question as to whether their rights are restricted to certain assets. The answers to these Issues will affect S Shareholders, Redemption Creditors and Shareholders.

(iii)           JOLs’ Position

The JOLs consider that third party creditors rank ahead of valid redemption creditors. For the reasons explained in Mr. Krys’ 63rd affidavit they propose to argue that Redemption Creditors rank ahead of non-redeeming investors for the purposes of Section 37. Whether investors who sought to redeem their shares are confined to particular assets is also addressed under Issues 12 and 13. Issue 17 d. needs to be addressed with Issues 4 and 5.

(i)           Issues

19.
Did a redemption request made in relation to the shares of a Sphinx Company which is a Feeder Fund give rise to a redemption request in relation to the Feeder Fund’s shares in the appropriate Master Fund and did a redemption request made in relation to the shares of a Master Fund give rise to a redemption request in respect of the shares of the appropriate SPC?

(ii)           Impact

This Issue will resolve the question whether the SPhinX Companies have creditor claims against each other. This matters because those Sphinx Companies that are master funds and those companies that are SPCs had third party investors (in fact a substantial number) who may rank as creditors in those companies. If the higher tiered SPhinX Company made redemption requests to its subsidiary then it might themselves rank as creditor in the liquidation of that subsidiary with the same priority as any other external investors who had become redemption creditors of the subsidiary in their own right.

(iii)           JOLs’ Position

The JOLs’ are not convinced by the argument that implied redemption requests were made within the group of SPhinX Companies or that adequate entries were made to reflect redemptions. The result would be that the SPhinX Companies that are Feeder Funds merely hold equity in those SPhinX Companies that were Master Funds and the Master Funds also hold only equity in those SPhinX Companies that are SPCs. The JOLs understand that shareholders of Sphinx Limited are prepared to argue the contrary view, namely that there were such implied redemption requests.

V.           Do misrepresentation claims by Investors rank as creditor claims?

(i)           Issues

20.
Do any claims of investors for misrepresentations made in respect of their investment in any of the companies within the SPhinX group in which they now hold shares or have in the past held shares rank as creditors and, if so, do they rank equally with those of any other creditors or are such claims inadmissible in the liquidation by virtue of the principle in Houldsworth v City of Glasgow Bank (1879-80) L.R.5 App. Cas. 317) or otherwise?

(ii)           Impact

It has been suggested that investors have grounds for arguing that they were misled by the overstatement of assets (which failed to take account of the RCM deposit) and by the concealment of the Refco fraud. As a result some placed money with the SPhinX Companies and others retained their investments and did not seek to redeem their positions.

(iii)           JOLs’ Position

The JOLs do not believe that any of the investors would advance such an argument as none have sought to do so to date.

SECTION C	MONIES AVAILABLE FOR INTERIM PAYMENTS OR DISTRIBUTIONS

(i)           Issues

21.
Should the JOLs seek to establish the minimum asset and maximum liability position of (a) the SPhinX Companies and (b) the segregated portfolios of the SPCs with a view to making an interim payment to creditors or an interim distribution to shareholders, even if the true net asset position of such company or segregated portfolio cannot be ascertained?

22.
In relation to each SPhinX Company and each segregated portfolio of an SPC, and having regard to the answers to the questions above, can an (interim) payment be made to creditors and if so, on what basis?

23.
In relation to any SPhinX Company which has a surplus of assets after payment of the creditors of that company or of a segregated portfolio within an SPC, which shareholders of that company are entitled to receive a distribution of such surplus assets and how should their entitlement be determined? Can an interim distribution be made to such persons, and if so, on what basis?

(ii)           Impact

This group of Issues cannot be determined until Issues 4 to 10 have been resolved.

(ii)           JOLs’ Position

Issues 21 to 23 cannot be answered until Issues 4 to 10 have been resolved which themselves may well have to be resolved after the Issues in Section B.

Dated 26 May 2010

JOLs’ Position Paper re Liquidation Issues as at 26 May 2010

Sphinx Group of Companies (In Official Liquidation)
Summary Flowchart of the Liquidation Issues per JOLs’ Position Paper as at 26 May 2010

Notes:

1.	The figures within the brackets relate to the Liquidation Issues identified in the JOLs’ Position Paper as at 26 May 2010.
2.	The above is a simplified flowchart that may not address all possibilities.
3.	To be read only in conjunction with the JOLs’ Position Paper on the Liquidation Issues as at 26 May 2010.